This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
SEC File No. 333-191439

Subject to Completion

Preliminary Prospectus Supplement dated October 7, 2013

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated October 7, 2013)

$80,000,000

Cumulus Media Inc.

Class A Common Stock

We are offering $80,000,000 of our Class A common stock. Our Class A common stock is traded on the NASDAQ Global Select Market under the symbol “CMLS.” On October 4, 2013, the last sale price of our Class A common stock as reported on the NASDAQ Global Select Market was $5.49 per share.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriter a 30-day option to purchase up to an additional $12,000,000 of our Class A common stock.

Investing in our Class  A common stock involves a high degree of risk. See “Risk Factors’’ beginning on page S-13 of this prospectus supplement and on page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of Class A common stock to purchasers on or about October     , 2013.

RBC CAPITAL MARKETS

The date of this prospectus supplement is                     , 2013.

We and the underwriter have not authorized any person to provide you with any information other than the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we provide to you that is required to be filed with the Securities and Exchange Commission, or SEC. We and the underwriter take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give to you. We and the underwriter are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, as well as the information we previously filed with the SEC that is incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than its respective date.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement and the information incorporated by reference herein, which, among other things, describes the specific terms of this offering and adds to and updates the information contained in the accompanying prospectus. The second part is the accompanying prospectus and the information incorporated by reference therein, which, among other things, provides more general information about the Company and its business, some of which may not apply to this offering. If any information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Additional information about us is incorporated in this prospectus supplement by reference to certain of our filings with the SEC. You are urged to read carefully this prospectus supplement and the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus supplement, including the risk factors and other cautionary statements described under the heading “Risk Factors” included elsewhere in this prospectus supplement and in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2012, before deciding whether to invest in our Class A common stock. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement.

References in this prospectus supplement to the terms “we,” “us,” “our,” “Cumulus,” the “Company” or other similar terms mean Cumulus Media Inc., including our consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

We use the term “local marketing agreement,” or LMA, in this prospectus supplement. In a typical LMA, the licensee of a radio station makes available, for a fee and reimbursement of its expenses, airtime on its station to a party which supplies programming to be broadcast during that airtime, and collects revenues from advertising aired during such programming. In addition to entering into LMAs, we from time to time enter into management or consulting agreements that provide us with the ability, as contractually specified, to assist current owners in the management of radio station assets, subject to Federal Communications Commission, or FCC, approval. In such arrangements, we generally receive a contractually specified management fee or consulting fee in exchange for the services provided.

The data included or incorporated by reference into this prospectus regarding markets, ranking and forecasts, including the size of certain markets and our positions, the positions of other market participants and the position of our competitors within these markets, are based on published industry sources and estimates based on our management’s knowledge and experience. Unless otherwise indicated, as disclosed herein:

•	we obtained total radio industry listener and revenue levels from the Radio Advertising Bureau;

•

we derived historical market revenue statistics and market revenue share percentages from data published by Miller Kaplan, Arase & Co., LLP, a public accounting firm that specializes in serving the broadcasting industry and BIA Financial Network, Inc., or BIA, a media and telecommunications advisory services firm; and

•

we derived all audience share data and audience rankings, including ranking by population, except where otherwise stated to the contrary, from surveys of people ages 12 and over, listening Monday through Sunday, 6 a.m. to 12 midnight, and based on the Arbitron Market Report.

While we are not aware of any misstatements regarding any market, industry or similar data presented herein, we have not independently verified any such third-party data, and such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in and incorporated by reference into this prospectus supplement and the accompanying prospectus.

S-ii

This prospectus supplement may include trademarks, service marks or trade names of other companies. Our use or display of other parties’ trademarks, service marks, trade names or products is not intended to, and does not imply a relationship with, or endorsement or sponsorship of us by, the trademark, service mark or trade name owners.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. For purposes of federal and state securities laws, forward-looking statements are all statements other than those of historical fact and are typically identified by the words “believes,” “expects,” “anticipates,” “continues,” “intends,” “likely,” “may,” “plans,” “potential,” “should,” “will,” and similar expressions, whether in the negative or the affirmative. These statements include statements regarding the intent, belief or current expectations of Cumulus and its directors and officers with respect to, among other things, future events, financial results and financial trends expected to impact Cumulus.

Such forward-looking statements are and will be, as the case may be, subject to change and subject to many risks, uncertainties and other factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, expressed or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

•	the possibility that we may be unable to achieve certain expected revenue results, including as a result of unexpected factors or events;

•	our ability to execute our business plan and strategy;

•	our ability to execute and implement our acquisition and divestiture strategies;

•	the possibility that we may be unable to achieve cost-saving or operational synergies in connection with any acquisitions or business improvements, or achieve them within the expected time periods;

•	general economic or business conditions affecting the radio broadcasting industry being less favorable than expected, including the impact of decreased spending by advertisers;

•	our ability to attract, motivate and/or retain key executives and associates;

•	increased competition in the radio broadcasting industry;

•	the impact of current or pending legislation and regulations, antitrust considerations, and pending or future litigation or claims;

•	changes in regulatory or legislative policies or actions or in regulatory bodies;

•	changes in uncertain tax positions and tax rates;

•	changes in the financial markets;

•	changes in capital expenditure requirements;

•	changes in market conditions that could impair our goodwill or intangible assets;

•	changes in interest rates; and

•	other risks and uncertainties.

S-iii

Many of these factors are beyond our control or are difficult to predict, and their ultimate impact could be material. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus supplement in the case of forward-looking statements contained in this prospectus supplement, the date of the prospectus in the case of forward-looking statements contained in the prospectus, or the dates of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus in the case of forward-looking statements made in those incorporated documents. Except as may be required by law, we do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

S-iv

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, but does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, especially the risks of investing in our Class A common stock discussed under “Risk Factors.” See also “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The Company

Our Business

We own and operate commercial radio station clusters throughout the United States, and we believe we are the largest pure-play radio broadcaster in the United States based on number of stations owned and operated. At June 30, 2013, we owned or operated approximately 520 radio stations (including under LMAs for 14 radio stations) in 108 United States media markets. Additionally, we create audio content and partner with third parties to create audio content to support nationwide radio networks serving over 5,500 affiliates. Our combined portfolio of stations reaches over 65 million broadcast listeners weekly through a broad assortment of programming formats including rock, sports, top 40 and country, among others. Furthermore, we distribute our content digitally through radio station websites, mobile applications, or apps, and streaming video.

Operating Overview

We believe that we have created a leading radio broadcasting company with a true national platform and an opportunity to further leverage and expand upon our strengths, market presence and programming. Specifically, we have an extensive radio station portfolio consisting of approximately 520 radio stations, including a presence in eight of the top 10 markets, and broad diversity in format, listener base, geography, advertiser base and revenue stream, all of which are designed to reduce our dependence on any single demographic, region or industry. Our nationwide radio network platform generates premium content that can be distributed through both broadcast and digital mediums. Our scale allows more significant investments in the local digital media marketplace enabling us to leverage our local digital platforms and strategies, including our social commerce initiatives across additional markets. We believe our national platform perspective will allow us to optimize our available advertising inventory while providing holistic and comprehensive solutions for our customers.

Industry Overview

The primary source of revenues for radio stations is the sale of advertising time to local, regional and national spot advertisers, and national network advertisers. National network advertisers place advertisements on a national network show and such advertisements air in each market where the network has an affiliate. Over the past ten years, radio advertising revenue has represented 8% to 10% of the overall United States advertising market, and typically follows macroeconomic growth trends. In 2012, radio advertising revenues reached $16.5 billion.

Generally, radio is considered an efficient, cost-effective means of reaching specifically identified demographic groups. Stations are typically classified by their on-air format, such as country, rock, adult contemporary, oldies and news/talk. A station’s format and style of presentation enables it to target specific segments of listeners sharing certain demographic features. By capturing a specific share of a market’s radio listening audience with particular concentration in a targeted demographic, a station is able to market its broadcasting time to advertisers seeking to reach a specific audience. Advertisers and stations use data published by audience measuring services, such as Arbitron, to estimate how many people within particular geographical markets and demographics listen to specific stations.

The number of advertisements that can be broadcast by a station without jeopardizing listening levels and the resulting ratings is limited in part by the format of a particular station and the local competitive environment. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year.

A station’s local sales staff generates the majority of its local and regional advertising sales through direct solicitations of local advertising agencies and businesses. To generate national advertising sales, a station usually will engage a firm that specializes in soliciting radio-advertising sales on a national level. Stations also may engage directly with an internal national sales team that supports the efforts of third-party representatives. National sales representatives obtain advertising principally from advertising agencies located outside the station’s market and receive commissions based on the revenue from the advertising they obtain.

Our stations compete for advertising revenue with other broadcast radio stations in their particular market as well as with other media, including newspapers, broadcast television, cable television, magazines, direct mail, coupons and outdoor advertising. In addition, the radio broadcasting industry is subject to competition from services that use new media technologies that are being developed or have already been introduced, such as the internet and satellite-based digital radio services. Such services may reach regional and nationwide audiences with multi-channel, multi-format, digital radio services.

We cannot predict how existing, new or any future generated sources of competition will affect our performance and results of operations. The radio broadcasting industry historically has grown over the long term despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes, compact discs, iPods and other similar devices, as well as streaming Internet music providers. We believe population growth and greater availability of radios, particularly car and portable radios, when combined with increased travel and commuting time, have contributed to this growth. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have a material adverse effect on the radio broadcasting industry in general or our stations in particular.

Business Strategies

Our operating strategy is based upon the following principles that we expect will continue to position us for future growth and increase stockholder value:

•	Focus on unique brands.

We view each of our radio stations and network content assets as a unique brand that serves a local and distinct community of listeners. Our business model is designed to offer local businesses access to each of our stations’ communities of listeners through the sale of advertising time. To drive sales growth, we structure and incentivize our sales organization to create demand through increased coverage and access to sophisticated productivity tools, such as our proprietary customer relationship management system, market research and listener databases, as well as continuously updated training and presentation materials and extensive client-focused marketing support. As we grow, organically and through acquisitions, we believe this focused model will be scalable, allowing us to continue to provide a high level of customer service and further expand our advertiser base.

•	Further leverage our operating efficiencies.

We utilize a scalable, enterprise-wide, proprietary management system and technology platform to run our business, which we believe is a competitive advantage. As a result of our experienced management team and the benefits derived from our technology platform, we intend to continue to maximize this structural competitive advantage across our business. As we continue to grow both organically and through acquisitions, we expect process management and operating efficiency to remain at the core of our culture, leading to continued improvement in, among other things, our expense management and our ability to realize meaningful synergies from such growth.

•	Leverage experience in the application of uniform systems and practices.

Our management team has significant experience in acquisition integration, and the consistent application of our proprietary systems in such integration. Our success is partly based on adhering to a set of time-proven fundamentals and processes to run and manage our business, which we have standardized throughout our portfolio of stations. We believe that as we grow, organically and through acquisitions, we will continue to implement our systems and technology platform across our business, and obtain additional benefits from increased purchasing power, scale and supplier relationships. We believe our culture promotes the identification and recognition of best practices in all functional areas, which are then evaluated, tested and, upon acceptance, rolled out across our portfolio of stations.

•	Enhance operating performance across our portfolio of radio stations to drive efficiencies through scale.

Our business is designed to drive local sales growth and reduce costs at each radio station. We believe that in doing so, we are able to provide a higher level of service to the existing customer base at those stations in addition to expanding the advertiser base, which we believe enables us to continue to grow in those markets.

•	Maintain our financial discipline.

We seek to maintain a strong balance sheet and have focused on enhancing our strong free cash flow to de-leverage. In addition, from time to time, we use derivative financial instruments to mitigate fluctuations in interest rates. We also continually seek to identify and implement cost savings at each of our stations and the stations to which we provide services. To that end, we believe our overall size benefits each station with respect to negotiating favorable terms with programming suppliers and other vendors.

•	Pursue opportunistic acquisitions.

We believe the familiarity of our management team with the industry enables us to identify attractive acquisition opportunities. We selectively pursue opportunities where we believe we can enhance value and performance. We view these acquisitions as an important component of our business strategy and intend to selectively pursue future acquisitions on attractive terms that complement our strategy and help us achieve further economies of scale. We believe there are enormous benefits to achieving scale in order to compete in the radio industry, where advertisers have choices and are looking for integrated solutions with ease of execution.

•	Pursue opportunities to expand and diversify our business.

As part of our overall strategy, we selectively evaluate opportunities that have synergies with our core business and add incremental growth opportunities that help to diversify our platform. These opportunities exist in a variety of content verticals both in and out of traditional broadcast radio and are focused on creating a comprehensive experience for our listening audience, as well as offering our advertisers greater flexibility and reach. These growth initiatives may arise out of strategic partnerships, joint ventures or targeted investments, and we believe our scale and management expertise will allow us to intelligently develop and execute on expansion opportunities.

Competitive Strengths

We believe our prior success is, and our future performance will be, directly related to the following combination of strengths that will enable us to implement our strategies:

•	Large pure-play radio broadcasting company in the United States with a broad national reach.

Currently, we offer advertisers access to a broad portfolio of 520 stations, comprised of 72 large market and 448 small and mid-sized market stations in 108 United States media markets. Our stations cover a wide variety of programming formats, geographic regions, audience demographics and advertising clients. We believe this scale and diversity allows us to offer advertisers the ability to customize advertising campaigns on a national, regional and local basis through broadcast, digital and mobile mediums. We believe this capability enables us to compete effectively with other media to reach our broad and diverse listener and customer base.

We also own one of the largest radio networks in the United States. With approximately 5,500 station affiliates and 9,000 program affiliations, this radio network, combined with our radio station platform, reaches approximately 65 million listeners a week, and provides a national platform to more effectively and efficiently compete for advertising dollars. In addition, this national network platform provides access to targeted and more diverse demographics and age groups to better meet our customers’ needs and allow for more focused marketing. Our sales team has the ability to consolidate advertising time across our affiliate network, create an aggregated inventory and divide it into packages focused on specific demographics that can be sold to national advertisers looking to reach specific national or regional audiences across all of the radio network affiliates.

•	Diversified customer base and geographic mix.

We generate substantially all of our revenue from the sale of advertising time to a broad and diverse customer base. We sell our advertising time both nationally and locally through an integrated sales approach that ranges from traditional radio spots to non-traditional sales programs, including on-line couponing and various on-air and internet-related integrated marketing programs.

Our advertising exposure is highly diversified across a broad range of industries, which lessens the impact of the economic conditions applicable to any one specific industry or customer group. Our top industry segments by advertising volume include automotive, restaurants, entertainment, financial, and communications. Due to the localized nature of our business, we have a broad distribution of advertisers across all of our stations. Our geographic reach extends to 108 markets from coast to coast.

•	Industry-leading margins.

We operate as an integrated business and benefit from leveraging costs and relationships across our markets, all of which allow us to generate strong margins. We have developed a proprietary management system and technology platform that creates operating efficiencies through centralized management functions such as strategic planning, finance, corporate development, financial reporting, expense management, information systems and quality control. This management system consists of web-based applications that were designed to create maximum efficiency while increasing our management’s level and span of control.

•	Leveraging network to create content.

We have over 5,500 broadcast affiliates served by our growing nationwide network. We believe there are growth opportunities in news/talk, sports and traffic content offerings with shared risk and revenue relationships. The content we create is distributed domestically to broadcast and digital platforms, with potential for expansion into other mediums such as television and print, as well as internationally.

•	Strong technology platform.

Our recent acquisitions and partnerships strategically complement our core terrestrial radio business to help exploit our best-in-class technology platform and operating systems across a much larger platform. Additionally, our in-house technology solutions help to manage costs across our whole network.

•	Strong and experienced management team.

We have an experienced management team with an average of 27 years of experience in the radio industry. Lew Dickey, our co-founder, Chairman, President and Chief Executive Officer, John Dickey and John Pinch, our co-Chief Operating Officers, Richard Denning, our Senior Vice President, Secretary and General Counsel and J.P. Hannan, our Chief Financial Officer, have been with us for 16, 15, 12, 11 and five years, respectively. Additionally, other members of our senior management team held leadership positions at various media companies, including ABC, Jefferson-Pilot and Clear Channel.

Recent Developments

Pending Acquisition of Dial Global (now known as WestwoodOne)

On August 30, 2013, Cumulus announced that it had entered into an agreement to acquire Dial Global, Inc., now known as WestwoodOne, which we refer to as Dial Global, an independent, full-service radio network company offering news, sports, formats, prep services, talk and music programming, jingles and imaging, and special events, as well as national advertising sales representation, or the Dial Global Acquisition. The Dial Global Acquisition is expected to add sports, news, talk, music and programming services content – enabling Cumulus to provide an even broader array of programming content to approximately 10,000 U.S. radio stations, other media platforms and international platforms. New content to be acquired through the Dial Global Acquisition will include NFL, NCAA, NASCAR, Olympics, AP Radio News, NBC News and other popular programming. For the year ended December 31, 2012, Dial Global reported revenues of $239.0 million and an operating loss of $124.2 million (which operating loss reflected goodwill impairment of $92.2 million, depreciation and amortization of $23.4 million, restructuring and other charges of $13.3 million and non-cash stock compensation expense of $6.6 million).

Pursuant to the Dial Global Acquisition, Dial Global will become a wholly owned subsidiary of the Company and, in connection therewith, all of the issued and outstanding shares of capital stock of Dial

Global will be automatically cancelled and converted into the right to receive an aggregate of approximately $45 million in cash, and Dial Global will repay all of its outstanding indebtedness, including approximately $215 million with cash from Cumulus. Cumulus expects to fund the purchase price to complete the Dial Global Acquisition with proceeds from its sale of stations in the Townsquare Transaction.

Completion of the Dial Global Acquisition is subject to various customary closing conditions, as well as regulatory approval by the FCC, the absence of a material adverse effect on Dial Global’s business prior to closing, and the completion of the Townsquare Transaction.

Townsquare Transaction

Also on August 30, 2013 Cumulus entered into an agreement with Townsquare Media, LLC, or Townsquare pursuant to which it agreed to sell to Townsquare 53 radio stations in 12 small and mid-sized markets for approximately $238 million in cash, or the Townsquare Transaction, and swap 15 radio stations in two small and mid-sized markets with Townsquare in exchange for five radio stations in Fresno, California. The Company intends to use the net proceeds from the Townsquare Transaction to pay a portion of the purchase price to complete the Dial Global Acquisition. For the six months ended June 30, 2013 and 2012, and the year ended December 31, 2012, the radio stations to be sold to Townsquare in the Townsquare Transaction generated revenues of $29.6 million, $30.0 million and $64.5 million, respectively and total direct operating expenses of $15.6 million, $16.8 million and $32.7 million, respectively.

Completion of the Townsquare Transaction is subject to various customary closing conditions, as well as regulatory approval by the FCC, and the condition that Townsquare obtains financing to complete the Townsquare Transaction.

Issuance and Redemption of Preferred Stock

On August 20, 2013, the Company issued 77,241 shares of a newly created series of its preferred stock, or the Series B Preferred Stock, for gross proceeds of approximately $77.2 million. Proceeds from the issuance of the Series B Preferred Stock were used to redeem all outstanding shares of the Company’s Series A Preferred Stock, plus accrued and unpaid dividends thereon. The Company intends to use approximately $77.6 million of proceeds from this offering to redeem all outstanding shares of the Series B Preferred Stock, plus accrued and unpaid dividends. See “Use of Proceeds.”

Agreement with Rdio

On September 13, 2013, the Company and Pulser Media (the parent company of Rdio and Vdio), or Pulser, entered into a five year strategic promotional partnership and sales arrangement, or the Rdio Agreement.

The Rdio Agreement provides that Cumulus will act as the exclusive promotional agent for Rdio ad products, including display, mobile, in-line audio, synched banners and other digital inventory that may become available from time to time. In exchange for $75 million of promotional commitments over five years, Cumulus will receive 15% of the current fully-diluted equity of Pulser, with the opportunity to earn additional equity in the form of warrants based on the achievement of certain performance milestones over the term of the Rdio Agreement.

Certain Preliminary Financial Information for the Quarter ended September 30, 2013

Cumulus is in the process of finalizing its financial results for the quarter ended September 30, 2013. The Company has prepared, and is presenting, the following range of estimated net revenues set forth below in good faith based upon our internal reporting for the quarter ended September 30, 2013. The estimates represent the most current information available to Cumulus. Such estimates have not been subject to our normal financial closing and financial statement preparation processes. As a result, our actual results could be different and those differences could be material. Investors should exercise caution in relying on the information contained herein and should not draw any inferences from this information regarding financial or operating data that is not discussed herein.

Range of Amounts
(dollars in thousands)
Net revenues	$279,000	$281,000

Net revenues in the quarter ended September 30, 2012 were $275.4 million, which included approximately $5.0 million in political advertising revenue.

In addition, Cumulus expects that its Adjusted EBITDA (as defined below) for the quarter ended September 30, 2013 will be approximately flat as compared to the quarter ended September 30, 2012, excluding the previously disclosed one-time $8.3 million credit from the industry-wide settlement with Broadcast Music Inc., or BMI, that positively impacted Adjusted EBITDA during the quarter ended September 30, 2012.

The preliminary financial information included in this prospectus supplement has been prepared by and, is the responsibility of, Cumulus’ management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial information. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Corporate Information

We are a Delaware corporation, organized in 2002, and successor by merger to an Illinois corporation with the same name that had been organized in 1997. Our principal executive office is located at 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. Our telephone number is (404) 949-0700. Our website address is www.cumulus.com. Information contained in, or accessible through, our website does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Cumulus Media Inc.

Class A Common Stock Offered	shares (or up to shares if the underwriter exercises in full its option to purchase an additional shares).

Class A Common Stock to be Outstanding after the Offering(1)	shares (or up to shares if the underwriter exercises in full its option to purchase an additional shares).

Voting Rights	One vote per share of Class A common stock. We have three classes of common stock outstanding. See “Description of Capital Stock” in the accompanying prospectus.

Use of Proceeds	The net proceeds from this offering are expected to be approximately $ million (or $ million if the underwriter exercises in full its option to purchase additional shares) after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use approximately $77.6 million of the net proceeds from this offering to redeem all outstanding shares of the Series B Preferred Stock, including accrued and unpaid dividends. The remaining net proceeds from this offering, including any net proceeds from the underwriter’s exercise of its option to purchase additional shares, are expected to be placed in our corporate treasury, and used for general corporate purposes. See “Use of Proceeds.”

Risk Factors	Investing in our Class A common stock involves substantial risks. You should carefully consider the risk factors set forth in the section entitled “Risk Factors” and the other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, prior to making an investment decision with respect to our Class A common stock. See “Risk Factors.”

NASDAQ Global Select Market Symbol	CMLS

(1)	Based on 167,300,363 shares outstanding as of October 1, 2013, excluding: (i) 20,481,685 shares of Class A common stock issuable pursuant to the exercise of outstanding stock options; (ii) 15,424,944 shares of Class A common stock issuable upon the conversion of outstanding shares of Class B common stock; (iii) 644,871 shares of Class A common stock issuable upon the conversion of outstanding shares of Class C common stock; (iv) 29,801,369 shares of Class A common stock issuable upon the exercise of outstanding warrants to purchase Class A common stock or Class B common stock (including warrants to purchase 2.4 million shares of common stock reserved for potential future issuance in connection with the settlement of certain remaining allowed, disputed or not reconciled claims relating to the bankruptcy of Citadel Broadcasting Corporation, or Citadel, which we acquired in 2011); and (v) 13,750,850 shares of Class A common stock reserved for future issuance under our equity incentive plans.

Summary Historical Financial Information

Set forth below is our summary historical financial information. The summary historical financial information for the six months ended June 30, 2013 and 2012, and as of June 30, 2013, has been derived from our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus supplement. The summary historical financial information for the years ended December 31, 2012, 2011 and 2010, and as of December 31, 2012 and 2011, has been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus supplement. The summary historical financial information as of June 30, 2012 and December 31, 2010 has been derived from our consolidated financial statements and related notes not included or incorporated by reference in this prospectus supplement. Our results of operations for the six months ended, and our financial condition as of, June 30, 2013 are not necessarily indicative of the results or financial condition that may be expected for the year ending December 31, 2013, or any other future period.

The summary historical consolidated financial information presented below does not contain all of the information you should consider before deciding whether or not to invest in our Class A common stock, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, and notes thereto, each of which is included elsewhere in this prospectus supplement. You should read this summary historical financial information in conjunction with that other information as well as the information under “Risk Factors” and “Capitalization” included elsewhere in this prospectus supplement and the other documents incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011(1)	2010(1)
	(Unaudited)	(Unaudited)
	(Dollars in thousands)
Statement of operations data:
Net revenues	$522,548	$517,036	$1,076,582	$519,963	$236,640
Direct operating expenses (excluding depreciation, amortization and LMA fees)	335,934	322,442	661,511	316,253	143,717
Depreciation and amortization	57,866	71,007	142,143	51,148	8,214
LMA fees	1,728	1,724	3,556	2,525	2,054
Corporate general and administrative expenses (including non-cash stock-based compensation expense)	21,626	33,494	57,438	90,761	18,519
(Gain) loss on exchange of assets or stations	—	—	—	(15,278)	—
Loss on sale of stations	1,400	—	—	—	—
Realized (gain) loss on derivative instrument	(2,844)	753	(12)	3,368	1,957
Impairment of intangible assets and goodwill(2)	—	12,435	127,141	—	671
Operating income	106,838	75,181	84,805	71,186	61,508
Interest expense, net	(88,085)	(100,422)	(198,628)	(86,989)	(30,307)
Loss on early extinguishment of debt	(4,539)	—	(2,432)	(4,366)	—
Terminated transaction (income) expense	—	—	—	—	(7,847)
Other (expense) income, net	(378)	190	(2,474)	39	108
Income tax benefit (expense)	4,276	10,689	26,552	3,313	(1,505)
Gain on equity investment in Cumulus Media Partners, LLC	—	—	—	11,636	—
Income (loss) from continuing operations	18,112	(14,362)	(92,177)	(5,181)	21,957
Income from discontinued operations, net of taxes	—	10,375	59,448	69,041	7,445

Net income (loss)	$18,112	$(3,987)	$(32,729)	$63,860	$29,402

Other data:
Adjusted EBITDA(3)	$172,688	$179,736	$393,737	$123,693	$91,745
Net cash provided by (used in):
Operating activities	$56,774	$55,190	$179,490	$71,751	$42,553
Investing activities	(54,012)	(1,493)	98,143	(2,031,256)	(2,240)
Financing activities	(44,596)	(65,206)	(220,175)	1,977,283	(43,723)
Capital expenditures	(4,830)	(1,919)	(6,607)	(6,690)	(2,475)
Balance sheet data (at period end):
Total assets	$3,690,184	$3,914,456	$3,743,575	$4,040,591	$319,636
Long-term debt (including current portion)	2,663,609	2,795,240	2,701,067	2,850,537	591,008
Total Stockholders’ equity (deficit)	$262,927	$278,507	$246,633	$290,713	$(341,309)

(1)	On August 1, 2011, we completed the acquisition of the 75.0% of the equity interests in Cumulus Media Partners, LLC, or CMP, that we did not then own, which we refer to as the CMP Acquisition. On September 16, 2011, we completed the acquisition of Citadel, which we refer to as the Citadel Merger. Each of CMP’s and Citadel’s operating results have been included in Cumulus’ financial statements since the date of completion of each respective transaction. Revenues of $288.3 million attributable to the acquisitions of CMP and Citadel in 2011 are included in the Company’s accompanying consolidated financial statements for the year ended December 31, 2011. Primarily as a result of the completion of these significant transactions at various dates in 2011, Cumulus believes that its results of operations for the year ended December 31, 2012, and its financial condition at December 31, 2011, will provide only limited comparability to prior periods. Investors are cautioned to not place undue reliance on any such comparisons.

(2)	Impairment charge recorded in connection with our interim and annual impairment testing under Accounting Standards Codification Topic 350. See Note 6, “Intangible Assets and Goodwill,” in the notes to our audited consolidated financial statements included elsewhere in this prospectus supplement.

(3)	Adjusted EBITDA is the financial metric utilized by management to analyze the cash flow generated by our business. This measure isolates the amount of income generated by our radio stations after the incurrence of corporate general and administrative expenses. Management also uses this measure to determine the contribution of our radio station portfolio, including the corporate resources employed to manage the portfolio, to the funding of our other operating expenses and to the funding of debt service and acquisitions. In addition, Adjusted EBITDA is a key metric for purposes of calculating and determining our compliance with certain covenants contained in our First Lien Facility (as defined below under “Risk Factors”).

In deriving this measure, management excludes depreciation, amortization and stock-based compensation expense, as these do not represent cash payments for activities directly related to the operation of the radio stations. In addition, we exclude LMA fees, even though such fees require a cash settlement, because they are excluded from the definition of Adjusted EBITDA contained in our First Lien Facility. Management excludes any gain or loss on the exchange of assets or stations as they do not represent a cash transaction. Management also excludes any realized gain or loss on derivative instruments as they do not represent a cash transaction nor are they associated with radio station operations. Interest expense, net of interest income, discontinued operations, income tax (benefit) expense including franchise taxes, and expenses relating to acquisitions (including any terminated transaction expense) are also excluded from the calculation of Adjusted EBITDA as they are not directly related to the operation of radio stations. Management excludes any impairment of goodwill and intangible assets as they do not require a cash outlay. Management believes that Adjusted EBITDA, although not a measure that is calculated in accordance with principles generally accepted in the United States, or GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that Adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies, and is a key metric for purposes of calculating and determining compliance with certain covenants in our First Lien Facility. Given the relevance to the overall value of the Company, management believes that investors consider the metric to be extremely useful.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. Moreover, because not all companies use identical calculations in determining Adjusted EBITDA, our presentation may not be comparable to similarly titled measures of other companies.

For a quantitative unaudited reconciliation of our net income (loss) to Adjusted EBITDA, see footnote 3 to the table under the heading “Selected Historical Consolidated Financial Information” included elsewhere in this prospectus supplement.

RISK FACTORS

Any investment in our Class A common stock involves a high degree of risk. In addition to the risks described below, you should also carefully read all of the other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference into this prospectus supplement and the accompanying prospectus in evaluating an investment in our Class A common stock. If any of the described risks actually were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that event, the trading price of our Class A common stock could decline, and you may lose all or part of your investment in our Class A common stock.

The risks described below are not the only ones facing the Company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

This prospectus supplement, the accompanying prospectus and documents incorporated by reference herein and therein also contain forward-looking statements that involve risks and uncertainties, some of which are described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described below or incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Forward-Looking Statements.”

Risks Related to Our Business

Our results of operations have been, and could continue to be, adversely affected by the past recession experienced by the U.S. economy and in many of the local economies in which we operate.

Revenue generated by our radio stations depends primarily upon the sale of advertising. Advertising expenditures, which we believe to be largely a discretionary business expense, declined significantly during the 2008 economic recession, and although they have begun to recover, such recovery has remained muted, partially in light of continued economic uncertainty. Furthermore, because a substantial portion of our revenue is derived from local advertisers, our ability to generate advertising revenue in specific markets is directly affected by local or regional economic conditions, many of which have not returned to pre-recessionary levels. Consequently, the continued uncertainty in the general economic environment, including the current government shutdown and potential debt ceiling implications, as well in specific economies of several individual geographic markets in which we own or operate stations, could continue to adversely affect our advertising revenue and, therefore, our results of operations.

In light of the limited and ongoing recovery from the recession, certain individual business sectors that may have historically spent more on advertising than other sectors might be forced to reduce their advertising expenditures or not return them to pre-recessionary levels if that sector fails to recover on pace with the overall economy. If that sector’s spending would otherwise have represented a significant portion of our advertising revenues, any continued reduction in its expenditures may adversely affect our revenue.

We operate in a very competitive business environment and a decrease in our ratings or market share would adversely affect our revenues.

The radio broadcasting industry is very competitive. The success of each of our stations depends largely upon rates it can charge for its advertising which in turn depends on, among other things, the number of local advertising competitors and the overall demand for advertising within individual markets. These conditions are subject to change and highly susceptible to both micro and macroeconomic conditions.

Audience ratings and market shares fluctuate, and any adverse change in a particular market could have a material adverse effect on the revenue of stations located in that market. While we already compete with other stations with comparable programming formats in many of our markets, any one of our stations could suffer a reduction in ratings or revenue and could require increased promotion and other expenses, and, consequently, could reduce operating results, if:

•	another radio station in the market was to convert its programming format to a format similar to our station or launch aggressive promotional campaigns;

•	a new station were to adopt a competitive format;

•	we experience increased competition from non-radio sources;

•	there is a shift in population, demographics, audience tastes or other factors beyond our control;

•	an existing competitor was to strengthen its operations; or

•	any one or all of our stations was unable to maintain or increase advertising revenue or market share for any other reasons.

The Telecommunications Act of 1996, or the Telecom Act, may allow for the further consolidation of ownership of radio broadcasting stations in markets in which we operate or may operate in the future, which could further increase competition in these markets. In addition, some competing owners may be larger and have substantially more financial and other resources than we do, which could provide them with certain advantages in competing against us. As a result of all of the foregoing, there can be no assurance that the competitive environment will not adversely affect us, and that any one or all of our stations will be able to maintain or increase advertising revenue market share.

The loss of affiliation agreements by our radio networks could materially adversely affect our financial condition and results of operations.

Our radio networks have approximately 5,500 station affiliates and 9,000 program affiliations. They receive advertising inventory from their affiliated stations, either in the form of stand-alone advertising time within a specified time period or commercials inserted by our radio networks into their programming. In addition, primarily with respect to satellite radio providers, we receive a fee for providing such programming. The loss of network affiliation agreements by our radio networks could adversely affect our results of operations by reducing the reach of our network programming and, therefore, its attractiveness to advertisers. Renewals of such agreements on less favorable terms may also adversely affect our results of operations through reduction of advertising revenue.

We must respond to the rapid changes in technology, services and standards that characterize our industry in order to remain competitive. Our failure to timely or appropriately respond to any such changes could materially adversely affect our business and results of operations.

The radio broadcasting industry is subject to technological change, evolving industry standards and the emergence of new competing media technologies and services. In some cases, our ability to successfully compete will be dependent on our development and acquisition of new technologies and our provision of new services, and there can be no assurance that we will have the resources to develop or acquire those new technologies or provide those new services; in other cases, the introduction of new technologies and services, including online music and other entertainment services, could increase competition and have a material adverse effect on our revenue. Recent new media technologies and services include the following:

•

audio programming by cable television systems, direct broadcast satellite systems, internet content providers (both landline and wireless), internet-based audio radio services, smart phone and other mobile applications, satellite delivered digital audio radio service and other digital audio broadcast formats; and

•	HD RadioTM digital radio, which could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services.

In the future, there may be additional technologies or services developed that compete with radio broadcasting or for advertising revenue, and that could have a material adverse effect on our revenues and results of operations. We also cannot provide any assurances that we will continue to have the resources to develop or acquire any necessary new technologies or to introduce new services that could compete with any new technologies. We cannot predict the effect, if any, that competition arising from new technologies may have on the radio broadcasting industry or on our business.

We have written off, and could in the future be required to write off, a significant portion of the fair market value of our FCC broadcast licenses and goodwill, which may adversely affect our financial condition and results of operations.

As of December 31, 2012 and June 30, 2013, our FCC licenses and goodwill comprised 74.7% and 76.6%, respectively, of our assets. Each year, and more frequently on an interim basis if appropriate, we are required by Accounting Standards Codification Topic 350, Intangibles — Goodwill and Other, or ASC 350, to assess the fair market value of our FCC broadcast licenses and goodwill to determine whether the carrying value of those assets is impaired. For the year ended December 31, 2012, we recorded impairment charges of $104.0 million and $14.7 million related to goodwill and FCC broadcast licenses, respectively, and a definite-lived intangible asset impairment of $12.4 million related to the cancellation of a contract. Although there were no similar impairments in 2011, during the year ended December 31, 2010 we recorded an impairment charge of approximately $0.7 million in order to reduce the carrying value of certain broadcast licenses and goodwill to their respective fair market values. Future impairment reviews could result in additional impairment charges. Any such impairment charges would reduce our reported earnings for the periods in which they are recorded, which could materially reduce the value of our Company.

There are risks associated with our acquisition strategy, and our failure to execute on this strategy could materially adversely affect our financial condition and results of operations.

We intend to continue to grow by selectively acquiring radio stations in larger markets and geographically strategic regional clusters in the future, as well as complimentary platforms. We cannot predict whether we will be successful in pursuing or completing any acquisitions, including the pending Dial Global Acquisition, or what the consequences of not completing any acquisitions would be. In addition, there can be no assurances that we will be able to continue to identify suitable acquisition candidates.

Consummation of any proposed acquisitions would likely be, and each of the pending Dial Global Acquisition and Townsquare Transaction are, subject to various conditions such as compliance with FCC rules and policies. Consummation of acquisitions may also be subject to antitrust regulatory requirements. These FCC rules and policies include provisions which:

•	require prior FCC approval of license assignments and transfers;

•	limit the number of stations a broadcaster may own in a given local market; and

•	include ownership “attribution” rules that could limit our ability to acquire stations in certain markets where one or more of our stockholders, officers or directors has other media interests.

Antitrust regulatory requirements include:

•	filings with the Department of Justice, or the DOJ, and the Federal Trade Commission, or the FTC, under the Hart-Scott-Rodino Act, or the HSR Act, where applicable;

•	expiration or termination of any applicable waiting period under the HSR Act; and

•	possible review by the DOJ or the FTC of antitrust issues under the HSR Act or otherwise.

The Communications Act of 1934, as amended, or the Communications Act, and FCC rules allow members of the public and other interested parties to file petitions seeking to deny, or other objections to the FCC with respect to, the grant of any transfer or assignment application. The FCC could rely on those objections or its own initiative to deny a transfer or assignment application or to require changes in the transaction, including the divestiture of radio stations and other assets that we already own or propose to acquire, as a condition to having the application granted. The FCC could also change its existing rules and policies to reduce the number of stations that we would be permitted to acquire in some markets. We cannot be certain that any of these conditions would be satisfied in connection with any pending or future proposed acquisition, the timing thereof or the potential impact that any such conditions may have on us, which may include one or more requirements that we divest stations or assets in order to complete any proposed acquisition. In addition, the FCC has in the past asserted the authority to review levels of local radio market concentration as part of its acquisition approval process, even where proposed assignments would comply with the numerical limits on local radio station ownership in the FCC’s rules and the Communications Act, and the assertion of this authority may materially adversely affect our ability to complete, or obtain the expected benefits from, any proposed acquisition. Any actions by the FCC or DOJ that have the effect of denying, delaying or affecting the terms of any potential acquisitions could have a material adverse effect on our financial condition or results of operations.

Our acquisition strategy, involves numerous other risks, which may include risks associated with:

•	identifying suitable acquisition candidates and negotiating definitive purchase agreements on satisfactory terms;

•	integrating operations and systems and managing a large and geographically diverse group of stations;

•

obtaining financing to complete acquisitions, which financing may not be available to us at times, in amounts, or at rates acceptable to us, if at all, and potentially the related risks associated with increased debt;

•	diverting our management’s attention from other business concerns;

•	potentially losing key employees at acquired stations; and

•	potential changes in the regulatory approval process that may make it materially more expensive, or materially delay our ability, to consummate any proposed acquisitions.

We cannot be certain that we will be able to successfully integrate any acquired stations or businesses, including the pending Dial Global Acquisition, or manage the resulting business effectively, or that any acquisition will achieve the benefits that we anticipate. In addition, we are not certain that we will be able to acquire properties at valuations as favorable as those of previous acquisitions. Depending upon the nature, size and timing of potential future acquisitions, we may be required to obtain additional financing in order to consummate any acquisitions. We cannot assure you that our debt agreements, as may be in place at any time, will permit us to consummate an acquisition or access the necessary additional financing because of certain covenant restrictions or that additional financing will be available to us or, if available, that financing would be on terms acceptable to our management.

Our failure to identify, complete or integrate any acquired business, or to obtain the expected benefits therefrom, could materially adversely affect our strategy, and our financial condition and results of operations.

We may fail to realize any benefits and incur unanticipated losses related to any acquisition.

The success of our future strategic acquisitions, including the pending Dial Global Acquisition, will depend, in part, on our ability to successfully combine the acquired business and assets with our business and our ability to successfully manage the assets so acquired. It is possible that the integration process could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers and employees or to achieve the anticipated benefits of the acquisition. Successful integration may also be hampered by any differences between the operations and corporate culture of the two organizations. Additionally, general market and economic conditions may inhibit our successful integration of any business, including Dial Global. If we experience difficulties with the integration process, the anticipated benefits of the acquisition may not be realized fully, or at all, or may take longer to realize than expected. Finally, any cost savings that are realized may be offset by losses in revenues from the acquired business, any assets or operations disposed of in connection therewith or otherwise, or charges to earnings in connection with such acquisitions. For example, Dial Global has experienced significant financial difficulties in recent periods due to its leverage and cash flows. If we do not realize the synergies we expect from the pending Dial Global Acquisition, then such acquisition could be dilutive to our earnings.

We may not be able to complete any of our recently announced transactions, including for reasons outside of our control.

We have recently announced our entry into a number of definitive transaction agreements in furtherance of our strategy, including agreements governing the Dial Global Acquisition and the Townsquare Transaction. Notwithstanding the entry into definitive agreements to complete these transactions, they are subject to the satisfaction of a number of conditions to closing, including the satisfaction of various regulatory conditions described above. In addition, the Townsquare Transaction is subject to the condition that Townsquare obtain financing to complete the Townsquare Transaction, the satisfaction of which condition is outside of our control. Further, the Dial Global Acquisition is conditioned on the completion of the Townsquare Transaction, and, as a result, if we do not complete the Townsquare Transaction (including for reasons outside of our control), we will not be able to complete the Dial Global Acquisition.

The failure to complete these transactions could have a material adverse effect on our business and the price of our Class A common stock.

This prospectus supplement contains only limited financial information on which to evaluate the Dial Global Acquisition and the Townsquare Transaction.

As described above, each of the Dial Global Acquisition and the Townsquare Transaction are subject to a number of conditions to completion. As a result, this prospectus supplement contains and incorporates by reference only limited financial information on which to evaluate certain pending transactions, including the Dial Global Acquisition and the Townsquare Transaction, and our business after such transactions. The prospectus supplement may not contain all of the financial and other information about Dial Global and the assets that we intend to acquire, or the stations we intend to sell in the Townsquare Transaction, that you may consider important, including information related to the content that we will acquire, the impact of the acquisition on our business in the future and, ultimately, an investment in our Class A common stock.

Disruptions in the capital and credit markets could restrict our ability to access further financing.

We may rely in significant part on the capital and credit markets to meet our financial commitments and short-term liquidity needs if internal funds from operations are not sufficient for these purposes in the future. Disruptions in the capital and credit markets, such as have been experienced over the past several years, could adversely affect our ability to draw on our credit facilities or access capital. Access to funds under credit facilities is dependent on the ability of our lenders to meet their funding commitments. Those lenders may not be able or willing to meet their funding commitments if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from their borrowers within a short period of time. Disruptions in the capital and credit markets have also resulted in increased costs associated with bank credit facilities. Continued disruptions could increase our interest expense and adversely affect our results of operations.

Longer term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions, could adversely affect our access to financing. Any such disruption could increase our costs, require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding could be arranged. Such measures could include seeking higher cost financings, deferring capital expenditures and reducing or eliminating future uses of cash, any of which could materially adversely affect our business and results of operations.

We are exposed to credit risk on our accounts receivable. This risk is heightened during periods of worsened economic conditions.

Our outstanding trade receivables are not covered by collateral or credit insurance. While we have procedures to monitor and limit exposure to credit risk on our receivables, which risk is heightened during periods of worsened economic conditions, there can be no assurance that such procedures will effectively limit our credit risk and enable us to avoid losses, which could have a material adverse effect on our financial condition and operating results.

Counterparties to derivative transactions we enter into may not be able to perform their obligations under such transactions.

Although we evaluate the credit quality of potential counterparties to derivative transactions and only enter into agreements from time to time with those deemed to have minimal credit risk at the time the agreements are executed, there can be no assurances that such counterparties will be able to perform their obligations under the relevant agreements. If our counterparties fail to perform their obligations, we may not be able to receive the expected benefits from such derivative transactions, which could adversely affect our financial condition and results of operations.

We are dependent on key personnel.

Our business is managed by a small number of key management and operating personnel, and our loss of one or more of these individuals could have a material adverse effect on our business. We believe that our future success will depend in large part on our ability to attract and retain highly skilled and qualified personnel and to expand, train and manage our employee base. Although we have entered into employment agreements with some of our key management personnel that include provisions restricting their ability to compete with us under specified circumstances, we cannot assure you that all of those restrictions would be enforced if challenged in court.

We also enter into agreements with several on-air personalities with large loyal audiences in their individual markets to protect our interests in those relationships that we believe to be valuable. The loss of one or more of these personalities could result in losses of audience share in that particular market which, in turn, could adversely affect revenues in that particular market.

The broadcasting industry is subject to extensive and changing federal regulation.

The radio broadcasting industry is subject to extensive regulation by the FCC under the Communications Act. We are required to obtain licenses from the FCC to operate our stations. Licenses are normally granted for a term of eight years and are renewable. Although the vast majority of FCC radio station licenses are routinely renewed, we cannot assure you that the FCC will grant our existing or future renewal applications or that the renewals will not include conditions out of the ordinary course of our operations. The non-renewal, or renewal with conditions, of one or more of our licenses could have a material adverse effect on us.

We must also comply with the extensive FCC regulations and policies in the ownership and operation of our radio stations. FCC regulations limit the number of radio stations that a licensee can own in a market, which could restrict our ability to acquire radio stations that could be material to our overall financial performance or our financial performance in a particular market.

The FCC also requires radio stations to comply with certain technical requirements to limit interference between two or more radio stations. Despite those limitations, a dispute could arise whether another station is improperly interfering with the operation of one of our stations or another radio licensee could complain to the FCC that one our stations is improperly interfering with that licensee’s station. There can be no assurance as to how the FCC might resolve that dispute. These FCC regulations and others may change over time, and we cannot assure you that those changes would not have a material adverse effect on us.

The FCC has been vigorous in its enforcement of its indecency rules against the broadcast industry, a violation of which could have a material adverse effect on our business.

FCC regulations prohibit the broadcast of “obscene” material at any time, and “indecent” material between the hours of 6:00 a.m. and 10:00 p.m. The FCC regulatory oversight is augmented by statutory authority for the FCC to impose substantial penalties (up to $325,000 for each violation). The FCC also has the statutory authority to revoke a station license or to shorten or condition the renewal of a station license in the event that the station broadcasts indecent or obscene material. In June 2012, the United States Supreme Court issued a decision which held that the FCC had failed to give broadcasters adequate notice of a change in FCC policy in 2004 that exposed a station owner to penalties because of broadcasts which included fleeting expletives or momentary nudity (in a television broadcast). In April 2013, the FCC invited comment on the Supreme Court’s decision and what, if any, changes are required in its policies and how it should handle the volume of indecency complaints that are still pending at the FCC. This matter remains pending at the FCC and, it is therefore impossible to predict what, if any, impact the Supreme Court’s decision will have on any complaints that have been or may be filed against our stations. Whatever the impact, we may in the future become subject to new FCC inquiries or proceedings related to our stations’ broadcast of allegedly indecent or obscene material. To the extent that such an inquiry or proceeding results in the imposition of fines, a settlement with the FCC, revocation of any of our station licenses or denials of license renewal applications, our results of operation and business could be materially adversely affected.

Proposed legislation requires radio broadcasters to pay royalties to record labels and recording artists.

We currently pay royalties to song composers and publishers through BMI, the American Society of Composers, Authors and Publishers and SESAC, Inc. but not to record labels or recording artists for exhibition or use of over the air broadcasts of music. Congress has been considering legislation which would change the copyright fees and the procedures by which the fees are determined. The legislation has been the subject of considerable debate and activity by the broadcast industry and other parties affected by the legislation. It cannot be predicted whether any proposed legislation will become law or what impact it would have on our results from operations, cash flows or financial position.

We are a holding company with no material independent assets or operations and we depend on our subsidiaries for cash.

We are a holding company with no material independent assets or operations, other than our investments in our subsidiaries. Because we are a holding company, we are dependent upon the payment of dividends, distributions, loans or advances to us by our subsidiaries to fund our obligations. These payments could be or become subject to restrictions on dividends or other payment restrictions under applicable laws in the jurisdictions in which our subsidiaries operate. Payments by our subsidiaries are also contingent upon the subsidiaries’ earnings. If we are unable to obtain sufficient funds from our subsidiaries to fund our obligations, our financial condition and ability to meet our obligations may be adversely affected.

Risks Related to Our Indebtedness

The level of our outstanding debt may make it more difficult to comply with the covenants in our debt instruments, including the financial covenants in our First Lien Facility, which could cause a default or an event of default under such debt instruments and could result in the loss of our sources of liquidity, acceleration of our indebtedness and, in some instances, the foreclosure on some or all of our assets, any of which could have a material adverse effect on our financial condition and results of operations.

The instruments governing our outstanding indebtedness contain restrictive covenants. In addition, our First Lien Credit Agreement, dated as of September 16, 2011, among the Company, Cumulus Holdings, as Borrower, certain lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, or JPMorgan, UBS, Macquarie, Royal Bank of Canada and ING Capital LLC, as Co-Syndication Agents, and U.S. Bank National Association and Fifth Third Bank, as Co-Documentation Agents, as amended and restated, the First Lien Facility, requires us to comply with a financial covenant if any amounts are outstanding under the revolving credit facility, or the Revolving Credit Facility, or any letters of credit are outstanding that have not been collateralized by cash. As of June 30, 2013, we had no amounts outstanding under the Revolving Credit Facility, and, as result, were not subject to the financial covenant. Our ability to comply with the covenants in (i) the indenture governing our 7.75% Senior Notes due 2019, or the Indenture, (ii) the First Lien Facility and (iii) our Second Lien Credit Agreement dated as of September 16, 2011, among the Company, Cumulus Holdings, as Borrower, certain lenders, JPMorgan, as Administrative Agent, and UBS, Macquarie, Royal Bank of Canada and ING Capital LLC, as Co-Syndication Agents, which we refer to as the Second Lien Facility and which, together with the First Lien Facility, we refer to as the 2011 Credit Facilities, will depend upon our future performance and various other factors, such as business, competitive, technological, legislative and regulatory factors, some of which are beyond our control. We may not be able to maintain compliance with all of our covenants in the future. In that event, we would need to seek an amendment or waiver to the applicable agreement, or a refinancing of such obligations. There can be no assurance that we would be able obtain any amendment or waiver of any such facilities or the costs associated therewith, and, if so, it is likely that such relief would only last for a specified period, potentially necessitating additional amendments, waivers or refinancings in the future.

In the event that we do not maintain compliance with the covenants under the 2011 Credit Facilities, lenders could declare an event of default, subject to applicable notice and cure provisions, which would likely result in a material adverse impact on our financial position. Upon the occurrence of an event of default, the lenders could elect to declare all amounts outstanding under the 2011 Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit. In addition, lenders under any of our indebtedness to which a cross-default or cross-acceleration provision applies may then be entitled to take certain similar actions. In the event any of our lenders or note holders accelerate the required repayment of our borrowings, we may not have sufficient assets to repay such indebtedness.

The lenders under the 2011 Credit Facilities have taken security interests in substantially all of our consolidated assets, and we have pledged the stock of certain of our subsidiaries to secure the debt under the

2011 Credit Facilities. If the lenders accelerate the required repayment of borrowings, we may be forced to liquidate certain assets to repay all or part of such borrowings, and we cannot assure you that sufficient assets will remain after we have paid all of the borrowings under such 2011 Credit Facilities. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness and we could be forced into bankruptcy or liquidation. Our ability to liquidate assets could also be affected by the regulatory restrictions associated with radio stations, including FCC licensing, which may make the market for these assets less liquid and increase the chances that these assets would be liquidated at a significant loss. Any requirement for us to liquidate assets would likely have a material adverse effect on our business.

We require substantial cash flows to service our debt and other obligations. Our inability to generate sufficient cash flows could have a material adverse effect on our business.

In order to service our significant indebtedness, we require, and will continue to require, significant cash flows. Our revenue is subject to such factors as shifts in population, station listenership, demographics, or audience tastes, and fluctuations in preferred advertising media. Our ability to generate sufficient cash flow to make required principal and interest payments on, or refinance, our debt obligations depends on our financial condition and operating performance, which are subject to prevailing micro-economic and macro-economic and competitive conditions, some of which are beyond our control. We may be unable to maintain or derive a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to seek to dispose of material assets or operations, seek additional debt or equity capital or seek to restructure or refinance our indebtedness. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. Our inability to generate sufficient cash from operations to service our debt and other obligations would lead to a material adverse effect on our business.

Despite our current level of indebtedness, we may still be able to incur additional debt. This could further exacerbate the risks to our financial condition described above.

We may be able to incur additional indebtedness in the future. Although the Indenture and the 2011 Credit Facilities contain, and credit facilities we enter into in the future may contain, restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and any additional indebtedness incurred in compliance with these restrictions could be material. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under the First Lien Facility and the Second Lien Facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. As a result, a significant increase in interest rates could have a material adverse effect on our financial condition.

The terms of the Indenture and the 2011 Credit Facilities restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The Indenture and the 2011 Credit Facilities contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests, including restrictions on our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem capital stock;

•	prepay, redeem or repurchase certain debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	alter the businesses we conduct;

•	enter into agreements restricting our restricted subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

In addition, as described above, the restrictive covenants in the 2011 Credit Facilities require us to maintain compliance with specified financial ratios and satisfy other financial condition tests.

As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may adversely affect our ability to operate our current and planned business, or make certain changes in our business and to respond to changing circumstances, any of which could have a material adverse effect on our financial condition or results of operations.

Risks Related to Our Class A Common Stock and this Offering

The public market for our Class A Common Stock may be volatile.

We cannot assure you that the market price of our Class A common stock will not decline and the market price could be subject to wide fluctuations in response to such factors as:

•	conditions and trends in the radio broadcasting industry;

•	actual or anticipated variations in our operating results, including audience share ratings and financial results;

•	changes in financial estimates by securities analysts;

•	technological innovations;

•	competitive developments;

•	adoption of new accounting standards affecting companies in general or affecting companies in the radio broadcasting industry in particular; and

•	general market conditions and other factors.

Further, the stock markets, and in particular the NASDAQ Global Select Market, the market on which our Class A common stock is listed, from time to time have experienced extreme price and volume fluctuations that were not necessarily related or proportionate to the operating performance of the affected companies. In addition, general economic, political and market conditions such as recessions, interest rate movements or international currency fluctuations, may adversely affect the market price of our Class A common stock.

Certain stockholders or groups of stockholders have, and will continue to have, the right to appoint members to our board of directors and, consequently, the ability to exert significant influence over us.

As of October 1, 2013, and after giving effect to the exercise of all of their respective options exercisable within 60 days of that date, Lewis W. Dickey, Jr., our Chairman, President, Chief Executive Officer and a director, his brother, John W. Dickey, our Executive Vice President, and their father, Lewis W. Dickey, Sr., together with members of their family, collectively referred to as the Dickeys, collectively beneficially owned shares representing approximately 17.1% of the outstanding voting power of our common stock.

Also as of October 1, 2013, Crestview Radio Investors, LLC, referred to, with its affiliates, as Crestview, was our largest shareholder and, according to a Schedule 13D/A filed on December 14, 2012, beneficially owned shares representing approximately 39.4% of the outstanding voting power of our common stock.

In addition, in connection with the financing transactions undertaken in connection with the completion of the Citadel Merger, on September 16, 2011, the Company entered into a stockholders’ agreement, which we refer to as the Stockholders Agreement, with BA Capital Company, L.P. and Banc of America Capital Investors SBIC, L.P., together referred to as the BofA Stockholders, Blackstone, the Dickeys, Crestview, Macquarie and UBS. Under the Stockholders Agreement, the size of the our board was increased to seven members, and the two vacancies on our board created thereby were filled by individuals designated by Crestview. In accordance with the Stockholders Agreement, Crestview maintains the right to designate two individuals for nomination to our board, and each of the Dickeys, the BofA Stockholders and Blackstone maintains the right to designate one individual for nomination to our board. The Stockholders Agreement provides that the other two positions on our board will be filled by directors who meet applicable independence criteria. The Stockholders Agreement also provides that, for so long as Crestview is our largest stockholder, it will have the right to have one of its designees, who shall meet the definition of an independent director and who is elected to our board, and is selected by it, appointed as the “lead director” of our board. Further, the parties to the Stockholders Agreement (other than the Company) have agreed to support such directors (or others as may be designated by the relevant stockholders) as nominees to be presented to our stockholders for approval at subsequent stockholder meetings for the term set out in the Stockholders Agreement. Each stockholder party’s respective director nomination rights will generally survive for so long as it continues to own a specified percentage of our stock, subject to certain exceptions.

As a result of these significant stockholdings, and their right to designate members of our board, these stockholders are expected to be able to continue to exert significant influence over our policies and management, potentially in a manner which may not be in our best interests or the best interests of the other shareholders.

The trading volume of our Class A common stock has been low, and the sale of a substantial number of shares in the public market could depress the price of our Class A common stock.

Our Class A common stock is listed on the NASDAQ Global Select Market, but has had a low average daily trading volume relative to many other stocks. Thinly traded stocks can have more price volatility than stocks trading in an active public market, which can lead to significant price swings even when a relatively small number of shares are being traded, and can limit an investor’s ability to quickly sell blocks of stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Class A common stock.

Except as described under the heading “Underwriting” of this prospectus supplement, we are not restricted from issuing additional Class A common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A common stock. The issuance of any additional shares of Class A common stock or preferred stock or securities convertible into, exchangeable for or that represent the right to receive Class A common stock or the conversion or exercise of such securities could be substantially dilutive to holders of our Class A common stock. Holders of our shares of Class A common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series of our equity securities. Moreover, certain holders of shares of our common stock or securities convertible into, or exercisable for, shares of our common stock, have rights, subject to certain conditions, to require us to file registration statements covering the such securities, or to include these securities in registration statements that we may file for ourselves or other stockholders. We cannot predict or estimate the amount, timing or nature of any such requests from holders of registration rights or when any sales by such stockholders may occur.

The market price of our Class A common stock could decline as a result of this offering as well as sales of shares of our Class A common stock made after this offering by us or stockholders with registration rights, or the perception that such sales could occur. Because our decision to issue securities in any future offering, or decisions by holders of registration rights to sell shares in any future offerings, will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings. Thus, our stockholders bear the risk of future offerings reducing the market price of our Class A common stock and/or diluting their stock holdings in us. In addition, after giving effect to the issuance of Class A common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds, the issuance of such shares in this offering will have a dilutive effect on our expected earnings per share.

We do not plan to pay cash dividends on our Class A common stock in the foreseeable future. As a result, investors must look solely to stock appreciation for a return on their investment in our Class A common stock.

We do not currently pay, nor do we expect to pay, cash dividends on our Class A common stock in the foreseeable future. We currently intend to retain any future earnings to support our operations and growth. The payment of cash dividends on our Class A common stock in the future will depend on our earnings, financial condition, capital requirements and other factors that our board of directors may deem relevant at the appropriate time. Additionally, our debt agreements restrict the payment of dividends. Accordingly, investors must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our Class A common stock.

Anti-takeover provisions contained in our Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provisions may have the effect of delaying, deferring or discouraging a prospective acquiror from making a tender offer for our shares of Class A common stock or otherwise attempting to obtain control of us. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of Class A common stock, thus depriving stockholders of any advantages which large accumulations of stock might provide.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the General Corporation Law of the State of Delaware. Section 203 prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations unless the business combination was approved in advance by our board of directors, results in the stockholder holding more than 85% of our outstanding common stock or is approved by the holders of at least 66 2/3% of our outstanding common stock not held by the stockholder engaging in the transaction.

Any provision of our Third Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock and could also affect the price that some investors are willing to pay for our Class A common stock.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $             million from this offering (or $             million if the underwriter exercises in full its option to purchase additional shares), after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use approximately $77.6 million of the net proceeds from this offering to redeem all outstanding shares of the Series B Preferred Stock, including accrued and unpaid dividends. The remaining net proceeds from this offering, including any net proceeds from the underwriter’s exercise of its option to purchase additional shares, are expected to be placed in our corporate treasury for general corporate purposes, and may be used from time to time for, among other things, repayment of debt, capital expenditures, the financing of possible business expansions and acquisitions, increasing our working capital and the financing of ongoing operating expenses and overhead.

PRICE RANGE OF COMMON STOCK

Shares of our Class A common stock, par value $0.01 per share, have been listed on the NASDAQ Global Select Market (or its predecessor, the NASDAQ National Market) under the symbol “CMLS” since July 1, 1998. There is no established public trading market for our Class B common stock or our Class C common stock. The following table sets forth, for the calendar quarters indicated, the high and low closing sales prices of the Class A common stock on the NASDAQ Global Select Market, as reported in published financial sources.

2012	High	Low
First Quarter	$3.91	$3.21
Second Quarter	$3.63	$2.75
Third Quarter	$3.11	$2.44
Fourth Quarter	$2.76	$2.16

2013
First Quarter	$3.45	$2.61
Second Quarter	$3.89	$2.90
Third Quarter	$5.59	$3.31
Fourth Quarter (through October 4, 2013)	$5.51	$5.24

As of October 1, 2013, there were approximately 1,144 holders of record of our Class A common stock, 17 holders of record of our Class B common stock and one holder of record of our Class C common stock. The number of holders of our Class A common stock does not include an estimate of the number of beneficial holders whose shares may be held of record by brokerage firms or clearing agencies.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock since our inception and do not currently anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings for use in our business. We are currently subject to restrictions under the terms of the 2011 Credit Facilities that limit the amount of dividends that we may pay on our common stock. For a more detailed discussion of the restrictions in the 2011 Credit Facilities, see Note 7, “Long-Term Debt” to our unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement.

Holders of the Series B Preferred Stock are entitled to receive mandatory and cumulative dividends in an amount per annum equal to the dividend rate (described below) multiplied by the $1,000 liquidation preference per share, calculated on the basis of a 360-day year, from the date of issuance, whether or not declared and whether or not we report net income. Dividends on the Series B Preferred Stock accrue at a rate of 12% per annum until September 30, 2014, thereafter at a rate of 14% per annum until March 31, 2015, and thereafter at a rate of 17% per annum, in each case subject to increase as described below. Dividends are payable in cash, except that, if on any dividend payment date we do not have cash on hand and availability under our financing agreements to pay dividends due in full in cash, we will be required to pay the portion of such dividend that we are unable to pay in cash through the issuance of additional shares of the Series B Preferred Stock. In such event, the applicable dividend rate will increase by 200 basis points until all accrued but unpaid dividends outstanding on the Series B Preferred Stock are paid in cash and all shares of the Series B preferred stock previously issued in lieu of cash dividends are redeemed in full. If we do not redeem all outstanding shares of the Series B Preferred Stock on the maturity date therefor, the applicable dividend rate will increase by 300 basis points until all shares of the Series B Preferred Stock are redeemed. Payments of dividends on the Series B Preferred Stock are in preference and prior to any dividends payable on any class of our common stock and, in the event of any liquidation, dissolution or winding up of the Company, holders of the Series B Preferred Stock are entitled to the liquidation value thereof prior to, and in preference of, payment of any amounts to holders of any class of our common stock.

After payment of dividends to the holders of the Series B Preferred Stock, the holders of our common stock share ratably in any dividends that may be declared by our board of directors. We intend to use a portion of the net proceeds from this offering to redeem all outstanding shares of the Series B Preferred Stock, including accrued and unpaid dividends thereon.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization at June 30, 2013:

•	on a historical basis; and

•

on an as adjusted basis, giving effect to: (i) our issuance, on August 20, 2013, of 77,241 shares of the Series B Preferred Stock, the proceeds from which issuance were used to redeem all outstanding shares of Series A Preferred Stock, including accrued and unpaid dividends; and (ii) the completion of this offering and our application of the estimated net proceeds thereof of approximately $             million, after deducting underwriting discounts and commissions and estimated offering expenses, as described in “Use of Proceeds,” but assuming no exercise of the underwriter’s option to purchase              additional shares of Class A common stock.

Except as described below, adjustments have been made to reflect normal course operations by us or other developments with our business after June 30, 2013. As a result, the as adjusted information provided below is not indicative of our actual cash and cash equivalents position or consolidated capitalization as of any date. The following table is unaudited and should be read together with “Use of Proceeds,” the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results

of Operations”, and our historical consolidated financial statements and the related notes thereto, each of which is included elsewhere in this prospectus supplement.

	At June 30, 2013,
	Actual	As Adjusted
	(In thousands, except for shares)
Cash and cash equivalents	$46,216	$

Long-term debt, including current portion:
7.75% Senior Notes	$610,000		$610,000
2011 Credit Facilities:
First Lien Term Loan	1,287,260		1,287,260
Second Lien Term Loan	785,496		785,496
Revolving Credit Facility	—		—
Total debt	$2,682,756		$2,682,756
Redeemable preferred stock:
Series A cumulative redeemable preferred stock, par value $0.01 per share; stated value of $1,000 per share; 100,000,000 shares authorized; 75,767 shares issued and outstanding	72,871		—
Series B cumulative redeemable preferred stock, par value $0.01 per share; stated value of $1,000 per share; 150,000 shares authorized; no shares issued or outstanding	—		—
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 750,000,000 shares authorized; 186,456,601 shares issued, and 162,326,226 and shares outstanding at June 30, 2013, actual and as adjusted, respectively	1,864
Class B common stock, par value $0.01 per share; 600,000,000 shares authorized; 15,424,944 shares issued and outstanding	154		154
Class C common stock, par value $0.01 per share; 644,871 shares authorized, issued and outstanding	6		6
Treasury stock, at cost, 24,130,375 shares	(250,697)		(250,697)
Additional paid-in capital	1,511,689
Accumulated deficit	(1,000,089)

Total stockholders’ equity	262,927

Total capitalization	$3,018,554	$

(1)	On August 20, 2013, the Company issued 77,241 shares of Series B Preferred Stock for gross proceeds of approximately $77.2 million. Proceeds from the issuance of the Series B Preferred Stock were used to redeem all outstanding shares of the Company’s Series A Preferred Stock, plus accrued and unpaid dividends thereon. The Company intends to use approximately $77.6 million of proceeds from this offering to redeem all outstanding shares of Series B Preferred Stock, plus accrued and unpaid dividends.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Set forth below is selected historical consolidated financial information for Cumulus as of and for the six months ended June 30, 2013 and 2012 and the fiscal years ended December 31, 2012, 2011, 2010, 2009 and 2008 (dollars in thousands, except per share data). The selected historical consolidated financial information as of June 30, 2013 and December 31, 2012 and 2011 and for the six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010 has been derived from our historical consolidated financial statements and related notes included elsewhere in this prospectus supplement. The selected historical consolidated financial information as of June 30, 2012, December 31, 2010, 2009 and 2008, and for the years ended December 31, 2009 and 2008, has been derived from our historical consolidated financial statements and related notes previously filed with the SEC, but not included or incorporated by reference herein.

The selected historical consolidated financial information presented below does not contain all of the information you should consider when evaluating Cumulus, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, and notes thereto, each of which is included elsewhere in this prospectus supplement. Various factors are expected to have an effect on our financial condition and results of operations in the future, including the ongoing integration of acquired businesses. You should also read this selected historical consolidated financial information in conjunction with the information under “Risk Factors” included elsewhere in this prospectus supplement.

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011(1)	2010(1)	2009(1)	2008(1)
	(unaudited)	(unaudited)
	(Dollars in thousands)
Statement of Operations Data:
Net revenues	$522,548	$517,036	$1,076,582	$519,963	$236,640	$230,585	$281,719
Direct operating expenses (excluding depreciation, amortization and LMA fees)	335,934	322,442	661,511	316,253	143,717	149,384	183,999
Depreciation and amortization	57,866	71,007	142,143	51,148	8,214	10,236	11,563
LMA fees	1,728	1,724	3,556	2,525	2,054	2,332	631
Corporate general and administrative expenses (including non-cash stock-based compensation expense)	21,626	33,494	57,438	90,761	18,519	20,699	19,325
Gain on exchange of assets or stations	—	—	—	(15,278)	—	(7,204)	—
Realized (gain) loss on derivative instrument	(2,844)	753	(12)	3,368	1,957	3,640	—
Impairment of intangible assets and goodwill(2)	—	12,435	127,141	—	671	174,950	498,897
Loss on sale of stations	1,400	—	—	—	—	—	—
Other operating expense	—	—	—	—	—	—	2,041

Operating income (loss)	106,838	75,181	84,805	71,186	61,508	(123,452)	(434,737)
Interest expense, net	(88,085)	(100,422)	(198,628)	(86,989)	(30,307)	(33,989)	(47,262)
Loss on early extinguishment of debt	(4,539)	—	(2,432)	(4,366)	—	—	—

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011(1)	2010(1)	2009(1)	2008(1)
	(unaudited)	(unaudited)
	(Dollars in thousands)
Terminated transaction expense (income)	—	—	—	—	(7,847)	—	15,000
Other (expense) income, net	(378)	190	(2,474)	39	108	(136)	(10)
Equity losses in affiliate	—	—	—	—	—	—	(22,252)
Gain on equity investment in Cumulus Media Partners, LLC	—	—	—	11,636	—	—	—

Income (loss) from continuing operations before income taxes	13,836	(25,051)	(118,729)	(8,494)	23,462	(157,577)	(489,261)
Income tax (expense) benefit	4,276	10,689	26,552	3,313	(1,505)	3,259	3,637

Income (loss) from continuing operations	18,112	(14,362)	(92,177)	(5,181)	21,957	(154,318)	(485,624)

Income from discontinued operations, net of taxes	—	10,375	59,448	69,041	7,445	27,616	123,955

Net income (loss)	18,112	(3,987)	(32,729)	63,860	29,402	(126,702)	(361,669)
Less: dividends declared and accretion of redeemable preferred stock	6,307	12,491	21,432	6,961	—	—	—

Income (loss) attributable to common shareholders	$11,805	$16,478	$(54,161)	$56,899	$29,402	$(126,702)	$(361,669)

Basic income (loss) per common share	$0.05	$(0.17)	$(0.33)	$0.80	$0.70	$(3.13)	$(8.55)
Diluted income (loss) per common share	$0.05	$(0.17)	$(0.33)	$0.80	$0.68	$(3.13)	$(8.55)
Other Data:
Adjusted EBITDA(3)	$172,688	$179,736	$393,737	$123,693	$91,745	$63,381	$83,059
Cash flows related to:
Operating activities	$56,774	$55,190	$179,490	$71,751	$42,553	$28,691	$76,654
Investing activities	(54,012)	(1,493)	98,143	(2,031,256)	(2,240)	(3,060)	(6,754)
Financing activities	(44,596)	(65,206)	(220,175)	1,977,283	(43,723)	(62,410)	(49,183)
Capital expenditures	(4,830)	(1,919)	(6,607)	(6,690)	(2,475)	(3,110)	(6,069)
Balance Sheet Data:
Total assets	$3,690,184	$3,914,456	$3,734,575	$4,040,591	$319,636	$334,064	$543,519
Long-term debt (including current portion)	2,663,609	2,795,240	2,701,067	2,850,537	591,008	633,508	696,000
Total stockholders’ equity (deficit)	$262,927	$278,507	$246,633	$290,713	$(341,309)	$(372,512)	$(248,147)

(1)

On August 1, 2011, we completed the CMP Acquisition and on September 16, 2011, we completed the Citadel Merger. Each of CMP’s and Citadel’s operating results have been included in Cumulus’ financial statements since the date of completion of each respective transaction. Revenues of $288.3 million attributable to the acquisitions of CMP and Citadel in 2011 are included in the selected historical consolidated financial information for the year ended December 31, 2011. Primarily as a result of the completion of these significant transactions at various dates in 2011, Cumulus believes that its results of operations for the year ended December 31, 2012, and its financial condition as of December 31, 2011, will provide only limited comparability to prior periods. Investors are cautioned to not place undue reliance on any such comparisons.

(2)	Impairment charge recorded in connection with our interim and annual impairment testing under ASC Topic 350. See Note 6, “Intangible Assets and Goodwill,” in the consolidated financial statements included elsewhere in this prospectus supplement.

(3)	The following table provides an unaudited reconciliation of our net income (loss) to Adjusted EBITDA:

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011(a)	2010(a)	2009(a)	2008(a)
	(Dollars in thousands)
Net income (loss)	$18,112	$(3,987)	$(32,729)	$63,860	$29,402	(126,702)	(361,669)
Income tax (benefit) expense	(4,276)	(10,689)	(26,552)	(3,313)	1,505	(3,259)	(3,677)

Non-operating expenses, including net interest expense	93,002	100,232	201,102	86,950	30,199	34,125	32,272
LMA fees	1,728	1,724	3,556	2,525	2,054	2,332	631
Depreciation and amortization	57,866	71,007	142,143	51,148	8,214	10,236	11,563
Stock-based compensation expense	5,134	12,906	18,779	10,744	2,451	2,879	4,664
Loss on sale of stations	1,400	—	—	—	—	—	—
Gain on exchange of assets or stations	—	—	—	(15,278)	—	(7,204)	—
Realized (gain) loss on derivative instrument	(2,844)	753	(12)	3,368	1,957	3,640	—
Acquisition-related costs	2,214	5,465	16,989	—	—	—	—
Franchise taxes	352	265	336	—	—	—	—
Impairment of goodwill and intangible assets	—	12,435	127,141	—	671	174,950	498,897
Loss on early extinguishment of debt	—	—	2,432	4,366	—	—	—
Gain on equity investment in CMP	—	—	—	(11,636)	—	—	22,252
Terminated transaction expense	—	—	—	—	7,847	—	2,041
Discontinued operations: income from discontinued operations, net of tax	—	(10,375)	(59,448)	(69,041)	7,445	(27,616)	(123,915)

Adjusted EBITDA	$172,688	$179,736	$393,737	$123,693	$91,745	$63,381	$83,059

(a)	As described in footnote 1 above, primarily as a result of the completion of the acquisitions of CMP and Citadel at various dates in 2011, Cumulus believes that its results of operations for the year ended December 31, 2012, and its financial condition at December 31, 2011, will provide only limited comparability to prior periods. Investors are cautioned to not place undue reliance on any such comparisons.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations is intended to provide the reader with an overall understanding of our financial condition, changes in financial condition, results of operations, cash flows, sources and uses of cash, and contractual obligations. This section also includes general information about our business and management’s analysis of certain trends, risks and opportunities in our industry. We also provide a discussion of accounting policies that require critical judgments and estimates. This discussion contains and refers to statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements relate to our intent, belief or current expectations primarily with respect to our future operating, financial and strategic performance. Any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter our actual results of operations or financial condition. You should read the following information in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus supplement, as well as the information set forth under “Risk Factors” and “Forward-Looking Statements.”

Our Business

We own and operate commercial radio station clusters throughout the United States, and we believe we are the largest pure-play radio broadcaster in the United States based on number of stations owned and operated. At June 30, 2013, we owned or operated approximately 520 radio stations (including under LMAs for 14 radio stations) in 108 United States media markets. Additionally, we create audio content and partner with third parties to create audio content to support nationwide radio networks serving over 5,500 affiliates. Our combined portfolio of stations reaches over 65 million broadcast listeners weekly through a broad assortment of programming formats including rock, sports, top 40 and country, among others. Further, we distribute our content digitally through radio station websites, apps and streaming audio.

Operating Overview and Highlights

We believe that we have created a leading radio broadcasting company with a true national platform and an opportunity to further leverage and expand upon our strengths, market presence and programming. Specifically, we have an extensive radio station portfolio consisting of approximately 520 radio stations, including a presence in eight of the top 10 markets, and broad diversity in format, listener base, geography, advertiser base and revenue stream, all of which are designed to reduce our dependence on any single demographic, region or industry. Our nationwide radio networks platform generates premium content that can be distributed through broadcast and digital mediums. Our increased scale allows larger, more significant investments in the local digital media marketplace enabling us to apply our local digital platforms and strategies, including our social commerce initiatives, across additional markets. We believe national platform perspective will allow us to optimize our available advertising inventory while providing holistic and comprehensive solutions for our customers.

Cumulus believes that our capital structure provides adequate liquidity and scale for Cumulus to operate and grow our current business operations, as well as to pursue and finance potential strategic acquisitions in the future.

Liquidity Considerations

Historically, our principal needs for funds have been for acquisitions of radio stations, expenses associated with our station and corporate operations, capital expenditures, and interest and debt service payments. We believe that our funding needs in the future will be for substantially similar matters.

Our principal sources of funds have primarily been cash flow from operations and borrowings under credit facilities in existence from time to time. We continually monitor our capital structure, and from time to time have evaluated, and expect that we will continue to evaluate, future opportunities to, obtain other public or private capital from the divestiture of radio stations or other assets that are not a part of, or do not compliment, our strategic operations, and the issuance of equity and/or debt securities, in each case subject to market and other conditions in existence at the appropriate time. No assurances can be provided that any source of funds would be available when needed on terms acceptable to the Company, or at all. Our cash flow from operations is subject to such factors as shifts in population, station listenership, demographics, and audience tastes, and fluctuations in preferred advertising media. In addition, customers may not be able to pay, or may delay payment of, accounts receivable that are owed to us, which risks may be exacerbated in challenging economic periods. In recent periods, management has taken steps to mitigate this risk through heightened collection efforts and enhancements to our credit approval process, although no assurances as to the longer-term success of these efforts can be provided. In addition, we believe that our broad diversity in format, listener base, geography, advertiser base and revenue stream helps us to reduce our dependence on any single demographic, region or industry.

On September 16, 2011, we entered into the First Lien Facility and the Second Lien Facility. The First Lien Facility (as amended and restated to date) consists of a $1.325 billion first lien term loan facility, net of an original issue discount of $13.5 million, maturing in September 2018, which we refer to as the First Lien Term Loan, and the $150.0 million Revolving Credit Facility, maturing in September 2016. Under the Revolving Credit Facility, up to $15.0 million of availability may be drawn in the form of letters of credit and up to $15.0 million is available for swingline borrowings. The Second Lien Facility consists of a $790.0 million second lien term loan facility, net of an original issue discount of $12.0 million, maturing in September 2019, which we refer to as the Second Lien Term Loan.

On December 20, 2012, we entered into an amendment and restatement of the First Lien Facility, which we refer to as the Amendment and Restatement. Pursuant to the Amendment and Restatement, the terms and conditions contained in the First Lien Facility remained substantially unchanged, except as follows: (i) the amount outstanding thereunder was increased to $1.325 billion; (ii) the margin for LIBOR (as defined below) based borrowings was reduced from 4.5% to 3.5% and for Base Rate (as defined below)—based borrowings was reduced from 3.5% to 2.5%; and (iii) the LIBOR floor for LIBOR-based borrowings was reduced from 1.25% to 1.0%. The Amendment and Restatement resulted in both a debt modification and extinguishment for accounting purposes. As a result, we wrote off $2.4 million of deferred financing costs related to the First Lien Facility in the year ended December 31, 2012. We also capitalized $0.8 million of deferred financing costs related to the Amendment and Restatement.

On May 31, 2013, we entered into an amendment to the First Lien Facility, which we refer to as the Amendment. Pursuant to the Amendment, the consolidated total net leverage ratio covenant contained in the First Lien Facility with which we were required to comply in the event amounts were outstanding under the Revolving Credit Facility was replaced with a consolidated first lien net leverage ratio covenant, and the total commitments under the Revolving Credit Facility were reduced from $300.0 million to $150.0 million. The Amendment constituted an extinguishment of debt for accounting purposes. As a result, we wrote off $4.5 million of deferred financing costs related to the Revolving Credit Facility which has been included in “Loss on early extinguishment of debt” of the unaudited condensed consolidated statement of operations for the three and six months ended June 30, 2013 included elsewhere in this prospectus supplement.

Borrowings under the First Lien Facility bear interest, at the option of Cumulus Media Holdings Inc., or Cumulus Holdings, a wholly owned subsidiary of the Company, based on the Base Rate or the London Interbank Offered Rate, or LIBOR, in each case plus 3.5% on LIBOR-based borrowings and 2.5% on Base Rate-based borrowings. LIBOR-based borrowings are subject to a LIBOR floor of 1.0% for the First Lien Term Loan and 1.0% for the Revolving Credit Facility. Base Rate-based borrowings are subject to a Base

Rate Floor of 2.25% for the First Lien Term Loan and 2.0% for the Revolving Credit Facility. Base Rate is defined, for any day, as the fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1.0%, (ii) the prime commercial lending rate of JPMorgan, as established from time to time, and (iii) 30 day LIBOR plus 1.0%. The First Lien Term Loan amortizes at a per annum rate of 1.0% of the original principal amount of the First Lien Term Loan, payable quarterly, which commenced on March 31, 2012, with the balance payable on the maturity date. Amounts outstanding under the Revolving Credit Facility are due and payable on the maturity date.

Borrowings under the Second Lien Facility bear interest, at the option of Cumulus Holdings, at either the Base Rate plus 5.0%, subject to a Base Rate floor of 2.5%, or LIBOR plus 6.0%, subject to a LIBOR floor of 1.5%. The Second Lien Term Loan original principal amount is due on the maturity date, September 16, 2019.

At June 30, 2013, borrowings under the First Lien Term Loan bore interest at 4.5% per annum and borrowings under the Second Lien Term Loan bore interest at 7.5% per annum. Effective December 8, 2011, the Company entered into an interest rate cap agreement with an aggregate notional amount of $71.3 million, which agreement caps the interest rate on an equivalent amount of the Company’s LIBOR based term loans at a maximum of 3.0% per annum. The interest rate cap agreement matures on December 8, 2015. See Note 6, “Derivative Financial Instruments” in the notes to the unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement.

The representations, covenants and events of default in the 2011 Credit Facilities and financial covenants in the First Lien Facility are customary for financing transactions of this nature. Events of default in the 2011 Credit Facilities include, among others: (a) the failure to pay when due the obligations owing under the credit facilities; (b) the failure to comply with (and not timely remedy, if applicable) certain financial covenants (as required by the First Lien Facility); (c) certain cross defaults and cross accelerations; (d) the occurrence of bankruptcy or insolvency events; (e) certain judgments against the Company or any of its restricted subsidiaries; (f) the loss, revocation or suspension of, or any material impairment in the ability to use one or more of, any material FCC licenses; (g) any representation or warranty made, or report, certificate or financial statement delivered, to the lenders subsequently proven to have been incorrect in any material respect; and (h) the occurrence of a Change in Control (as defined in the First Lien Facility and the Second Lien Facility, as applicable). Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all loans and exercise any of their rights under the First Lien Facility and the Second Lien Facility, as applicable, and the ancillary loan documents as a secured party.

In the event amounts are outstanding under the Revolving Credit Facility, the First Lien Facility requires compliance with a consolidated first lien net leverage ratio covenant. At June 30, 2013, this ratio would have been 4.5 to 1.0. Such ratio will be reduced in future periods if amounts are outstanding under the Revolving Credit Facility at an applicable date. At June 30, 2013, the Company would have been in compliance with the covenant if the Company had amounts outstanding under the Revolving Credit Facility. The Second Lien Facility does not contain any financial covenants.

At June 30, 2013, we had $1.287 billion outstanding under the First Lien Term Loan, $785.5 million outstanding under the Second Lien Facility and $0.0 million outstanding under the Revolving Credit Facility. We also had outstanding $610.0 million of 7.75% Senior Notes due 2019.

On August 20, 2013, the Company issued 77,241 shares of newly designated Series B Preferred Stock. Proceeds from the issuance of approximately $77.2 million were used to redeem all outstanding shares of Series A Preferred Stock, including accrued and unpaid dividends. Dividends on the Series B Preferred Stock accrue at a rate of 12% per annum until September 30, 2014, thereafter at a rate of 14% per annum until March 31, 2015, and thereafter at a rate of 17% per annum, in each case subject to increase as described in “Description of Capital Stock — Preferred Stock” in the accompanying prospectus.

We have assessed the current and expected conditions of our business climate, our current and expected needs for funds, and our current and expected sources of funds and determined, based on our financial condition as of June 30, 2013, that cash on hand, cash expected to be generated from operating activities and cash available from various financing sources will be sufficient to satisfy our anticipated financing needs for working capital, capital expenditures, interest and debt service payments, and repurchases of securities and other debt obligations through June 30, 2014.

Advertising Revenue and Adjusted EBITDA

Our primary source of revenues is the sale of advertising time. Our sales of advertising time are primarily affected by the demand from local, regional and national advertisers, which impacts the advertising rates charged by us. Advertising demand and rates are based primarily on a station’s ability to attract audiences in the demographic groups targeted by its advertisers, as measured principally by various ratings agencies on a periodic basis. We endeavor to develop strong listener loyalty and we believe that the diversification of our formats and programs helps to insulate us from the effects of changes in the musical tastes of the public with respect to any particular format as a substantial portion of our revenue comes from non-music format and proprietary content. In addition, we believe that the portfolio that we own and operate, which has increased diversity in terms of format, listener base, geography, advertiser base and revenue stream as a result of our acquisitions and the development of our strategy to focus on radio stations in larger markets and geographically strategic regional clusters, will further reduce our revenue dependence on any single demographic, region or industry.

We strive to maximize revenue by managing our on-air inventory of advertising time and adjusting prices up or down based on supply and demand. The optimal number of advertisements available for sale depends on the programming format of a particular radio program. Each sales vehicle has a general target level of on-air inventory available for advertising. This target level of advertising inventory may vary at different times of the day but tends to remain stable over time. We seek to broaden our base of advertisers in each of our markets by providing a wide array of audience demographic segments across each cluster of stations, thereby providing each of our potential advertisers with an effective means of reaching a targeted demographic group. In the broadcasting industry, we sometimes utilize trade or barter agreements that exchange advertising time for goods or services such as travel or lodging, instead of for cash. Trade revenue totaled $12.5 million, $13.6 million, $27.7 million, $21.2 million and $16.7 million in the six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010, respectively. Our advertising contracts are generally short-term. We generate most of our revenue from local and regional advertising, which is sold primarily by a station’s sales staff. Local and regional advertising represented approximately 67.6%, 67.3%, 77.4%, 72.6% and 84.5% of our total revenues during six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010, respectively.

In addition to local advertising revenues, we monetize our available inventory in both national spot and network sales marketplaces using our national platform. To effectively deliver our network advertising for our customers, we distribute content and programming through third-party affiliates in order to achieve a broader national audience. Typically, in exchange for the right to broadcast radio network programming, third-party affiliates remit a portion of their advertising time, which is then aggregated into packages focused on specific demographic groups and sold by us to our advertiser clients that want to reach the listeners who comprise those demographic groups on a national basis. Revenues derived from third-party affiliates in all periods presented represented less than 10% of consolidated revenues.

Our advertising revenues vary by quarter throughout the year. As is typical in the radio broadcasting industry, our first calendar quarter typically produces the lowest revenues of a last twelve month period, as advertising generally declines following the winter holidays. The second and fourth calendar quarters typically produce the highest revenues for the year. Our operating results in any period may be affected by the incurrence of advertising and promotion expenses that typically do not have an effect on revenue generation until future periods, if at all. We continually evaluate opportunities to increase revenues through new platforms, including technology-based initiatives.

Adjusted EBITDA is the financial metric utilized by management to analyze the cash flow generated by the Company’s business. For a discussion of Adjusted EBITDA, including the Company’s definition thereof and its utilization, see footnote 2 in “Summary—Summary Historical Financial Information” included elsewhere in this prospectus supplement. A quantitative reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, follows in this section.

Results of Operations

Analysis of Unaudited Condensed Consolidated Results of Operations

The following analysis of selected data from our unaudited condensed consolidated statements of operations and other supplementary data should be referred to while reading the results of operations discussion that follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,		% Change Three Months Ended	% Change Six Months Ended
	2013	2012	2013	2012
Statement of Operations Data:
Net revenues	$289,676	$281,041	$522,548	$517,036	3.1%	1.1%
Direct operating expenses (excluding depreciation, amortization and LMA fees)	171,762	168,746	335,934	322,442	1.8%	4.2%
Depreciation and amortization	28,935	36,200	57,866	71,007	(20.2)%	(18.5)%
LMA fees	759	885	1,728	1,724	(14.2)%	0.2%
Corporate, general and administrative expenses (including stock-based compensation expense)	7,760	16,802	21,626	33,494	(53.8)%	(35.5)%
Loss on sale of stations	91	—	1,400	—	**	**
(Gain) loss on derivative instrument	(2,106)	841	(2,844)	753	**	**
Impairment of intangible assets	—	12,435	—	12,435	**	**

Operating income	82,475	45,132	106,838	75,181	82.7%	42.1%
Interest expense, net	(43,833)	(49,619)	(88,085)	(100,422)	(11.7)%	(12.3)%
Loss on early extinguishment of debt	(4,539)	—	(4,539)	—	**	**
Other (loss) income, net	(511)	(74)	(378)	190	590.5%	(298.9)%
Income (loss) from continuing operations before income taxes	33,592	(4,561)	13,836	(25,051)	**	**
Income tax (expense) benefit	(6,491)	2,798	4,276	10,689	**	**

Income (loss) from continuing operations	27,101	(1,763)	18,112	(14,362)	**	**
Income from discontinued operations, net of taxes	—	9,906	—	10,375	**	**

Net income (loss)	$27,101	$8,143	$18,112	$(3,987)	**	**

Other Data:
Adjusted EBITDA	$112,800	$106,129	$172,688	$179,736	6.3%	(3.9)%

**	Calculation is not meaningful.

Three Months Ended June 30, 2013 Compared to the Three Months Ended June 30, 2012

Net Revenues. Net revenues for the three months ended June 30, 2013 increased $8.7 million, or 3.1%, to $289.7 million, compared to $281.0 million for the three months ended June 30, 2012. This increase was attributable to a $4.3 million increase in local advertising revenue, a $3.9 million increase in revenue related to digital initiatives and a $2.8 million increase in revenue due to the addition of stations in the Bloomington and Peoria markets that we acquired from Townsquare as a part of our sale of 55 stations in eleven non-strategic markets to Townsquare in exchange for Townsquare’s radio stations in Bloomington, IL and Peoria, IL, plus approximately $114.9 million in cash, which we refer to as the Townsquare Asset Exchange, in July 2012. These increases were partially offset by a decrease of $2.3 million in cyclical political revenue.

Direct Operating Expenses, Excluding Depreciation and Amortization. Direct operating expenses for the three months ended June 30, 2013 increased $3.1 million, or 1.8%, to $171.8 million, compared to $168.7 million for the three months ended June 30, 2012. The increase was primarily attributable to a $4.6 million increase in our strategic content initiatives, a $4.1 million increase related to ongoing investments in our sales infrastructure and a $1.9 million increase in expenses due to the addition of stations in the Bloomington and Peoria markets we acquired from Townsquare in July 2012. These increases were partially offset by a $7.5 million decrease in music royalties.

Depreciation and Amortization. Depreciation and amortization for the three months ended June 30, 2013 decreased $7.3 million, or 20.2%, to $28.9 million, compared to $36.2 million for the three months ended June 30, 2012. This decrease was primarily due to a $6.6 million decrease in amortization expense on our definite lived intangible assets, which results from the accelerated amortization methodology we have applied since acquisition of the assets based on the expected pattern in which the underlying assets’ economic benefits are consumed. There was also a $0.7 million decrease in depreciation expense.

Corporate, General and Administrative Expenses, Including Stock-based Compensation Expense. Corporate general and administrative expenses, including stock-based compensation expense, for the three months ended June 30, 2013 decreased $9.0 million, or 53.8%, to $7.8 million, compared to $16.8 million for the three months ended June 30, 2012. This decrease is primarily due to a decrease of $4.4 million mostly associated with the closure of the legacy Citadel corporate offices, a $3.5 million decrease in stock-based compensation expense and a $1.1 million decrease in other overhead costs.

(Gain) loss on Derivative Instrument. For the three months ended June 30, 2013, we recorded a $2.1 million gain related to the fair value adjustment of the put option on five radio stations in Green Bay we operate under an LMA, which we refer to as the Green Bay Option, compared to a $0.8 million loss recorded for the three months ended June 30, 2012.

Impairment of Intangible Assets. For the three months ended June 30, 2012, we recorded a definite-lived intangible asset impairment of $12.4 million related to the cancellation of a contract. There was no similar impairment for the three months ended June 30, 2013.

Interest Expense, net. Total interest expense, net of interest income, for the three months ended June 30, 2013 decreased $5.8 million, or 11.7%, to $43.8 million compared to $49.6 million for the three months ended June 30, 2012. Interest expense associated with outstanding debt decreased by $6.3 million to $41.4 million as compared to $47.7 million in the prior year period. This decrease was due to lower average indebtedness outstanding resulting from principal repayments and a lower weighted average cost of debt due to the December 2012 amendment to our First Lien Facility. The following summary details the components of our interest expense, net of interest income (dollars in thousands):

	Three Months Ended June 30,		2013 vs 2012
	2013	2012	$ Change	% Change
7.75% Senior Notes	$11,819	$11,819	$—	—%
Bank borrowings — term loans and revolving credit facilities	29,534	35,848	(6,314)	(17.6)%
Other interest expense	2,876	2,089	787	37.7%
Change in fair value of interest rate cap and swap	(32)	165	(197)	(119.4)%
Interest income	(364)	(302)	(62)	20.5%

Interest expense, net	$43,833	$49,619	$(5,786)	(11.7)%

Income Taxes. For the three months ended June 30, 2013, the Company recorded income tax expense of $6.5 million, on a pre-tax income from continuing operations of $33.6 million, resulting in an effective tax rate for the three months ended June 30, 2013 of approximately 19.3%. For the three months ended June 30, 2012, the Company recorded an income tax benefit of $2.8 million, on pre-tax loss from continuing operations of $4.6 million, resulting in an effective tax rate for the three months ended June 30, 2012 of approximately 60.9%.

The difference between the effective tax rate for each period and the federal statutory rate of 35.0% primarily relates to state and local income taxes and the tax amortization of broadcast licenses and goodwill and changes in the valuation allowance on net deferred tax assets.

In accordance with ASC 740, Accounting for Income Taxes, each quarter we assess the likelihood that the Company will be able to recover its deferred tax assets with respect to the amount of its federal and state net operating loss carryovers available to satisfy the settlement of its deferred tax liability related to the prior elections made by certain of its acquired subsidiaries to defer the recognition of cancellation of debt income, or CODI. As a result of this quarter’s assessment, the Company estimates that more of its net operating loss carryovers will become available to settle the deferred tax liabilities associated with the deferred CODI resulting in a $14.1 million release of its valuation allowance during the three months ended June 30, 2013.

Adjusted EBITDA. As a result of the factors described above, Adjusted EBITDA for the three months ended June 30, 2013 increased $6.7 million to $112.8 million from $106.1 million for the three months ended June 30, 2012.

Reconciliation of Non-GAAP Financial Measure. The following table reconciles Adjusted EBITDA to net income (loss) (the most directly comparable financial measure calculated and presented in accordance with GAAP) as presented in the accompanying consolidated statements of operations (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,		% Change Three Months Ended	% Change Six Months Ended
	2013	2012	2013	2012
Net income (loss)	$27,101	$8,143	$18,112	$(3,987)	**	**
Income tax expense (benefit)	6,491	(2,798)	(4,276)	(10,689)	**	**
Non-operating expenses, including net interest expense	48,883	49,693	93,002	100,232	(1.6)%	(7.2)%
LMA fees	759	885	1,728	1,724	(14.2)%	0.2%
Depreciation and amortization	28,935	36,200	57,866	71,007	(20.1)%	(18.5)%
Stock-based compensation expense	2,470	5,928	5,134	12,906	(58.3)%	(60.2)%
Loss on sale of stations	91	—	1,400	—	**	**
(Gain) loss on derivative instrument	(2,106)	841	(2,844)	753	**	**
Impairment of intangible assets	—	12,435	—	12,435	**	**
Acquisition-related costs	—	4,443	2,214	5,465	**	(59.5)%
Franchise taxes	176	265	352	265	(33.6)%	32.8%
Discontinued operations	—	(9,906)	—	(10,375)	**	**

Adjusted EBITDA	$112,800	$106,129	$172,688	$179,736	6.3%	(3.9)%

**	Calculation is not meaningful.

Six Months Ended June 30, 2013 Compared to the Six Months Ended June 30, 2012

Net Revenues. Net revenues for the six months ended June 30, 2013 increased $5.5 million, or 1.1%, to $522.5 million, compared to $517.0 million for the six months ended June 30, 2012. This increase was attributable to a $1.5 million increase in local advertising revenue, a $3.0 million increase in revenue related to digital initiatives and a $5.0 million increase in revenue due to the addition of stations in the Bloomington and Peoria markets we acquired from Townsquare in July 2012. These increases were partially offset by a decrease of $4.0 million in cyclical political revenue.

Direct Operating Expenses, Excluding Depreciation and Amortization. Direct operating expenses for the six months ended June 30, 2013 increased $13.5 million, or 4.2%, to $335.9 million, compared to $322.4 million for the six months ended June 30, 2012. The increase was primarily attributable to an $18.7 million increase in our strategic content initiatives as well as ongoing investments in our sales infrastructure and a $3.5 million increase in expenses due to the addition of stations in the Bloomington and Peoria markets we acquired from Townsquare in July 2012. These increases were partially offset by an $8.7 million decrease in music royalties.

Depreciation and Amortization. Depreciation and amortization for the six months ended June 30, 2013 decreased $13.1 million to $57.9 million, compared to $71.0 million for the six months ended June 30, 2012. This decrease was primarily due to a $13.7 million decrease in amortization expense on our definite lived intangible assets, which results from the accelerated amortization methodology we have applied since acquisition of the assets based on the expected pattern in which the underlying assets’ economic benefits are consumed. There was also a $0.6 million increase in depreciation expense.

Corporate, General and Administrative Expenses, Including Stock-based Compensation Expense. Corporate general and administrative expenses, including stock-based compensation expense, for the six months ended June 30, 2013 decreased $11.9 million, or 35.5%, to $21.6 million, compared to $33.5 million for the six months ended June 30, 2012. The decrease is primarily due to a decrease in acquisition related costs of $3.3 million mostly associated with the closure of the legacy Citadel corporate offices, a $7.8 million decrease in stock-based compensation expense and a $0.8 million decrease in other overhead costs.

(Gain) loss on Derivative Instrument. For the six months ended June 30, 2013, we recorded a $2.8 million gain related to the fair value adjustment of the put option on five Green Bay stations we operate under an LMA, compared to a $0.8 million loss recorded for the six months ended June 30, 2012.

Impairment of Intangible Assets. For the six months ended June 30, 2012, we recorded a definite-lived intangible asset impairment of $12.4 million related to the cancellation of a contract. There was no similar impairment for the six months ended June 30, 2013.

Interest Expense, net. Total interest expense, net of interest income, for the six months ended June 30, 2013 decreased $12.3 million, or 12.3%, to $88.1 million compared to $100.4 million for the six months ended June 30, 2012. Interest expense associated with outstanding debt decreased by $12.8 million to $82.9 million as compared to $95.7 million in the prior year period. This decrease was due to lower average indebtedness outstanding resulting from principal repayments and a lower weighted average cost of debt due to the December 2012 amendment to our First Lien Facility. The following summary details the components of our interest expense, net of interest income (dollars in thousands):

	Six Months Ended June 30,		2013 vs 2012
	2013	2012	$ Change	% Change
7.75% Senior Notes	$23,638	$23,638	$—	—%
Bank borrowings — term loans and revolving credit facilities	59,214	72,067	(12,853)	(17.8)%
Other interest expense	5,894	5,065	829	16.4%
Change in fair value of interest rate cap and swap	(27)	250	(277)	(110.8)%
Interest income	(634)	(598)	(36)	6.0%

Interest expense, net	$88,085	$100,422	$(12,337)	(12.3)%

Income Taxes. For the six months ended June 30, 2013, the Company recorded an income tax benefit of $4.3 million on pre-tax income from continuing operations of $13.8 million, resulting in an effective tax rate of approximately (31.2%). For the six months ended June 30, 2012, the Company recorded an income tax benefit of $10.7 million on pre-tax loss from continuing operations of $25.1 million, resulting in an effective tax rate of 42.6%.

The difference between the effective tax rate for each period and the federal statutory rate of 35.0% primarily relates to state and local income taxes and the tax amortization of broadcast licenses and goodwill and changes in the valuation allowance on net deferred tax assets.

In accordance with ASC 740, Accounting for Income Taxes, each quarter we assesses the likelihood that the Company will be able to recover its deferred tax assets with respect to the amount of its federal and state net operating loss carryovers available to satisfy the settlement of its deferred tax liability related to the prior elections made by certain of its acquired subsidiaries to defer the recognition of CODI. As a result of this quarter’s assessment, the Company estimates that more of its net operating loss carryovers will become available to settle the deferred tax liabilities associated with the deferred CODI resulting in a $14.1 million release of its valuation allowance during the six months ended June 30, 2013.

Adjusted EBITDA. As a result of the factors described above, Adjusted EBITDA for the six months ended June 30, 2013 decreased $7.0 million to $172.7 million from $179.7 million for the six months ended June 30, 2012.

Analysis of Audited Consolidated Results of Operations

Primarily as a result of the completion the CMP Acquisition and the Citadel Merger at various times in 2011, Cumulus believes that its results of operations for the year ended December 31, 2012, and its financial condition at December 31, 2012 and 2011, will provide only limited comparability to prior periods. Investors are cautioned to not place undue reliance on any such comparison. Revenues of $288.3 million attributable to the CMP Acquisition and Citadel Merger in 2011 are included in the Company’s accompanying consolidated financial statements for the year ended December 31, 2011.

Analysis of Consolidated Statements of Operations

The following analysis of selected data from our consolidated statements of operations should be referred to while reading the results of operations discussion that follows (dollars in thousands):

	Year Ended December 31,			2012 vs 2011		2011 vs 2010
	2012	2011	2010	$ Change	% Change	$ Change	% Change
Statement of Operations Data:
Net revenues	$1,076,582	$519,963	$236,640	$556,619	107.0%	$283,323	119.7%
Direct operating expenses (excluding depreciation, amortization and LMA fees)	661,511	316,253	143,717	345,258	109.2%	172,536	120.1%
Depreciation and amortization	142,143	51,148	8,214	90,995	177.9%	42,934	**
LMA fees	3,556	2,525	2,054	1,031	40.8%	471	22.9%
Corporate, general and administrative expenses (including stock-based compensation expense)	57,438	90,761	18,519	(33,323)	-36.7%	72,242	**
Gain on exchange of assets or stations	—	(15,278)	—	15,278	**	(15,278)	**
Realized (gain) loss on derivative instrument	(12)	3,368	1,957	(3,380)	-100.4%	1,411	72.1%
Impairment of intangible assets and goodwill	127,141	—	671	127,141	**	(671)	**

Operating income (loss)	84,805	71,186	61,508	13,619	19.1%	9,678	15.7%
Interest expense, net	(198,628)	(86,989)	(30,307)	(111,639)	128.3%	(56,682)	187.0%
Loss on early extinguishment of debt	(2,432)	(4,366)	—	1,934	-44.3%	(4,366)	**
Other (expense) income, net	(2,474)	39	108	(2,513)	**	(69)	-63.9%
Terminated transaction expense	—	—	(7,847)	—	**	7,847	**
Gain on equity investment in Cumulus Media Partners, LLC	—	11,636	—	(11,636)	**	11,636	**

(Loss) income from continuing operations before income taxes	(118,729)	(8,494)	23,462	(110,235)	1297.8%	(31,956)	-136.2%
Income tax benefit (expense)	26,552	3,313	(1,505)	23,239	701.4%	4,818	320.1%

(Loss) income from continuing operations	(92,177)	(5,181)	21,957	(86,996)	1679.1%	(27,138)	-123.6%

Income from discontinued operations, net of taxes	59,448	69,041	7,445	(9,593)	13.9%	(61,596)	827.3%

Net (loss) income	(32,729)	63,860	29,402	(96,589)	-151.3%	34,458	117.2%
Less: dividends declared and accretion of redeemable preferred stock	21,432	6,961	—	14,576	**	6,961	**

(Loss) income attributable to common shareholders	$(54,161)	$56,899	$29,402	$(111,165)	-195.4%	$27,497	93.5%

Other Data:
Adjusted EBITDA	$393,737	$123,693	$91,745	$270,044	218.3%	$31,948	34.8%

**	Calculation is not meaningful.

Our management’s discussion and analysis of results of operations for the three years ended December 31, 2012 has been presented on a historical basis.

Year Ended December 31, 2012 compared to Year Ended December 31, 2011

Net Revenues. Net revenues for the year ended December 31, 2012 increased $556.6 million, or 107.0%, to $1,076.6 million compared to $520.0 million for the year ended December 31, 2011. This increase is primarily attributable to the impact of a full year of net revenues attributable to CMP and Citadel, as well as a $26.4 million increase in political advertising due to the presidential and local government elections.

Direct Operating Expenses, Excluding Depreciation, Amortization and LMA Fees. Direct operating expenses for the year ended December 31, 2012 increased $345.2 million, or 109.2%, to $661.5 million compared to $316.3 million for the year ended December 31, 2011. This increase reflects the impact of a full year of direct operating expenses attributable to CMP and Citadel.

Depreciation and Amortization. Depreciation and amortization for the year ended December 31, 2012 increased $91.0 million, or 177.9%, to $142.1 million compared to $51.1 million for the year ended December 31, 2011. This increase reflects the impact of a full year of additional depreciation and amortization expense from assets acquired in the CMP Acquisition and the Citadel Merger. This was partially offset by a $1.3 million decrease in depreciation expense on assets within our legacy markets due to an increasingly fully depreciated asset base and a decrease of $29.0 million in depreciable assets related to the Townsquare Asset Exchange.

LMA Fees. LMA fees for the year ended December 31, 2012 increased $1.0 million, or 40.8%, to $3.6 million compared to $2.5 million for the year ended December 31, 2011. The increase relates to a full year of fees associated with the operation of stations in a divestiture trust associated with the Citadel Merger and additional LMAs entered into during the year.

Corporate General and Administrative Expenses, Including, Stock-based Compensation Expense. Corporate, general and administrative expenses, including stock-based compensation expense, for year ended December 31, 2012, decreased $33.4 million to $57.4 million, or 36.7% compared to $90.8 million for the year ended December 31, 2011. This decrease is primarily comprised of a $2.2 million reduction of certain contractual obligations assumed in the Citadel Merger and a $46.1 million reduction in acquisition costs since the prior year expenses contained those costs related to the CMP Acquisition and Citadel Merger. This was partially offset primarily by an increase of $8.0 million in stock compensation costs for equity awards granted in late 2011 and early 2012 and a $2.9 million increase in professional, legal, insurance and various other corporate facility related fees.

Gain on Exchange of Assets or Stations. During 2011, we completed an asset exchange with Clear Channel Communications, Inc, or Clear Channel, to swap our Canton, Ohio station for eight of Clear Channel’s radio stations in the Ann Arbor and Battle Creek, Michigan markets. In connection with this transaction, we recorded a gain of approximately $15.3 million. There were no similar transactions during the 2012 period.

Realized (Gain) Loss on Derivative Instrument. During the years ended December 31, 2012 and 2011, we recorded a gain of $0.0 million and a charge of $3.4 million, respectively, related to our recording of the fair value of the Green Bay Option.

Impairment of Intangible Assets and Goodwill. For the year ended December 31, 2012, we recorded impairment charges of $100.0 million and $14.7 million related to goodwill and indefinite lived intangible assets (FCC Licenses), respectively, and a definite-lived intangible asset impairment of $12.4 million related to the cancellation of a contract. In the fourth quarter, as the Company headed into its annual impairment test of goodwill and FCC Licenses, format and structural changes made in the first half of 2012 at certain markets acquired during the second half of 2011 did not achieve the expected results for fiscal year 2012. As a result, certain markets failed step 1 of our annual impairment test of goodwill. There were no similar impairments during 2011. The impairment loss is related to the broadcasting license and goodwill recorded in conjunction with our annual impairment testing conducted during the fourth quarter (see Note 6, “Intangible Assets and Goodwill” in the notes to the audited consolidated financial statements included elsewhere in this prospectus supplement).

Interest Expense, net. Interest expense, net of interest income, for the year ended December 31, 2012 increased $111.6 million to $198.6 million compared to $87.0 million for the year ended December 31, 2011. Interest expense associated with outstanding debt increased by $104.0 million to $187.8 million as compared to $83.8 million in the prior year period. Interest expense increased due to a higher average amount of indebtedness outstanding as a result of our refinancing efforts undertaken in connection with the Citadel Merger in 2011. The following summary details the components of our interest expense, net of interest income (dollars in thousands):

	Year Ended December 31,
	2012	2011	$ Change	% Change
7.75% Senior Notes	$47,275	$29,941	$17,334	57.9%
Bank borrowings — term loans and revolving credit facilities	140,525	53,845	86,680	161.0%
Bank borrowings yield adjustment – interest rate swap	—	3,708	(3,708)	**
Other, including debt cost amortization	11,443	3,476	7,967	229.2%
Change in fair value of interest rate cap and Green Bay Option	331	(3,582)	3,913	-109.2%
Interest income	(946)	(399)	(547)	137.1%

Interest expense, net	$198,628	$86,989	$111,639	128.3%

**	Not meaningful

Loss on Early Extinguishment of Debt. For the years ended December 31, 2012 and 2011, we recorded $2.4 million and $4.4 million in losses on early extinguishment of debt as a result of our debt refinancings in December 2012 and May 2011, respectively.

Gain on Equity Investment in CMP. For the year ended December 31, 2011, we recorded an $11.6 million gain on our equity investment in CMP due to the CMP Acquisition. There was not a similar gain during the year ended December 31, 2012 (see Note 2, “Acquisitions and Dispositions” in the notes to the audited consolidated financial statements included elsewhere in this prospectus supplement).

Income Tax Benefit (Expense). We recorded an income tax benefit on continuing operations of $26.6 million in 2012 as compared to a $3.3 million benefit during the prior year. The income tax benefit for 2012 is equal to the amount of tax expense on discontinued operations that is offset by the loss from continuing operations. The income tax benefit for 2011 is primarily due to a release of the valuation allowance as a result of the CMP Acquisition and Citadel Merger while the 2010 tax expense is primarily due to tax amortization of intangibles.

Adjusted EBITDA. As a result of the factors described above, Adjusted EBITDA for the year ended December 31, 2012 increased $270.0 million, or 218.3%, to $393.7 million compared to $123.7 million for the year ended December 31, 2011.

Reconciliation of Non-GAAP Financial Measure. The following table reconciles Adjusted EBITDA to net income (the most directly comparable financial measure calculated and presented in accordance with GAAP) as presented in the accompanying consolidated statements of operations (dollars in thousands):

	Year Ended December 31,		% Change
	2012	2011
Net income (loss)	$(32,729)	$63,860	-151.3%
Income tax benefit	(26,552)	(3,313)	701.4%
Non-operating expenses, including net interest expense	201,102	86,950	131.3%
LMA fees	3,556	2,525	40.8%
Depreciation and amortization	142,143	51,148	**
Stock-based compensation expense	18,779	10,744	74.8%
Gain on exchange of assets or stations	—	(15,278)	**
Realized (gain) loss on derivative instrument	(12)	3,368	**
Acquisition-related costs	16,989	—	**
Franchise taxes	336	—	**
Impairment of intangible assets and goodwill	127,141	—	**
Loss on early extinguishment of debt	2,432	4,366	-44.3%
Gain on equity investment in CMP	—	(11,636)	**
Discontinued operations:
Income from discontinued operations, net of tax	(59,448)	(69,041)	**

Adjusted EBITDA	$393,737	$123,693	218.3%

**	Calculation is not meaningful

Intangible Assets (including Goodwill), net. Intangible assets, net of amortization, were $3,056.3 million and $3,350.4 million as of December 31, 2012 and 2011, respectively. These intangible asset balances primarily consist of broadcast licenses and goodwill. Intangible assets, net, decreased from the prior year primarily due to a $114.7 million impairment charge in the year ended December 31, 2012 in conjunction with our annual impairment evaluation in the fourth quarter of 2012 and a $12.4 million impairment on a definite – lived intangible asset in 2012 related to the cancellation of a contract.

We will continue to monitor whether any impairment triggers are present and we may be required to record material impairment charges in future periods. Our impairment testing requires us to make certain assumptions in determining fair value, including assumptions about the cash flow growth of our businesses. Additionally, fair values are significantly impacted by macroeconomic factors, including market multiples at the time the impairments tests are performed. The following factors could adversely impact the current carrying value of our broadcast licenses and goodwill: (a) sustained decline in the price of our common stock, (b) the potential for a decline in our forecasted operating profit margins or expected cash flow growth rates, (c) a decline in our industry forecasted operating profit margins, (d) the potential for a continued decline in advertising market revenues within the markets we operate stations, or (e) the sustained decline in the selling prices of radio stations.

Year Ended December 31, 2011 compared to Year Ended December 31, 2010

Net Revenues. Excluding the impact of net revenues as a result of the CMP Acquisition and the Citadel Merger, net revenues for the year ended December 31, 2011 decreased $0.3 million, or 0.1%, to $236.3 million compared to $236.6 million for the year ended December 31, 2010. This decrease was primarily attributable to reduced political advertising following the 2010 mid-term elections and a decrease in management fee income (which had been earned by us for services provided to CMP prior to the date of the CMP Acquisition), partially offset by an increase in core advertising categories, particularly automotive and retail categories.

Direct Operating Expenses, Excluding Depreciation, Amortization and LMA Fees. Excluding the impact of direct operating expenses as a result of the CMP Acquisition and the Citadel Merger, direct operating expenses for the year ended December 31, 2011 decreased $6.2 million, or 4.3%, to $137.5 million compared to $143.7 million for the year ended December 31, 2010, primarily due to a reduction in fixed sales expenses and other operating costs.

Depreciation and Amortization. Excluding the impact of depreciation and amortization as a result of the CMP Acquisition and the Citadel Merger, depreciation and amortization for the year ended December 31, 2011 decreased $1.7 million, or 20.7%, to $6.5 million compared to $8.2 million for the year ended December 31, 2010, resulting from a decrease in our asset base due to assets becoming fully depreciated.

LMA Fees. Excluding the impact of LMA fees as a result of the CMP Acquisition and the Citadel Merger, LMA fees for the year ended December 31, 2011 increased $0.2 million, or 9.5%, to $2.3 million compared to $2.1 million for the year ended December 31, 2010.

Corporate General and Administrative Expenses, Including Stock-based Compensation Expense. Corporate, general and administrative expenses, including stock-based compensation expense for year ended December 31, 2011, increased $72.3 million to $90.8 million, compared to $18.5 million for the year ended December 31, 2010. This increase is primarily comprised of $54.0 million in one-time costs associated with the CMP Acquisition and the Citadel Merger, additional personnel costs of $6.1 million as a result of the acquisitions, an increase of $8.3 million in stock-based compensation expenses and increases in other corporate expense items.

Gain on Exchange of Assets or Stations. During 2011, we completed an exchange transaction with Clear Channel to swap our Canton, Ohio station for eight of Clear Channel’s radio stations in the Ann Arbor and Battle Creek, Michigan markets. In connection with this transaction, we recorded a gain of approximately $15.3 million. We did not complete any similar transactions in 2010.

Realized Loss on Derivative Instruments. During the years ended December 31, 2011 and 2010, we recorded charges of $3.4 million and $2.0 million, respectively, related to our recording of the fair value of the Green Bay Option.

Impairment of Intangible Assets and Goodwill. We recorded approximately $0.7 million of charges related to the impairment of intangible assets and goodwill for the year ended December 31, 2010. The impairment loss is related to the broadcasting licenses and goodwill recorded in conjunction with our annual impairment testing conducted during the fourth quarter (see Note 6, “Intangible Assets and Goodwill” in the notes to the audited consolidated financial statements included elsewhere in this prospectus supplement). There were no similar asset impairment charges during the year ended December 31, 2011.

Interest Expense, net. Interest expense, net of interest income, for the year ended December 31, 2011 increased $56.7 million to $87.0 million compared to $30.3 million for the year ended December 31, 2010. Interest expense associated with outstanding debt increased by $57.8 million to $83.8 million as compared to $26.0 million in the prior year period. Interest expense increased due to a higher average amount of indebtedness outstanding as a result of the Company’s refinancing efforts in the third quarter of 2011. The following summary details the components of our interest expense, net of interest income (dollars in thousands):

	Year Ended December 31,
	2011	2010	$ Change
7.75% senior notes	$29,941	$—	$29,941
Bank borrowings — term loans and revolving credit facilities	53,845	25,993	27,852
Bank borrowings yield adjustment — interest rate swap and cap	3,708	14,796	(11,088)
Change in fair value of interest rate swap	(3,582)	(11,957)	8,375
Other interest expense	3,476	1,483	1,993
Interest income	(399)	(8)	(391)

Interest expense, net	$86,989	$30,307	$56,682

Loss on Early Extinguishment of Debt. For the year ended December 31, 2011, we recorded $4.4 million in loss on early extinguishment of debt as a result of our debt refinancing in May 2011. There was not a similar extinguishment of debt during 2010.

Terminated Transaction (Expense) Income. For the year ended December 31, 2010, we incurred $7.8 million in costs, which were paid in 2011 and were associated with the settlement of litigation related to our since-terminated attempt to purchase radio station WTKE-FM in Holt, Florida (see Note 17, “Commitments and Contingencies” in the notes to the audited consolidated financial statements included elsewhere in this prospectus supplement). We had no similar expense for the year ended December 31, 2011.

Gain on Equity Investment in CMP. For the year ended December 31, 2011, we recorded an $11.6 million gain on our equity investment in CMP due to the CMP Acquisition. There was not a similar gain during the year ended December 31, 2010.

Income Tax Benefit (Expense). We recorded an income tax benefit on continuing operations of $3.3 million in 2011 as compared to a $1.5 million expense during the prior year. The income tax benefit for 2011 is primarily due to a release of the valuation allowance as a result of the CMP Acquisition and Citadel Merger while the 2010 tax expense is primarily due to tax amortization of intangibles.

Adjusted EBITDA. As a result of the factors described above, Adjusted EBITDA for the year ended December 31, 2011 increased $32.0 million, or 34.8%, to $123.7 million compared to $91.7 million for the year ended December 31, 2010.

Reconciliation of Non-GAAP Financial Measure. The following table reconciles Adjusted EBITDA to net income (the most directly comparable financial measure calculated and presented in accordance with GAAP) as presented in the accompanying consolidated statements of operations (dollars in thousands):

	Year Ended December 31,		% Change
	2011	2010
Net income (loss)	$63,860	$29,402	117.2%
Income tax (benefit) expense	(3,313)	1,505	-320.1%
Non-operating expenses, including net interest expense	86,950	30,199	187.9%
Terminated transaction expense	—	7,847	-100.0%
LMA fees	2,525	2,054	22.9%
Depreciation and amortization	51,148	8,214	522.7%
Stock-based compensation expense	10,744	2,451	338.4%
Gain on exchange of assets or stations	(15,278)	—	* *
Realized (gain) loss on derivative instrument	3,368	1,957	72.1%
Impairment of intangible assets and goodwill	—	671	-100.0%
Loss on early extinguishment of debt	4,366	—	* *
Gain on equity investment in CMP	(11,636)	—	* *
Discontinued operations:
Income from discontinued operations, net of tax	(69,041)	7,445	* *

Adjusted EBITDA	$123,693	$91,745	34.8%

Intangible Assets (including Goodwill), net. Intangible assets, net of amortization, were $3,350.4 million and $217.0 million as of December 31, 2011 and 2010, respectively. These intangible asset balances primarily consist of broadcast licenses and goodwill. Intangible assets, net, increased from the prior year due to the acquisitions of CMP and Citadel in 2011.

Seasonality and Cyclicality

We expect that our operations and revenues will continue to be seasonal in nature, with generally lower revenue generated in the first quarter of the year and generally higher revenue generated in the second and fourth quarters of the year. The seasonality of our business reflects the adult orientation of our formats and relationship between advertising purchases on these formats with the retail cycle. This seasonality causes and will likely continue to cause a variation in our quarterly operating results. Such variations could have a material effect on the timing of our cash flows.

In addition, our revenues tend to fluctuate between years, consistent with, among other things, increased advertising expenditures in even-numbered years by political candidates, political parties and special interest groups. This political spending typically is heaviest during the fourth quarter.

Liquidity and Capital Resources

Six Months Ended June 30, 2013 and 2012

Cash Flows Provided By Operating Activities

	Six Months Ended June 30,
	2013	2012
	(Dollars in thousands)
Net cash provided by operating activities	$56,774	$55,190

For the six months ended June 30, 2013 compared to the six months ended June 30, 2012, net cash provided by operating activities increased $1.6 million as compared to the six months ended June 30, 2012. The increase was primarily due to an increase in working capital driven by slightly better collections and timing of payments.

Cash Flows Used In Investing Activities

	Six Months Ended June 30,
	2013	2012
	(Dollars in thousands)
Net cash used in investing activities	$(54,012)	$(1,493)

For the six months ended June 30, 2013 compared to the six months ended June 30, 2012, net cash used in investing activities increased $52.5 million, primarily due to completing $52.1 million in acquisitions during the six months ended June 30, 2013.

Cash Flows Used In Financing Activities

	Six Months Ended June 30,
	2013	2012
	(Dollars in thousands)
Net cash used in financing activities	$(44,596)	$(65,206)

For the six months ended June 30, 2013 compared to the six months ended June 30, 2012, net cash used in financing activities decreased $20.6 million, primarily attributable to repaying $18.1 million less of borrowings under the Company’s term loans.

For additional detail regarding the Company’s material liquidity considerations, see “Liquidity Considerations” above.

Years Ended December 31, 2012, 2011 and 2010

Liquidity Considerations

The following table summarizes our principal funding needs for the years ended December 31, 2012, 2011 and 2010:

	Year Ended December 31,
	2012	2011	2010
	(Dollars in thousands)
Repayments of bank borrowings	$174,313	$1,264,676	$43,136
Interest payments	192,083	69,558	41,416
Capital expenditures	6,607	6,690	2,475
Acquisition and purchase of intangible assets	9,998	2,024,172	—

Cash Flows Provided By Operating Activities

	Year Ended December 31,
	2012	2011	2010
	(Dollars in thousands)
Net cash provided by operating activities	$179,490	$71,751	$42,553

For the years ended December 31, 2012 and 2011, net cash provided by operating activities increased by $107.7 million and $29.2 million, respectively, over the prior year. The increase in 2012 was primarily due to an increase in net revenues of $556.6 million, partially offset by an aggregate decrease in cash provided by operating assets and liabilities of $31.0 million and increases in operating expenses and cash paid for interest of $303.9 million and $122.5 million, respectively.

Cash Flows Provided By (Used In) Investing Activities

	Year Ended December 31,
	2012	2011	2010
	(Dollars in thousands)
Net cash provided by (used in) investing activities	$98,143	$(2,031,256)	$(2,240)

For the year ended December 31, 2012, net cash provided by investing activities increased $2.1 billion as compared to the year ended December 31, 2011, primarily due to consideration paid in 2011 to complete the Citadel Merger. For the year ended December 31, 2011, net cash used in investing activities increased $2.0 billion as compared to the year ended December 31, 2010, primarily due to consideration paid to complete the Citadel Merger.

Cash Flows (Used In) Provided By Financing Activities

	Year Ended December 31,
	2012	2011	2010
	(Dollars in thousands)
Net cash (used in) provided by financing activities	$(220,175)	$1,977,283	$(43,723)

For the year ended December 31, 2012, net cash used in financing activities decreased $2.2 billion as compared to the year ended December 31, 2011, primarily due the Company’s receipt in 2011 of proceeds from the refinancing and the sale of equity securities in connection with the completion of the Citadel Merger. For the year ended December 31, 2011, net cash provided by financing activities increased $2.0 billion as compared to the year ended December 31, 2010, primarily due to proceeds from those refinancing activities including the related sale of equity securities.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, our management, in consultation with the Audit Committee of our Board, evaluates these estimates, including those related to bad debts, intangible assets, self-insurance liabilities, income taxes, and contingencies and litigation. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

We recognize revenue from the sale of commercial broadcast time to advertisers when the commercials are broadcast, subject to meeting certain conditions such as persuasive evidence that an arrangement exists and collection is reasonably assured. These criteria are generally met at the time an advertisement is broadcast.

Accounts Receivable and Concentration of Credit Risks

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on several factors including the length of time receivables are past due, trends and current economic factors. All balances are reviewed and evaluated on a consolidated basis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. We do not have any off-balance-sheet credit exposure related to our customers.

In the opinion of our management, credit risk with respect to accounts receivable is limited due to the large number of customers and the geographic diversification of our customer base. We perform ongoing credit evaluations of our customers and believe that adequate allowances for any uncollectible accounts receivable are maintained.

Intangible Assets

We have significant intangible assets recorded in our accounts. These intangible assets are comprised primarily of broadcast licenses and goodwill acquired through the acquisition of radio stations. We are required to review the carrying value of certain intangible assets and our goodwill annually for impairment, and more frequently if circumstances warrant, and record any impairment to results of operations in the periods in which the recorded value of those assets is more than their fair value. For the year ended December 31, 2012, we recorded aggregate impairment charges of $127.1 million to reduce the carrying value of certain broadcast licenses, goodwill and definite-lived intangible assets to their respective fair values. As of December 31, 2012, we had $3.1 billion in intangible assets and goodwill, which represented approximately 81.7% of our total assets.

We perform our annual impairment tests for indefinite-lived intangible assets and goodwill during the fourth quarter. The impairment tests require us to make certain assumptions in determining fair value, including assumptions about the cash flow growth rates of our businesses. Additionally, the fair values are significantly impacted by macroeconomic factors, including market multiples at the time the impairment tests are performed. More specifically, the following could adversely impact the current carrying value of our broadcast licenses and goodwill: (a) sustained decline in the price of our common stock, (b) the potential for a decline in our forecasted operating profit margins or expected cash flow growth rates, (c) a decline in our industry forecasted operating profit margins, (d) the potential for a continued decline in advertising market revenues within the markets we operate stations, or (e) the sustained decline in the selling prices of radio stations. The calculation of the fair value of each reporting unit is prepared using an income approach and discounted cash flow methodology. As part of our overall planning associated with the testing of goodwill, we have determined that our geographic markets are the appropriate unit of accounting.

The assumptions used in estimating the fair values of the reporting units are based on currently available data and management’s best estimates and, accordingly, a change in market conditions or other factors could have a material effect on the estimated values. The use of different estimates could also result in materially different results.

We generally conducted our impairment tests as follows:

Step 1 Goodwill Test

In performing our annual impairment testing of goodwill, the fair value of each market was calculated using a discounted cash flow analysis, an income approach. The discounted cash flow approach requires the projection of future cash flows and the calculation of these cash flows into their present value equivalent via a discount rate. We used an approximate five-year projection period to derive operating cash flow projections from a market participant view. We made certain assumptions regarding future revenue growth based on industry market data and historical and expected performance. We then projected future operating expenses in order to derive operating profits, which we combined with expected working capital additions and capital expenditures to determine operating cash flows.

For our annual impairment test, we performed the Step 1 goodwill test, or the Step 1 test, and compared the fair value of each market to the carrying value of its net assets as of December 31, 2012. This test was used to determine if any of our markets had an indicator of impairment (i.e. the market net asset carrying value was greater than the calculated fair value of the market).

The discount rate employed in the fair value calculations of our markets was 9.5% for our Step 1 test. We believe this discount rate was appropriate and reasonable for estimating the fair value of the markets.

For periods after 2012, we projected annual revenue growth based on industry data and historical performance. We derived projected expense growth based primarily on the stations’ historical financial performance and expected growth. Our projections were based on then-current market and economic conditions and our historical knowledge of the markets.

To validate our conclusions and determine the reasonableness of our assumptions, we conducted an overall check of our fair value calculations by comparing the implied fair value of our markets, in the aggregate, to our market capitalization as of December 31, 2012. As compared with the market capitalization value of $3.4 billion as of December 31, 2012, the aggregate fair value of all markets of approximately $4.0 billion was approximately $616.4 million, or 18.4%, higher than the market capitalization.

Key data points included in the market capitalization calculations were as follows:

•	shares outstanding, including certain warrants, of 215.3 million as of December 31, 2012;

•	closing price of our Class A common stock on December 31, 2012 of $2.67 per share; and

•	total debt, including preferred equity, of $2.8 billion, on December 31, 2012.

Utilizing the above analysis and data points, we concluded the fair values of our markets, as calculated, are appropriate and reasonable.

The table below presents the percentage within a range by which the fair value exceeded the carrying value of 77 different reporting units under the Step 1 test as of December 31, 2012. Management’s opinion is that the summary form of this table is more meaningful to the reader than presenting each reporting unit separately in assessing the recoverability of the reporting unit, including goodwill.

	Units Of Accounting As Of December 31, 2012 Percentage Range By Which Fair Value Exceeds Carrying Value
	0% to 5%	Greater than 5% to 10%	Greater than 10% to 15%	Greater than 15%
Number of reporting units	2	6	5	64
Carrying value (in thousands)	$521,103	$258,925	$153,336	$1,474,227

The Company’s analysis determined that, based on its Step 1 goodwill test, the fair value of 4 of its markets containing goodwill balances were below their carrying value. For the remaining markets, since no impairment indicator existed in Step 1, the Company determined goodwill was appropriately stated as of December 31, 2012.

Step 2 Goodwill Test

As required by the Step 2 test, the Company prepared an allocation of the fair value of the markets identified in the Step 1 test as containing indications of impairment as if each market was acquired in a business combination. The presumed “purchase price” utilized in the calculation was the fair value of the market determined in the Step 1 test. The results of the Step 2 test and the calculated impairment charge for each of those markets follows (dollars in thousands):

	Reporting Unit Fair Value	Implied Goodwill Value	December 31, 2012
Marked ID			Carrying Value	Impairment
Market 27	$49,900	$22,488	$33,452	$10,964
Market 60	66,900	34,576	54,650	20,074
Market 70	52,900	20,723	43,477	22,754
Market 80	126,000	54,210	100,418	46,208

				$100,000

Indefinite Lived Intangibles (FCC Licenses)

We perform our annual impairment testing of indefinite-lived intangibles (our FCC licenses) during the fourth quarter and on an interim basis if events or circumstances indicate that the asset may be impaired. We have combined all of our broadcast licenses within a single geographic market cluster into a single unit of accounting for impairment testing purposes. As part of the overall planning associated with the indefinite-lived intangibles test, we determined that our geographic markets are the appropriate unit of accounting for the broadcast license impairment testing.

As a result of the annual impairment test, we determined that the carrying value of 15 reporting units (FCC licenses) exceeded their fair values. Accordingly, we recorded impairment charges of $14.7 million to reduce the carrying value of these assets in the year ended December 31, 2012.

For the annual impairment test of our FCC licenses, including both AM and FM licenses, we utilized the income approach, specifically the Greenfield Method, with the exception of two stations which were not operating as of the valuation date. A minimum value of fifty thousand was estimated for the FCC licenses of these two non-operating stations. In completing the appraisals, we conducted a thorough review of all aspects of the assets being valued.

The income approach measures value based on income generated by the subject property, which is then analyzed and projected over a specified time and capitalized at an appropriate market rate to arrive at the estimated value. The Greenfield Method isolates cash flows attributable to the subject asset using a hypothetical start-up approach.

The estimated fair values of our FCC licenses represent the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The estimated fair value also assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible and financially feasible.

A basic assumption in our valuation of these FCC licenses was that these radio stations were new radio stations, signing on-the-air as of the date of the valuation. We assumed the competitive situation that existed in those markets as of that date, except that these stations were just beginning operations. In doing so, we bifurcated the value of going concern and any other assets acquired, and strictly valued the FCC licenses.

In estimating the value of the AM and FM licenses using a discounted cash flow analysis we began with market revenue projections. Next, we estimated the percentage of the market’s total revenue, or market share, that market participants could reasonably expect an average start-up station to attain, as well as the duration (in years) required to reach the average market share. The estimated average market share was computed based on market share data, by type (i.e., AM and FM).

After market revenue and market shares have been estimated, operating expenses, including depreciation based on assumed investments in fixed assets and future capital expenditures, of a start-up station or operation are similarly estimated based on industry-average cost data. Appropriate estimated income taxes are then subtracted, estimated depreciation added back, estimated capital expenditures subtracted, and estimated working capital adjustments are made to calculate estimated free cash flow during the build-up period until a steady state or mature “normalized” operation is achieved.

We discounted the net free cash flows using an after-tax weighted average cost of capital of 9.5%, and then calculated the total discounted net free cash flows. For net free cash flows beyond the projection period, we estimated a perpetuity value, and then discounted the amounts to present values.

In order to estimate what listening audience share would be expected for each station by market, we analyzed the average local commercial share garnered by similar AM and FM stations competing in those radio markets. We may make adjustments to the listening share and revenue share based on the stations’ signal coverage within the market and the surrounding area population as compared to the other stations in the market. Based on our knowledge of the industry and familiarity with similar markets, we determined that approximately three years would be required for the stations to reach maturity. We also incorporated the following additional assumptions into the discounted cash flow valuation model:

•	the projected operating revenues and expenses through 2017;

•	the estimation of initial and on-going capital expenditures (based on market size);

•

depreciation on initial and on-going capital expenditures (we calculated depreciation using accelerated double declining balance guidelines over five years for the value of the tangible assets necessary for a radio station to go on-the-air);

•	the estimation of working capital requirements (based on working capital requirements for comparable companies);

•	the calculations of yearly net free cash flows to invested capital; and

•	amortization of the intangible asset — the FCC license (we calculated amortization on a straight line basis over 15 years).

The table below presents the percentage within a range by which the fair value exceeded the carrying value of FCC licenses for 89 geographical markets under the Step 1 test as of December 31, 2012. Management’s opinion is that the summary form of this table is more meaningful to the reader in assessing the recoverability of the FCC licenses.

	Units Of Accounting As Of December 31, 2012 Percentage Range By Which Fair Value Exceeds Carrying Value
	0% to 5%	Greater than 5% to 10%	Greater than 10% to 15%	Greater than 15%
Number of reporting units	11	8	5	65
Carrying value (in thousands)	$242,546	$260,510	$192,742	$522,476

Sensitivity Analysis of Key FCC Licenses and Goodwill Assumptions

If we were to assume a 100 basis point change in certain of our key assumptions (a reduction in the long-term revenue growth rate, a reduction in the operating performance cash flow margin and an increase in the weighted average cost of capital) used to determine the fair value of our FCC licenses and goodwill at our annual impairment testing date, the following would be the incremental impact:

	Results Of Long-Term Revenue Growth Rate Decrease	Results Of EBITDA Margin Decrease	Results Of Weighted Average Cost Of Capital Increase
	(amounts in thousands)
FCC Licenses
Incremental license impairment	$84,398	$21,749	$134,172

Goodwill
Incremental goodwill impairment	54,760	33,929	58,660

Total incremental impairment from sensitivity analysis	$139,158	$55,678	$192,832

Valuation Allowance on Deferred Taxes

In connection with the elimination of amortization of broadcast licenses upon the adoption of ASC Topic 350, the reversal of our deferred tax liabilities relating to those intangible assets is no longer assured within our net operating loss carry-forward period. We have a valuation allowance of approximately $171.1 million as of December 31, 2012 based on our assessment of whether it is more likely than not these deferred tax assets related to our net operating loss carry-forwards (and certain other deferred tax assets) will be realized. Should we determine that we would be able to realize all or part of these net deferred tax assets in the future, reduction of the valuation allowance would be recorded in income in the period such determination is made.

Stock-based Compensation Expense

Stock-based compensation expense recognized under ASC Topic 718, Compensation — Share-Based Payment, or ASC 718, for the years ended December 31, 2012, 2011 and 2010 was $18.8 million, $10.7 million, and $2.5 million respectively. Upon adopting ASC 718 for awards with service conditions, a one-time election was made to recognize stock-based compensation expense on a straight-line basis over the requisite service period for the entire award. For options with service conditions only, the Company utilized the Black-Scholes option pricing model to estimate the fair value of options issued. For restricted stock awards with service conditions, the Company utilized the intrinsic value method. For restricted stock awards with performance conditions, the Company evaluated the probability of vesting of the awards at each reporting period and adjusted compensation cost based on this assessment. The fair value is based on the use of certain assumptions regarding a number of highly complex and subjective variables. If other assumptions were used, the results could differ, possibly materially.

Trade Transactions

We provide advertising time in exchange for certain products, supplies and services. We include the value of such exchanges in both station revenues and station operating expenses. Trade valuation is based upon our management’s estimate of the fair value of the products, supplies and services received. For the years ended December 31, 2012, 2011 and 2010, amounts reflected under trade transactions were: (1) trade revenues of $27.7 million, $21.2 million and $16.7 million, respectively; and (2) trade expenses of $26.1 million, $20.8 million and $16.5 million, respectively.

Summary Disclosures about Contractual Obligations and Commercial Commitments

The following tables reflect a summary of our contractual cash obligations and other commercial commitments as of December 31, 2012 (dollars in thousands):

		Payments Due By Period
Contractual Cash Obligations	Total	Less Than 1 Year	2 to 3 Years	4 to 5 Years	After 5 Years
Long-term debt(1)	$3,455,748	$264,268	$214,300	$214,300	$2,762,880
Operating leases	147,910	27,887	48,645	24,149	47,229
Other contractual obligations(2)	255,368	45,958	101,505	107,710	195

Total contractual cash obligations	$3,859,026	$338,113	$364,450	$346,159	$2,810,304

(1)	Based on amounts outstanding, interest rates and required repayments as of December 31, 2012. Also assumes that outstanding indebtedness will not be refinanced prior to scheduled maturity.

(2)	Consists of contractual obligations for goods or services that are enforceable and legally binding obligations that include all significant terms.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2012.

Adoption of New Accounting Standards

ASU 2011-04. In May 2011, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2011-04, which amends ASC Topic 820, Fair Value Measurements and Disclosures, to achieve common fair value measurement and disclosure requirements under GAAP and International Financial Reporting Standards. This standard gives clarification for the highest and best use valuation concepts. This ASU also provides guidance on fair value measurements relating to instruments classified in stockholders’ equity and instruments managed within a portfolio. Further, ASU 2011-04 clarifies disclosures for financial instruments categorized within level 3 of the fair value hierarchy that require companies to provide quantitative information about unobservable inputs used, the sensitivity of the measurement to changes in those inputs, and the valuation processes used by the reporting entity. The Company adopted this guidance effective January 1, 2012. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

ASU 2011-05. In June 2011, the FASB issued ASU 2011-05, which amends the guidance in ASC Topic 220, “Comprehensive Income,” by eliminating the option to present components of other comprehensive income, or OCI, in the statement of stockholders’ equity. This ASU requires entities to present all non-owner changes in stockholders’ equity either as a single continuous statement of comprehensive income or as two separate but consecutive statements of income and comprehensive income. The components of OCI have not changed nor has the guidance on when OCI items are reclassified to net income. Similarly, ASU 2011-05 does not change the guidance to disclose OCI components gross or net of the effect of income taxes, provided that the tax effects are presented on the face of the statement in which OCI is presented, or disclosed in the notes to the financial statements. The Company adopted this guidance effective January 1, 2012. Since the Company has no transactions classified as OCI, the adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

ASU 2011-08. In September 2011, the FASB issued ASU 2011-8, which amends ASC Topic 350, Intangibles-Goodwill and Other. The amendments in this ASU give companies the option to first perform a qualitative assessment to determine whether it is more likely than not (a likelihood of more than 50.0%) that the fair value of a reporting unit is less than its carrying amount. If a company concludes that this is the case, it must perform the two-step goodwill impairment test. Otherwise, a company is not required to perform this two-step test. Under the amendments in this ASU, an entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. The Company adopted this guidance effective January 1, 2012. The adoption of this guidance did not have an impact on the Company’s unaudited consolidated financial statements.

ASU 2013-01. In January 2013, the FASB issued ASU 2011-11. The amendments in this ASU require companies to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The ASU is required to be applied retrospectively for all prior periods presented and is effective for annual periods for fiscal years beginning on or after January 1, 2013, and interim periods within those annual fiscal years. The adoption of this guidance is not expected to have an impact on the Company’s consolidated financial statements.

ASU 2012-02. In July 2012, the FASB issued ASU 2012-02. The amendments in this ASU give companies the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired rather than calculating the fair value of the indefinite-lived intangible asset. It is effective prospectively for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of this guidance is not expected to have an impact on the Company’s consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

As of December 31, 2012, 77.6% of our long-term debt, or $2.1 billion, bore interest at variable rates. Accordingly, our earnings and after-tax cash flow are affected by changes in interest rates. Assuming the level of borrowings outstanding at December 31, 2012 at variable interest rates and assuming a one percentage point change in the 2012 average interest rate payable on these borrowings, it is estimated that our 2012 interest expense would have increased (decreased) and net income would have decreased (increased) by $27.2 million. As part of our efforts to mitigate interest rate risk, in December 2011, we entered into an interest rate cap agreement with JPMorgan that effectively fixed the interest rate, based on LIBOR, on $71.3 million of our variable rate borrowings. This agreement caps the LIBOR-based variable interest rate component of our long-term debt at a maximum of 3.0% on an equivalent amount of our term loans. This agreement is intended to reduce our exposure to interest rate fluctuations and was not entered into for speculative purposes. After giving effect to the impact of this agreement, we had $2.1 billion of borrowings outstanding at December 31, 2012 that were not subject to the interest rate cap. Assuming a one percentage point change in the 2011 average interest rate payable on these borrowings, it is estimated that our 2012 interest expense would have increased (decreased) and net income would have decreased (increased) by $0.7 million.

In certain prior periods, we managed our interest rate risk on a portion of our variable rate debt by entering into interest rate swap agreements in which we received payments based on variable interest rates and made payments based on a fixed interest rate. These swap agreements expired on March 13, 2011. In the event of an adverse change in interest rates, our management would likely take actions, in addition to the interest rate cap agreement discussed above, to mitigate our exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, additional analysis is not possible at this time.

Foreign Currency Risk

None of our operations are measured in foreign currencies. As a result, our financial results are not subject to factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets.

BUSINESS

Company Overview

We own and operate commercial radio station clusters throughout the United States, and we believe we are the largest pure-play radio broadcaster in the United States based on number of stations owned and operated. At June 30, 2013, we owned or operated approximately 520 radio stations (including under LMAs for 14 radio stations) in 108 United States media markets. Additionally, we create audio content and partner with third parties to create audio content to support nationwide radio networks serving over 5,500 affiliates. Our combined portfolio of stations reaches over 65 million broadcast listeners weekly through a broad assortment of programming formats including rock, sports, top 40 and country, among others. Furthermore, we distribute our content digitally through radio station websites, apps and streaming audio.

We are a Delaware corporation, organized in 2002, and successor by merger to an Illinois corporation with the same name that had been organized in 1997.

Strategic Overview

Our operating strategy is primarily focused on generating internal growth through improving the performance of the portfolio of stations we own and operate, while enhancing our station portfolio and our business as a whole through the acquisition of individual stations or clusters that satisfy our acquisition criteria. We further seek to use our national platform to develop new media businesses that we believe are synergistic with radio broadcasting.

Our Company was formed in 1997 with an initial strategic focus on mid-sized markets throughout the United States. We historically focused on such markets because it was our belief that these markets, as compared to large markets, had been characterized by a higher ratio of local advertisers to national advertisers and a larger number of smaller-dollar customers, both of which have historically led to lower volatility in the face of changing macroeconomic conditions. We believed that the attractive operating characteristics of mid-sized markets, together with the relaxation of radio station ownership limits under the Telecom Act and FCC rules, created significant opportunities for growth from the formation of groups of radio stations within these markets. We focused on capitalizing on opportunities to acquire groups of stations in attractive markets at favorable purchase prices, taking advantage of the size and fragmented nature of ownership in those markets and the greater attention historically given to larger markets by radio station acquirers.

Although our historical focus was on mid-sized radio markets in the United States, we recognized that the large radio markets can provide an attractive combination of scale, stability and opportunity for future growth, particularly for emerging digital advertising initiatives. According to BIA, these markets typically have per capita and household income, and expected household after-tax effective buying income growth, in excess of the national average, which we believe makes radio broadcasters in these markets attractive to a broad base of advertisers, and allows a radio broadcaster to reduce its dependence on any one economic sector or specific advertiser. We also believe that having a national platform provides appropriate scale and additional opportunities to launch new digital media businesses and partner with other national media companies when appropriate. In furtherance of this strategy, in 2011, we completed the CMP Acquisition and the Citadel Merger, each as described in more detail below.

Industry Overview

The primary source of revenues for radio stations is the sale of advertising time to local, regional and national spot advertisers, and national network advertisers. National network advertisers place advertisements on a national network show and such advertisements air in each market where the network has an affiliate. Over the past ten years, radio advertising revenue has represented 8% to 10% of the overall United States advertising market, and typically follows macroeconomic growth trends. In 2012, radio advertising revenues reached $16.5 billion.

Generally, radio is considered an efficient, cost-effective means of reaching specifically identified demographic groups. Stations are typically classified by their on-air format, such as country, rock, adult contemporary, oldies and news/talk. A station’s format and style of presentation enables it to target specific segments of listeners sharing certain demographic features. By capturing a specific share of a market’s radio listening audience with particular concentration in a targeted demographic, a station is able to market its broadcasting time to advertisers seeking to reach a specific audience. Advertisers and stations use data published by audience measuring services, such as Arbitron, to estimate how many people within particular geographical markets and demographics listen to specific stations.

The number of advertisements that can be broadcast by a station without jeopardizing listening levels and the resulting ratings is limited in part by the format of a particular station and the local competitive environment. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year.

A station’s local sales staff generates the majority of its local and regional advertising sales through direct solicitations of local advertising agencies and businesses. To generate national advertising sales, a station usually will engage a firm that specializes in soliciting radio-advertising sales on a national level. Stations also may engage directly with an internal national sales team that supports the efforts of third-party representatives. National sales representatives obtain advertising principally from advertising agencies located outside the station’s market and receive commissions based on the revenue from the advertising they obtain.

Our stations compete for advertising revenue with other broadcast radio stations in their particular market as well as other media, including newspapers, broadcast television, cable television, magazines, direct mail, coupons and outdoor advertising. In addition, the radio broadcasting industry is subject to competition from services that use new media technologies that are being developed or have already been introduced, such as the internet and satellite-based digital radio services. Such services may reach regional and nationwide audiences with multi-channel, multi-format, digital radio services.

We cannot predict how existing, new or any future generated sources of competition will affect our performance and results of operations. The radio broadcasting industry historically has grown over the long term despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes, compact discs and iPods and other similar devices. We believe population growth and greater availability of radios, particularly car and portable radios when combined with increased travel and commuting time, have contributed to this growth. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have a material adverse effect on the radio broadcasting industry in general or our stations in particular.

Advertising Sales

Virtually all of our revenue is generated from the sale of local, regional, and national advertising for broadcast on our radio stations. In the six months ended June 30, 2013 and the years ended December 31, 2012, 2011 and 2010, approximately 72.5%, 77.4%, 72.6% and 84.5%, respectively, of our net broadcasting revenue was generated from the sale of local and regional advertising. Additional broadcasting revenue is generated from the sale of national advertising. The major categories of our advertisers consist of:

Amusement and recreation	Banking and mortgage	Furniture and home furnishings
Arts and entertainment	Food and beverage services	Healthcare services
Automotive dealers	Food and beverage stores	Telecommunications

Each station’s local sales staff solicits advertising either directly from a local advertiser or indirectly through an advertising agency. We employ a tiered commission structure to focus our sales staffs on new business development. Consistent with our operating strategy of dedicated sales forces for each of our stations, we have increased the number of salespeople per station. We believe that we can outperform the traditional growth rates of our markets by (1) expanding our base of advertisers, (2) training newly hired sales people and (3) providing a higher level of service to our existing customer base. We believe this will be effectively accomplished though a larger sales staff than most of the stations employed at the time we acquired them.

Our national sales are made by a firm specializing in radio advertising sales on the national level, in exchange for a commission that is based on the gross revenue from the advertising generated. Regional sales, which we define as sales in regions surrounding our markets to buyers that advertise in our markets, are generally made by our local sales staff and market managers. Whereas we seek to grow our local sales through larger and more customer-focused sales staffs, we seek to grow our national and regional sales by offering to key national and regional advertisers access to groups of stations within specific markets and regions that make us a more attractive platform. Many of these advertisers have previously been reluctant to advertise in certain smaller markets because of the logistics involved in buying advertising from individual stations. Certain of our stations had no national representation before we acquired them.

Each of our stations has a general target level of on-air inventory available for advertising. This target level of inventory for sale may vary at different times of the day but tends to remain stable over time. Our stations strive to maximize revenue by managing their on-air advertising inventory and adjusting prices up or down based on supply and demand. We seek to broaden our advertiser base in each market by providing a wide array of audience demographic segments across our cluster of stations, thereby providing potential advertisers with an effective means to reach a targeted demographic group. Our selling and pricing activity is based on demand for our radio stations’ on-air inventory and, in general, we respond to this demand by varying prices rather than by varying our target inventory level for a particular station. Most changes in revenue are explained by a combination of demand-driven pricing changes and changes in inventory utilization rather than by changes in available inventory. Advertising rates charged by radio stations, which are generally highest during morning and afternoon commuting hours, are based primarily on:

•	a station’s share of audiences and the demographic groups targeted by advertisers (as measured by ratings surveys);

•	the supply and demand for radio advertising time and for time targeted at particular demographic groups; and

•	certain additional qualitative factors.

A station’s listenership is reflected in ratings surveys that estimate the number of listeners tuned in to the station, and the time they spend listening. Each station’s ratings are used by its advertisers and advertising representatives to consider advertising with the station and are used by Cumulus to chart audience growth, set advertising rates and adjust programming.

Competition

The radio broadcasting industry is very competitive. Our stations compete for listeners and advertising revenues directly with other radio stations within their respective markets, as well as with other advertising media. Additionally, new online music and other entertainment services have begun selling advertising locally, creating additional competition for both listeners and advertisers.

Radio stations compete for listeners primarily on the basis of program content that appeals to a particular demographic group. Factors that affect a radio station’s competitive position include station brand identity and loyalty, management experience, the station’s local audience rank in its market, transmitter power and location, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations and other advertising media in the market area. We attempt to improve our competitive position in each market by extensively researching and seeking to improve our stations’ programming, by implementing targeted advertising campaigns aimed at the demographic groups for which our stations program and by managing our sales efforts to attract a larger share of advertising dollars for each station individually. We also seek to improve our competitive position by focusing on building a strong brand identity with a targeted listener base consisting of specific demographic groups in each of our markets, which we believe will allow us to better attract advertisers seeking to reach those listeners.

The success of each of our stations depends largely upon rates it can charge for its advertising, which in turn is affected by the number of local advertising competitors, and the overall demand for advertising within individual markets. These conditions may fluctuate and are highly susceptible to changes in both local markets and more general macroeconomic conditions. Specifically, a radio station’s competitive position can be enhanced or negatively impacted by a variety of factors, including the changing of, or another station changing, its format to compete directly for a different demographic of listeners and advertisers or an upgrade of the station’s authorized power through the relocation or upgrade of transmission equipment. Another station’s decision to convert to a format similar to that of one of our radio stations in the same geographic area, to improve its signal reach through equipment changes or upgrades, or to launch an aggressive promotional campaign may result in lower ratings and advertising revenue. Any adverse change affecting advertising expenditures in a particular market or in the relative market share of our stations located in a particular market could have a material adverse effect on the results of the radio stations located in that market or, possibly, the Company as a whole. There can be no assurance that any one or all of our stations will be able to maintain or increase advertising revenue market share.

There are also regulations that impact competition within the radio industry. Under federal laws and FCC rules, a single party can own and operate multiple stations in a local market, subject to certain limitations described below. We believe that companies that form groups of commonly owned stations or joint arrangements, such as LMAs, in a particular market may, in certain circumstances, have lower operating costs and may be able to offer advertisers in those markets more attractive rates and services. Although we currently operate multiple stations in most of our markets and intend to pursue the creation of additional multiple station groups in particular markets, our competitors in certain markets include other parties that own and operate as many or more stations than we do.

However, the competitive position of existing radio stations is protected to some extent by certain regulatory barriers to new entrants. The operation of a radio broadcast station requires an FCC license, and the number of radio stations that an entity can operate in a given market is limited under certain FCC rules. The number of radio stations that a party can own in a particular market is dictated largely by whether the station is in a defined “Arbitron Metro” (a designation designed by a private party for use in advertising matters), and, if so, the number of stations included in that Arbitron Metro. In those markets that are not in an Arbitron Metro, the number of stations a party can own in the particular market is dictated by the number of AM and FM signals that together comprise that FCC-defined radio market. These FCC ownership rules may, in some instances, limit the number of stations one or more of our existing competitors can own or operate, or may limit potential new market entrants. However, FCC ownership rules may change in the future to limit any protections they provide. We also cannot predict what other matters might be considered in the future by the FCC or Congress, nor can we assess in advance what impact, if any, the implementation of any of these proposals or changes might have on our business. For a discussion of FCC regulation (including recent changes), see “— Federal Regulation of Radio Broadcasting.”

Employees

At June 30, 2013, we employed 5,943 people, 4,025 of whom were employed full time. Of these employees, approximately, 207 employees are covered by collective bargaining agreements. We have not experienced any material work stoppages by our employees covered by collective bargaining agreements, and overall, we consider our relations with our employees to be satisfactory.

On occasion, we enter into contracts with various on-air personalities with large loyal audiences in their respective markets to protect our interests in those relationships that we believe to be valuable. The loss of one or more of these personalities could result in a short-term loss of audience share, but we do not believe that any such loss would have a material adverse effect on our financial condition or results of operations, taken as a whole.

Properties

The types of properties required to support each of our radio stations include studios, sales offices, and tower sites. A station’s studios are generally housed with its offices in a business district within the station’s community of license or largest nearby community. The tower sites are generally located in an area to provide maximum market coverage.

At June 30, 2013, we owned 45 studio facilities and 105 tower sites in our 108 markets. We lease additional studio, office facilities, and tower sites throughout all of our markets. We also lease corporate office space in Atlanta, Georgia and office space in New York, New York and Dallas, Texas for the production and distribution of our radio network. We do not anticipate any difficulties in renewing any facility leases or in leasing alternative or additional space, if required. We own substantially all of our other equipment, consisting principally of transmitting antennae, transmitters, studio equipment, and general office equipment.

No single property is material to our operations. We believe that our properties are generally in good condition and suitable for our operations; however, we continually look for opportunities to upgrade our studios, office space and transmission facilities.

Federal Regulation of Radio Broadcasting

General

The ownership, operation and sale of radio broadcast stations, including those licensed to us, is subject to the jurisdiction of the FCC, which acts under authority of the Communications Act. The Telecom Act amended the Communications Act and directed the FCC to change certain of its broadcast rules. Among its other regulatory responsibilities, the FCC issues permits and licenses to construct and operate radio stations; assigns broadcast frequencies; determines whether to approve changes in ownership or control of station licenses; regulates transmission equipment, operating power, and other technical parameters of stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations; regulates the content of some forms of radio broadcast programming; and has the authority under the Communications Act to impose penalties for violations of its rules.

The following is a brief summary of certain provisions of the Communications Act, the Telecom Act, and related FCC rules and policies, collectively referred to as the Communications Laws. This description does not purport to be comprehensive, and reference should be made to the Communications Laws, public notices, and decisions issued by the FCC for further information concerning the nature and extent of federal regulation of radio broadcast stations. Failure to observe the provisions of the Communications Laws can result in the imposition of various sanctions, including monetary forfeitures and the grant of a “short-term” (less than the maximum term) license renewal. For particularly egregious violations, the FCC may deny a station’s license renewal application, revoke a station’s license, or deny applications in which an applicant seeks to acquire additional broadcast properties.

License Grant and Renewal

Radio broadcast licenses are generally granted and renewed for terms of up to eight years at a time. Licenses are renewed by filing an application with the FCC, which is subject to review and approval. The Communications Act expressly provides that a radio station is authorized to continue to operate after the expiration date of its existing license until the FCC acts on a pending renewal application. Petitions to deny license renewal applications may be filed by interested parties, including members of the public. While we are not currently aware of any facts that would prevent the renewal of our licenses to operate our radio stations, there can be no assurance that all of our licenses will be renewed in the future for a full term, or at all.

Service Areas

The area served by AM stations is determined by a combination of frequency, transmitter power, antenna orientation, and soil conductivity. To determine the effective service area of an AM station, the station’s power, operating frequency, antenna patterns and its day/night operating modes are evaluated. The area served by an FM station is determined by a combination of effective radiated power, or ERP, antenna height and terrain with stations divided into eight classes according to these technical parameters.

Each class of FM radio station has the right to broadcast with a certain amount of ERP from an antenna located at a certain height above average terrain. The most powerful FM radio stations, which are generally those with the largest geographic reach, are Class C FM stations, which operate with up to the equivalent of 100 kilowatts, or kW, of ERP at an antenna height of 1,968 feet above average terrain. These stations typically provide service to a large area that covers one or more counties (which may or may not be in the same state). There are also Class C0, C1, C2 and C3 FM radio stations which operate with progressively less power and/or antenna height above average terrain and, thus, less geographic reach. In addition, Class B FM stations operate with the equivalent of up to 50 kW ERP at an antenna height of 492 feet above average terrain. Class B stations can serve large metropolitan areas and their outer suburban areas. Class B1 stations can operate with up to the equivalent of 25 kW ERP at an antenna height of 328 feet above average terrain. Class A FM stations operate with up to the equivalent of 6 kW ERP at an antenna height of 328 feet above average terrain, and often (but not always) serve smaller cities or suburbs of larger cities.

The following table sets forth, as of September 2013, the market, call letters, FCC license classification, antenna height above average terrain (for FM stations only), power frequency and license expiration date of all our owned and/or operated stations, including pending station acquisitions operated under an LMA, and all other announced pending station acquisitions. Stations with a license expiration date prior to September 2013 represent stations for which a renewal application has been timely filed with the FCC and is currently pending before the FCC. The Communications Act expressly provides that a radio station is authorized to continue to operate after the expiration date of its existing license until the FCC acts on a pending renewal application.

Market	Stations	City of License	Frequency	Expiration Date of License	FCC Class	Height Above Average Terrain (in feet)	Power (in Kilowatts)
							Day	Night
Abilene, TX	KBCY FM	Tye, TX	99.7	August 1, 2021	C1	745	100.0	100.0
	KCDD FM	Hamlin, TX	103.7	August 1, 2021	C0	984	100.0	100.0
	KHXS FM	Merkel, TX	102.7	August 1, 2021	C1	745	99.2	99.2
	KTLT FM	Anson, TX	98.1	August 1, 2021	C2	305	50.0	50.0
Albany, GA	WALG AM	Albany, GA	1590	April 1, 2020	B	N/A	5.0	1.0
	WEGC FM	Sasser, GA	107.7	April 1, 2020	C3	312	11.5	11.5
	WGPC AM	Albany, GA	1450	April 1, 2020	C	N/A	1.0	1.0
	WJAD FM	Leesburg, GA	103.5	April 1, 2020	C3	463	12.5	12.5
	WKAK FM	Albany, GA	104.5	April 1, 2020	C1	981	100.0	100.0
	WNUQ FM	Sylvester, GA	102.1	April 1, 2020	A	259	6.0	6.0
	WQVE FM	Albany, GA	101.7	April 1, 2020	A	299	6.0	6.0
Albuquerque, NM	KKOB AM	Albuquerque, NM	770	October 1, 2021	B	N/A	50.0	50.0
	KKOB FM	Albuquerque, NM	93.3	October 1, 2021	C	4150	21.5	21.5
	KMGA FM	Albuquerque, NM	99.5	October 1, 2021	C	4131	22.5	22.5
	KNML AM	Albuquerque, NM	610	October 1, 2021	B	N/A	5.0	5.0
	KRST FM	Albuquerque, NM	92.3	October 1, 2021	C	4160	22.0	22.0
	KTBL AM	Los Ranchos, NM	1050	October 1, 2021	B	N/A	1.0	1.0
	KDRF FM	Albuquerque, NM	103.3	October 1, 2021	C	4424	20.0	20.0
	KBZU FM	Albuquerque, NM	96.3	October 1, 2021	C	4134	17.5	17.5
Allentown, PA	WCTO FM	Easton, PA	96.1	August 1, 2014	B	499	50.0	50.0
	WLEV FM	Allentown, PA	100.7	August 1, 2014	B	1073	11.0	11.0
Amarillo, TX	KARX FM	Claude, TX	95.7	August 1, 2021	C1	390	100.0	100.0
	KPUR AM	Amarillo, TX	1440	August 1, 2021	B	N/A	5.0	1.0
	KPUR FM	Canyon, TX	107.1	August 1, 2021	A	315	6.0	6.0
	KQIZ FM	Amarillo, TX	93.1	August 1, 2021	C1	699	100.0	100.0
	KZRK AM	Canyon, TX	1550	August 1, 2021	B	N/A	1.0	0.2
	KZRK FM	Canyon, TX	107.9	August 1, 2021	C1	476	100.0	100.0
Ann Arbor, MI	WLBY AM	Saline, MI	1290	October 1, 2020	D	N/A	0.5	0.0
	WQKL FM	Ann Arbor, MI	107.1	October 1, 2020	A	289	3.0	3.0
	WTKA AM	Ann Arbor, MI	1050	October 1, 2020	B	N/A	10.0	0.5
	WWWW FM	Ann Arbor, MI	102.9	October 1, 2020	B	440	50.0	50.0
Appleton, WI	WNAM AM	Neenah Menasha, WI	1280	December 1, 2020	B	N/A	5.0	5.0
	WOSH AM	Oshkosh, WI	1490	December 1, 2020	C	N/A	1.0	1.0
	WPKR FM	Omro, WI	99.5	December 1, 2020	C2	495	25.0	25.0
	WVBO FM	Winneconne, WI	103.9	December 1, 2020	C3	328	25.0	25.0
Atlanta, GA	WKHX FM	Marietta, GA	101.5	April 1, 2020	C0	1079	100.0	100.0
	WYAY FM	Gainesville, GA	106.7	April 1, 2020	C	1657	77.0	77.0
	WWWQ FM	Atlanta, GA	99.7	April 1, 2020	C0	116	96.6	96.6
	WNNX FM	College Park, GA	100.5	April 1, 2020	C2	978	12.5	12.5
Baton Rouge, LA	KQXL FM	New Roads, LA	106.5	June 1, 2012	C2	486	50.0	50.0
	WRQQ FM	Hammond, LA	103.3	June 1, 2020	C	1004	100.0	100.0
	WEMX FM	Kentwood, LA	94.1	June 1, 2020	C1	981	100.0	100.0
	WIBR AM	Baton Rouge, LA	1300	June 1, 2012	B	N/A	5.0	1.0
	WXOK AM	Port Allen, LA	1460	June 1, 2020	B	N/A	4.7	0.3
Battle Creek, MI	WBCK FM	Battle Creek, MI	95.3	October 1, 2020	A	269	3.0	3.0
	WBXX FM	Marshall, MI	104.9	October 1, 2020	A	328	6.0	6.0
Beaumont, TX	KAYD FM	Silsbee, TX	101.7	August 1, 2021	C3	503	10.5	10.5
	KBED AM	Nederland, TX	1510	August 1, 2021	D	N/A	5.0	0.0
	KIKR AM	Beaumont, TX	1450	August 1, 2021	C	N/A	1.0	1.0
	KQXY FM	Beaumont, TX	94.1	August 1, 2021	C1	600	100.0	100.0
	KSTB FM	Crystal Beach, TX	101.5	August 1, 2013	A	184	6.0	6.0
	KTCX FM	Beaumont, TX	102.5	August 1, 2021	C2	492	50.0	50.0
Birmingham, AL	WAPI AM	Birmingham, AL	1070	April 1, 2020	B	N/A	50.0	5.0
	WJOX AM	Birmingham, AL	690	April 1, 2020	B	N/A	50.0	0.5
	WAPI FM	Helena, AL	100.5	April 1, 2020	C1	1014	69.0	69.0
	WUHT FM	Birmingham, AL	107.7	April 1, 2020	C1	1345	42.0	42.0
	WJOX FM	Birmingham, AL	94.5	April 1, 2020	C0	1014	100.0	100.0
	WZRR FM	Birmingham, AL	99.5	April 1, 2020	C0	1014	100.0	100.0

Market	Stations	City of License	Frequency	Expiration Date of License	FCC Class	Height Above Average Terrain (in feet)	Power (in Kilowatts)
							Day	Night
Boise, ID	KBOI AM	Boise, ID	670	October 1, 2013	B	N/A	1.0	0.3
	KIZN FM	Boise, ID	92.3	October 1, 2013	C	2717	48.0	48.0
	KKGL FM	Nampa, ID	96.9	October 1, 2013	C	2717	48.0	48.0
	KQFC FM	Boise, ID	97.9	October 1, 2013	C	2717	48.0	48.0
	KTIK FM	New Plymouth, ID	93.1	October 1, 2013	C	2536	5.0	5.0
	KTIK AM	Nampa, ID	1350	October 1, 2013	B	N/A	50.0	50.0
Blacksburg, VA	WBRW FM	Blacksburg, VA	105.3	October 1, 2019	C3	479	12.0	12.0
	WFNR AM	Blacksburg, VA	710	October 1, 2019	D	N/A	10.0	0.0
	WNMX FM	Christiansburg, VA	100.7	October 1, 2019	A	886	0.8	0.8
	WPSK FM	Pulaski, VA	107.1	October 1, 2019	C3	1207	1.8	1.8
	WRAD AM	Radford, VA	1460	October 1, 2019	B	N/A	5.0	0.5
	WWBU FM	Radford, VA	101.7	October 1, 2019	A	66	5.8	5.8
Bloomington, IL	WBNQ FM	Bloomington, IL	101.5	December 1, 2020	B	465	50.0	50.0
	WBWN FM	Le Roy, IL	104.1	December 1, 2020	B1	413	0.8	0.8
	WJBC AM	Bloomington, IL	1230	December 1, 2020	C	N/A	1.0	1.0
	WJBC FM	Pontiac, IL	93.7	December 1, 2020	B1	472	12.0	12.0
Bridgeport, CT	WEBE FM	Westport, CT	107.9	April 1, 2014	B	384	50.0	50.0
	WICC AM	Bridgeport, CT	600	April 1, 2014	B	N/A	1.0	0.5
Buffalo, NY	WEDG FM	Buffalo, NY	103.3	June 1, 2014	B	348	49.0	49.0
	WGRF FM	Buffalo, NY	96.9	June 1, 2014	B	712	24.0	24.0
	WHLD AM	Niagra Falls, NY	1270	June 1, 2014	B	N/A	5.0	1.0
	WHTT FM	Buffalo, NY	104.1	June 1, 2014	B	387	50.0	50.0
	WBBF AM	Buffalo, NY	1120	June 1, 2014	D	N/A	1.0	0.0
Cedar Rapids, IA	KDAT FM	Cedar Rapids, IA	104.5	February 1, 2021	C1	551	100.0	100.0
	KHAK FM	Cedar Rapids, IA	98.1	February 1, 2021	C1	459	100.0	100.0
	KRNA FM	Iowa City, IA	94.1	February 1, 2021	C1	981	100.0	100.0
	KRQN FM	Vinton, IA	107.1	February 1, 2021	A	371	4.7	4.7
Charleston, SC	WSSX FM	Charleston, SC	95.1	December 1, 2019	C0	1001	100.0	100.0
	WIWF FM	Charleston, SC	96.9	December 1, 2019	C	1768	100.0	100.0
	WTMA AM	Charleston, SC	1250	December 1, 2011	B	N/A	5.0	1.0
	WWWZ FM	Summerville, SC	93.3	December 1, 2019	C2	492	50.0	50.0
	WMGL FM	Ravenel, SC	107.3	December 1, 2019	C3	410	16.51	16.51
Chattanooga, TN	WGOW AM	Chattanooga, TN	1150	August 1, 2020	B	N/A	5.0	1.0
	WGOW FM	Soddy-Daisy, TN	102.3	August 1, 2020	A	285	6.0	6.0
	WOGT FM	East Ridge, TN	107.9	August 1, 2020	C3	328	25.0	25.0
	WSKZ FM	Chattanooga, TN	106.5	August 1, 2020	C	1079	100.0	100.0
Chicago, IL	WLS AM	Chicago, IL	890	December 1, 2012	A	N/A	50.0	50.0
	WLS FM	Chicago, IL	94.7	December 1, 2012	B	1535	4.4	4.4
	WJEZ FM	Dwight, IL	98.9	December 1, 2020	A	488	1.3	1.3
Cincinnati, OH	WNNF FM	Cincinnati, OH	94.1	October 1, 2020	B	866	16.0	16.0
	WOFX FM	Cincinnati, OH	92.5	October 1, 2020	B	866	16.0	16.0
	WRRM FM	Cincinnati, OH	98.5	October 1, 2020	B	807	18.0	18.0
	WGRR FM	Hamilton, OH	103.5	October 1, 2020	B	1037	11.0	11.0
	WFTK FM	Lebanon, OH	96.5	October 1, 2020	B	810	19.5	19.5
Colorado Springs, CO	KKFM FM	Colorado Springs, CO	98.1	April 1, 2021	C	2290	71.0	71.0
	KKMG FM	Pueblo, CO	98.9	April 1, 2021	C	2280	72.0	72.0
	KKPK FM	Colorado Springs, CO	92.9	April 1, 2021	C	2198	60.0	60.0
	KCSF AM	Colorado Springs, CO	1300	April 1, 2021	B	N/A	5.0	1.0
	KVOR AM	Colorado Springs, CO	740	April 1, 2021	B	N/A	3.3	1.5
	KATC FM	Colorado Springs, CO	95.1	April 1, 2021	C	2280	58.0	58.0
Columbia, MO	KBBM FM	Jefferson City, MO	100.1	February 1, 2021	C2	600	33.0	33.0
	KBXR FM	Columbia, MO	102.3	February 1, 2021	C3	856	3.5	3.5
	KFRU AM	Columbia, MO	1400	February 1, 2021	C	N/A	1.0	1.0
	KJMO FM	Linn, Mo	97.5	February 1, 2021	A	328	6.0	6.0
	KLIK AM	Jefferson City, MO	1240	February 1, 2021	C	N/A	1.0	1.0
	KOQL FM	Ashland, MO	106.1	February 1, 2021	C1	958	69.0	69.0
	KPLA FM	Columbia, MO	101.5	February 1, 2021	C1	1063	42.0	42.0
	KZJF FM	Jefferson City, MO	104.1	April 1, 2021	A	348	5.3	5.3
Columbia, SC	WISW AM	Columbia, SC	1320	December 1, 2019	B	N/A	5.0	2.5
	WLXC FM	Columbia, SC	103.1	December 1, 2019	A	308	6.0	6.0
	WNKT FM	Eastover, SC	107.5	December 1, 2019	C2	548	40.0	40.0
	WOMG FM	Lexington, SC	98.5	December 1, 2019	A	325	6.0	6.0
	WTCB FM	Orangeburg, SC	106.7	December 1, 2019	C1	787	100.0	100.0
Columbus-Starkville, MS	WJWF AM	Columbus, MS	1400	June 1, 2020	C	N/A	1.0	1.0
	WKOR FM	Columbus, MS	94.9	June 1, 2020	C2	492	50.0	50.0
	WMXU FM	Starkville, MS	106.1	June 1, 2020	C2	502	40.0	40.0
	WNMQ FM	Columbus, MS	103.1	June 1, 2020	C2	755	22.0	22.0
	WSMS FM	Artesia, MS	99.9	June 1, 2020	C2	505	47.0	47.0
	WSSO AM	Starkville, MS	1230	June 1, 2020	C	N/A	1.0	1.0

Market	Stations	City of License	Frequency	Expiration Date of License	FCC Class	Height Above Average Terrain (in feet)	Power (in Kilowatts)
							Day	Night
Dallas, TX	WBAP AM	Fort Worth, TX	820	August 1, 2013	A	N/A	50.0	50.0
	WBAP FM	Flower Mound, TX	96.7	August 1, 2021	C	2038	90.0	90.0
	KSCS FM	Fort Worth, TX	96.3	August 1, 2013	C	1611	99.0	99.0
	KLIF AM	Dallas, TX	570	August 1, 2013	B	N/A	5.0	5.0
	KPLX FM	Fort Worth, TX	99.5	August 1, 2021	C	1677	100.0	100.0
	KLIF FM	Haltom, TX	93.9	August 1, 2013	C2	394	50.0	50.0
	KTCK AM	Dallas, TX	1310	August 1, 2013	B	N/A	25.0	5.0
	KTDK FM	Sanger, TX	104.1	August 1, 2021	C3	630	6.2	6.2
Danbury, CT	WDBY FM	Patterson, NY	105.5	June 1, 2014	A	610	0.9	0.9
	WINE AM	Brookfield, CT	940	April 1, 2014	D	N/A	0.7	0.0
	WPUT AM	Brewster, NY	1510	June 1, 2014	D	N/A	1.0	0.0
	WRKI FM	Brookfield, CT	95.1	April 1, 2014	B	636	29.5	29.5
Des Moines, IA	KBGG AM	Des Moines, IA	1700	February 1, 2021	B	N/A	10.0	1.0
	KHKI FM	Des Moines, IA	97.3	February 1, 2021	C1	469	105.0	105.0
	KGGO FM	Des Moines, IA	94.9	February 1, 2013	C0	1066	100.0	100.0
	KJJY FM	West Des Moines, IA	92.5	February 1, 2020	C2	541	41.0	41.0
	KWQW FM	Boone, IA	98.3	February 1, 2020	C2	541	41.0	41.0
Detroit, MI	WJR AM	Detroit, MI	760	October 1, 2020	A	N/A	50.0	50.0
	WDVD FM	Detroit, MI	96.3	October 1, 2020	B	787	20.0	20.0
	WDRQ FM	Detroit, MI	93.1	October 1, 2020	B	669	26.5	26.5
Dubuque, IA	KLYV FM	Dubuque, IA	105.3	February 1, 2021	C2	348	50.0	50.0
	KXGE FM	Dubuque, IA	102.3	February 1, 2021	A	308	2.0	2.0
	WDBQ AM	Dubuque, IA	1490	February 1, 2013	C	N/A	1.0	1.0
	WDBQ FM	Galena, IL	107.5	December 1, 2020	A	328	6.0	6.0
	WJOD FM	Asbury, IA	103.3	February 1, 2021	C3	643	6.6	6.6
Erie, PA	WXKC FM	Erie, PA	99.9	August 1, 2014	B	492	50.0	50.0
	WXTA FM	Edinboro, PA	97.9	August 1, 2014	B1	505	10.0	10.0
	WRIE AM	Erie, PA	1260	August 1, 2014	B	N/A	5.0	5.0
	WQHZ FM	Erie, PA	102.3	August 1, 2014	A	617	1.7	1.7
Eugene, OR	KEHK FM	Brownsville, OR	102.3	February 1, 2014	C1	919	100.0	100.0
	KSCR AM	Eugene, OR	1320	February 1, 2014	D	N/A	1.0	0.0
	KUGN AM	Eugene, OR	590	February 1, 2014	B	N/A	5.0	5.0
	KUJZ FM	Creswell, OR	95.3	February 1, 2014	C3	1207	0.6	0.6
	KZEL FM	Eugene, OR	96.1	February 1, 2014	C	1093	100.0	100.0
Faribault-Owatonna, MN	KDHL AM	Faribault, MN	920	April 1, 2021	B	N/A	5.0	5.0
	KQCL FM	Faribault, MN	95.9	April 1, 2021	A	328	3.0	3.0
	KRFO AM	Owatonna, MN	1390	April 1, 2021	D	N/A	0.5	0.1
	KRFO FM	Owatonna, MN	104.9	April 1, 2021	A	174	4.7	4.7
Fayetteville, AR	KAMO FM	Rogers, AR	94.3	June 1, 2020	C2	692	25.0	25.0
	KFAY AM	Farmington, AR	1030	June 1, 2020	B	N/A	10.0	1.0
	KQSM FM	Fayetteville, AR	92.1	June 1, 2020	C3	532	7.6	7.6
	KMCK FM	Prairie Grove, AR	105.7	June 1, 2020	C1	476	100.0	100.0
	KKEG FM	Bentonville, AR	98.3	June 1, 2020	C1	617	100.0	100.0
	KYNG AM	Springdale, AR	1590	June 1, 2020	D	N/A	2.5	0.1
Fayetteville, NC	WFNC AM	Fayetteville, NC	640	December 1, 2019	B	N/A	10.0	1.0
	WMGU FM	Southern Pines, NC	106.9	December 1, 2019	C2	469	50.0	50.0
	WQSM FM	Fayetteville, NC	98.1	December 1, 2019	C1	830	100.0	100.0
	WRCQ FM	Dunn, NC	103.5	December 1, 2019	C2	502	48.0	48.0
Flint, MI	WDZZ FM	Flint, MI	92.7	October 1, 2020	A	328	3.0	3.0
	WWCK AM	Flint, MI	1570	October 1, 2020	D	N/A	1.0	0.2
	WWCK FM	Flint, MI	105.5	October 1, 2020	B1	328	25.0	25.0
	WFBE FM	Flint, MI	95.1	October 1, 2020	B	318	34.0	34.0
	WTRX AM	Flint, MI	1330	October 1, 2020	B	N/A	5.0	1.0
Florence, SC	WBZF FM	Hartsville, SC	98.5	December 1, 2019	A	328	6.0	6.0
	WCMG FM	Latta, SC	94.3	December 1, 2019	C3	502	10.5	10.5
	WHLZ FM	Marion, SC	100.5	December 1, 2019	C3	328	25.0	25.0
	WMXT FM	Pamplico, SC	102.1	December 1, 2019	C2	479	50.0	49.4
	WWFN FM	Lake City, SC	100.1	December 1, 2019	A	433	3.3	3.3
	WYMB AM	Manning, SC	920	December 1, 2019	B	N/A	2.3	1.0
	WYNN AM	Florence, SC	540	December 1, 2019	D	N/A	0.3	0.2
	WYNN FM	Florence, SC	106.3	December 1, 2012	A	328	6.0	6.0
Fort Smith, AR	KBBQ FM	Van Buren, AR	102.7	June 1, 2020	C2	574	17.0	17.0
	KLSZ FM	Fort Smith, AR	100.7	June 1, 2020	C2	459	50.0	50.0
	KRUZ AM	Van Buren, AR	1060	June 1, 2012	D	N/A	0.5	0.0
	KRMW FM	Cedarville, AR	94.9	June 1, 2020	C2	758	21	21
	KOMS FM	Poteau, OK	107.3	June 1, 2013	C	1893	100.0	100.0

Market	Stations	City of License	Frequency	Expiration Date of License	FCC Class	Height Above Average Terrain (in feet)	Power (in Kilowatts)
							Day	Night
Fort Walton Beach, FL	WFTW AM	Ft Walton Beach, FL	1260	February 1, 2020	D	N/A	2.5	0.1
	WKSM FM	Ft Walton Beach, FL	99.5	February 1, 2020	C2	438	50.0	50.0
	WNCV FM	Shalimar, FL	93.3	February 1, 2020	C2	469	50.0	50.0
	WYZB FM	Mary Esther, FL	105.5	February 1, 2020	C3	305	25.0	25.0
	WZNS FM	Ft Walton Beach, FL	96.5	February 1, 2020	C1	438	100.0	100.0
Grand Rapids, MI	WJRW AM	Grand Rapids, MI	1340	October 1, 2020	C	N/A	1.0	1.0
	WTNR FM	Holland, MI	94.5	October 1, 2020	B	499	50.0	50.0
	WLAV FM	Grand Rapids, MI	96.9	October 1, 2020	B	489	50.0	50.0
	WBBL FM	Greenville, MI	107.3	October 1, 2020	B	492	50.0	50.0
	WHTS FM	Coopersville, MI	105.3	October 1, 2020	B	794	20.0	20.0
Green Bay, WI	WDUZ AM	Green Bay, WI	1400	December 1, 2020	C	N/A	1.0	1.0
	WDUZ FM	Brillion, WI	107.5	December 1, 2020	C3	879	3.6	3.6
	WKRU FM	Allouez, WI	106.7	December 1, 2020	C3	328	25.0	25.0
	WOGB FM	Kaukauna, WI	103.1	December 1, 2020	C3	879	3.6	3.6
	WPCK FM	Denmark, WI	104.9	December 1, 2020	A	515	10.0	10.0
	WQLH FM	Green Bay, WI	98.5	December 1, 2020	C1	499	100.0	100.0
Harrisburg, PA	WHGB AM	Harrisburg, PA	1400	August 1, 2014	C	N/A	1.0	1.0
	WNNK FM	Harrisburg, PA	104.1	August 1, 2014	B	725	22.5	22.5
	WWKL FM	Mechanicsburg, PA	93.5	August 1, 2014	A	719	1.3	1.3
	WZCY FM	Hershey, PA	106.7	August 1, 2014	B	929	14.0	14.0
	WQXA FM	York, PA	105.7	August 1, 2014	B	705	25.0	25.0
Houston, TX	KRBE FM	Houston, TX	104.1	August 1, 2013	C	1919	92.2	92.2
Huntsville, AL	WHRP FM	Gurley, AL	94.1	April 1, 2020	A	945	0.7	0.7
	WUMP AM	Madison, AL	730	April 1, 2020	D	N/A	1.0	0.1
	WVNN AM	Athens, AL	770	April 1, 2020	B	N/A	7.0	0.3
	WVNN FM	Trinity, AL	92.5	April 1, 2020	A	423	3.1	3.1
	WWFF FM	New Market, AL	93.3	April 1, 2020	C2	914	14.5	14.5
	WZYP FM	Athens, AL	104.3	April 1, 2020	C	1116	100.0	100.0
Indianapolis, IN	WJJK FM	Noblesville, IN	104.5	August 1, 2020	B	492	50.0	50.0
	WAYI FM	Sellersburg, IN	93.9	August 1, 2020	A	499	2.7	2.7
	WFMS FM	Fishers, IN	95.5	August 1, 2020	B	991	13.0	13.0
	WRWM FM	Lawrence, IN	93.9	August 1, 2020	B1	459	8.4	8.4
Johnson City, TN	WXSM AM	Blountville, TN	640	August 1, 2020	B	N/A	10.0	0.8
	WJCW AM	Johnson City, TN	910	August 1, 2020	B	N/A	5.0	0.1
	WGOC AM	Kingsport, TN	1320	August 1, 2020	B	N/A	5.0	0.5
	WKOS FM	Kingsport, TN	104.9	August 1, 2020	A	492	2.8	2.8
	WQUT FM	Johnson City, TN	101.5	August 1, 2020	C	1499	100.0	100.0
Kalamazoo, MI	WKFR FM	Battle Creek, MI	103.3	October 1, 2020	B	482	50.0	50.0
	WKMI AM	Kalamazoo, MI	1360	October 1, 2020	B	N/A	5.0	1.0
	WRKR FM	Portage, MI	107.7	October 1, 2020	B	486	50.0	50.0
Kansas City, MO	KCFX FM	Harrisonville, MO	101.1	February 1, 2021	C0	1099	100.0	100.0
	KCHZ FM	Ottowa, KS	95.7	June 1, 2013	C1	981	98.0	98.0
	KCJK FM	Garden City, MO	105.1	February 1, 2021	C1	1145	69.0	69.0
	KCMO AM	Kansas City, MO	710	February 1, 2021	B	N/A	10.0	5.0
	KMJK FM	North Kansas City, MO	107.3	February 1, 2021	C1	980	100.0	100.0
	KCMO FM	Shawnee, KS	94.9	June 1, 2013	C0	1119	100.0	100.0
Knoxville, TN	WIVK FM	Knoxville, TN	107.7	August 1, 2020	C	2077	91.0	91.0
	WNML AM	Knoxville, TN	990	August 1, 2020	B	N/A	10.0	10.0
	WNML FM	Friendsville, TN	99.1	August 1, 2020	A	328	6.0	6.0
	WOKI FM	Oliver Springs, TN	98.7	August 1, 2020	C3	571	8.0	8.0
	WNRX FM	Jefferson City, TN	99.3	August 1, 2020	A	653	0.9	0.9
Kokomo, IN	WWKI FM	Kokomo, IN	100.5	August 1, 2020	B	469	50.0	50.0
Lafayette, LA	KNEK AM	Washington, LA	1190	June 1, 2020	D	N/A	0.3	0.0
	KRRQ FM	Lafayette, LA	95.5	June 1, 2020	C2	443	50.0	50.0
	KSMB FM	Lafayette, LA	94.5	June 1, 2020	C	1079	100.0	100.0
	KXKC FM	New Iberia, LA	99.1	June 1, 2020	C0	984	100.0	100.0
	KNEK FM	Washington, LA	104.7	June 1, 2020	C3	328	25.0	25.0
Lake Charles, LA	KAOK AM	Lake Charles, LA	1400	June, 1 2020	C	N/A	1.0	1.0
	KBIU FM	Lake Charles, LA	103.3	June 1, 2020	C2	479	35.0	35.0
	KKGB FM	Sulphur, LA	101.3	June 1, 2020	C3	479	12.0	12.0
	KQLK FM	DeRidder, LA	97.9	June 1, 2012	C2	492	50.0	50.0
	KXZZ AM	Lake Charles, LA	1580	June 1, 2020	B	N/A	1.0	1.0
	KYKZ FM	Lake Charles, LA	96.1	June 1, 2020	C1	479	100.0	100.0
Lancaster, PA	WIOV FM	Ephrata, PA	105.1	August 1, 2014	B	702	25.0	25.0
	WIOV AM	Reading, PA	1240	August 1, 2014	C	N/A	1.0	1.0
Lansing, MI	WFMK FM	East Lansing, MI	99.1	October 1, 2020	B	600	28.0	28.0
	WITL FM	Lansing, MI	100.7	October 1, 2020	B	643	26.5	26.5
	WJIM AM	Lansing, MI	1240	October 1, 2020	C	N/A	0.9	0.9

Market	Stations	City of License	Frequency	Expiration Date of License	FCC Class	Height Above Average Terrain (in feet)	Power (in Kilowatts)
							Day	Night
	WJIM FM	Lansing, MI	97.5	October 1, 2020	B	512	45.0	45.0
	WMMQ FM	East Lansing, MI	94.9	October 1, 2020	B	492	50.0	50.0
	WVFN AM	East Lansing, MI	730	October 1, 2020	D	N/A	0.5	0.1
Lexington, KY	WCYN-FM	Cynthiana, KY	102.3	August 1, 2020	A	400	3.4	3.4
	WLTO FM	Nicholasville, KY	102.5	August 1, 2020	A	373	4.6	4.6
	WLXX FM	Lexington, KY	92.9	August 1, 2020	C1	850	100.0	100.0
	WVLK AM	Lexington, KY	590	August 1, 2020	B	N/A	5.0	1.0
	WVLK FM	Richmond, KY	101.5	August 1, 2020	C3	541	9.0	9.0
	WXZZ FM	Georgetown, KY	103.3	August 1, 2020	A	328	6.0	6.0
Little Rock, AR	KAAY AM	Little Rock, AR	1090	June 1, 2020	A	N/A	50.0	50.0
	KARN AM	Little Rock, AR	920	June 1, 2012	B	N/A	5.0	5.0
	KIPR FM	Pine Bluff, AR	92.3	June 1, 2020	C1	938	100.0	100.0
	KLAL FM	Wrightsville, AR	107.7	June 1, 2020	C1	742	100.0	100.0
	KPZK AM	Little Rock, AR	1250	June 1, 2020	B	N/A	2.0	1.2
	KURB FM	Little Rock, AR	98.5	June 1, 2020	C0	1286	100.0	100.0
	KARN FM	Sheridan, AR	102.9	June 1, 2020	C2	492	50.0	50.0
Los Angeles, CA	KABC AM	Los Angeles, CA	790	December 1, 2013	B	N/A	5.0	5.0
	KLOS FM	Los Angeles, CA	95.5	December 1, 2013	B	3130	63.0	63.0
Macon, GA	WAYS AM	Macon, GA	1500	April 1, 2020	D	N/A	1.0	0.0
	WDDO AM	Macon, GA	1240	April 1, 2020	C	N/A	1.0	1.0
	WDEN FM	Macon, GA	99.1	April 1, 2020	C1	581	100.0	100.0
	WROK FM	Macon, GA	105.5	April 1, 2020	C3	659	6.1	6.1
	WLZN FM	Macon, GA	92.3	April 1, 2020	A	328	3.0	3.0
	WMAC AM	Macon, GA	940	April 1, 2020	B	N/A	50.0	10.0
	WMGB FM	Montezuma, GA	95.1	April 1, 2020	C2	390	46.0	46.0
	WPEZ FM	Jeffersonville, GA	93.7	April 1, 2020	C1	679	100.0	100.0
Melbourne, FL	WAOA FM	Melbourne, FL	107.1	February 1, 2020	C1	486	100.0	100.0
	WHKR FM	Rockledge, FL	102.7	February 1, 2020	C2	433	50.0	50.0
	WLZR AM	Melbourne, FL	1560	February 1, 2012	D	N/A	5.0	0.0
	WSJZ FM	Sebastian, FL	95.9	February 1, 2020	C3	289	25.0	25.0
Memphis, TN	WRBO FM	Como, MS	103.5	June 1, 2020	C1	587	100.0	100.0
	WGKX FM	Memphis, TN	105.9	August 1, 2020	C	993	100.0	100.0
	WXMX FM	Millington, TN	98.1	August 1, 2020	C1	869	100.0	100.0
	WKIM FM	Munford, TN	98.9	August 1, 2020	C1	614	100.0	100.0
Minneapolis, MN	KQRS FM	Golden Valley, MN	92.5	April 1, 2021	C	1034	100.0	100.0
	KXXR FM	Minneapolis, MN	93.7	April 1, 2021	C	1034	100.0	100.0
	WGVX FM	Lakeville, MN	105.1	April 1, 2021	A	499	2.6	2.6
	WRXP FM	Cambridge, MN	105.3	April 1, 2021	C3	299	25.0	25.0
	WGVZ FM	Eden Prarie, MN	105.7	April 1, 2021	A	833	1.0	1.0
Mobile, AL	WBLX FM	Mobile, AL	92.9	April 1, 2020	C	1708	98.0	98.0
	WGOK AM	Mobile, AL	900	April 1, 2020	B	N/A	1.0	0.4
	WXQW AM	Fairhope, AL	660	April 1, 2020	B	N/A	10.0	0.9
	WDLT FM	Saraland, AL	104.1	April 1, 2020	C	1667	98.0	98.0
	WABD FM	Mobile, AL	97.5	April 1, 2020	C	1552	100	100
Modesto, CA	KATM FM	Modesto, CA	103.3	December 1, 2013	B	499	50.0	50.0
	KDJK FM	Mariposa, CA	103.9	December 1, 2013	A	2047	0.1	0.1
	KESP AM	Modesto, CA	970	December 1, 2013	B	N/A	1.0	1.0
	KHKK FM	Modesto, CA	104.1	December 1, 2013	B	499	50.0	50.0
	KHOP FM	Oakdale, CA	95.1	December 1, 2013	B	633	29.5	29.5
	KWNN FM	Turlock, CA	98.3	December 1, 2013	A	390	2.0	2.0
Muncie, IN	WLTI AM	New Castle, IN	1550	August 1, 2020	B	N/A	0.3	0.3
	WMDH FM	New Castle, IN	102.5	August 1, 2020	B	499	50.0	50.0
Muskegon, MI	WLCS FM	North Muskegon, MI	98.3	October 1, 2020	A	456	1.6	1.6
	WKLQ AM	Whitehall, MI	1490	October 1, 2020	C	N/A	1.0	1.0
	WVIB FM	Holton, MI	100.1	October 1, 2020	A	472	2.9	2.9
	WLAW FM	Newaygo, MI	92.5	October 1, 2020	A	541	2.3	2.3
	WWSN FM	Whitehall, MI	97.5	October 1, 2020	A	427	1.7	1.7
Montgomery, AL	WHHY FM	Montgomery, AL	101.9	April 1, 2020	C0	1096	100.0	100.0
	WLWI AM	Montgomery, AL	1440	April 1, 2020	B	N/A	5.0	1.0
	WLWI FM	Montgomery, AL	92.3	April 1, 2020	C0	1096	100.0	100.0
	WMSP AM	Montgomery, AL	740	April 1, 2020	B	N/A	10.0	0.2
	WMXS FM	Montgomery, AL	103.3	April 1, 2020	C	1096	100.0	100.0
	WXFX FM	Prattville, AL	95.1	April 1, 2020	C2	1095	5.4	5.4
Myrtle Beach, SC	WDAI FM	Pawley’s Island, SC	98.5	December 1, 2011	C3	666	6.1	6.1
	WTOD AM	Hartsfield, SC	1450	December 1, 2011	C	N/A	1.0	1.0
	WLFF FM	Georgetown, SC	106.5	December 1, 2011	C2	492	50.0	50.0
	WSEA FM	Atlantic Beach, SC	100.3	December 1, 2011	C3	476	12.0	12.0
	WSYN FM	Surfside Beach, SC	103.1	December 1, 2011	C3	528	8.0	8.0
	WHSC AM	Conway, SC	1050	December 1, 2011	B	N/A	5.0	0.5

Market	Stations	City of License	Frequency	Expiration Date of License	FCC Class	Height Above Average Terrain (in feet)	Power (in Kilowatts)
							Day	Night
Nashville, TN	WQQK FM	Goodlettsville, TN	92.1	August 1, 2012	A	461	3.1	3.1
	WSM FM	Nashville, TN	95.5	August 1, 2020	C	1230	100.0	100.0
	WWTN FM	Hendersonville, TN	99.7	August 1, 2012	C0	1296	100.0	100.0
	WGFX FM	Gallatin, TX	104.5	August 1, 2020	C1	1207	58.0	58.0
	WKDF FM	Nashville, TN	103.3	August 1, 2020	C0	1234	100.0	100.0
New London, CT	WQGN-FM	Groton, CT	105.5	April 1, 2014	A	276	3.0	3.0
	WXLM AM	Groton, CT	980	April 1, 2014	D	N/A	1.0	0.1
	WMOS FM	Stonington, CT	102.3	April 1, 2014	A	345	5.4	5.4
New Orleans, LA	KMEZ FM	Port Sulphur, LA	106.7	June 1, 2020	C1	981	100.0	100.0
	KKND FM	Belle Chasse, LA	102.9	June 1, 2020	C3	604	4.7	4.7
	WRKN FM	Laplace, LA	92.3	June 1, 2020	C	1946	100.0	100.0
	WMTI FM	Picayune, MS	106.1	June 1, 2020	C2	659	28.0	28.0
New York, NY	WABC AM	New York, NY	770	June 1, 2014	A	N/A	50.0	50.0
	WNSH FM	Newark, NJ	94.7	June 1, 2014	B	207	23	23
	WPLJ FM	New York, NY	95.5	June 1, 2014	B	1339	6.7	6.7
Oklahoma City, OK	KATT FM	Oklahoma City, OK	100.5	June 1, 2021	C1	1542	28.9	28.9
	KKWD FM	Bethany, OK	104.9	June 1, 2021	A	328	6.0	6.0
	WWLS FM	The Village, OK	98.1	June 1, 2021	C1	1542	28.9	28.9
	KQOB FM	Enid, OK	96.9	June 1, 2021	C	1480	98.0	98.0
	KYIS FM	Oklahoma City, OK	98.9	June 1, 2021	C	1542	100.0	100.0
	KWPN AM	Moore, OK	640	June 1, 2021	B	N/A	5.0	1.0
	WKY AM	Oklahoma City, OK	930	June 1, 2021	B	N/A	5.0	5.0
Oxnard-Ventura, CA	KBBY FM	Ventura, CA	95.1	December 1, 2013	B	876	12.5	12.5
	KHAY FM	Ventura, CA	100.7	December 1, 2013	B	1211	39.0	39.0
	KVEN AM	Ventura, CA	1450	December 1, 2013	C	N/A	1.0	1.0
	KVYB FM	Santa Barbara, CA	103.3	December 1, 2013	B	2969	105.0	105.0
Pensacola, FL	WCOA AM	Pensacola, FL	1370	February 1, 2020	B	N/A	5.0	5.0
	WCOA FM	Pensacola, FL	100.7	February 1, 2020	C	1708	98.0	98.0
	WRRX FM	Gulf Breeze, FL	106.1	February 1, 2020	A	407	3.9	3.9
	WMEZ FM	Pensacola, FL	94.1	February 1, 2020	C0	1601	77	77
	WXBM FM	Milton, FL	102.7	February 1, 2020	C	1601	100	100
Peoria, IL	WFYR FM	Elmwood, IL	97.3	December 1, 2020	B1	338	23.5	23.5
	WGLO FM	Pekin, IL	95.5	December 1, 2020	B1	620	7	7
	WVEL AM	Pekin, IL	1140	December 1, 2020	D	N/A	3.2	0.0
	WIXO FM	Peoria, IL	105.7	December 1, 2020	B	555	39	39
	WZPW FM	Peoria, IL	92.3	December 1, 2020	B1	374	19.2	19.2
Portland, ME	WBLM FM	Portland, ME	102.9	April 1, 2014	C0	1427	100.0	100.0
	WCYY FM	Biddeford, ME	94.3	April 1, 2014	B1	482	11.5	11.5
	WHOM FM	Mount Washington, NH	94.9	April 1, 2014	C	3744	48.0	48.0
	WJBQ FM	Portland, ME	97.9	April 1, 2014	B	889	16.0	16.0
Portsmouth, NH	WOKQ FM	Dover, NH	97.5	April 1, 2014	B	492	50.0	50.0
	WPKQ FM	North Conway, NH	103.7	April 1, 2014	C	3803	21.5	21.5
	WSAK FM	Hampton, NH	102.1	April 1, 2014	A	328	3.0	3.0
	WSHK FM	Kittery, ME	105.3	April 1, 2014	A	371	2.2	2.2
Poughkeepsie, NY	WALL AM	Middletown, NY	1340	June 1, 2014	C	N/A	1.0	1.0
	WCZX FM	Hyde Park, NY	97.7	June 1, 2014	A	1030	0.3	0.3
	WEOK AM	Poughkeepsie, NY	1390	June 1, 2014	D	N/A	5.0	0.1
	WKNY AM	Kingston, NY	1490	June 1, 2014	C	N/A	1.0	1.0
	WKXP FM	Kingston, NY	94.3	June 1, 2014	A	545	2.3	2.3
	WPDA FM	Jeffersonville, NY	106.1	June 1, 2014	A	627	1.6	1.6
	WPDH FM	Poughkeepsie, NY	101.5	June 1, 2014	B	1539	4.4	4.4
	WRRB FM	Arlington, NY	96.9	June 1, 2014	A	1007	0.3	0.3
	WRRV FM	Middletown, NY	92.7	June 1, 2014	A	269	6.0	6.0
	WZAD FM	Wurtsboro, NY	97.3	June 1, 2014	A	719	0.6	0.6
Providence, RI	WPRO AM	Providence, RI	630	April 1, 2014	B	N/A	5.0	5.0
	WPRO FM	Providence, RI	92.3	April 1, 2014	B	551	39.0	39.0
	WPRV AM	Providence, RI	790	April 1, 2014	B	N/A	5.0	5.0
	WEAN FM	Wakefield-Peacedale, RI	99.7	April 1, 2014	A	535	2.3	2.3
	WWLI FM	Providence, RI	105.1	April 1, 2014	B	499	50.0	50.0
	WWKX FM	Woonsocket, RI	106.3	April 1, 2014	A	518	1.2	1.2
Quad Cities, IA	KBEA FM	Muscatine, IA	99.7	February 1, 2021	C1	869	100.0	100.0
	KBOB FM	DeWitt, IA	104.9	February 1, 2021	C3	469	12.5	12.5
	KJOC AM	Davenport, IA	1170	February 1, 2021	B	N/A	1.0	1.0
	KQCS FM	Bettendorf, IA	93.5	February 1, 2021	A	318	6.0	6.0
	WXLP FM	Moline, IL	96.9	December 1, 2020	B	499	50.0	50.0
Reno, NV	KBUL FM	Carson City, NV	98.1	October 1, 2021	C	2293	74.0	74.0
	KKOH AM	Reno, NV	780	October 1, 2021	B	N/A	50.0	50.0
	KNEV FM	Reno, NV	95.5	October 1, 2021	C	2280	60.0	60.0
	KWYL FM	South Lake Tahoe, CA	102.9	December 1, 2013	C	2927	39.0	39.0

Market	Stations	City of License	Frequency	Expiration Date of License	FCC Class	Height Above Average Terrain (in feet)	Power (in Kilowatts)
							Day	Night
Rochester, MN	KDCZ FM	Eyota, MN	103.9	April 1, 2021	A	567	1.3	1.3
	KFIL AM	Preston, MN	1060	April 1, 2021	D	N/A	1.0	0.0
	KFIL FM	Chatfield, MN	103.1	April 1, 2013	C3	522	3.5	3.5
	KDZZ FM	Saint Charles, MN	107.7	April 1, 2021	A	571	2.0	2.0
	KOLM AM	Rochester, MN	1520	April 1, 2021	B	N/A	10.0	0.8
	KROC AM	Rochester, MN	1340	April 1, 2021	C	N/A	1.0	1.0
	KROC FM	Rochester, MN	106.9	April 1, 2021	C0	1109	100.0	100.0
	KVGO FM	Spring Valley, MN	104.3	April 1, 2021	C3	512	10.0	10.0
	KWWK FM	Rochester, MN	96.5	April 1, 2021	C2	528	43.0	43.0
	KYBA FM	Stewartville, MN	105.3	April 1, 2021	C2	492	50.0	50.0
Rockford, IL	WKGL FM	Loves Park, IL	96.7	December 1, 2020	A	551	2.2	2.2
	WROK AM	Rockford, IL	1440	December 1, 2020	B	N/A	5.0	0.3
	WXXQ FM	Freeport, IL	98.5	December 1, 2020	B1	492	11.0	11.0
	WZOK FM	Rockford, IL	97.5	December 1, 2020	B	452	50.0	50.0
Saginaw, MI	WHNN FM	Bay City, MI	96.1	October 1, 2020	C	1020	100.0	100.0
	WILZ FM	Saginaw, MI	104.5	October 1, 2020	A	413	2.9	2.9
	WIOG FM	Bay City, MI	102.5	October 1, 2020	B	801	86.0	86.0
	WKQZ FM	Midland, MI	93.3	October 1, 2020	C2	554	39.0	39.0
Salt Lake City, UT	KKAT AM	Salt Lake City, UT	860	October 1, 2021	D	N/A	10.0	0.2
	KBEE FM	Salt Lake City, UT	98.7	October 1, 2021	C	2933	34.5	34.5
	KBER FM	Ogden, UT	101.1	October 1, 2021	C	3740	25.0	25.0
	KENZ FM	Ogden, UT	101.9	October 1, 2013	C	3740	25.0	25.0
	KHTB FM	Provo, UT	94.9	October 1, 2021	C	2799	48.0	48.0
	KFNZ AM	Salt Lake City, UT	1320	October 1, 2013	B	N/A	5.0	5.0
	KJQS AM	Murray, UT	1230	October 1, 2021	C	N/A	1.0	1.0
	KUBL FM	Salt Lake City, UT	93.3	October 1, 2021	C	3740	25.0	25.0
San Francisco, CA	KGO AM	San Francisco, CA	810	December 1, 2013	A	N/A	50.0	50.0
	KSFO AM	San Francisco, CA	560	December 1, 2013	B	N/A	5.0	5.0
	KFFG FM	Los Gatos, CA	97.7	December 1, 2013	A	410	4.0	4.0
	KFOG FM	San Francisco, CA	104.5	December 1, 2013	B	1506	7.1	7.1
	KNBR AM	San Francisco, CA	680	December 1, 2013	A	N/A	50.0	50.0
	KSAN FM	San Mateo, CA	107.7	December 1, 2013	B	1161	8.9	8.9
	KTCT AM	San Mateo, CA	1050	December 1, 2013	B	N/A	50.0	10.0
Santa Barbara, CA	KRRF FM	Oak View, CA	106.3	December 1, 2013	A	827	0.9	0.9
Savannah, GA	WBMQ AM	Savannah, GA	630	April 1, 2020	D	N/A	4.8	0.0
	WEAS FM	Springfield, GA	93.1	April 1, 2020	C1	981	96.6	96.6
	WIXV FM	Savannah, GA	95.5	April 1, 2020	C1	988	98.0	98.0
	WJCL FM	Savannah, GA	96.5	April 1, 2020	C	1161	100.0	100.0
	WJLG AM	Savannah, GA	900	April 1, 2020	D	N/A	4.4	0.2
	WZAT FM	Tybee Island, GA	102.1	April 1, 2020	C0	1328	98.0	98.0
Shreveport, LA	KMJJ FM	Shreveport, LA	99.7	June 1, 2020	C2	533	23.5	23.5
	KQHN FM	Waskom, TX	97.3	August 1, 2013	C2	533	42.0	42.0
	KRMD AM	Shreveport, LA	1340	June 1, 2020	C	N/A	1.0	1.0
	KRMD FM	Oil City, LA	101.1	June 1, 2020	C0	1134	97.7	97.7
	KVMA FM	Shreveport, LA	102.9	June 1, 2020	C2	535	42.0	42.0
Springfield, MA	WHLL AM	Springfield, MA	1450	April 1, 2014	C	N/A	1.0	1.0
	WMAS FM	Enfield, CT	94.7	April 1, 2014	B	180	50.0	50.0
Stockton, CA	KJOY FM	Stockton, CA	99.3	December 1, 2013	A	322	4.0	4.0
	KWIN FM	Lodi, CA	97.7	December 1, 2013	A	328	6.0	6.0
Syracuse, NY	WAQX FM	Manlius, NY	95.7	June 1, 2014	B1	299	25.0	25.0
	WXTL FM	Syracuse, NY	105.9	June 1, 2014	A	200	4.0	4.0
	WSKO AM	Syracuse, NY	1260	June 1, 2014	B	N/A	5.0	5.0
	WNTQ FM	Syracuse, NY	93.1	June 1, 2014	B	659	97.0	97.0
Tallahassee, FL	WBZE FM	Tallahassee, FL	98.9	February 1, 2020	C1	604	99.2	99.2
	WGLF FM	Tallahassee, FL	104.1	February 1, 2020	C0	1411	92.2	92.2
	WHBT AM	Tallahassee, FL	1410	February 1, 2020	D	N/A	5.0	0.0
	WHBX FM	Tallahassee, FL	96.1	February 1, 2020	C2	479	37.0	37.0
	WWLD FM	Cairo, GA	102.3	April 1, 2020	C2	604	27.0	27.0
Toledo, OH	WKKO FM	Toledo, OH	99.9	October 1, 2020	B	500	50.0	50.0
	WLQR AM	Toledo, OH	1470	October 1, 2020	B	N/A	1.0	1.0
	WRQN FM	Bowling Green, OH	93.5	October 1, 2020	B1	397	7.0	7.0
	WLQR FM	Delta, OH	106.5	October 1, 2020	A	367	4.8	4.8
	WWWM FM	Sylvania, OH	105.5	October 1, 2020	A	389	4.3	4.3
	WXKR FM	Port Clinton, OH	94.5	October 1, 2020	B	617	30.0	30.0
	WMIM FM	Luna Pier, MI	98.3	October 1, 2020	A	443	3.4	3.4

Market	Stations	City of License	Frequency	Expiration Date of License	FCC Class	Height Above Average Terrain (in feet)	Power (in Kilowatts)
							Day	Night
Topeka, KS	KDVB FM	Effingham, KS	96.9	June 1, 2021	A	227	0.1	0.1
	KDVV FM	Topeka, KS	100.3	June 1, 2021	C0	984	100.0	100.0
	KMAJ AM	Topeka, KS	1440	June 1, 2021	B	N/A	5.0	1.0
	KMAJ FM	Carbondale, KS	107.7	June 1, 2021	C1	772	53.0	53.0
	KTOP FM	St. Marys, KS	102.9	June 1, 2021	C2	598	30.0	30.0
	KRWP FM	Stockton, MO	107.7	February 1, 2021	C3	479	11.7	11.7
	KTOP AM	Topeka, KS	1490	June 1, 2021	C	N/A	1.0	1.0
	KWIC FM	Topeka, KS	99.3	June 1, 2021	C3	538	6.8	6.8
Tucson, AZ	KCUB AM	Tucson, AZ	1290	October 1, 2021	B	N/A	1.0	1.0
	KHYT FM	Tucson, AZ	107.5	October 1, 2021	C	2034	92.0	92.0
	KIIM FM	Tucson, AZ	99.5	October 1, 2021	C	2038	93.0	93.0
	KSZR FM	Oro Valley, AZ	97.5	October 1, 2021	A	305	6.0	6.0
	KTUC AM	Tucson, AZ	1400	October 1, 2021	C	N/A	1.0	1.0
Washington, DC	WMAL AM	Washington, DC	630	October 1, 2019	B	N/A	10.0	5.0
	WRQX FM	Washington, DC	107.3	October 1, 2019	B	807	19.5	19.5
	WMAL FM	Woodbridge, VA	105.9	October 1, 2019	B	650	28.0	28.0
Waterloo, IA	KCRR FM	Grundy Center, IA	97.7	February 1, 2021	C3	407	16.0	16.0
	KKHQ FM	Oelwein, IA	92.3	February 1, 2021	C	991	100.0	100.0
	KOEL AM	Oelwein, IA	950	February 1, 2021	B	N/A	5.0	0.5
	KOEL FM	Cedar Falls, IA	98.5	February 1, 2021	C3	423	15.0	15.0
Westchester, NY	WFAS AM	White Plains, NY	1230	June 1, 2014	C	N/A	1.0	1.0
	WFAS FM	Bronxville, NY	103.9	June 1, 2014	A	667	0.6	0.6
Wichita Falls, TX	KLUR FM	Wichita Falls, TX	99.9	August 1, 2021	C1	808	100.0	100.0
	KOLI FM	Electra, TX	94.9	August 1, 2021	C2	492	50.0	50.0
	KQXC FM	Wichita Falls, TX	103.9	August 1, 2021	C2	807	19.0	19.0
	KYYI FM	Burkburnett, TX	104.7	August 1, 2021	C1	1017	92.0	92.0
Wilkes-Barre, PA	WARM AM	Scranton, PA	590	August 1, 2014	B	N/A	5.0	5.0
	WBHT FM	Mountain Top, PA	97.1	August 1, 2014	A	1102	0.5	0.5
	WBSX FM	Hazleton, PA	97.9	August 1, 2014	B	1335	6.3	6.3
	WSJR FM	Dallas, PA	93.7	August 1, 2014	A	679	1.5	1.5
	WBHD FM	Olyphant, PA	95.7	August 1, 2014	A	1011	0.6	0.6
	WMGS FM	Wilkes-Barre, PA	92.9	August 1, 2014	B	1385	5.3	5.3
Wilmington, NC	WAAV AM	Leland, NC	980	December 1, 2019	B	N/A	5.0	5.0
	WGNI FM	Wilmington, NC	102.7	December 1, 2019	C1	981	100.0	100.0
	WKXS FM	Leland, NC	94.5	December 1, 2019	A	416	3.8	3.8
	WMNX FM	Wilmington, NC	97.3	December 1, 2019	C1	884	100.0	100.0
	WWQQ FM	Wilmington, NC	101.3	December 1, 2019	C2	545	40.0	40.0
Worcester, MA	WORC FM	Webster, MA	98.9	April 1, 2014	A	410	1.9	1.9
	WWFX FM	Southbridge, MA	100.1	April 1, 2014	A	479	4.9	4.9
	WXLO FM	Fitchburg, MA	104.5	April 1, 2014	B	564	37.0	37.0
Youngstown, OH	WBBW AM	Youngstown, OH	1240	October 1, 2012	C	N/A	1.0	1.0
	WHOT FM	Youngstown, OH	101.1	October 1, 2020	B	705	24.5	24.5
	WLLF FM	Mercer, PA	96.7	August 1, 2014	A	486	1.4	1.4
	WPIC AM	Sharon, PA	790	August 1, 2014	D	N/A	1.3	0.1
	WQXK FM	Salem, OH	105.1	October 1, 2020	B	446	88.0	88.0
	WSOM AM	Salem, OH	600	October 1, 2020	D	N/A	1.0	0.0
	WWIZ FM	West Middlesex, PA	103.9	August 1, 2014	A	295	6.0	6.0
	WYFM FM	Sharon, PA	102.9	August 1, 2014	B	604	33.0	33.0
York, PA	WSOX FM	Red Lion, PA	96.1	August 1, 2014	B	951	13.5	13.5
	WSBA AM	York, PA	910	August 1, 2014	B	N/A	5.0	1.0
	WGLD AM	Manchester Township, PA	1440	August 1, 2014	D	N/A	0.7	0.1
	WARM FM	York, PA	103.3	August 1, 2014	B	1306	6.4	6.4
Regulatory Approvals

The Communications Laws prohibit the assignment or transfer of control of a broadcast license without the prior approval of the FCC. In determining whether to grant an application for assignment or transfer of control of a broadcast license, the Communications Act requires the FCC to find that the assignment or transfer would serve the public interest. The FCC considers a number of factors in making this determination, including (1) compliance with various rules limiting common ownership or control of media properties, (2) the financial and “character” qualifications of the assignee or transferee (including those parties holding an “attributable” interest in the assignee or transferee), (3) compliance with the Communications Act’s foreign ownership restrictions, and (4) compliance with other Communications Laws, including those related to programming and filing requirements. As discussed in greater detail below, the FCC may also review the effect of proposed assignments and transfers of broadcast licenses on economic competition and diversity. See “— Antitrust and Market Concentration Considerations.”

For example, in connection with the Citadel Merger, we agreed to divest certain stations to comply with FCC ownership limits. These stations were assigned to a trustee under divestiture trusts that comply with FCC rules. The trust agreements stipulate that we must fund any operating shortfalls from the activities of the stations in the trusts, and any excess cash flow generated by such stations will be distributed to us until the stations are sold. For additional information, see Note 2, “Acquisitions and Dispositions” in the notes to the audited consolidated financial statements included elsewhere in this prospectus supplement.

Ownership Matters

The Communications Act restricts us from having more than one-fourth of our capital stock owned or voted by non-U.S. persons, foreign governments or non-U.S. corporations. We are required to take steps to monitor the citizenship of our stockholders periodically through representative samplings of stockholder citizenship or other appropriate means to establish a reasonable basis for certifying compliance with the foreign ownership restrictions of the Communications Act.

The Communications Laws also generally restrict (1) the number of radio stations one person or entity may own, operate or control in a local market, (2) the common ownership, operation or control of radio broadcast stations and television broadcast stations serving the same local market, and (3) the common ownership, operation or control of a radio broadcast station and a daily newspaper serving the same local market.

To our knowledge, none of these multiple and cross ownership rules requires any change in our current ownership of radio broadcast stations or precludes consummation of our pending acquisitions. The Communications Laws limit the number of additional stations that we may acquire in the future in our existing markets as well as any new markets.

Because of these multiple and cross-ownership rules, a purchaser of our voting stock who acquires an “attributable” interest in us (as discussed below) may violate the Communications Laws if such purchaser also has an attributable interest in other radio or television stations, or in daily newspapers, depending on the number and location of those radio or television stations or daily newspapers. Such a purchaser also may be restricted in the companies in which it may invest to the extent that those investments give rise to an attributable interest. If one of our stockholders with an attributable interest violates any of these ownership rules, we may be unable to obtain from the FCC one or more authorizations needed to conduct our radio station business and may be unable to obtain FCC consents for certain future acquisitions.

The FCC generally applies its television/radio/newspaper cross-ownership rules and its broadcast multiple ownership rules by considering the “attributable” interests held by a person or entity. With some exceptions, a person or entity will be deemed to hold an attributable interest in a radio station, television station or daily newspaper if the person or entity serves as an officer, director, partner, stockholder, member, or, in certain cases, a debt holder of a company that owns that station or newspaper. If an interest is attributable, the FCC treats the person or entity that holds that interest as the “owner” of the radio station, television station or daily newspaper in question, and that interest thus counts against the person in determining compliance with the FCC’s ownership rules.

With respect to a corporation, officers, directors and persons or entities that directly or indirectly hold 5% or more of the corporation’s voting stock (20% or more of such stock in the case of insurance companies, investment companies, bank trust departments and certain other “passive investors” that hold such stock for investment purposes only) generally are attributed with ownership of the radio stations, television stations and daily newspapers owned by the corporation. As discussed below, participation in an LMA or a joint sales agreement, or JSA, also may result in an attributable interest. See “— Local Marketing Agreements.”

With respect to a partnership (or limited liability company), the interest of a general partner (or managing member) is attributable. The following interests generally are not attributable: (1) debt instruments, non-voting stock, options and warrants for voting stock, partnership interests, or membership interests that have not yet been exercised; (2) limited partnership or limited liability company membership interests where (a) the limited partner or member is not “materially involved” in the media-related activities of the partnership or limited liability company, and (b) the limited partnership agreement or limited liability company agreement expressly “insulates” the limited partner or member from such material involvement by inclusion of provisions specified in FCC rules; and (3) holders of less than 5% of an entity’s voting stock, non-voting equity and debt interests which, in the aggregate, constitute more than 33% of a station’s “enterprise value”, which consists of the total equity and debt capitalization, are considered attributable in certain circumstances.

On December 22, 2011, the FCC issued a Notice of Proposed Rulemaking based on its 2010 quadrennial review of broadcast ownership rules (which is required by statute). The FCC tentatively concluded that (1) the existing limitations on the number of radio stations a party can own in a particular market remain necessary to serve the public interest, (2) it should retain the AM/FM subcaps which limit the number of radio stations a single party can own in a particular service (AM or FM) in an individual market, (3) it should reinstate a rule adopted in 2008 (and subsequently voided by a court on appeal) to relax the radio/television-newspaper cross-ownership rule in the top 20 DMAs under certain conditions, and (4) it should repeal the radio-television cross ownership rule which restricts a party’s ability to own radio and television stations in the same market. In each case, the FCC requested comment on these tentative conclusions, and, more specifically, whether the change in the competitive landscape over the last fifteen years — including the advent of satellite radio, the internet, and radio’s use of digital technology — warrants changes to its broadcast ownership rules. The FCC also requested comments concerning the impact of its local radio ownership rule on minority and female broadcast ownership. In June 2013, the FCC requested comment on a study submitted by the Minority Media & Telecommunications Council, or MMTC, which concluded that the elimination of the FCC’s cross-ownership rules for radio and television as well as for newspapers would have a negligible impact on minority and female ownership of radio and television stations. We cannot predict the timing or outcome of this proceeding or whether any new rules adopted by the FCC will have a material adverse effect on us.

Programming and Operation

The Communications Act requires broadcasters to serve the “public interest.” To satisfy that obligation, broadcasters are required by FCC rules and policies to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. FCC rules require that each radio broadcaster place a list in its public inspection file at the end of each quarter which identifies important community issues and the programs the radio broadcaster used in the prior quarter to address those issues. The FCC adopted rules for television broadcasters in 2008, which require that certain portions of a television station’s public inspection file be made available on the internet. That proposal is being challenged in court. On October 27, 2011, the FCC issued an Order on Reconsideration and Further Notice of Proposed Rulemaking in which it concluded that there were some “radio-specific” concerns that needed to be addressed prior to implementing the online public file requirements for radio stations. We cannot predict at this time to what extent, if any, the FCC’s proposals will be adopted or the impact which adoption of any one or more of those proposals will have on the Company.

Complaints from listeners concerning a station’s programming may be filed at any time and will be considered by the FCC both at the time they are filed and in connection with a licensee’s renewal application. FCC rules also require broadcasters to provide equal employment opportunities, EEO, in the hiring of new personnel, to abide by certain procedures in advertising employment opportunities, to make information available on employment opportunities on their website (if they have one), and maintain certain records concerning their compliance with EEO rules. The FCC will entertain individual complaints concerning a broadcast licensee’s failure to abide by the EEO rules but also conducts random audits on broadcast licensees’ compliance with EEO rules. We have been subject to numerous EEO audits. To date, none of those audits has disclosed any major violation that would have a material adverse effect on our operations. Stations also must follow provisions in the Communications Laws that regulate a variety of other activities, including political advertising, the broadcast of obscene or indecent programming, sponsorship identification, the broadcast of contests and lotteries, and technical operations (including limits on radio frequency radiation). We are and have been subject to listener complaints from time to time, and, while none of them has had a material adverse effect our operations as a whole to date, we cannot predict whether any future complaint might have a material adverse effect on our financial condition or results of operations.

Local Marketing Agreements

A number of radio stations, including certain of our stations, have entered into LMAs. In a typical LMA, the licensee of a station makes available, for a fee and reimbursement of its expenses, airtime on its station to a party which supplies programming to be broadcast during that airtime, and collects revenues from advertising aired during such programming. LMAs are subject to compliance with the antitrust laws and the Communications Laws, including the requirement that the licensee must maintain independent control over the station and, in particular, its personnel, programming, and finances.

A station that brokers more than 15% of the weekly programming hours on another station in its market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC’s ownership rules. As a result, a radio station may not enter into an LMA that allows it to program more than 15% of the weekly programming hours of another station in the same market that it could not own under the FCC’s multiple ownership rules.

Joint Sales Agreements

From time to time, radio stations enter into JSAs. A typical JSA authorizes one party or station to sell another station’s advertising time and retain the revenue from the sale of that airtime in exchange for a periodic payment to the station whose airtime is being sold (which may include a share of the revenue collected from the sale of airtime). Like LMAs, JSAs are subject to compliance with antitrust laws and the Communications Laws, including the requirement that the licensee must maintain independent control over the station and, in particular, its personnel, programming, and finances.

Under the FCC’s ownership rules, a radio station that sells more than 15% of the weekly advertising time of another radio station in the same market will be attributed with the ownership of that other station. For that reason, a radio station cannot have a JSA with another radio station in the same market if the FCC’s ownership rules would otherwise prohibit that common ownership.

In January 2000, the FCC released a Report and Order adopting rules for a new Low Power FM, or LPFM, service consisting of two classes of radio stations, one with a maximum power of 100 watts and the other with a maximum power of 10 watts. On December 11, 2007, the FCC released a Report and Order which made changes in the rules and provided further protection for LPFM radio stations and, in certain circumstances, required full-power stations (like the ones we own) to provide assistance to LPFM stations in the event they are subject to interference or are required to relocate their facilities to accommodate the inauguration of new or modified service by a full-power radio station. The FCC has limited ownership and operation of LPFM stations to persons and entities that do not currently have an attributable interest in any FM station and has required that LPFM stations be operated on a non-commercial educational basis. The FCC has granted numerous construction permits for LPFM stations and many LPFM stations are now operating around the country. To date, LPFM radio stations have not had a material adverse effect on our operations. On January 5, 2011, the President signed into law the Local Radio Community Act of 2010, or the LRCA, which, among other changes, requires the FCC to (1) modify its rules to authorize LPFM stations to operate on second-adjacent channels to full-power radio stations, and (2) waive second-adjacent channel separation requirements if the proposed operation of an LPFM station would not cause interference to any authorized full-power station. The new law required the FCC to complete a study within one year of enactment to assess the economic impact that LPFM stations have on full-power radio stations like the stations we own. In compliance with the new law, the FCC issued several reports in 2012 in which it found that LPFM stations generally serve areas that are substantially smaller in size and population than those served by full-service commercial radio stations, that LPFM stations have less of an internet presence than full-power stations, that LPFM stations offer program formats different than full-power stations, and that the average LPFM station located in an Arbitron market has negligible ratings and a significantly smaller audience than most full-power stations in the same market.

In its most recent report issued on December 4, 2012, the FCC restricted the number of applications an individual party could file for new LPFM stations (no more than 70 applications on a nationwide basis and no more than three applications in any particular market) to deter speculative applications by parties who were interested in selling authorizations rather than building and operating the LPFM stations.

The FCC’s action under the LRCA could increase the number of LPFM stations in markets where we have stations, and that increase could produce interference from LPFM stations to our stations. We cannot predict at this time whether the LRCA in particular or the advent of LPFM service in general will have a material adverse impact on our operations in the future. Nor can we predict whether LPFM service could increase competition for listeners and revenues and have a material adverse effect on our operations.

In April 2009, the FCC issued a notice of proposed rulemaking that proposed a number of changes in the FCC’s policies for allocating radio stations to particular markets and preferences that would be accorded to applicants to implement the command of Section 307(b) of the Communications Act that radio services be distributed fairly throughout the country.

On March 3, 2011, the FCC issued an order in that rulemaking proceeding which would limit the ability of a broadcaster to move a radio station from one community to another. The FCC created a rebuttable presumption that would apply when a proposed community is located in an urbanized area or when the station could cover more than 50% of an urbanized area through the proposed community. In either of those circumstances, it would be presumed that the broadcaster intends to serve the entire urbanized area rather than the specified community and would not be allowed to change the station’s community of license unless the broadcaster presented a compelling showing that (1) the proposed community is “truly” independent of the urbanized area, (2) the proposed community has a specific need for an outlet for local expression separate from the urbanized area, and (3) the station would be able to serve the community’s need for a local outlet. The FCC further explained (1) that in no event would it approve any proposal that would create an area that had no access to radio services or access to only one radio service, and (2) that the FCC would “strongly disfavor” any community change that would result in the loss of third, fourth or fifth radio service to more than 15% of the population within a station’s existing service area or that would deprive any community of “substantial size” (meaning a community with a population of 7,500 or greater) of its second local service. The FCC’s adoption of these proposals, as well as other proposals in that rulemaking proceeding, could limit our options in relocating or acquiring ratio stations and, to that extent, may have an adverse impact on our operations.

Antitrust and Market Concentration Considerations

In addition, from time to time Congress and the FCC have considered, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership or profitability of our radio stations, result in the loss of audience share and advertising revenues for our radio stations, and affect our ability to acquire additional radio stations or finance such acquisitions.

Potential future acquisitions, to the extent they meet specified size thresholds, will be subject to applicable waiting periods and possible review under the HSR Act, by the DOJ or the FTC, either of whom can be required to evaluate a transaction to determine whether that transaction should be challenged under the federal antitrust laws. Transactions are subject to the HSR Act only if the acquisition price or fair market value of the stations to be acquired is $70.9 million or more. Acquisitions that are not required to be reported under the HSR Act may still be investigated by the DOJ or the FTC under the antitrust laws before or after consummation. At any time before or after the consummation of a proposed acquisition, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary, including seeking to enjoin the acquisition or seeking divestiture of the business acquired or certain of our other assets. The DOJ has reviewed numerous potential radio station acquisitions where an operator proposed to acquire additional stations in its existing markets or multiple stations in new markets, and has challenged a number of such transactions. Some of these challenges have resulted in consent decrees requiring the sale of certain stations, the termination of LMAs or other relief. In general, the DOJ has more closely scrutinized radio mergers and acquisitions resulting in local market shares in excess of 35% of local radio advertising revenues, depending on format, signal strength and other factors. There is no precise numerical rule, however, and certain transactions resulting in more than 35% revenue shares have not been challenged, while certain other transactions may be challenged based on other criteria such as audience shares in one or more demographic groups as well as the percentage of revenue share. We estimate that we have more than a 35% share of radio advertising revenues in many of our markets.

We are aware that the DOJ commenced, and subsequently discontinued, investigations of several of our prior acquisitions. The DOJ can be expected to continue to enforce the antitrust laws in this manner, and there can be no assurance that one or more of our pending or future acquisitions are not or will not be the subject of an investigation or enforcement action by the DOJ or the FTC. Similarly, there can be no assurance that the DOJ, the FTC or the FCC will not prohibit such acquisitions, require that they be restructured, or in appropriate cases, require that we divest stations we already own in a particular market. In addition, private parties may under certain circumstances bring legal action to challenge an acquisition under the antitrust laws.

As part of its review of certain radio station acquisitions, the DOJ has stated publicly that it believes that commencement of operations under LMAs, JSAs and other similar agreements customarily entered into in connection with radio station ownership assignments and transfers prior to the expiration of the waiting period under the HSR Act could violate the HSR Act. In connection with acquisitions subject to the waiting period under the HSR Act, we will not commence operation of any affected station to be acquired under an LMA, a JSA, or similar agreement until the waiting period has expired or been terminated.

No assurances can be provided that actual, threatened or possible future DOJ or FTC action in connection with potential transactions would not have a material adverse effect on our ability to enter into or consummate various transactions, or operate any acquired stations at any time in the future.

Legal Proceedings

In March 2011, we and certain of our subsidiaries were named as defendants along with other radio companies, including Beasley Broadcast Group, Inc., CBS Radio, Inc., Entercom Communications, Greater

Media, Inc. and Townsquare Media, LLC in a patent infringement suit. The case, Mission Abstract Data L.L.C., d/b/a Digimedia v. Beasley Broadcast Group, Inc., et. al., Civil Action Case No: 1:99-mc-09999, U.S. District Court for the District of Delaware (filed March 1, 2011), alleges that the defendants are infringing or have infringed plaintiff’s patents entitled “Selection and Retrieval of Music from a Digital Database.” Plaintiff is seeking injunctive relief and unspecified damages. We are vigorously defending this lawsuit and are not yet able to determine what effect the lawsuit will have, if any, on our financial position, results of operations or cash flows.

We are currently, and expect that from time to time in the future will be, party to, or a defendant in, various claims or lawsuits that are generally incidental to its business. We expect that we will vigorously contest any such claims or lawsuits and believe that the ultimate resolution of any known claim or lawsuit will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

MANAGEMENT

The following table sets forth certain information with respect to our executive officers and directors as of October 1, 2013:

Name	Age	Position(s)
Lewis W. Dickey, Jr.	52	Chairman, President, and Chief Executive Officer
Joseph P. Hannan	42	Senior Vice President, Treasurer and Chief Financial Officer
John G. Pinch	64	Executive Vice President and Co-Chief Operating Officer
John W. Dickey	47	Executive Vice President and Co-Chief Operating Officer
Richard S. Denning	47	Senior Vice President, Secretary and General Counsel
Ralph B. Everett	62	Director
Alexis Glick	41	Director
Jeffrey A. Marcus	66	Director
Arthur J. Reimers	58	Director
Robert H. Sheridan, III	50	Director
David M. Tolley	46	Director

Lewis W. Dickey, Jr. is our Chairman, President and Chief Executive Officer. Mr. L. Dickey has served as our Chairman, President and Chief Executive Officer since December 2000. Mr. Dickey was one of our founders and initial investors, and served as our Executive Vice Chairman from March 1998 to December 2000. Mr. L. Dickey is a nationally regarded consultant on radio strategy and the author of The Franchise — Building Radio Brands, published by the National Association of Broadcasters, one of the industry’s leading texts on competition and strategy. Mr. L. Dickey also serves as a member of the National Association of Broadcasters Radio Board of Directors. He holds Bachelor of Arts and Master of Arts degrees from Stanford University and a Master of Business Administration degree from Harvard University. Mr. L. Dickey is the brother of John W. Dickey.

Joseph P. Hannan is our Senior Vice President, Treasurer and Chief Financial Officer. He was appointed Interim Chief Financial Officer on July 1, 2009 and became our Chief Financial Officer in March 2010. Prior to that, he served as our Vice President and Controller since joining our Company in April 2008. From May 2006 to July 2007, he served as Vice President and Chief Financial Officer of the radio division of Lincoln National Corporation (NYSE: LNC) and from March 1995 to November 2005 he served in a number of executive positions including Chief Operating Officer and Chief Financial Officer of Lambert Television, Inc., a privately held television broadcasting, production and syndication company. Mr. Hannan has served on a number of private and public company boards, including Regent Communications, International Media Group, and iBlast, Inc. Mr. Hannan received his Bachelor of Science degree in Business Administration from the University of Southern California.

John G. Pinch is our Executive Vice President and Co-Chief Operating Officer. Mr. Pinch has served as our Executive Vice President and Co-Chief Operating Officer since May 2007, and prior to that served as our Chief Operating Officer since December 2000, after serving as the President of Clear Channel International Radio, or CCU International. At CCU International, Mr. Pinch was responsible for the management of all CCU radio operations outside of the United States, which included over 300 properties in 9 countries. Mr. Pinch is a 30-year broadcast veteran and has previously served as Owner/President of WTVK-TV Ft. Myers-Naples, Florida, General Manager of WMTX-FM/WHBO-AM Tampa, Florida, General Manager/Owner of WKLH-FM Milwaukee, and General Manager of WXJY Milwaukee.

John W. Dickey is our Executive Vice President and Co-Chief Operating Officer. Mr. J. Dickey has served as Executive Vice President since January 2000 and as Co-Chief Operating Officer since May 2007. Mr. J. Dickey joined Cumulus in 1998 and, prior to that, served as the Director of Programming for

Midwestern Broadcasting from 1990 to March 1998. Mr. J. Dickey holds a Bachelor of Arts degree from Stanford University. Mr. J. Dickey is the brother of Lewis W. Dickey, Jr.

Richard S. Denning is our Senior Vice President, Secretary and General Counsel. Prior to joining the Company, Mr. Denning was an attorney with Dow, Lohnes & Albertson, PLLC, or DL&A, within DL&A’s corporate practice group in Atlanta, advising a number of media and communications companies on a variety of corporate and transactional matters. Mr. Denning also spent four years in DL&A’s Washington, D.C. office and has extensive experience in regulatory proceedings before the FCC. Mr. Denning has been a member of the Pennsylvania Bar since 1991, the District of Columbia Bar since 1993, and the Georgia Bar since 2000. He is a graduate of The National Law Center, George Washington University.

Ralph B. Everett has served as one of our directors since July 1998. Since January 2007, Mr. Everett has served as the President and Chief Executive Officer of the Joint Center for Political and Economic Studies, a national, nonprofit research and public policy institution located in Washington, D.C. Prior to 2007, and for eighteen years, Mr. Everett had been a partner with the Washington, D.C. office of the law firm Paul Hastings LLP, where he headed the firm’s Federal Legislative Practice Group. He had previously worked in the U.S. Senate for more than a decade, including serving as a staff director and chief counsel of the Committee on Commerce, Science and Transportation. In 1998, Mr. Everett was appointed by President Clinton as United States Ambassador to the 1998 International Telecommunication Union Plenipotentiary Conference. In the same year, he led the U.S. delegation to the Second World Telecommunication Development Conference in Malta, joining participants from more than 190 nations. He is also a member of the Board of Visitors of Duke University Law School and serves on the boards of Independent Sector, Star Scientific, Inc. and The National Coalition on Black Civic Participation.

Alexis Glick was appointed to the Board of Directors in February 2013. Ms. Glick is currently the chief executive officer of GENYOUth Foundation, a non-profit organization dedicated to fighting childhood obesity, a position she has held since February 2011. Prior thereto, Ms. Glick served as Vice President of Fox Business News, which she helped launch and where she anchored various business news programs. Prior to joining Fox Business News in 2006, she was a correspondent and anchor for both NBC and CNBC. Earlier in her career Ms. Glick was an executive at Morgan Stanley, where she headed floor operations at the New York Stock Exchange.

Jeffrey A. Marcus has served as one of our directors since September 2011. Mr. Marcus joined Crestview Partners, a private equity firm, in 2004, and currently serves as head of the Crestview Partners’ media and communications group. Prior to joining Crestview Partners, Mr. Marcus served in various positions in the media and communications industry, including as President and Chief Executive Officer of AMFM Inc. (formerly Chancellor Media Corporation), one of the nation’s largest radio broadcasting companies, and as founder and chief executive officer of Marcus Cable Company, a privately-held cable company. Mr. Marcus is currently a director of CWGS Enterprises, LLC, NEP Group, Inc. and Charter Communications, Inc.

Arthur J. Reimers has served as one of our directors since September 2011. Mr. Reimers has acted as an independent investor and business consultant since 2001. Prior to 2001, Mr. Reimers served in various positions with increasing seniority at Goldman, Sachs & Co., an investment banking firm, from 1981 to 2001, including as Managing Director from 1998 until his retirement in 2001. Mr. Reimers serves on the boards of directors of FBR Capital Markets Corporation and Rotech Healthcare Inc.

Robert H. Sheridan, III has served as one of our directors since July 1998. Mr. Sheridan is currently a partner at Ridgemont Equity Partners, a private equity firm that provides buyout and growth capital to closely-held private companies and new business platforms. Prior to joining Ridgemont Equity Partners in July 2010, Mr. Sheridan served as Managing Director, and Co-Head of the Americas, for BAML Capital Partners, or BAMLCP, the private equity and mezzanine group within Bank of America Corporation, since

January 1998, and was a Senior Vice President and Managing Director of BA Capital, which was formerly known as NationsBanc Capital Corp. Affiliates of Ridgemont Equity Partners are the successor general partners to certain affiliates of BAMLCP, which previously served as general partners of the BofA Stockholders. Mr. Sheridan has an economic interest in the entities comprising the general partners of the BofA Stockholders. He was a Director of NationsBank Capital Investors, the predecessor of BAMLCP, from January 1996 to January 1998.

David M. Tolley has served as one of our directors since January 2011. Mr. Tolley is a private investor who previously was employed by Blackstone from 2000 until December 2011, most recently serving as Senior Managing Director. Prior to joining Blackstone, Mr. Tolley held a series of positions at Morgan Stanley & Co. He served as a director of Cumulus Media Partners, LLC from 2006 to August 2011, is currently a director of Beech Holdings LLC, and is the former Chairman of the board of directors of New Skies Satellites Holdings Ltd.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS

The following is a general discussion of U.S. federal income and estate tax considerations related to the ownership and disposition of our Class A common stock by a non-U.S. holder, as defined below, that acquires our Class A common stock pursuant to this offering. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service, or the IRS, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion assumes that a non-U.S. holder will hold our Class A common stock issued pursuant to this offering as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income and estate tax considerations that may be relevant to a particular investor in light of the investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation: banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, broker-dealers, taxpayers who have elected mark-to-market accounting, tax-exempt entities, regulated investment companies, real estate investment trusts, U.S. expatriates and former long-term residents of the United States, investors that hold our Class A common stock as part of a straddle, constructive sale, conversion or other integrated transaction, and investors subject to the alternative minimum tax. Additionally, this discussion does not address the tax treatment of investors that are treated as partnerships for U.S. federal income tax purposes or other pass-through entities or persons who hold our Class A common stock through such entities. This discussion also does not address other U.S. federal taxes (including the gift tax and the Medicare tax imposed on net investment income) or the tax considerations arising under the laws of any foreign, state or local jurisdiction.

As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our Class A common stock that is an individual, corporation, estate or trust and that is not a “U.S. person.” For this purpose and as used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity taxed as a corporation) created or organized (or treated as created or organized) in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person. In addition, a “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax considerations related to the sale, exchange or other disposition of our Class A common stock.

The tax treatment of an entity or arrangement treated as a partnership for U.S. federal income tax purposes and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our Class A common stock.

THE DISCUSSION IS ONLY A GENERAL DISCUSSION OF U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS RELATED TO THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD

CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AND ANY APPLICABLE TAX TREATY.

Tax Considerations Related to an Investment in Class A Common Stock

Distributions on Class A common stock

If we make cash or property distributions to holders of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain from the sale or exchange of the Class A common stock and will be treated as described under “— Gain on sale, exchange or other taxable disposition of Class A common stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of a reduced withholding rate under an applicable income tax treaty generally will be required to (a) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a U.S. person and is eligible for the benefits of the applicable tax treaty or (b) if our Class A common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. These forms may need to be periodically updated.

A non-U.S. holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States, are subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to a U.S. person and are not subject to withholding of U.S. federal income tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements. Any such effectively connected dividends (and, if required, dividends attributable to a U.S. permanent establishment or fixed base) received by a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Gain on sale, exchange or other taxable disposition of Class A common stock

Any gain recognized by a non-U.S. holder on a sale or other taxable disposition of our Class A common stock generally will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the Class A common stock.

Any gain recognized by a non-U.S. holder that is described in clause (i) of the preceding paragraph generally will be subject to U.S. federal income tax at the income tax rates generally applicable to a U.S. person. Any such gains of a corporate non-U.S. holder also may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder that is described in clause (ii) of such paragraph generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S. source capital gain derived from the disposition, which may be offset by U.S.-source capital losses during the taxable year of the disposition. With respect to clause (iii) of the preceding paragraph, a U.S. corporation is generally a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently and do not anticipate becoming a USRPHC. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our Class A common stock will not be subject to U.S. federal income tax if our common stock is regularly traded on an established securities market and such non-U.S. holder holds or held (at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period) actually or constructively, 5% or less of our Class A common stock. If a non-U.S. holder held more than 5% of our Class A common stock during the relevant period and if we are a USRPHC at any time during the relevant period, such non-U.S. holder generally will be subject to U.S. federal income tax on the net gain derived from a taxable disposition at the income tax rates generally applicable to a U.S. person. Non-U.S. holders are urged to consult their own tax advisors regarding the potential applicability of these rules as well as any income tax treaty in their particular circumstances.

Information reporting and backup withholding

We generally must report annually to the IRS and to each non-U.S. holder of our Class A common stock the amount of dividends paid to such holder on our Class A common stock and the tax, if any, withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our Class A common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker unless the non-U.S. holder establishes that it is not a U.S. person.

Under some circumstances, Treasury regulations require backup withholding of U.S. federal income tax, currently at a rate of 28%, on reportable payments with respect to our Class A common stock. A non-U.S. holder generally may eliminate the requirement for information reporting (other than in respect to dividends, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

U.S. Federal Estate Tax

Our Class A common stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

FATCA

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury regulations thereunder, commonly referred to as “FATCA,” when applicable will impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source dividends and gross proceeds from the sale or other disposition of certain securities producing such U.S.-source dividends made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under recently issued final Treasury regulations, as modified by IRS Notice 2013-43, the withholding obligations described above generally will apply to payments of U.S.-source dividends made on or after July 1, 2014, and to payments of gross proceeds from a sale or other disposition of securities that could produce such U.S.-source dividends on or after January 1, 2017. You are urged to consult your own tax advisors regarding FATCA and the application of these requirements to your investment in our Class A common stock.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated October    , 2013, we have agreed to sell to the underwriter, RBC Capital Markets, LLC the following number of shares of Class A common stock:

Name	Number of Shares
RBC Capital Markets, LLC

Total

The underwriting agreement provides that the underwriter is obligated to purchase all the shares of Class A common stock offered by us if it purchases any shares.

The underwriter proposes to offer the shares of Class A common stock directly to the public at the offering price on the cover page of this prospectus supplement less a selling concession not in excess of $             per share. After this offering, the underwriter may change the offering price and concession. The underwriter may effect such transactions by selling shares of Class A common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of Class A common stock for whom they may act as agents or to whom they may sell as principal. The underwriter may receive from purchasers of the shares of Class A common stock normal brokerage commissions in amounts agreed with such purchasers.

Option to Purchase Additional Shares

We have granted to the underwriter a 30-day option to purchase up to              additional shares of Class A common stock at the offering price less the underwriting discounts and commissions. Such option may be exercised in whole or in part at any time until 30 days after the date of this prospectus supplement. If this option is exercised, the underwriter will be committed, subject to satisfaction of the conditions specified in the underwriting agreement, to purchase a number of additional shares of Class A common stock for which the option has been exercised.

Discounts and Expenses

Except as described below, the following table summarizes the compensation we will pay:

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Underwriting discounts and commissions paid by us	$	$	$	$

The expenses of this offering that are payable by us are estimated to be $             million, exclusive of underwriting discounts and commissions.

The underwriter has informed us that it does not intend sales to discretionary accounts in excess of 5% of the total number of shares of Class A common stock offered by it.

Lock-Up Agreements

We, our executive officers and our directors, and certain of our stockholders, are subject to lock-up agreements with the underwriter that prohibit during the period ending 90 days after the date of the final prospectus supplement related to this offering, which we refer to as the lockup period:

•

directly or indirectly, selling, offering, contracting or granting any option to sell or short sell, granting any option, right or warrant to purchase, pledging, transferring, establishing an open “put equivalent position”, lending or otherwise disposing of any shares of any class of our common stock, options, rights or warrants to acquire shares of any class of our common stock, or securities exchangeable or exercisable for or convertible into shares of any class of our common stock;

•	entering into any swap or other arrangement that transfers, in whole or in part, the economic consequences of the ownership of any class of our common stock;

•

filing a registration statement with respect to any class of our common stock, options or warrants to acquire any class of our common stock or securities exchangeable or exercisable for or convertible into any class of our common stock; or

•	publicly announcing an intention to do any of the foregoing.

These agreements also apply to any sale of locked up shares upon exercise of any options to purchase shares of any class of our common stock and are subject to certain exceptions, including:

•	sales of Class A common stock to the underwriter in this offering;

•	the award of options or other purchase rights or shares of any class of our common stock pursuant to our employee benefits plans;

•

issuances of shares of any class of our common stock or securities convertible into or exercisable or exchangeable for shares of any class of our common stock pursuant to the exercise of warrants, options or other convertible or exchangeable securities, including shares of convertible preferred stock, in each case which are outstanding on the date hereof; and

•	filing with the SEC a registration statement under the Securities Act on Form S-8 with respect to securities issued pursuant to an employee benefit plan.

Notwithstanding the foregoing, our executive officers and directors, and our stockholders who have agreed to the lock-up provisions, will be permitted to:

•

abide by any obligations regarding shares of any class of our common stock or any security convertible into common stock under any existing pledge, margin account or similar agreement, including, but not limited to, sales and transfers of such securities;

•	transfer shares of any class of our common stock or any security convertible into any class of our common stock as a bona fide gift;

•	transfer shares of any class of our common stock or any security convertible into any class of our common stock to family members or a trust established for the benefit of family members;

•

transfer shares of any class of our common stock or any security convertible into any class of our common stock to entities where the party to the lockup is the beneficial owner of all shares of any class of our common stock or our other securities held by the entity;

•	receive shares of any class of our common stock upon the exercise of an option or warrant or in connection with the vesting of restricted stock or restricted stock units; and

•

transfer shares of common stock to the Company in a transaction exempt from Section 16(b) of the Exchange Act solely in connection with the payment of taxes due in connection with any such exercise or vesting.

It is a pre-condition to any such permitted transfer that the transferee executes and delivers to RBC Capital Markets, LLC a lock-up agreement in form and substance similar to the transferor’s agreement with RBC Capital Markets, LLC and that any such transfer would not require any public filings or reporting during the lock-up period, and no such public filings or reporting would be made voluntarily, including pursuant to Sections 13 or 16 under the Exchange Act, during the lock-up period.

RBC Capital Markets, LLC may consent in its sole discretion to a release of the transfer restrictions in the lock-up agreements. When determining whether or not to release shares of any class of our common stock from lock-up agreements, RBC Capital Markets, LLC will consider, among other factors, the stockholders’ reasons for requesting the release, the number of shares of each class of our common stock for which the release is being requested and market conditions at the time. However, RBC Capital Markets, LLC has informed us that, as of the date of this prospectus supplement, there are no agreements between it and any party that would allow such party to transfer any shares of any class of our common stock, nor do they have any intention at this time of releasing any of the shares of any class of our common stock subject to the lock-up agreements, prior to the expiration of the lock-up period.

We have agreed not to file any registration statement with respect to any class of our common stock or other equity securities (other than on Form S-8 as described above), and our directors, officers and other holders of our equity securities will waive all registration rights with respect to this offering.

Indemnification

We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

Listing

Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “CMLS.”

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, short sales, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Short sales involve sales by the underwriter of our Class A common stock in excess of the number of shares of Class A common stock the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of Class A common stock over-allotted by the underwriter is not greater than the number of shares of Class A common stock it may purchase in its option to purchase additional shares. In a naked short position, the number of shares of Class A common stock involved is greater than the number of shares of Class A common stock in the underwriter’s option to purchase additional shares. The underwriter may close out any short position by either exercising its option and/or purchasing shares of Class A common stock in the open market.

•

Syndicate covering transactions involve purchases of shares of our Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares of Class A common stock to close out the short position, the underwriter will consider, among other things, the price of shares of our Class A common stock available for purchase in the open market as compared to the price at which it may purchase shares of our Class A common stock through its option. If the underwriter sells more shares of our Class A common stock than could be covered by its option to purchase additional shares, which we refer to in this prospectus supplement as a naked short position, the position can only be closed out by buying shares of our Class A common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of shares of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

•

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when shares of our Class A common stock originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, if commenced, will not be discontinued without notice.

Passive market making

In connection with this offering, the underwriter and selected dealers, if any, may engage in passive market making transactions in our Class A common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of Class A common stock and extending through the completion of the distribution of this offering. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our Class A common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriter and dealers, if any, are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Prospectus

A prospectus supplement in electronic format may be available on the Internet sites or through other online services maintained by the underwriter participating in this offering, or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares of Class A common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Other Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. For example, affiliates of RBC Capital Markets, LLC are agents and lenders under the the 2011 Credit Facilities.

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriter and its affiliate may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an Early Implementing Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), no offer of shares will be made to the public in that Relevant Member State (other than offers (the Permitted Public Offers) where a prospectus will be published in relation to the shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of shares may be made to the public in that Relevant Member State at any time:

(a) to “qualified investors” as defined in the Prospectus Directive, including:

(i) (in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (A) an average of at least 250 employees during the last financial year; (B) a total balance sheet of more than €43.0 million and (C) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(ii) (in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients;

(b) to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor”, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where shares have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive, or Qualified Investors, that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Residents of Canada

The securities may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

LEGAL MATTERS

Jones Day, Atlanta, Georgia, will pass upon certain legal matters for us in connection with the Class A common stock offered by this prospectus supplement. Davis Polk & Wardwell LLP, New York, New York, will pass upon certain legal matters for the underwriter in connection with this offering.

EXPERTS

Cumulus

The financial statements as of December 31, 2012 and December 31, 2011, and for each of the three years in the period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2012, included in this prospectus supplement and incorporated by reference to the Cumulus Media Inc. Annual Report on Form 10-K for the year ended December 31, 2012, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CMP

The financial statements of Cumulus Media Partners, LLC as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, incorporated in this prospectus supplement by reference to the Cumulus Media Inc. Current Report on Form 8-K/A dated August 12, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Citadel

The consolidated financial statements of Citadel Broadcasting Corporation as of December 31, 2010 (Successor) and 2009 (Predecessor) and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from June 1, 2010 to December 31, 2010 (Successor), the period from January 1, 2010 to May 31, 2010 (Predecessor) and the two year period ended December 31, 2009 (Predecessor), incorporated by reference in this prospectus supplement to the Cumulus Media Inc. Form 8-K dated December 20, 2011 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call (800) SEC-0330 for further information on the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including those filed by us, at http://www.sec.gov. You may also access the SEC filings and obtain other information about us through the website we maintain at http://www.cumulus.com. Information contained in, or accessible through, our website does not constitute part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in or omitted from this prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering is completed (other than, in each case any documents or information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such documents or information are to be considered “filed” under the Exchange Act):

•	Our Annual Report on Form 10-K for the year ended December 31, 2012 (filed on March 18, 2013);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 (filed on May 7, 2013) and June 30, 2013 (filed on July 30, 2013);

•

Our Definitive Proxy Statement on Schedule 14A for our 2013 Annual Meeting of Stockholders filed with the SEC on April 12, 2013 (but only the information set forth therein that is incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2012);

•

Our Current Reports on Form 8-K filed on December 20, 2011 (solely Exhibit 99.3 thereto), February 19, 2013, March 22, 2013, May 15, 2013, June 4, 2013, August 7, 2013 and August 30, 2013 and on Form 8-K/A filed on August 12, 2011 (solely Exhibit 99.1 thereto); and

•

The description of Cumulus’ common stock contained in the Registration Statement on Form 8-A, as amended, filed by Cumulus pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings free of charge by writing or telephoning us at:

Cumulus Media Inc.

3280 Peachtree Road, N.W.

Suite 2300

Atlanta, Georgia 30305

Attention: Investor Relations

Telephone Number: (404) 949-0700

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the shares of Class A common stock to be offered and sold by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices referred to above. Any statement made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except for per share data)

(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$46,216	$88,050
Restricted cash	3,729	5,921
Accounts receivable, less allowance for doubtful accounts of $3,779 and $4,131 at June 30, 2013 and December 31, 2012, respectively	203,469	207,563
Trade receivable	7,344	6,104
Deferred income taxes	29,658	25,145
Prepaid expenses and other current assets	21,952	20,336

Total current assets	312,368	353,119
Property and equipment, net	246,528	255,903
Broadcast licenses	1,640,882	1,602,373
Other intangible assets, net	215,386	258,761
Goodwill	1,204,953	1,195,594
Other assets	70,067	77,825

Total assets	$3,690,184	$3,743,575

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$75,872	$102,586
Trade payable	6,620	4,803
Current portion of long-term debt	13,250	76,468
Other current liabilities	8,542	11,386

Total current liabilities	104,284	195,243
Long-term debt, excluding 7.75% senior notes	2,040,359	2,014,599
7.75% senior notes	610,000	610,000
Other liabilities	41,122	45,313
Deferred income taxes	558,621	559,918

Total liabilities	3,354,386	3,425,073

Redeemable preferred stock:
Series A cumulative redeemable preferred stock, par value $0.01 per share; stated value of $1,000 per share; 100,000,000 shares authorized; 75,767 shares issued and outstanding at both June 30, 2013 and December 31, 2012	72,871	71,869

Total redeemable preferred stock	72,871	71,869

Stockholders’ equity:
Class A common stock, par value $0.01 per share; 750,000,000 shares authorized; 186,456,601 and 182,682,073 shares issued, and 162,326,226 and 158,519,394 shares outstanding, at June 30, 2013 and December 31, 2012, respectively	1,864	1,827
Class B common stock, par value $0.01 per share; 600,000,000 shares authorized; 15,424,944 shares issued and outstanding at both June 30, 2013 and December 31, 2012	154	154
Class C common stock, par value $0.01 per share; 644,871 shares authorized, issued and outstanding at both June 30, 2013 and December 31, 2012	6	6
Treasury stock, at cost, 24,130,375 and 24,162,676 shares at June 30, 2013 and December 31, 2012, respectively	(250,697)	(252,001)
Additional paid-in-capital	1,511,689	1,514,849
Accumulated deficit	(1,000,089)	(1,018,202)

Total stockholders’ equity	262,927	246,633

Total liabilities, redeemable preferred stock and stockholders’ equity	$3,690,184	$3,743,575

See accompanying notes to the unaudited condensed consolidated financial statements.

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except for share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Broadcast revenues	$289,676	$280,745	522,548	$516,710
Management fees	—	296	—	326

Net revenues	289,676	281,041	522,548	517,036
Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	171,762	168,746	335,934	322,442
Depreciation and amortization	28,935	36,200	57,866	71,007
LMA fees	759	885	1,728	1,724
Corporate, general and administrative expenses (including stock-based compensation expense of $2,470, $5,928, $5,134 and $12,906, respectively)	7,760	16,802	21,626	33,494
Loss on sale of stations	91	—	1,400	—
(Gain) loss on derivative instrument	(2,106)	841	(2,844)	753
Impairment of intangible assets	—	12,435	—	12,435

Total operating expenses	207,201	235,909	415,710	441,855

Operating income	82,475	45,132	106,838	75,181

Non-operating (expense) income:
Interest expense, net	(43,833)	(49,619)	(88,085)	(100,422)
Loss on early extinguishment of debt	(4,539)	—	(4,539)	—
Other (expense) income, net	(511)	(74)	(378)	190

Total non-operating expense, net	(48,883)	(49,693)	(93,002)	(100,232)

Income (loss) from continuing operations before income taxes	33,592	(4,561)	13,836	(25,051)
Income tax (expense) benefit	(6,491)	2,798	4,276	10,689

Income (loss) from continuing operations	27,101	(1,763)	18,112	(14,362)
Income from discontinued operations, net of taxes	—	9,906	—	10,375

Net income (loss)	27,101	8,143	18,112	(3,987)
Less: dividends declared and accretion of redeemable preferred stock	3,155	6,791	6,307	12,491

Income (loss) attributable to common shareholders	$23,946	$1,352	$11,805	$(16,478)

Basic and diluted income (loss) per common share (see Note 12, “Earnings Per Share”):
Basic: Income (loss) from continuing operations per share	$0.11	$(0.05)	$0.05	$(0.17)

Income from discontinued operations per share	$—	$0.06	$—	$0.07

Income (loss) per share	$0.11	$0.01	$0.05	$(0.11)

Diluted: Income (loss) from continuing operations per share	$0.11	$(0.05)	$0.05	$(0.17)

Income from discontinued operations per share	$—	$0.06	$—	$0.07

Income (loss) per share	$0.11	$0.01	$0.05	$(0.11)

Weighted average basic common shares outstanding	176,481,592	157,710,861	175,619,586	153,540,006

Weighted average diluted common shares outstanding	179,553,341	157,710,861	178,678,090	153,540,006

See accompanying notes to the unaudited condensed consolidated financial statements.

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$18,112	$(3,987)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	57,866	72,242
Amortization of debt issuance costs/discounts	5,164	5,061
Provision for doubtful accounts	1,046	1,598
Loss (gain) on sale of assets or stations	1,537	(183)
Impairment of intangible assets	—	12,435
Loss on early extinguishment of debt	4,539	—
Fair value adjustment of derivative instruments	(2,871)	1,003
Deferred income taxes	(5,809)	(14,302)
Stock-based compensation expense	5,134	12,906
Changes in assets and liabilities:
Accounts receivable	3,045	4,789
Trade receivable	(1,240)	(1,211)
Prepaid expenses and other current assets	(1,664)	(1,217)
Other assets	1,044	(715)
Accounts payable and accrued expenses	(26,724)	(31,407)
Trade payable	1,817	393
Other liabilities	(4,222)	(2,215)

Net cash provided by operating activities	56,774	55,190
Cash flows from investing activities:
Proceeds from sale of assets or stations	692	426
Acquisitions less cash acquired	(52,066)	—
Restricted cash	2,192	—
Capital expenditures	(4,830)	(1,919)

Net cash used in investing activities	(54,012)	(1,493)
Cash flows from financing activities:
Repayment of borrowings under term loans and revolving credit facilities	(38,931)	(57,000)
Tax withholding payments on behalf of employees for stock based compensation	(337)	(1,909)
Preferred stock dividends	(5,304)	(6,458)
Proceeds from exercise of warrants	34	161
Deferred financing costs	(58)	—

Net cash used in financing activities	(44,596)	(65,206)
Decrease in cash and cash equivalents	(41,834)	(11,509)
Cash and cash equivalents at beginning of period	88,050	30,592

Cash and cash equivalents at end of period	$46,216	$19,083

Supplemental disclosures of cash flow information:
Interest paid	$82,208	$97,441
Income taxes paid	$1,561	$2,909
Supplemental disclosures of non-cash flow information:
Compensation held in trust	$—	$24,807
Trade revenue	$12,458	$13,642
Trade expense	$12,577	$12,705

See accompanying notes to the unaudited condensed consolidated financial statements.

CUMULUS MEDIA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business, Interim Financial Data and Basis of Presentation:

Description of Business

Cumulus Media Inc. (and its consolidated subsidiaries, except as the context may otherwise require, “Cumulus,” “Cumulus Media,” “we,” “us,” “our,” or the “Company”) is a Delaware corporation, organized in 2002, and successor by merger to an Illinois corporation with the same name that had been organized in 1997.

Nature of Business

Cumulus Media believes it is the largest pure-play radio broadcaster in the United States based on number of stations. At June 30, 2013, Cumulus Media owned or operated approximately 520 radio stations (including under local marketing agreements, or “LMAs”) in 108 United States media markets and a nationwide radio network serving over 5,000 stations.

Interim Financial Data

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company and the notes related thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The accompanying unaudited interim condensed consolidated financial statements include the condensed consolidated accounts of Cumulus and its wholly-owned subsidiaries, with all significant intercompany balances and transactions eliminated in consolidation. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of results of operations for, and financial condition as of the end of, the interim periods have been made. The results of operations for the three months and six months ended June 30, 2013, the cash flows for the six months ended June 30, 2013 and the Company’s financial condition as of June 30, 2013, are not necessarily indicative of the results of operations or cash flows that can be expected for, or the Company’s financial condition as of, any other interim period or for the fiscal year ending December 31, 2013.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to bad debts, intangible assets, derivative financial instruments, income taxes, stock-based compensation, contingencies, litigation and purchase price allocations. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual amounts and results may differ materially from these estimates.

Reclassifications

Certain 2012 balances were reclassified to conform with classifications currently in use.

Recent Accounting Pronouncements

ASU 2012-02. In July 2012, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) 2012-02. The amendments in this ASU give companies the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired rather than calculating the fair value of the indefinite-lived intangible asset. It is effective prospectively for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company adopted this guidance effective January 1, 2013. The adoption of this guidance did not have an impact on the Company’s interim financial statements.

ASU 2013-04. In February 2013, the FASB issued ASU 2013-04 which provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements where the total obligation is fixed at the reporting date, and for which no specific guidance currently exists. This ASU is effective for annual reporting periods beginning on or after December 15, 2013 and subsequent interim periods. The Company is currently assessing the expected impact, if any, on the consolidated financial statements.

2.	Acquisitions and Dispositions

2013 Acquisitions

WFME Asset Exchange

On January 8, 2013 the Company completed its previously announced asset exchange (the “WFME Asset Exchange”) with Family Stations, Inc., pursuant to which it exchanged its WDVY station in New York plus $40.0 million in cash for Family Stations’ WFME station in Newark, New Jersey. The total purchase price is subject to increase of up to $10 million payable to the sellers if certain future conditions are met as detailed in the purchase agreement. The Company has estimated the fair value of the contingent consideration to be less than $0.1 million as of June 30, 2013. Any future change in the estimated fair value of the contingent consideration will be recorded in the Company’s results of operations in the period of such change. This acquisition provided Cumulus with a radio station in the United States’ largest media market, for the national NASH entertainment brand based on the country music lifestyle.

The table below summarizes the preliminary purchase price allocation among the tangible and intangible assets acquired and liabilities assumed in the WFME Asset Exchange (dollars in thousands):

Allocation	Amount
Other assets	$1,460
Goodwill	11,461
Broadcast licenses	27,100
Plant, property, and equipment, net	62

Total purchase price	40,083
Less: Cash consideration	(40,000)
Less: Carrying value of station transferred	(52)
Less: Contingent consideration	(31)

Gain on asset exchange	$—

The material assumptions utilized in the valuation of intangible assets included overall future market revenue growth rates for the residual year of approximately 2.0% and a weighted average cost of capital of 10.0%. Goodwill was equal to the difference between the purchase price and the value assigned to tangible and intangible assets acquired and liabilities. All of the goodwill is deductible for tax purposes.

Pamal Broadcasting Asset Purchase

On January 17, 2013, the Company completed the acquisition of WMEZ-FM and WXBM-FM from Pamal Broadcasting Ltd. for a purchase price of $6.5 million (the “Pamal Broadcasting Asset Purchase”). The transaction was part of the Company’s ongoing efforts to focus on radio stations in larger markets and geographically strategic regional clusters.

Revenues of $0.5 million and $0.9 million attributable to the Pamal Broadcasting Asset Purchase were included in the Company’s condensed consolidated statement of operations for the three and six months ended June 30, 2013, respectively.

The table below summarizes the preliminary purchase price allocation among the tangible and intangible assets acquired in the Pamal Broadcasting Asset Purchase (dollars in thousands):

Allocation	Amount
Plant, property, and equipment, net	$783
Broadcast licenses	5,700

Total purchase price	$6,483

2012 Acquisitions

On July 31, 2012, the Company completed its sale of 55 stations in eleven non-strategic markets to Townsquare Media, LLC (“Townsquare Asset Exchange”) in exchange for ten of Townsquare’s radio stations in Bloomington, IL and Peoria, IL, plus approximately $114.9 million in cash. The transaction was part of the Company’s ongoing efforts to focus on radio stations in larger markets and geographically strategic regional clusters. The stations sold by the Company operated in the following markets: Augusta, ME; Bangor, ME; Binghamton, NY; Bismarck, ND; Grand Junction, CO; Killeen-Temple, TX; New Bedford, MA; Odessa-Midland, TX; Presque Isle, ME; Sioux Falls, SD and Tuscaloosa, AL.

The table below summarizes the final purchase price allocation for the Townsquare Asset Exchange (dollars in thousands):

Allocation	Amount
Current assets	$149
Property and equipment	4,690
Broadcast licenses	11,900
Goodwill	3,014
Other intangibles	200
Current liabilities	(207)

Total purchase price	19,746
Less: Carrying value of stations transferred	(71,697)
Add: Cash received	114,918

Gain on asset exchange	$62,967

The material assumptions utilized in the valuation of intangible assets acquired and liabilities assumed included overall future market revenue growth rates for the residual year of approximately 2.0% and a weighted average cost of capital of 10%. Goodwill was equal to the difference between the purchase price and the value assigned to the tangible and intangible assets acquired and liabilities assumed. $1.1 million of the acquired goodwill is deductible for tax purposes.

The definite-lived intangible assets acquired in the Townsquare Asset Exchange are being amortized in relation to the expected economic benefits of such assets over their estimated useful lives and consist of the following (dollars in thousands):

Description	Estimated Useful Life in Years	Fair Value
Advertising relationships	6	$200

AR Broadcasting Asset Purchase

On September 25, 2012, the Company, through its subsidiaries, entered into an asset purchase agreement with AR Broadcasting, LLC, AR Licensing, LLC, CMP KC Corp. and CMP Houston-KC, LLC to acquire the KCHZ-FM and KMJK-FM radio stations operated in the Kansas City market for an aggregate purchase price of $18.1 million (the “AR Broadcasting Asset Purchase”). The transaction was part of the Company’s ongoing efforts to focus on radio stations in larger markets and geographically strategic regional clusters.

On December 6, 2012, the Company completed the acquisition of KCHZ-FM for a purchase price of $11.2 million. The Company paid $10.0 million in cash at closing with the remaining $1.2 million paid in January 2013 upon the closing of the acquisition of KMJK-FM.

On January 28, 2013, the Company completed the AR Broadcasting Asset Purchase, acquiring KMJK-FM for a purchase price of $6.9 million.

Revenues of $1.5 million and $2.6 million attributable to the AR Broadcasting Asset Purchase were included in the Company’s condensed consolidated statement of operations for the three and six months ended June 30, 2013, respectively.

The table below summarizes the preliminary purchase price allocation among the tangible and intangible assets acquired and liabilities assumed in the AR Broadcasting Asset Purchase (dollars in thousands):

Allocation	Amount
Current assets	$93
Plant, property, and equipment, net	1,256
Other assets	23
Broadcast licenses	16,850
Current liabilities	(152)

Total purchase price	$18,070

The following pro forma information assumes the Townsquare Asset Exchange occurred as of January 1, 2011. This pro forma financial information has been prepared based on estimates and assumptions, which management believes are reasonable, and is not necessarily indicative of the consolidated financial position or results of operations that Cumulus would have achieved had the

Townsquare Asset Exchange actually occurred on January 1, 2011 or on any other historical dates, nor is it reflective of the Company’s expected actual financial position or results of operations for any future period (dollars in thousands):

	Unaudited Supplemental Pro Forma Data
	Three Months Ended June 30,	Six Months Ended June 30,
Description	2012	2012
Net revenue	$283,988	$522,515
Net income (loss)	8,582	(4,172)

The pro forma financial information set forth above for the three and six months ended June 30, 2012 includes adjustments to reflect: (i) depreciation and amortization expense based on the fair value of long-lived assets acquired in the Townsquare Asset Exchange; (ii) certain other pro forma adjustments that would be required to be made to prepare pro forma financial information under ASC Topic 805, Business Combinations.

Pro forma financial information for the WFME Asset Exchange, AR Broadcasting Asset Purchase and the Pamal Broadcasting Purchase is not required, as such information is not material to the Company’s financial statements.

Completed Dispositions

The Company did not complete any material dispositions during the three or six months ended June 30, 2013 or 2012.

3.	Discontinued Operations

On July 31, 2012, the Company completed the Townsquare Asset Exchange. The results of operations associated with the stations have been or are separately reported within discontinued operations, net of the related tax impact, in the accompanying condensed consolidated statements of operations for the three and six months ended June 30, 2012.

Components of Results of Discontinued Operations

For the three and six months ended June 30, 2012, income from discontinued operations was as follows (dollars in thousands):

	Three Months Ended June 30,	Six Months Ended June 30,
	2012	2012
Discontinued operations:
Net revenue	$11,000	$20,321
Operating income	4,382	6,769
Non-operating expenses	(5)	(7)

Income from discontinued operations before taxes	4,377	6,762
Income tax benefit	5,529	3,613

Income from discontinued operations	$9,906	$10,375

During the three and six months ended June 30, 2012 the Company recognized a $7.2 million deferred tax benefit related to settlement of deferred tax liabilities associated with the sale of indefinite lived intangibles. The deferred tax benefit is reflected in income tax expense for discontinued operations for those periods.

4.	Restricted Cash

As of June 30, 2013 and December 31, 2012, the Company’s balance sheet included approximately $3.7 million and $5.9 million in restricted cash, of which $2.3 million related to a cash reserve from the Company’s previously completed acquisition of Citadel Broadcasting Company (“Citadel”) (the “Citadel Merger”). The reserve is expected to be used to satisfy the remaining allowed, disputed or not reconciled unsecured claims related to Citadel’s prior bankruptcy proceedings. At June 30, 2013 and December 31, 2012, $0.6 million of the restricted cash balance relates to securing the maximum exposure generated by automated clearing house transactions in the Company’s operating bank accounts and as dictated by the Company’s bank’s internal policies with respect to cash. At June 30, 2013 and December 31, 2012, $0.8 million and $0.7 million, respectively, of the restricted cash balance relates to collateral on the Company’s letters of credit. At December 31, 2012, the Company held $2.3 million in escrow related to pending acquisitions.

5.	Intangible Assets and Goodwill

The following table presents the changes in intangible assets, other than goodwill, during the periods from January 1, 2012 to December 31, 2012 and January 1, 2013 to June 30, 2013, and balances as of such dates (dollars in thousands):

	Indefinite-Lived	Definite-Lived	Total
Intangible Assets:
Balance as of January 1, 2012	$1,625,415	$390,509	$2,015,924
Purchase price allocation adjustments	—	(1,027)	(1,027)
Acquisition	22,253	376	22,629
Impairment	(14,706)	(12,435)	(27,141)
Disposition	(30,589)	(6,880)	(37,469)
Amortization	—	(112,240)	(112,240)

Balance as of December 31, 2012	1,602,373	258,303	1,860,676
Acquisition	44,038	—	44,038
Disposition	(5,529)	—	(5,529)
Amortization	—	(42,917)	(42,917)

Balance as of June 30, 2013	$1,640,882	$215,386	$1,856,268

The following table presents the changes in goodwill and accumulated impairment losses during the periods from January 1, 2013 to June 30, 2013 and January 1, 2012 to June 30, 2012, and balances as of such dates (dollars in thousands):

	2013	2012
Goodwill:
Balance as of January 1:
Goodwill	$1,525,335	$1,564,253
Accumulated impairment losses	(329,741)	(229,741)

Subtotal	1,195,594	1,334,512
Acquisition	11,461	—
Current assets held for sale	—	(32,132)
Purchase price allocation adjustments	—	(9,550)
Finalization of purchase accounting for fourth quarter 2012 acquisitions	(1,889)	—
Disposition	(213)	(105)
Balance as of June 30:
Goodwill	1,534,694	1,522,466
Accumulated impairment losses	(329,741)	(229,741)

Total	$1,204,953	$1,292,725

The Company has significant intangible assets recorded comprised primarily of broadcast licenses and goodwill acquired through the acquisition of radio stations. The Company reviews the carrying value of its indefinite lived intangible assets and goodwill at least annually for impairment. If the carrying value exceeds the estimate of fair value, the Company calculates impairment as the excess of the carrying value of goodwill over its estimated fair value and charges the impairment to results of operations in the period in which the impairment occurred. The Company reviews the carrying value of its definite-lived intangible assets for recoverability whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

In connection with each of the WFME Asset Exchange, the Pamal Broadcasting Asset Purchase, and the AR Broadcasting Asset Purchase, the Company made certain allocations of the purchase price paid therein among each of the tangible and intangible assets and liabilities assumed, including goodwill. Such purchase price allocations are preliminary and subject to change during the respective measurement periods. Any such changes could be material and could result in significantly different allocations from those contained in the tables above.

6.	Derivative Financial Instruments

The Company’s derivative financial instruments consist of the following:

Interest Rate Cap

On December 8, 2011, the Company entered into an interest rate cap agreement with JPMorgan Chase Bank, N.A. (“JPMorgan”), to limit the Company’s exposure to interest rate risk. The interest rate cap has an aggregate notional amount of $71.3 million. The agreement caps the LIBOR-based variable interest rate component of the Company’s long-term debt at a maximum of 3.0% on an equivalent amount of the Company’s term loans. The unaudited condensed consolidated balance sheets as of June 30, 2013 and December 31, 2012 include long term-assets of less than $0.1 million dollars attributable to the fair value of the interest rate cap. The Company reported interest income of less than $0.1 million during each of the three months and six months ended June 30, 2013, and interest expense of $0.2 million and $0.3 million for the three and six months ended June 30, 2012, respectively, attributed to the change in fair value adjustment. The interest rate cap matures on December 8, 2015.

The Company does not utilize financial instruments for trading or other speculative purposes.

Green Bay Option

On April 10, 2009, Clear Channel and the Company entered into an LMA whereby the Company is responsible for operating (i.e., programming, advertising, etc.) five radio stations in Green Bay, Wisconsin and must pay Clear Channel a monthly fee of approximately $0.2 million over a five year term (expiring December 31, 2013), in exchange for the Company retaining the operating profits from managing the radio stations. Clear Channel also has a put option (the “Green Bay Option”) that allows it to require the Company to purchase the five Green Bay radio stations for $17.6 million (the fair value of the radio stations as of April 10, 2009), as discussed further below. The Company accounts for the Green Bay Option as a derivative contract. Accordingly, the fair value of the Green Bay Option is recorded as a liability with subsequent changes in the fair value recorded through earnings. The fair value of the Green Bay Option was determined using inputs that are supported by little or no market activity (a “Level 3” measurement). The fair value represents an estimate of the amount that the Company would pay if the option was transferred to another party as of the date of the valuation.

On July 19, 2013, the Company received notice from Clear Channel that it was exercising The Green Bay Option. Completion of the transaction contemplated by the Green Bay Option is subject to FCC approval and other customary conditions. The Company currently expects that the transactions contemplated by the exercise of the Green Bay Option will be completed by early 2014, although no assurances can be provided. This transaction is pending customary regulatory approvals.

The unaudited condensed consolidated balance sheets as of June 30, 2013 and December 31, 2012 reflect other current liabilities of $8.5 million and $11.4 million to include the fair value of the Green Bay Option. The Company recorded $2.1 million and $2.8 million in gain on derivative instrument associated with marking to market the Green Bay Option to reflect the fair value of the option during each of the three and six months ended June 30, 2013.

The location and fair value amounts of derivatives in the unaudited condensed consolidated balance sheets are shown in the following table (dollars in thousands):

		Fair Value
Derivative Instruments	Balance Sheet Location	June 30, 2013	December 31, 2012
Derivatives not designated as hedging instruments:
Interest rate cap	Other long-term assets	$72	$44
Green Bay Option	Other current liabilities	(8,542)	(11,386)

	Total	$(8,470)	$(11,342)

The location and effect of derivatives in the unaudited condensed consolidated statements of operations are shown in the following table (dollars in thousands):

		Recognized on Derivatives
		For the Three Months Ended June 30,		For the Six Months Ended June 30,
Derivative Instruments	Statement of Operations Location	2013	2012	2013	2012
Interest rate cap	Interest (income) expense	$(32)	$165	$(27)	$250
Green Bay Option	(Gain) loss on derivative instrument	(2,106)	841	(2,844)	753

	Total	$(2,138)	$1,006	$(2,871)	$1,003

7.	Long-Term Debt

The Company’s long-term debt consisted of the following as of June 30, 2013 and December 31, 2012 (dollars in thousands):

	June 30, 2013	December 31, 2012
Term Loan and Revolving Credit Facilities:
First Lien Term Loan	$1,287,260	$1,321,687
Second Lien Term Loan	785,496	790,000
Revolving Credit Facility	—	—
Less: Term Loan discount	(19,147)	(20,620)

Total Term Loan and Revolving Credit Facilities	2,053,609	2,091,067
7.75% Senior Notes	610,000	610,000
Less: Current portion of long-term debt	(13,250)	(76,468)

Long-term debt, net	$2,650,359	$2,624,599

First Lien and Second Lien Credit Facilities

On September 16, 2011, the Company entered into a (i) First Lien Credit Agreement (as amended and restated the “First Lien Facility”), among the Company, Cumulus Holdings, as Borrower, certain lenders, JPMorgan as Administrative Agent, UBS, Macquarie, Royal Bank of Canada and ING Capital LLC, as Co-Syndication Agents, and U.S. Bank National Association and Fifth Third Bank, as Co-Documentation Agents; and (ii) Second Lien Credit Agreement (the “Second Lien Facility” and, together with the First Lien Facility, the “2011 Credit Facilities”), among the Company, Cumulus Holdings, as Borrower, certain lenders, JPMorgan, as Administrative Agent, and UBS, Macquarie, Royal Bank of Canada and ING Capital LLC, as Co-Syndication Agents.

The First Lien Facility (as amended to date) consists of a $1.325 billion first lien term loan facility, net of an original issue discount of $13.5 million, maturing in September 2018 (the “First Lien Term Loan”), and a $150.0 million revolving credit facility, maturing in September 2016 (the “Revolving Credit Facility”). Under the Revolving Credit Facility, up to $15.0 million of availability may be drawn in the form of letters of credit and up to $15.0 million is available for swingline borrowings. The Second Lien Facility consists of a $790.0 million second lien term loan facility, net of an original issue discount of $12.0 million, maturing in September 2019 (the “Second Lien Term Loan”).

Proceeds from borrowings under the First Lien Facility and Second Lien Facility were used, together with certain other funds, to (i) fund the cash portion of the purchase price paid in the Citadel Merger; (ii) repay in full amounts outstanding under the revolving credit facility under the Company’s pre-existing credit agreement (the “Terminated Credit Agreement”); (iii) repay all amounts outstanding under the credit facilities of CMP Susquehanna Corporation (“CMPSC”), an indirect wholly-owned subsidiary of CMP; (iv) redeem CMPSC’s outstanding 9.875% senior subordinated notes due 2014 and variable rate senior secured notes due 2014; (v) redeem in accordance with their terms all outstanding shares of preferred stock of Radio Holdings and the direct parent of CMPSC; and (vi) repay all amounts outstanding, including any accrued interest and the premiums thereon, under Citadel’s pre-existing credit agreement and to redeem its 7.75% Senior Notes.

On May 31, 2013, the Company entered into an amendment (the “Amendment”) to its First Lien Facility. Pursuant to the Amendment, the consolidated total net leverage ratio covenant contained in the First Lien Facility with which the Company is required to comply in the event amounts were outstanding under the Revolving Credit Facility was replaced with a consolidated first lien net leverage ratio covenant, and the total commitments under the Revolving Credit Facility were reduced from $300.0 million to $150.0 million.

The Amendment constituted an extinguishment of debt for accounting purposes. As a result, the Company wrote off $4.5 million of deferred financing costs related to the Revolving Credit Facility which has been included in “Loss on early extinguishment of debt” of the unaudited condensed consolidated statement of operations for the three and six months ended June 30, 2013.

On December 20, 2012, the Company entered into an amendment and restatement (the “Amendment and Restatement”) of its First Lien Facility. Pursuant to the Amendment and Restatement, the terms and conditions contained in the First Lien Facility remained substantially unchanged, except as follows: (i) the amount outstanding thereunder was increased to $1.325 billion; (ii) the margin for LIBOR (as defined below) based borrowings was reduced from 4.5% to 3.5% and for Base Rate (as defined below) — based borrowings was reduced from 3.5% to 2.5%; and (iii) the LIBOR floor for LIBOR-based borrowings was reduced from 1.25% to 1.0%.

The Amendment and Restatement resulted in both a debt modification and extinguishment for accounting purposes. As a result, the Company wrote off $2.4 million of deferred financing costs related to the First Lien Facility in the year ended December 31, 2012. The Company also capitalized $0.8 million of deferred financing costs related to the Amendment and Restatement.

Borrowings under the First Lien Facility bear interest, at the option of Cumulus Holdings, based on the Base Rate (as defined below) or the London Interbank Offered Rate (“LIBOR”), in each case plus 3.5% on LIBOR-based borrowings and 2.5% on Base Rate-based borrowings. LIBOR-based borrowings are subject to a LIBOR floor of 1.0% for the First Lien Term Loan and 1.0% for the Revolving Credit Facility. Base Rate-based borrowings are subject to a Base Rate Floor of 2.25% for the First Lien Term Loan and 2.0% for the Revolving Credit Facility. Base Rate is defined, for any day, as the fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1.0%, (ii) the prime commercial lending rate of JPMorgan, as established from time to time, and (iii) 30 day LIBOR plus 1.0%. The First Lien Term Loan amortizes at a per annum rate of 1.0% of the original principal amount of the First Lien Term Loan, payable quarterly, which commenced on March 31, 2012, with the balance payable on the maturity date. Amounts outstanding under the Revolving Credit Facility are due and payable on the maturity date.

Borrowings under the Second Lien Facility bear interest, at the option of Cumulus Holdings, at either the Base Rate plus 5.0%, subject to a Base Rate floor of 2.5%, or LIBOR plus 6.0%, subject to a LIBOR floor of 1.5%. The Second Lien Term Loan original principal amount is due on the maturity date, September 16, 2019.

Interest on Base Rate-based borrowings is due on the last day of each calendar quarter, except with respect to swingline loans, for which interest is due on the day that such swingline loan is required to be repaid. Interest payments on loans whose interest rate is based upon LIBOR are due at maturity if the term is three months or less or every three months and at maturity if the term exceeds three months.

At June 30, 2013, borrowings under the First Lien Term Loan bore interest at 4.5% per annum and borrowings under the Second Lien Term Loan bore interest at 7.5% per annum. Effective December 8, 2011, the Company entered into the Interest Rate Cap with an aggregate notional amount of $71.3 million, which agreement caps the interest rate on an equivalent amount of the Company’s LIBOR based term loans at a maximum of 3.0% per annum. The Interest Rate Cap matures on December 8, 2015. See Note 6, “Derivative Financial Instruments” for additional information.

The representations, covenants and events of default in the 2011 Credit Facilities and financial covenants in the First Lien Facility are customary for financing transactions of this nature. Events of default in the 2011 Credit Facilities include, among others: (a) the failure to pay when due the obligations owing under the credit facilities; (b) the failure to comply with (and not timely remedy, if applicable) certain financial covenants (as required by the First Lien Facility); (c) certain cross defaults and cross accelerations; (d) the occurrence of bankruptcy or insolvency events; (e) certain judgments against the Company or any of its restricted subsidiaries; (f) the loss, revocation or suspension of, or any material impairment in the ability to use one or more of, any material FCC licenses; (g) any representation or warranty made, or report, certificate or financial statement delivered, to the lenders subsequently proven to have been incorrect in any material respect; and (h) the occurrence of a Change in Control (as defined in the First Lien Facility and the Second Lien Facility, as applicable). Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all loans and exercise any of their rights under the First Lien Facility and the Second Lien Facility, as applicable, and the ancillary loan documents as a secured party.

In the event amounts are outstanding under the Revolving Credit Facility, the First Lien Facility requires compliance with a consolidated first lien net leverage ratio covenant. At June 30, 2013, this ratio would have been 4.5 to 1.0. Such ratio will be reduced in future periods if amounts are outstanding under the Revolving Credit Facility at an applicable date. At June 30, 2013, the Company would have been in compliance with the covenant if the Company had amounts outstanding under the Revolving Credit Facility. The Second Lien Facility does not contain any financial covenants.

The First Lien Facility also requires our compliance with customary restrictive non-financial covenants, which, among other things, and with certain exceptions, limit the Company’s ability to incur or guarantee additional indebtedness; consummate asset sales, acquisitions or mergers; make investments; enter into transactions with affiliates; and pay dividends or repurchase stock.

Certain mandatory prepayments on the First Lien Term Loan and the Second Lien Term Loan are required upon the occurrence of specified events, including upon the incurrence of certain additional indebtedness, upon the sale of certain assets and upon the occurrence of certain condemnation or casualty events, and from excess cash flow.

Based upon the calculation of excess cash flow at December 31, 2012, the Company was required to make a mandatory prepayment on the First Lien Term Loan. Due to certain rights retained by the lenders to decline proportionate shares of such prepayments, the final prepayment amount was reduced from $63.2 million to $35.6 million of which a portion was applied to the Second Lien Term Loan. The prepayment was made on April 1, 2013.

The Company’s, Cumulus Holdings’ and their respective restricted subsidiaries’ obligations under the First Lien Facility and the Second Lien Facility are collateralized by a first priority lien and second priority lien, respectively, on substantially all of the Company’s, Cumulus Holdings’ and their respective restricted subsidiaries’ assets in which a security interest may lawfully be granted, including, without limitation, intellectual property and substantially all of the capital stock of the Company’s direct and indirect domestic subsidiaries and 66.0% of the capital stock of any future first-tier foreign subsidiaries. In addition, Cumulus Holdings’ obligations under the First Lien Facility and the Second Lien Facility are guaranteed by the Company and substantially all of its restricted subsidiaries, other than Cumulus Holdings.

7.75% Senior Notes

On May 13, 2011, the Company issued $610.0 million aggregate principal amount of the 7.75% Senior Notes. Proceeds from the sale of the 7.75% Senior Notes were used to, among other things, repay the $575.8 million outstanding under the term loan facility under the Terminated Credit Agreement.

On September 16, 2011, the Company and Cumulus Holdings entered into a supplemental indenture with the trustee under the indenture governing the 7.75% Senior Notes which provided for, among other things, the (i) assumption by Cumulus Holdings of all obligations of the Company; (ii) substitution of Cumulus Holdings for the Company as issuer; (iii) release of the Company from all obligations as original issuer; and (iv) Company’s guarantee of all of Cumulus Holdings’ obligations, in each case under the indenture and the 7.75% Senior Notes.

Interest on the 7.75% Senior Notes is payable on each May 1 and November 1 of each year. The 7.75% Senior Notes mature on May 1, 2019.

Cumulus Holdings, as issuer of the 7.75% Senior Notes, may redeem all or part of the 7.75% Senior Notes at any time on or after May 1, 2015. At any time prior to May 1, 2014, Cumulus Holdings may redeem up to 35.0% of the 7.75% Senior Notes using the proceeds from certain equity offerings. At any time prior to May 1, 2015, Cumulus Holdings may redeem some or all of the 7.75% Senior Notes at a price equal to 100% of the principal amount, plus a “make-whole” premium. If Cumulus Holdings sells certain assets or experiences specific kinds of changes in control, it will be required to make an offer to purchase the 7.75% Senior Notes.

In connection with the substitution of Cumulus Holdings as the issuer of the 7.75% Senior Notes, the Company has also guaranteed the 7.75% Senior Notes. In addition, each existing and future domestic restricted subsidiary that guarantees the Company’s indebtedness, Cumulus Holdings’ indebtedness or indebtedness of the Company’s subsidiary guarantors (other than the Company’s subsidiaries that hold the licenses for the Company’s radio stations) guarantees, and will guarantee, the 7.75% Senior Notes. The 7.75% Senior Notes are senior unsecured obligations of Cumulus Holdings and rank equally in right of payment to all existing and future senior unsecured debt of Cumulus Holdings and senior in right of payment to all future subordinated debt of Cumulus Holdings. The 7.75% Senior Notes guarantees are the Company’s and the other guarantors’ senior unsecured obligations and rank equally in right of payment to all of the Company’s and the other guarantors’ existing and future senior debt and senior in right of payment to all of the Company’s and the other guarantors’ future subordinated debt. The 7.75% Senior Notes and the guarantees are effectively subordinated to any of Cumulus Holdings’, the Company’s or the guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt. In addition, the 7.75% Senior Notes and the guarantees are structurally subordinated to all indebtedness and other liabilities, including preferred stock, of the Company’s non-guarantor subsidiaries, including all of the liabilities of the Company’s and the guarantors’ foreign subsidiaries and the Company’s subsidiaries that hold the licenses for the Company’s radio stations.

For the three and six months ended June 30, 2013, the Company recorded an aggregate of $2.5 million and $5.1 million, respectively, of amortization of debt discount and debt issuance costs related to its First Lien and Second Lien Credit Facilities and 7.75% Senior Notes.

8.	Fair Value Measurements

The three levels of the fair value hierarchy to be applied to financial instruments when determining fair value are described below:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the entity has the ability to access;

Level 2 — Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities; and

Level 3 — Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company’s financial assets and liabilities are measured at fair value on a recurring basis and non-financial assets and liabilities are measured at fair value on a non-recurring basis. Fair values as of June 30, 2013 and December 31, 2012 were as follows (dollars in thousands):

		Fair Value Measurements at June 30, 2013 Using
	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Interest Rate Cap(1)	$72	$—	$72	$—

Total assets	$72	$—	$72	$—

Financial liabilities:
Other current liabilities
Green Bay Option(2)	$(8,542)	$—	$—	$(8,542)
Contingent consideration(3)	(31)	—	—	(31)

Total liabilities	$(8,573)	$—	$—	$(8,573)

		Fair Value Measurements at December 31, 2012 Using
	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Interest Rate Cap(1)	$44	$—	$44	$—

Total assets	$44	$—	$44	$—

Financial liabilities:
Other current liabilities
Green Bay Option(2)	$(11,386)	$—	$—	$(11,386)

Total liabilities	$(11,386)	$—	$—	$(11,386)

(1)	On the Interest Rate Cap the Company pays a fixed interest rate on a $71.3 million notional amount of its term loans. The fair value of the Interest Rate Cap is determined based on discounted cash flow analysis on the expected future cash flows using observable inputs, including interest rates and yield curves. Derivative valuations incorporate adjustments that are necessary to reflect the credit risk.

(2)	The fair value of the Green Bay Option was determined using inputs that are supported by little or no market activity (a Level 3 measurement). The fair value represents an estimate of the net amount that the Company would pay if the option was transferred to another party as of the date of the valuation. The option valuation incorporates a credit risk adjustment to reflect the probability of default by the Company.

(3)	The fair value of the contingent consideration was determined using inputs that are supported by little or no market activity (a Level 3 measurement). Contingent consideration represents the fair value of the additional cash consideration to be paid to the sellers of the assets purchased as part of the WFME Asset Exchange if certain future conditions are met as detailed in the purchase agreement. See Note 2 “Acquisitions and Dispositions”.

The assets associated with the Company’s Interest Rate Cap are measured within Level 2 on the fair value hierarchy. To estimate the fair value of the Interest Rate Cap, the Company used an industry standard cash valuation model, which utilizes a discounted cash flow approach, with all significant inputs derived from or corroborated by observable market data. See Note 6, “Derivative Financial Instruments.”

The reconciliation below contains the components of the change in fair value associated with the Green Bay Option from January 1, 2013 to June 30, 2013 (dollars in thousands):

Description	Green Bay Option
Fair value balance at January 1, 2013	$(11,386)
Add: Mark to market fair value adjustment	2,844

Fair value balance at June 30, 2013	$(8,542)

The reconciliation below contains the components of the change in continuing contingency associated with the contingent consideration from January 1, 2013 to June 30, 2013 (dollars in thousands):

Description	Contingent Consideration
Fair value balance at January 1, 2013	$—
Add: Acquisition of WFME	(31)

Fair value balance at June 30, 2013	$(31)

Quantitative information regarding the significant unobservable inputs related to the Green Bay Option as of June 30, 2013 was as follows (dollars in thousands):

Fair Value	Valuation Technique	Unobservable Inputs
$(8,542)	Black-Scholes Model	Risk adjusted discount rate	6.6%
		Total term	less than 1 year
		Volatility rate	25%
		Annual dividend rate	—%
		Bond equivalent yield discount rate	—%

Significant increases (decreases) in any of the inputs in isolation would result in a lower (higher) fair value measurement. For example, a decrease in the risk adjusted discount rate would result in a higher liability.

Quantitative information regarding the significant unobservable inputs related to the contingent consideration as of June 30, 2013 was as follows (dollars in thousands):

Fair Value	Valuation Technique	Unobservable Inputs
$31	Income Approach	Total term	5 years
		Conditions	3
		Bond equivalent yield discount rate	0.1%

Significant increases (decreases) in any of the inputs in isolation would result in a lower (higher) fair value measurement.

The following table shows the gross amount and fair value of the Company’s term loans and 7.75% Senior Notes (dollars in thousands):

	June 30, 2013	December 31, 2012
First Lien Term Loan:
Carrying value	$1,287,260	$1,321,687
Fair value — Level 2	1,287,260	1,331,600
Second Lien Term Loan:
Carrying value	$785,497	$790,000
Fair value — Level 2	801,207	811,725
7.75% Senior Notes:
Carrying value	$610,000	$610,000
Fair value — Level 2	596,275	599,325

As of June 30, 2013, the Company used the trading prices of 100.0% and 102.0% to calculate the fair value of the First Lien Term Loan and Second Lien Term Loan, respectively, and 97.75% to calculate the fair value of the 7.75% Senior Notes.

As of December 31, 2012, the Company used the trading prices of 100.75% and 102.75% to calculate the fair value of the First Lien Term Loan and Second Lien Term Loan, respectively, and 98.3% to calculate the fair value of the 7.75% Senior Notes.

9.	Redeemable Preferred Stock

The Company has designated 2,000,000 shares of its authorized preferred stock as Series A, par value $0.01 per share, with a liquidation preference of $1,000 per share (“Series A Preferred Stock”), and has issued 125,000 shares of Series A Preferred Stock for an aggregate amount of $125.0 million. No other shares of Series A Preferred Stock are issuable in the future, except for such shares as may be issued as dividends in lieu of any cash dividends in accordance with the terms thereof, and the Series A Preferred Stock ranks senior to all common stock and each series of stock the Company may subsequently designate with respect to dividends, redemption and distributions upon liquidation, winding-up and dissolution of the Company.

The Series A Preferred Stock has a perpetual term, a liquidation value equal to the amount invested therein plus any accrued but unpaid dividends, and dividend rights as described below. The Series A Preferred Stock generally does not have voting rights, except with respect to any amendment to the Company’s certificate of incorporation that would adversely affect the rights, privileges or preferences of the Series A Preferred Stock. Although the shares of Series A Preferred Stock include a mandatory redemption feature, there is no stated or probable date of redemption.

Holders of Series A Preferred Stock are entitled to receive mandatory and cumulative dividends in an amount per annum equal to the dividend rate (described below) multiplied by the liquidation value, calculated on the basis of a 360-day year, from the date of issuance, whether or not declared and whether or not the Company reports net income. Dividends are payable in arrears in cash, except that, at the option of the Company, up to 50.0% of the dividends for any period may be paid through the issuance of additional shares of Series A Preferred Stock. Payment of dividends on the Series A Preferred Stock is in preference and prior to any dividends payable on any class of the Company’s common stock.

Dividends on the Series A Preferred Stock accrued at an annual rate of 10.0% from the date of issuance of the Series A Preferred Stock through March 15, 2012. After such date, dividends accrue at an annual rate as follows:

•	14.0% through September 15, 2013;

•	17.0% plus the increase in the 90-day LIBOR from September 16, 2011 to September 16, 2013 for the period commencing on September 16, 2013 and ending on September 15, 2015; and

•

20.0% plus the increase in the 90-day LIBOR from September 16, 2011 to September 16, 2015 for all periods commencing on or after September 16, 2015, with an adjustment to the rate every two years thereafter.

In the event of the liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, the holders of Series A preferred stock at the time shall be entitled to receive liquidating distributions with respect to each share of Series A Preferred Stock in an amount equal to the amount invested therein plus any accrued but unpaid dividends, and dividend rights to the fullest extent permitted by law, before any distribution of assets is made to the holders of our common stock.

Additionally, upon receipt by the Company of net cash proceeds from (i) the issuance by the Company or any of its subsidiaries of debt for borrowed money or (ii) the issuance by the Company or any of its subsidiaries of equity, the Company shall redeem, for cash, to the fullest extent permitted by law, that number of shares of Series A preferred stock with an aggregate redemption price equal to the lesser of (1) an amount equal to 100% of such net cash proceeds and (2) the $125.0 million aggregate par value of the Series A Preferred Stock plus any accrued but unpaid dividends.

Total dividends accrued on the Series A Preferred Stock during the three and six months ended June 30, 2013 were $2.7 million and $5.4 million, respectively. Total dividends accrued on the Series A Preferred Stock during the three and six months ended June 30, 2012 were $4.4 million and $7.7 million, respectively. Total dividends paid on the Series A Preferred Stock during the three and six months ended June 30, 2013 were $2.7 million and $5.4 million, respectively. Total dividends paid on the Series A Preferred Stock during the three and six months ended June 30, 2012 were $3.3 million and $6.5 million, respectively. During the three and six months ended June 30, 2013, the Company accreted $0.5 million and $1.0 million, respectively, on the Series A Preferred Stock. During the three and six months ended June 30, 2012, the Company accreted $2.4 million and $4.8 million, respectively, on the Series A Preferred Stock. At June 30, 2013 and December 31, 2012, 75,767 shares of Series A Preferred Stock remained outstanding. The accretion of Series A Preferred Stock resulted in an equivalent reduction in additional paid-in capital on the consolidated balance sheet at June 30, 2013 and December 31, 2012.

10.	Stockholders’ Equity

The Company is authorized to issue an aggregate of 1,450,644,871 shares of stock divided into four classes consisting of: (i) 750,000,000 shares designated as Class A common stock, (ii) 600,000,000 shares designated as Class B common stock, (iii) 644,871 shares designated as Class C common stock and (iv) 100,000,000 shares of preferred stock, each with a par value of $0.01 per share (see Note 9, “Redeemable Preferred Stock”).

Common Stock

Except with regard to voting and conversion rights, shares of Class A, Class B and Class C common stock are identical in all respects. The preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the common stock and the various classes of common stock are as follows:

•

Voting Rights. The holders of shares of Class A common stock are entitled to one vote per share on any matter submitted to a vote of the stockholders of the Company, and the holders of shares of Class C common stock are entitled to ten votes for each share of Class C common stock held. Generally, the holders of shares of Class B common stock are not entitled to vote on any matter. However, holders of Class B common stock and Class C common stock are entitled to a separate class vote on any amendment or modification of any specific rights or obligations of the holders of Class B common stock or Class C common stock, respectively, that does not similarly affect the rights or obligations of the holders of Class A common stock. The holders of Class A common stock and of Class C common stock vote together, as a single class, on all matters submitted to a vote to the stockholders of the Company.

•

Conversion. Each holder of Class B common stock and Class C common stock is entitled to convert at any time all or any part of such holder’s shares into an equal number of shares of Class A common stock; provided, however, that to the extent that such conversion would result in the holder holding more than 4.99% of the Class A common stock following such conversion, the holder will first be required to deliver to the Company an ownership certification to enable the Company to (a) to determine that such holder does not have an attributable interest in another entity that would cause the Company to violate applicable FCC rules and regulations and (b) obtain any necessary approvals from the FCC or the Department of Justice.

After payment of dividends to the holders of Series A Preferred Stock, the holders of all classes of common stock share ratably in any dividends that may be declared by the board of directors of the Company.

2009 Warrants

In June 2009, in connection with the execution of an amendment to the Terminated Credit Agreement, the Company issued immediately exercisable warrants to the lenders under the Terminated Credit Agreement that allow them to acquire up to 1.3 million shares of Class A common stock at an exercise price of $1.17 per share (the “2009 Warrants”). The 2009 Warrants expire on June 29, 2019. The number of shares of Class A common stock issuable upon exercise of the 2009 Warrants is subject to adjustment in certain circumstances, including upon the payment of a dividend in shares of Class A common stock. At June 30, 2013, 0.9 million 2009 Warrants remained outstanding.

CMP Restated Warrants

In connection with the completion of the CMP Acquisition, a subsidiary of the Company, entered into an amended and restated warrant agreement, dated as of August 1, 2011 (the “Restated Warrant Agreement”). Pursuant to the Restated Warrant Agreement, and subject to the terms and conditions thereof, the previously outstanding 3.7 million warrants to acquire shares of this subsidiary were amended and restated to no longer be exercisable for shares of common stock of this subsidiary but instead be exercisable, for an aggregate of approximately 8.3 million shares of Class B common stock (the “CMP Restated Warrants”). The CMP Restated Warrants expired by their terms on July 31, 2012. Prior to the termination thereof, approximately 3.7 million CMP Restated Warrants were converted into approximately 8.2 million shares of Class B common stock.

Equity Held in Reserve

As part of the Citadel Merger and as of June 30, 2013, warrants to purchase 2.4 million shares of the Company’s common stock were reserved for potential future issuance in connection with the settlement of certain remaining allowed, disputed or not reconciled claims related to Citadel’s bankruptcy. If excess shares remain in reserve after resolution of all remaining claims, such shares will be distributed to the claimants with allowed claims pro-rata, based on the number of shares they received pursuant to the plan under which Citadel emerged from bankruptcy. This equity held in reserve is included in additional paid-in-capital on the accompanying unaudited condensed consolidated balance sheets at June 30, 2013 and December 31, 2012.

Company Warrants

As a component of the Citadel Merger, and the related financing transactions, the Company issued warrants to purchase an aggregate of 71.7 million shares of Class A common stock (the “Company Warrants”) under a warrant agreement dated September 16, 2011 (the “Warrant Agreement”). The Company Warrants are exercisable at any time prior to June 3, 2030 at an exercise price of $0.01 per share. The exercise price of the Company Warrants is not subject to any anti-dilution protection, other than standard adjustments in the case of stock splits, dividends and the like. Pursuant to the terms and conditions of the Warrant Agreement, upon the request of a holder, the Company has the discretion to issue, upon exercise of the Company Warrants, shares of Class B common stock in lieu of an equal number of shares of Class A common stock and, upon request of a holder and at the Company’s discretion, the Company has the right to exchange such warrants to purchase an equivalent number of shares of Class B common stock for outstanding warrants to purchase shares of Class A common stock.

Conversion of the Company Warrants is subject to compliance with applicable FCC regulations, and the Company Warrants are exercisable provided that ownership of the Company’s securities by the holder does not cause the Company to violate applicable FCC rules and regulations relating to foreign ownership of broadcasting licenses.

Holders of Company Warrants are entitled to participate ratably in any distributions on the Company’s common stock on an as-exercised basis. No distribution shall be made to holders of Company Warrants or common stock if (i) an FCC ruling, regulation or policy prohibits such distribution to holders of Company Warrants or (ii) the Company’s FCC counsel opines that such distribution is reasonably likely to cause (a) the Company to violate any applicable FCC rules or regulations or (b) any holder of Company Warrants to be deemed to hold an attributable interest in the Company.

During the three and six months ended June 30, 2013, approximately 2.6 million and 3.7 million, respectively, Company Warrants were converted into shares of Class A common stock with an aggregate total of 37.9 million having been converted since issuance through June 30, 2013. At June 30, 2013, 33.8 million Company Warrants remained outstanding.

Crestview Warrants

Also on September 16, 2011, and pursuant to a separate warrant agreement, the Company issued warrants to purchase 7.8 million shares of Class A common stock with an exercise price of $4.34 per share (the “Crestview Warrants”). The Crestview Warrants are exercisable until September 16, 2021 and the per share exercise price is subject to standard weighted average adjustments in the event that the Company issues additional shares of common stock or common stock derivatives for less than the fair market value per share as of the date of such issuance. In addition, the number of shares of Class A common stock issuable upon exercise of the Crestview Warrants, and the exercise price of the Crestview Warrants, are subject to adjustment in the case of stock splits, dividends and the like. As of June 30, 2013, all 7.8 million Crestview Warrants remained outstanding.

11.	Stock-Based Compensation Expense

On February 16, 2012, the Company granted 161,724 shares of time-vesting restricted Class A common stock, with an aggregate grant date fair value of $0.6 million, to the non-employee directors of the Company with a cliff vesting term of one year. In addition, on February 16, 2012, the Company granted time-vesting stock options to purchase 1,357,500 shares of Class A common stock to certain Company employees under the Cumulus Media Inc. 2011 Equity Incentive Plan, with an aggregate grant date fair value of $3.3 million. The options have an exercise price of $4.34 per share, with 30% of the awards having vested on each of September 16, 2012 and February 16, 2013, and with 20% vesting on each of February 16, 2014 and 2015.

On May 9, 2013, the Company granted 168,540 shares of time-vesting restricted Class A common stock, with an aggregate grant fair value of $0.6 million, to the non-employee directors of the Company with a cliff vesting term of one year.

For the three and six months ended June 30, 2013 and 2012, the Company recognized approximately $2.5 million, $5.1 million, $3.2 million and $6.0 million, respectively, in stock-based compensation expense related to equity awards. The Company previously had certain liability classified awards related to the cash consideration portion of the Citadel Merger (“Liability Awards”). These Liability Awards were fully expensed during the second of quarter of 2012 and as such, the Company had no stock based compensation expense related to the Liability Awards in any period in 2013. For the three and six months ended June 30, 2012, the Company recognized approximately $2.7 million and $6.9 million, respectively, in stock-based compensation expense related to Liability Awards.

As of June 30, 2013, unrecognized stock-based compensation expense of approximately $14.6 million related to equity awards is expected to be recognized over a weighted average remaining life of 2.2 years. Unrecognized stock-based compensation expense for the equity awards will be adjusted for future changes in estimated forfeitures.

The total fair value of restricted stock awards that vested during the six months ended June 30, 2013 was $1.6 million. The total fair value of restricted stock awards that vested during the six months ended June 30, 2012 was $19.1 million, of which $13.2 million related to the Liability Awards and was paid in cash. No options were exercised during either of the six months ended June 30, 2012 or 2013.

12.	Earnings Per Share (“EPS”)

For all periods presented, the Company has disclosed basic and diluted earnings per common share utilizing the two-class method. Basic earnings per common share is calculated by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. The Company allocates undistributed net income (loss) from continuing operations after any allocation for preferred stock dividends between each class of common stock on an equal basis as the Company’s certificate of incorporation provides that the holders of each class of common stock have equal rights and privileges, except with respect to voting on certain matters.

Non-vested restricted shares of Class A common stock and the Company Warrants, and the CMP Restated Warrants prior to their expiration were considered participating securities for purposes of calculating basic weighted average common shares outstanding in periods in which the Company records net income. Diluted earnings per share is computed in the same manner as basic earnings per share after assuming issuance of common stock for all potentially dilutive equivalent shares, which includes stock options and certain other warrants to purchase common stock. Antidilutive instruments are not considered in this calculation. Under the two-class method, net income is allocated to common stock and participating securities to the extent that each security may share in earnings, as if all of the earnings for the period had been distributed. Earnings are allocated to each participating security and common shares equally, after deducting dividends declared or accretion on preferred stock. The following table sets forth the computation of basic and diluted earnings per common share for the three and six months ended June 30, 2013 and 2012 (amounts in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Basic Income (Loss) Per Share
Numerator:
Undistributed net income (loss) from continuing operations	$27,101	$(1,763)	$18,112	$(14,362)
Less:
Dividends declared on redeemable preferred stock	2,652	4,375	5,304	7,708
Accretion of redeemable preferred stock	1,007	1,852	1,989	4,620
Participation rights of the Company Warrants in undistributed earnings	3,890	—	1,833	—
Participation rights of unvested restricted stock in undistributed earnings	39	—	23	—

Basic undistributed net income (loss) from continuing operations attributable to common shares	$19,513	$(7,990)	$8,963	$(26,690)

Denominator:
Basic weighted average shares outstanding	176,482	157,711	175,620	153,540

Basic undistributed net income (loss) from continuing operations per share — attributable to common shares	$0.11	$(0.05)	$0.05	$(0.17)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Diluted Income (Loss) Per Share:
Numerator:
Undistributed net income (loss) from continuing operations	$27,101	$(1,763)	$18,112	$(14,362)
Less:
Dividends declared on redeemable preferred stock	2,652	4,375	5,304	7,708
Accretion of redeemable preferred stock	1,007	1,852	1,989	4,620
Participation rights of the Company Warrants in undistributed net income	3,834	—	1,807	—
Participation rights of unvested restricted stock in undistributed earnings	38	—	23	—

Basic undistributed net income (loss) from continuing operations attributable to common shares	$19,570	$(7,990)	$8,989	$(26,690)

Denominator:
Basic weighted average shares outstanding	176,482	157,711	175,620	153,540
Effect of dilutive options and warrants	3,072	—	3,059	—

Diluted weighted average shares outstanding	179,554	157,711	178,679	153,540

Diluted undistributed net income (loss) from continuing operations attributable to common shares	$0.11	$(0.05)	$0.05	$(0.17)

For each of the three and six months ended June 30, 2013, the Company had 20.0 million stock options and 7.8 million warrants that were antidilutive, respectively, due to having higher exercise prices than the Company’s average stock price during the period.

For each of the three and six months ended June 30, 2012, the Company had 19.9 million stock options and 58.1 warrants which were potentially dilutive and therefore excluded from the diluted EPS calculation.

13.	Income Taxes

The Company accounts for income taxes in accordance with authoritative accounting guidance which establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.

The provision for income taxes reflects the Company’s estimate of the effective tax rate expected to be applicable for the full current year. To the extent that actual pre-tax results for the year differ from the forecasted estimates applied at the end of the most recent interim period, the actual tax rate recognized during 2013 could be different from the forecasted rate.

The difference between the effective tax rate for each period and the federal statutory rate of 35.0% primarily relates to state and local income taxes, the tax amortization of broadcast licenses and goodwill, and changes in the valuation allowance on net deferred tax assets.

As of June 30, 2013, the Company continues to maintain a full valuation allowance on its net deferred tax assets excluding deferred tax liabilities associated with the Company’s indefinite lived intangible assets and deferred cancellation of debt income for which no estimated amount of deferred tax assets are available to satisfy. The valuation of deferred tax assets requires judgment in assessing the likely future tax consequences of events that have been recognized in the Company’s financial statements or tax returns as well as future profitability. In accordance with ASC Topic 740, Accounting for Income Taxes, the Company continually reviews the adequacy of the valuation allowance and recognizes the benefits of deferred tax assets only as the reassessment indicates that it is more likely than not that the deferred tax assets will be recognized . As of June 30, 2013, the Company does not believe it is more likely than not that the remaining net deferred tax assets will be recognized. Should the Company’s assessment change in a future period it may release all or a portion of the valuation allowance at such time, which would result in a deferred tax benefit in the period of adjustment.

14.	Commitments and Contingencies

Future Commitments

Effective December 31, 2009, the Company’s radio music license agreements with the two largest performance rights organizations, The American Society of Composers, Authors and Publishers (“ASCAP”) and Broadcast Music, Inc. (“BMI”), expired. In January 2010, the Radio Music License Committee (the “RMLC”), which negotiates music licensing fees for most of the radio industry with ASCAP and BMI, filed motions in the New York courts against these organizations on behalf of the radio industry, seeking interim fees and a determination of fair and reasonable industry-wide license fees. During 2010, the courts approved reduced interim fees for ASCAP and BMI. On January 27, 2012, the Federal District Court for the Southern District of New York approved a settlement between the RMLC and ASCAP concerning the fees payable covering the period January 1, 2010 through December 31, 2016. Included in the agreement is a $75.0 million industry fee credit against fees previously paid in 2010 and 2011, with such fees to be credited over the remaining period of the contract. The Company began recognizing the ASCAP credits as a reduction in direct operating expenses on January 1, 2012. On August 28, 2012, the Federal District Court for the Southern District of New York approved a settlement between the RMLC and BMI concerning the fees payable covering the period January 1, 2010 through December 31, 2016. Included in the agreement is a $70.5 million industry fee credit against fees previously paid in 2010 and 2011, with such fees immediately available to the industry.

The radio broadcast industry’s principal ratings service is Arbitron, which publishes surveys for domestic radio markets. Certain of the Company’s subsidiaries have agreements with Arbitron under which they receive programming ratings materials in a majority of their respective markets. The remaining aggregate obligation under the agreements with Arbitron is approximately $177.1 million and is expected to be paid in accordance with the agreements through December 2017.

The Company engages Katz Media Group, Inc. (“Katz”) as its national advertising sales agent. The national advertising agency contract with Katz contains termination provisions that, if exercised by the Company during the term of the contract, would obligate the Company to pay a termination fee to Katz, calculated based upon a formula set forth in the contract.

The 2011 Credit Facilities contain provisions requiring the Company to use the proceeds from the disposition of assets of the Company to prepay amounts outstanding under the First Lien Facility and the Second Lien Facility (to the extent proceeds remain after the required prepayment of all amounts outstanding under the First Lien Facility), subject to the right of the Company to use such proceeds to acquire, improve or repair assets useful in its business, all within one year from the date of receipt of such proceeds. As of June 30, 2013, we have complied with these provisions and reinvested the proceeds from the Townsquare Asset Exchange; as such, we will not be required to prepay principal outstanding under the 2012 Credit Facilities.

The Company from time to time enters into radio network contractual obligations to guarantee a minimum amount of revenue share to contractual counterparties on certain programming in future years. Generally, these guarantees are subject to decreases dependent on clearance targets achieved. As of June 30, 2013, the Company believes that it will meet such minimum obligations.

As described in Note 2, “Acquisitions and Dispositions” the Company may be required to pay additional cash consideration for the acquisition of WFME in New York.

As described in Note 6, “Derivative Financial Instruments”, on July 16, 2013 Clear Channel notified the Company that it was exercising the Green Bay Option which, upon the closing thereof, will require the Company to pay $17.6 million for the stations related thereto.

Legal Proceedings

The Company is currently, and expects that from time to time in the future it will be, party to, or a defendant in, various claims or lawsuits that are generally incidental to its business. The Company expects that it will vigorously contest any such claims or lawsuits and believes that the ultimate resolution of any known claim or lawsuit will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

15.	Supplemental Condensed Consolidating Financial Information

At June 30, 2013, Cumulus and certain of its 100% owned subsidiaries (such subsidiaries, the “Subsidiary Guarantors”) provided guarantees of the obligations of Cumulus Holdings under the 7.75% Senior Notes. These guarantees are full and unconditional (subject to customary release provisions) as well as joint and several. Certain of the Subsidiary Guarantors may be subject to restrictions on their respective ability to distribute earnings to Cumulus Holdings or Cumulus Media Inc. (the “Parent Guarantor”). Not all of the subsidiaries of Cumulus and Cumulus Holdings guarantee the 7.75% Senior Notes (such non-guaranteeing subsidiaries, collectively, the “Subsidiary Non-guarantors”).

The following tables present (i) unaudited condensed consolidating statements of operations for the three and six months ended June 30, 2013 and 2012, (ii) unaudited condensed consolidating balance sheets as of June 30, 2013 and December 31, 2012, and (iii) unaudited condensed consolidating statements of cash flows for the six months ended June 30, 2013 and 2012, of each of the Parent Guarantor, Cumulus Holdings, the Subsidiary Guarantors, and the Subsidiary Non-guarantors.

Investments in consolidated subsidiaries are held primarily by the Parent Guarantor in the net assets of its subsidiaries and have been presented using the equity method of accounting. The “Eliminations” entries in the following tables primarily eliminate investments in subsidiaries and intercompany balances and transactions. The columnar presentations in the following tables are not consistent with the Company’s business groups; accordingly, this basis of presentation is not intended to present the Company’s financial condition, results of operations or cash flows on a consolidated basis.

Effective January 1, 2013, the Company completed an internal restructuring where all of the operations, with the exception of any equity-related transactions, of the Parent Guarantor were legally transferred to the Subsidiary Issuer. These changes have been reflected in the unaudited condensed consolidating statements as of June 30, 2013 and for the three and six months ended June 30, 2013.

Revision to Prior Period Financial Statements

During the third quarter of 2012, Cumulus Media Inc. determined that it did not properly classify its preferred stock in its supplemental condensed consolidating financial information footnote in previous 2012 interim periods. The Company should have presented the preferred stock balance and related accrued dividends in the Cumulus Media Inc. (Parent Guarantor) column and was inappropriately classified in the Cumulus Media Holdings Inc. (Subsidiary Issuer) column. There was no impact on the consolidated balance sheet, statement of income or statement of cash flows.

During the fourth quarter of 2012, Cumulus Media Inc. determined that it did not properly classify certain intercompany transactions in its supplemental condensed consolidating financial information footnote in previous 2012 interim periods. The Company should have presented the intercompany transactions within financing activities as these transactions had been previously presented in the operating cash flows section of the statement of cash flows. In addition, Cumulus determined that certain intercompany transactions were classified within investment in subsidiaries or additional paid-in capital and have classified such balances as intercompany transactions as either intercompany receivables or intercompany payables depending on the nature of the balance. In the following disclosure, a separate line item entitled “Intercompany transactions, net” is presented on the condensed consolidating balance sheets and statements of cash flows. There was no impact on the consolidated balance sheet, statement of income or statement of cash flows.

In accordance with accounting guidance found in ASC 250-10 (SEC Staff Accounting Bulletin No. 99, Materiality), the Company assessed the materiality of the errors and concluded that the errors were not material to any of the Company’s previously issued financial statements. As permitted by the accounting guidance found in ASC 250-10 (SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements), the Company has presented revised financial information for the three and six months ended June 30, 2012 and will revise the interim condensed consolidating information in future quarterly filings.

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2013

(Dollars in thousands)

(Unaudited)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non- guarantors	Eliminations	Total Consolidated
Broadcast revenues	$—	$—	$289,676	$—	$—	$289,676
Management fees	—	—	—	—	—	—

Net revenues	—	—	289,676	—	—	289,676
Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	—	—	171,143	619	—	171,762
Depreciation and amortization	—	484	28,451	—	—	28,935
LMA fees	—	—	759	—	—	759
Corporate general and administrative expenses (including stock-based compensation expense of $2,470)	—	7,760	—	—	—	7,760
Loss on sale of stations	—	—	91	—	—	91
Gain on derivative instrument	—	—	(2,106)	—	—	(2,106)

Total operating expenses	—	8,244	198,338	619	—	207,201

Operating (loss) income	—	(8,244)	91,338	(619)	—	82,475

Non-operating (expense) income:
Interest expense, net	(2,378)	(41,532)	77	—	—	(43,833)
Loss on early extinguishment of debt	—	(4,539)	—	—	—	(4,539)
Other expense, net	—	—	(511)	—	—	(511)

Total non-operating expense, net	(2,378)	(46,071)	(434)	—	—	(48,883)

(Loss) income before income taxes	(2,378)	(54,315)	90,904	(619)	—	33,592
Income tax benefit (expense)	—	—	11,520	(18,011)	—	(6,491)

Earnings (loss) from consolidated subsidiaries	29,479	83,794	(18,630)	—	(94,643)	—

Net income (loss)	$27,101	$29,479	$83,794	$(18,630)	$(94,643)	$27,101

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2013

(Dollars in thousands)

(Unaudited)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non- guarantors	Eliminations	Total Consolidated
Broadcast revenues	$—	$—	$522,548	$—	$—	$522,548
Management fees	—	—	—	—	—	—

Net revenues	—	—	522,548	—	—	522,548
Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	—	—	334,825	1,109	—	335,934
Depreciation and amortization	—	981	56,885	—	—	57,866
LMA fees	—	—	1,728	—	—	1,728
Corporate general and administrative expenses (including stock-based compensation expense of $5,134)	—	21,626	—	—	—	21,626
Loss on sale of stations	—	—	1,400	—	—	1,400
Gain on derivative instrument	—	—	(2,844)	—	—	(2,844)

Total operating expenses	—	22,607	391,994	1,109	—	415,710

Operating (loss) income	—	(22,607)	130,554	(1,109)	—	106,838

Non-operating (expense) income:
Interest (expense) income, net	(4,689)	(83,474)	78	—	—	(88,085)
Loss on early extinguishment of debt	—	(4,539)	—	—	—	(4,539)
Other expense, net	—	—	(378)	—	—	(378)

Total non-operating expense, net	(4,689)	(88,013)	(300)	—	—	(93,002)

(Loss) income before income taxes	(4,689)	(110,620)	130,254	(1,109)	—	13,836
Income tax benefit (expense)	—	—	12,715	(8,439)	—	4,276

Earnings (loss) from consolidated subsidiaries	22,801	133,421	(9,548)	—	(146,674)	—

Net income (loss)	$18,112	$22,801	$133,421	$(9,548)	$(146,674)	$18,112

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2012

(Dollars in thousands)

(Unaudited)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non- guarantors	Eliminations	Total Consolidated
Broadcast revenues	$—	$—	$280,745	$—	$—	$280,745
Management fees	296	—	—	—	—	296

Net revenues	296	—	280,745	—	—	281,041
Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	—	—	168,222	524	—	168,746
Depreciation and amortization	345	—	35,855	—	—	36,200
LMA fees	—	—	885	—	—	885
Corporate general and administrative expenses (including stock-based compensation expense of $5,928)	16,802	—	—	—	—	16,802
Loss on derivative instrument	—	—	841	—	—	841
Impairment of intangible assets	—	—	12,435	—	—	12,435

Total operating expenses	17,147	—	218,238	524	—	235,909

Operating (loss) income	(16,851)	—	62,507	(524)	—	45,132

Non-operating (expense) income:
Interest (expense) income, net	(227)	(49,694)	302	—	—	(49,619)
Other expense, net	—	—	(74)	—	—	(74)

Total non-operating (expense) income, net	(227)	(49,694)	228	—	—	(49,693)

(Loss) income before income taxes	(17,078)	(49,694)	62,735	(524)	—	(4,561)
Income tax benefit	—	—	340	2,458	—	2,798

(Loss) income from continuing operations	(17,078)	(49,694)	63,075	1,934	—	(1,763)
Income (loss) from discontinued operations, net of taxes	—	—	11,341	(1,435)	—	9,906

Earnings (loss) from consolidated subsidiaries	25,221	74,915	499	—	(100,635)	—

Net income (loss)	$8,143	$25,221	$74,915	$499	$(100,635)	8,143

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2012

(Dollars in thousands)

(Unaudited)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non- guarantors	Eliminations	Total Consolidated
Broadcast revenues	$—	$—	$516,710	$—	$—	$516,710
Management fees	326	—	—	—	—	326

Net revenues	326	—	516,710	—	—	517,036
Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	—	—	321,396	1,046	—	322,442
Depreciation and amortization	566	—	70,441	—	—	71,007
LMA fees	—	—	1,724	—	—	1,724
Corporate general and administrative expenses (including stock-based compensation expense of $12,906)	33,494	—	—	—	—	33,494
Realized loss on derivative instrument	—	—	753	—	—	753
Impairment of intangible assets	—	—	12,435	—	—	12,435

Total operating expenses	34,060	—	406,749	1,046	—	441,855

Operating (loss) income	(33,734)	—	109,961	(1,046)	—	75,181

Non-operating (expense) income:
Interest (expense) income, net	(322)	(100,698)	598	—	—	(100,422)
Other income, net	—	—	190	—	—	190

Total non-operating (expense) income, net	(322)	(100,698)	788	—	—	(100,232)

(Loss) income before income taxes	(34,056)	(100,698)	110,749	(1,046)	—	(25,051)
Income tax benefit	—	—	1,268	9,421	—	10,689

(Loss) income from continuing operations	(34,056)	(100,698)	112,017	8,375	—	(14,362)
Income (loss) from discontinued operations, net of taxes	—	—	13,490	(3,115)	—	10,375

Earnings (loss) from consolidated subsidiaries	30,069	130,767	5,260	—	(166,096)	—

Net (loss) income	$(3,987)	$30,069	$130,767	$5,260	$(166,096)	$(3,987)

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2013

(Dollars in thousands, except for share and per share data)

(Unaudited)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non- guarantors	Eliminations	Total Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$45,724	$492	$—	$—	$46,216
Restricted cash	—	3,729	—	—	—	3,729
Accounts receivable, less allowance for doubtful accounts of $3,779	—	—	203,469	—	—	203,469
Trade receivable	—	—	7,344	—	—	7,344
Deferred income taxes	—	—	29,658			29,658
Prepaid expenses and other current assets	—	2,036	19,916	—	—	21,952

Total current assets	—	51,489	260,879	—	—	312,368
Property and equipment, net	—	3,821	242,707	—	—	246,528
Broadcast licenses	—	—	—	1,640,882	—	1,640,882
Other intangible assets, net	—	—	215,386	—	—	215,386
Goodwill	—	—	1,204,953	—	—	1,204,953
Investment in consolidated subsidiaries	413,711	3,536,643	1,157,165	—	(5,107,519)	—
Intercompany receivables	—	77,913	617,941	—	(695,854)	—
Other assets	—	52,349	17,718	—	—	70,067

Total assets	$413,711	$3,722,215	$3,716,749	$1,640,882	$(5,803,373)	$3,690,184

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$—	$22,988	$52,884	$—	$—	$75,872
Trade payable	—	—	6,620	—	—	6,620
Current portion of long-term debt	—	13,250	—	—	—	13,250
Other current liabilities	—	—	8,542	—	—	8,542

Total current liabilities	—	36,238	68,046	—	—	104,284
Long-term debt, excluding 7.75% Senior Notes	—	2,040,359	—	—	—	2,040,359
7.75% Senior Notes	—	610,000	—	—	—	610,000
Other liabilities	—	3,966	37,156	—	—	41,122
Intercompany payables	77,913	617,941	—		(695,854)	—
Deferred income taxes	—	—	74,904	483,717	—	558,621

Total liabilities	77,913	3,308,504	180,106	483,717	(695,854)	3,354,386

Redeemable preferred stock:
Series A cumulative redeemable preferred stock, par value $0.01 per share; stated value of $1,000 per share; 100,000,000 shares authorized; 75,767 shares issued and outstanding	72,871	—	—	—	—	72,871

Total redeemable preferred stock	72,871	—	—	—	—	72,871

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non- guarantors	Eliminations	Total Consolidated
Stockholders’ equity (deficit):
Class A common stock, par value $0.01 per share; 750,000,000 shares authorized; 186,456,601 and 182,682,073 shares issued, and 162,326,226 and 158,519,394 shares outstanding, at June 30, 2013 and December 31, 2012, respectively	1,864	—	—	—	—	1,864
Class B common stock, par value $0.01 per share; 600,000,000 shares authorized; 15,424,944 shares issued and outstanding at both June 30, 2013 and December 31, 2012	154	—	—	—	—	154
Class C common stock, par value $0.01 per share; 644,871 shares authorized, issued and outstanding at both June 30, 2013 and December 31, 2012	6	—	—	—	—	6
Treasury stock, at cost, 24,130,375 and 24,162,676 shares at June 30, 2013 and December 31, 2012, respectively	(250,697)	—	—	—	—	(250,697)
Additional paid-in-capital	1,511,689	208,301	3,901,332	2,139,092	(6,248,725)	1,511,689
Accumulated (deficit) equity	(1,000,089)	205,410	(364,689)	(981,927)	1,141,206	(1,000,089)

Total stockholders’ equity (deficit)	262,927	413,711	3,536,643	1,157,165	(5,107,519)	262,927

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$413,711	$3,722,215	$3,716,749	$1,640,882	$(5,803,373)	$3,690,184

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2012

(Dollars in thousands, except for share and per share data)

(Unaudited)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non- guarantors	Eliminations	Total Consolidated
Assets
Current assets:
Cash and cash equivalents	$81,599	$—	$6,451	$—	$—	$88,050
Restricted cash	5,921	—	—	—	—	5,921
Accounts receivable, less allowance for doubtful accounts of $4,131	—	—	207,563	—	—	207,563
Trade receivable	—	—	6,104	—	—	6,104
Deferred income Tax	—	—	25,145	—	—	25,145
Prepaid expenses and other current assets	6,928	—	13,408	—	—	20,336

Total current assets	94,448	—	258,671	—	—	353,119
Property and equipment, net	4,690	—	251,213	—	—	255,903
Broadcast licenses	—	—	—	1,602,373	—	1,602,373
Other intangible assets, net	—	—	258,761	—	—	258,761
Goodwill	—	—	1,195,594	—	—	1,195,594
Investment in consolidated subsidiaries	415,573	3,354,891	1,127,135	—	(4,897,599)	—
Intercompany receivables	—	—	471,329	—	(471,329)	—
Other assets	11,605	47,818	18,402	—	—	77,825

Total assets	$526,316	$3,402,709	$3,581,105	$1,602,373	$(5,368,928)	$3,743,575

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$10,690	$8,213	$83,683	$—	$—	$102,586
Trade payable	—	—	4,803	—	—	4,803
Current portion of long-term debt	—	76,468	—	—	—	76,468
Other current liabilities	—	—	11,386	—	—	11,386

Total current liabilities	10,690	84,681	99,872	—	—	195,243
Long-term debt, excluding 7.75% Senior Notes	—	2,014,599	—	—	—	2,014,599
7.75% Senior Notes	—	610,000	—	—	—	610,000
Other liabilities	3,651	—	41,662	—	—	45,313
Intercompany payables	193,473	277,856	—	—	(471,329)	—
Deferred income taxes	—	—	84,680	475,238	—	559,918

Total liabilities	207,814	2,987,136	226,214	475,238	(471,329)	3,425,073

Redeemable preferred stock:
Series A cumulative redeemable preferred stock, par value $0.01 per share; stated value of $1,000 per share; 100,000,000 shares authorized; 75,767 shares issued and outstanding	71,869	—	—	—	—	71,869

Total redeemable preferred stock	71,869	—	—	—	—	71,869

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non- guarantors	Eliminations	Total Consolidated
Stockholders’ equity (deficit):
Class A common stock, par value $0.01 per share; 750,000,000 shares authorized; 186,456,601 and 182,682,073 shares issued, and 162,326,226 and 158,519,394 shares outstanding, at June 30, 2013 and December 31, 2012, respectively	1,827	—	—	—	—	1,827
Class B common stock, par value $0.01 per share; 600,000,000 shares authorized; 15,424,944 shares issued and outstanding at both June 30, 2013 and December 31, 2012	154	—	—	—	—	154
Class C common stock, par value $0.01 per share; 644,871 shares authorized, issued and outstanding at both June 30, 2013 and December 31, 2012	6	—	—	—	—	6
Treasury stock, at cost, 24,130,375 and 24,162,676 shares at June 30, 2013 and December 31, 2012, respectively	(252,001)	—	—	—	—	(252,001)
Additional paid-in-capital	1,514,849	232,964	3,853,001	2,099,514	(6,185,479)	1,514,849
Accumulated (deficit) equity	(1,018,202)	182,609	(498,110)	(972,379)	1,287,880	(1,018,202)

Total stockholders’ equity (deficit)	246,633	415,573	3,354,891	1,127,135	(4,897,599)	246,633

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$526,316	$3,402,709	$3,581,105	$1,602,373	$(5,368,928)	$3,743,575

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2013

(Dollars in thousands)

(Unaudited)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non- guarantors	Eliminations	Total Consolidated
Cash flows from operating activities:
Net income (loss)	$18,112	$22,801	$133,421	$(9,548)	$(146,674)	$18,112
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	—	981	56,885	—	—	57,866
Amortization of debt issuance costs/discounts	—	5,164	—	—	—	5,164
Provision for doubtful accounts	—	—	1,046	—	—	1,046
Loss on sale of assets or stations	—	—	1,537	—	—	1,537
Loss on early extinguishment of debt	—	4,539	—	—	—	4,539
Fair value adjustment of derivative instruments	—	(27)	(2,844)	—	—	(2,871)
Deferred income taxes	—	—	(14,248)	8,439	—	(5,809)
Stock-based compensation expense	—	5,134	—	—	—	5,134
(Loss) earnings from consolidated subsidiaries	(22,801)	(133,421)	9,548	—	146,674	—
Changes in assets and liabilities	(81,633)	41,180	11,400	1,109	—	(27,944)

Net cash (used in) provided by operating activities	(86,322)	(53,649)	196,745	—	—	56,774
Cash flows from investing activities
Proceeds from sale of assets or stations	—	—	692	—	—	692
Restricted cash	—	2,192	—	—	—	2,192
Acquisition less cash required	—	—	(52,066)	—	—	(52,066)
Capital expenditures	—	(112)	(4,718)	—	—	(4,830)

Net cash provided by (used in) investing activities	—	2,080	(56,092)	—	—	(54,012)
Cash flows from financing activities:
Intercompany transactions, net	9,993	136,619	(146,612)	—	—	—
Repayments of borrowings under term loans and revolving credit facilities	—	(38,931)	—	—	—	(38,931)
Tax withholding payments on behalf of employees for stock-based compensation	—	(337)	—	—	—	(337)
Preferred stock dividends	(5,304)	—	—	—	—	(5,304)
Proceeds from exercise of warrants	34	—	—	—	—	34
Deferred financing costs	—	(58)	—	—	—	(58)

Net cash provided by (used in) financing activities	4,723	97,293	(146,612)	—	—	(44,596)
(Decrease) increase in cash and cash equivalents	(81,599)	45,724	(5,959)	—	—	(41,834)
Cash and cash equivalents at beginning of period	81,599	—	6,451	—	—	88,050

Cash and cash equivalents at end of period	$—	$45,724	$492	$—	$—	$46,216

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2012

(Dollars in thousands)

(Unaudited)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non- guarantors	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$(3,987)	$30,069	$130,767	$5,260	$(166,096)	$(3,987)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	566	—	71,676	—	—	72,242
Amortization of debt issuance costs/discount	—	5,061	—	—	—	5,061
Provision for doubtful accounts	—	—	1,598	—	—	1,598
Gain on sale of assets or stations	—	—	(183)	—	—	(183)
Impairment of intangible assets	—		12,435			12,435
Fair value adjustment of derivative instruments	250	—	753	—	—	1,003
Deferred income taxes	—	—	(7,991)	(6,311)	—	(14,302)
Stock-based compensation expense	12,906	—	—	—	—	12,906
Earnings from consolidated subsidiaries	30,069	130,767	5,260	—	(166,096)	—
Changes in assets and liabilities	(68,243)	(266,595)	(29,988)	1,051	332,192	(31,583)

Net cash (used in) provided by operating activities	(28,439)	(100,698)	184,327	—	—	55,190
Cash flows from investing activities:
Proceeds from sale of assets or stations	426	—	—	—	—	426
Capital expenditures	(676)	—	(1,243)	—	—	(1,919)

Net cash used in investing activities	(250)	—	(1,243)	—	—	(1,493)
Cash flows from financing activities:
Intercompany transactions, net	40,274	157,698	(197,972)	—	—	—
Repayments of borrowings under term loans and revolving credit facilities	—	(57,000)	—	—	—	(57,000)
Tax withholding payments on behalf of employees for stock-based compensation	(1,909)	—	—	—	—	(1,909)
Preferred stock dividends	(6,458)	—	—	—	—	(6,458)
Proceeds from exercise of warrants	161	—	—	—	—	161

Net cash provided by (used in) financing activities	32,068	100,698	(197,972)	—	—	(65,206)
Increase (decrease) in cash and cash equivalents	3,379	—	(14,888)	—	—	(11,509)
Cash and cash equivalents at beginning of period	11,714	—	18,878	—	—	30,592

Cash and cash equivalents at end of period	$15,093	$—	$3,990	$—	$—	$19,083

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Cumulus Media Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Cumulus Media Inc. and its subsidiaries (“the Company”) at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

March 18, 2013

CUMULUS MEDIA INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2012 AND 2011

(Dollars in thousands, except for share data)

	2012	2011
Assets
Current assets:
Cash and cash equivalents	$88,050	$30,592
Restricted cash	5,921	3,854
Accounts receivable, less allowance for doubtful accounts of $4,131 and $2,765 in 2012 and 2011, respectively	207,563	236,804
Trade receivable	6,104	5,967
Compensation held in trust	—	24,807
Prepaid expenses and other current assets	45,481	22,315

Total current assets	353,119	324,339
Property and equipment, net	255,903	278,070
Broadcast licenses	1,602,373	1,625,415
Other intangible assets, net	258,761	390,509
Goodwill	1,195,594	1,334,512
Other assets	77,825	87,746

Total assets	$3,743,575	$4,040,591

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$102,586	$160,186
Trade payable	4,803	4,999
Current portion of long-term debt	76,468	13,250
Other current liabilities	11,386	—

Total current liabilities	195,243	178,435
Long-term debt, excluding 7.75% senior notes	2,014,599	2,227,287
7.75% senior notes	610,000	610,000
Other liabilities	45,313	63,938
Deferred income taxes	559,918	556,771

Total liabilities	3,425,073	3,636,431

Redeemable preferred stock:
Series A cumulative redeemable preferred stock, par value $0.01 per share; stated value of $1,000 per share; 100,000,000 shares authorized; 75,767 and 125,000 shares issued and outstanding in 2012 and 2011, respectively	71,869	113,447

Total redeemable preferred stock	71,869	113,447

Stockholders’ equity:
Class A common stock, par value $0.01 per share; 750,000,000 shares authorized; 182,682,073 and 160,783,484 shares issued and 158,519,394 and 137,085,813 shares outstanding at 2012 and 2011, respectively	1,827	1,608
Class B common stock, par value $0.01 per share; 600,000,000 shares authorized; 15,424,944 and 12,439,667 shares issued and outstanding at 2012 and 2011, respectively	154	124
Class C common stock, par value $0.01 per share; 644,871 shares authorized, issued and outstanding at 2012 and 2011	6	6
Treasury stock, at cost, 24,162,676 and 23,697,671 shares at 2012 and 2011, respectively	(252,001)	(251,666)
Additional paid-in-capital	1,514,849	1,526,114
Accumulated deficit	(1,018,202)	(985,473)

Total stockholders’ equity	246,633	290,713

Total liabilities, redeemable preferred stock and stockholders’ equity	$3,743,575	$4,040,591

See accompanying notes to the consolidated financial statements.

CUMULUS MEDIA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Dollars in thousands, except for share and per share data)

	Year Ended December 31,
	2012	2011	2010
Broadcast revenues	$1,073,901	$517,171	$232,494
Management fees	2,681	2,792	4,146

Net revenues	1,076,582	519,963	236,640
Operating expenses:
Direct operating expenses (excluding depreciation,
amortization and LMA fees)	661,511	316,253	143,717
Depreciation and amortization	142,143	51,148	8,214
LMA fees	3,556	2,525	2,054
Corporate general and administrative expenses (including stock-based compensation expense of $18,779, $10,744, and $2,451, respectively)	57,438	90,761	18,519
Gain on exchange of assets or stations	—	(15,278)	—
Realized (gain) loss on derivative instrument	(12)	3,368	1,957
Impairment of intangible assets	127,141	—	671

Total operating expenses	991,777	448,777	175,132

Operating income	84,805	71,186	61,508
Non-operating (expense) income:
Interest expense, net	(198,628)	(86,989)	(30,307)
Loss on early extinguishment of debt	(2,432)	(4,366)	—
Terminated transaction expense	—	—	(7,847)
Other (expense) income, net	(2,474)	39	108
Gain on equity investment in Cumulus Media Partners, LLC	—	11,636	—

Total non-operating expense, net	(203,534)	(79,680)	(38,046)

(Loss) income from continuing operations before income taxes	(118,729)	(8,494)	23,462
Income tax benefit (expense)	26,552	3,313	(1,505)

(Loss) income from continuing operations	(92,177)	(5,181)	21,957
Income from discontinued operations, net of taxes	59,448	69,041	7,445

Net (loss) income	(32,729)	63,860	29,402
Less: dividends declared and accretion of redeemable preferred stock	21,432	6,961	—

(Loss) income attributable to common shareholders	$(54,161)	$56,899	$29,402

Basic and diluted income (loss) per common share (see Note 15, “Earnings Per Share”):
Basic: Income (loss) from continuing operations per share	$(0.70)	$(0.17)	$0.52

Income from discontinued operations per share	$0.37	$0.97	$0.18

Income per share	$(0.33)	$0.80	$0.70

Diluted: Income (loss) from continuing operations per share	$(0.70)	$(0.17)	$0.51

Income from discontinued operations per share	$0.37	$0.97	$0.17

Income per share	$(0.33)	$0.80	$0.68

Weighted average basic common shares outstanding	162,603,882	70,890,393	40,341,011

Weighted average diluted common shares outstanding	162,603,882	70,890,393	41,189,161

See accompanying notes to the consolidated financial statements.

CUMULUS MEDIA INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Dollars in Thousands)

	Class A Common Stock		Class B Common Stock		Class C Common Stock		Class D Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Value
Balance at January 1, 2010	59,572,592	$596	5,809,191	$58	644,871	$6	—	$—	24,379,208	$(261,382)	$966,945	$(1,078,735)	$(372,512)

Net income												29,402	29,402
Issuance of common stock	27,265	—	—	—	—	—	—	—	—	—	—	—	—
Restricted shares issued from treasury	—	—	—	—	—	—	—	—	(458,000)	4,898	(4,898)	—	—
Transfer of restricted shares to equity	—	—	—	—	—	—	—	—	39,094	165	378	—	543
Shares returned in lieu of tax payments	—	—	—	—	—	—	—	—	88,598	(343)	—	—	(343)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	1,601	—	1,601
Restricted share forfeitures	—	—	—	—	—	—	—	—	12,427	(130)	130	—	—

Balance at December 31, 2010	59,599,857	$596	5,809,191	$58	644,871	$6	—	$—	24,061,327	$(256,792)	$964,156	$(1,049,333)	$(341,309)

Net income												63,860	63,860
Issuance of common stock — CMP Acquisition	3,315,238	33	—	—	—	—	6,630,476	66	—	—	34,810	—	34,909
Issuance of common stock — CMP Acquisition	—	—	—	—	—	—	—	—	—	—	29,021	—	29,021
Issuance of common stock — Citadel Acquisition	79,276,721	792	—	—	—	—	—	—	—	—	271,050	—	271,842
Issuance of warrants — Citadel Acquisition	—	—	—	—	—	—	—	—	—	—	250,309	—	250,309
Conversion of common stock upon effectiveness of amended and restated certificate of incorporation	—	—	6,630,476	66	—	—	(6,630,476)	(66)	—	—	—	—	—
Conversion of restricted shares upon closing of Citadel Acquisition	875,781	9	—	—	—	—	—	—	—	—	2,137	—	2,146
Equity held in reserve	—	—	—	—	—	—	—	—	—	—	5,972	—	5,972
Restricted shares issued from treasury	—	—	—	—	—	—	—	—	(537,449)	6,320	(5,488)	—	832
Costs associated with the issuance of equity	—	—	—	—	—	—	—	—	—	—	(26,735)	—	(26,735)
Issuance of common stock upon exercise of warrants	17,715,887	178	—	—	—	—	—	—	58,170	(198)	198	—	178
Dividends declared on preferred stock	—	—	—	—	—	—	—	—	—	—	(4,142)	—	(4,142)
Accretion of redeemable preferred stock	—	—	—	—	—	—	—	—	—	—	(2,701)	—	(2,701)
Shares returned in lieu of tax payments	—	—	—	—	—	—	—	—	68,452	(870)	—	—	(870)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	7,466	—	7,466
Restricted share forfeitures	—	—	—	—	—	—	—	—	47,171	(126)	126	—	—
Other	—	—	—	—	—	—	—	—	—	—	(65)	—	(65)

Balance at December 31, 2011	160,783,484	$1,608	12,439,667	$124	644,871	$6	—	$—	23,697,671	$(251,666)	$1,526,114	$(985,473)	$290,713

Net loss												(32,729)	(32,729)
Issuance of common stock upon exercise of warrants	21,898,589	219	2,985,277	30	—	—	—	—	40,890	(77)	18	—	190
Dividends declared on preferred stock	—	—	—	—	—	—	—	—	—	—	(13,780)	—	(13,780)
Accretion of redeemable preferred stock	—	—	—	—	—	—	—	—	—	—	(7,654)	—	(7,654)
Shares returned in lieu of tax payments	—	—	—	—	—	—	—	—	582,599	(1,952)	—	—	(1,952)
Restricted shares issued from treasury	—	—	—	—	—	—	—	—	(161,724)	1,705	(1,705)	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	11,894	—	11,894
Restricted share forfeitures	—	—	—	—	—	—	—	—	3,242	(11)	13	—	2
Other	—	—	—	—	—	—	—	—	—	—	(51)	—	(51)

Balance at December 31, 2012	182,682,073	$1,827	15,424,944	$154	644,871	$6	—	$—	24,162,678	$(252,001)	$1,514,849	$(1,018,202)	$246,633

See accompanying notes to the consolidated financial statements.

CUMULUS MEDIA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Dollars in thousands)

	2012	2011	2010
Cash flows from operating activities:
Net (loss) income	$(32,729)	$63,860	$29,402
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	143,303	52,443	9,098
Amortization of debt issuance costs/discounts	10,130	4,800	1,248
Provision for doubtful accounts	3,694	2,736	1,271
Loss (gain) on sale of assets or stations	2,277	43	(116)
Gain on exchange of assets or stations	(62,967)	(15,278)	—
Impairment of intangible assets	127,141	—	671
Fair value adjustment of derivative instruments	320	(214)	(9,999)
Deferred income taxes	(18,227)	(61,993)	3,429
Non-cash stock-based compensation expense	11,893	5,855	2,451
Loss on early extinguishment of debt	2,432	4,366	—
Other	—	(1,318)	—
Gain on equity investment in Cumulus Media Partners, LLC	—	(11,636)	—
Changes in assets and liabilities:
Accounts receivable	28,904	(6,461)	(2,034)
Trade receivable	(653)	826	1,882
Prepaid expenses and other current assets	(6,993)	7,734	306
Other assets	7,569	(2,803)	2,087
Accounts payable and accrued expenses	(16,994)	30,667	5,879
Trade payable	(196)	(501)	(1,964)
Other liabilities	(19,414)	(1,375)	(1,058)

Net cash provided by operating activities	179,490	71,751	42,553
Cash flows from investing activities:
Restricted cash	(2,067)	(394)	185
Purchase of intangible assets	—	—	(246)
Proceeds from sale of assets or stations	1,897	—	296
Capital expenditures	(6,607)	(6,690)	(2,475)
Proceeds from exchange of assets or stations	114,918	—	—
Acquisition less cash acquired	(9,998)	(2,024,172)	—

Net cash provided by (used in) investing activities	98,143	(2,031,256)	(2,240)
Cash flows from financing activities:
Repayment of borrowings under term loans and revolving credit facilities	(174,313)	(1,264,676)	(43,136)
Tax withholding payments on behalf of employees	(1,952)	(935)	(343)
Preferred stock dividends	(15,017)	(521)	—
Proceeds from exercise of warrants	142	171	—
Redemption of preferred stock	(49,233)	(41,565)	—
Financing costs paid in connection with sale of equity securities	—	(30,978)	—
Proceeds from borrowings under term loans and revolving credit facilities	21,000	2,315,145	—
Proceeds from issuance of 7.75% senior notes	—	610,000	—
Proceeds from sale of equity securities	—	475,000	—
Debt discount	—	(25,460)	(244)
Deferred financing costs	(802)	(58,898)	—

Net cash (used in) provided by financing activities	(220,175)	1,977,283	(43,723)
Increase (decrease) in cash and cash equivalents	57,458	17,778	(3,410)
Cash and cash equivalents at beginning of period	30,592	12,814	16,224

Cash and cash equivalents at end of period	88,050	$30,592	$12,814

Supplemental disclosures of cash flow information:
Interest paid	$192,083	$69,558	$41,416
Income taxes paid	6,658	6,148	324
Supplemental disclosures of non-cash flow information:
Compensation held in trust	24,807	—	—
Trade revenue	27,732	21,184	16,748
Trade expense	26,112	20,810	16,546
Preferred stock dividends	2,652	3,125	—

See accompanying notes to the consolidated financial statements.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business, Basis of Presentation and Summary of Significant Accounting Policies:

Description of Business

Cumulus Media Inc. (and its consolidated subsidiaries, except as the context may otherwise require, “Cumulus,” “Cumulus Media,” “we,” “us,” “our,” or the “Company”) is a Delaware corporation, organized in 2002, and successor by merger to an Illinois corporation with the same name that had been organized in 1997.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Certain assets were sold during the year ended December 31, 2012 (see Note 2, “Acquisitions and Dispositions”). The results of operations associated with these assets were separately reported, net of the related tax impact, for all periods presented in the consolidated statement of operations because the operations and cash flows generated by these assets have been eliminated from the Company’s consolidated results of operations as a result of the sale and the Company no longer has continuing involvement in the operations of the stations after their disposal (see Note 3, “Discontinued Operations”).

Reportable Segment

The Company operates under one reportable business segment, radio broadcasting, for which segment disclosure is consistent with the management decision-making process that determines the allocation of resources and the measurement of performance.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to bad debts, intangible assets, derivative financial instruments, income taxes, stock-based compensation, contingencies, and litigation. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates, including under different assumptions or conditions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable, Allowance for Doubtful Accounts and Concentration of Credit Risk

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on several factors including the length of time receivables are past due, trends and current economic factors. All balances are reviewed and evaluated quarterly on a consolidated basis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

In the opinion of management, credit risk with respect to accounts receivable is limited due to the large number of customers and the geographic diversification of the Company’s customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible accounts receivable are maintained.

Property and Equipment

Property and equipment are stated at cost. Property and equipment acquired in business combinations are recorded at their estimated fair values on the date of acquisition under the purchase method of accounting. Equipment under capital leases is stated at the present value of minimum lease payments.

Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the remaining term of the lease. Depreciation of construction in progress is not recorded until the assets are placed into service.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Intangible Assets and Goodwill

The Company’s intangible assets are comprised of broadcast licenses, certain other intangible assets and goodwill. Goodwill represents the excess of costs over fair value of assets of businesses acquired. Intangible assets and goodwill acquired in a business combination and determined to have an indefinite useful life, which include the Company’s broadcast licenses, are not amortized, but instead tested for impairment at least annually. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.

In determining that the Company’s broadcast licenses qualified as indefinite lived intangibles, management considered a variety of factors including the Federal Communications Commission’s (“FCC”) historical record of renewing broadcast licenses, the very low cost to the Company of renewing such licenses, the relative stability and predictability of the radio industry and the relatively low level of capital investment required to maintain the physical plant of a radio station. The Company evaluates the recoverability of its indefinite-lived assets, which include broadcasting licenses and goodwill, using judgments and estimates. Future events may impact these judgments and estimates. If events or changes in circumstances were to indicate that an asset’s carrying value is not recoverable, a write-down of the asset would be recorded through a charge to operations.

Debt Issuance Costs

The costs related to the issuance of debt are capitalized and amortized using the effective interest method to interest expense over the life of the related debt.

Derivative Financial Instruments

The Company recognizes all derivatives on the consolidated balance sheets at fair value. Fair value changes are recorded in income for any contracts not classified as qualifying hedging instruments. For derivatives qualifying as cash flow hedge instruments, the effective portion of the derivative fair value change is recorded through other comprehensive income, a component of stockholders’ equity (deficit).

Revenue Recognition

Revenue is derived primarily from the sale of commercial airtime to local and national advertisers. Revenue is recognized as commercials are broadcast. Revenues presented in the financial statements are reflected on a net basis, after the deduction of advertising agency fees by the advertising agencies, usually at a rate of 15.0%, which is the industry standard.

Advertising Costs

Advertising costs are expensed as incurred. For the years ended December 31, 2012, 2011, 2010, the costs incurred were $1.1 million, $0.3 million and $0.1 million, respectively.

Local Marketing Agreements

In certain circumstances, the Company may enter into a local marketing agreement (“LMA”) or time brokerage agreement with a FCC licensee of a radio station. In a typical LMA, the licensee of the station makes available, for a fee, airtime on its station to a party, which supplies programming to be broadcast on that airtime, and collects revenues from advertising aired during such programming. Revenues earned and fees incurred pursuant to LMAs or time brokerage agreements are recognized at their gross amounts in the accompanying consolidated statements of operations.

As of December 31, 2012, the Company operated 14 radio stations under LMAs. As of December 31, 2011 and 2010, the Company operated 12 radio stations under LMAs. The stations operated under LMAs contributed $7.0 million, $4.1 million, and $10.6 million, in years 2012, 2011, and 2010, respectively, to the consolidated net revenues of the Company.

Stock-based Compensation Expense

Stock-based compensation expense recognized under Accounting Standards Codification Topic 718, Compensation — Share-Based Payment (“ASC 718”), for the years ended December 31, 2012, 2011 and 2010 was $18.8 million, $10.7 million, and $2.5 million respectively. Upon adopting ASC 718 for awards with service conditions, a one-time election was made to recognize stock-based compensation expense on a straight-line basis over the requisite service period for the entire award. For options with service conditions only, the Company utilized the Black-Scholes option pricing model to estimate the fair value of options issued. For restricted stock awards with service conditions, the Company utilized the intrinsic value method. For restricted stock awards with performance conditions, the Company evaluated the probability of vesting of the awards at each reporting period and adjusted compensation cost based on this assessment. The fair value is based on the use of certain assumptions regarding a number of highly complex and subjective variables. If other assumptions are used, the results could differ.

Trade Transactions

The Company provides commercial airtime in exchange for goods and services used principally for promotional, sales and other business activities. An asset and liability is recorded at the fair value of the goods or services received. Trade revenue is recorded and the liability is relieved when commercials are broadcast and trade expense is recorded and the asset relieved when goods or services are consumed. Trade valuation is based upon management’s estimate of the fair value of the products, supplies and services received. For the years ended December 31, 2012, 2011 and 2010, amounts reflected under trade transactions were: (1) trade revenues of $27.7 million, $21.2 million and $16.7 million, respectively; and (2) trade expenses of $26.1 million, $20.8 million and $16.5 million, respectively.

Income Taxes

The Company uses the liability method of accounting for deferred income taxes. Deferred income taxes are recognized for all temporary differences between the tax and financial reporting bases of the Company’s assets and liabilities based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recorded for a net deferred tax asset balance when it is more likely than not that the benefits of the tax asset will not be realized. The Company continues to assess the need for its deferred tax asset valuation allowance in the jurisdictions in which it operates. Any adjustment to the deferred tax asset valuation allowance is recorded in the income statement of the period that the adjustment is determined to be required. See Note 12, “Income Taxes” for further discussion.

Earnings per Share

Basic income (loss) per share is computed on the basis of the weighted average number of common shares outstanding. The Company allocates undistributed net income (loss) from continuing operations after any allocations for preferred stock dividends between each class of common stock on an equal basis in accordance with the terms of the Company’s third amended and restated certificate of incorporation (the “Third Amended and Restated Charter”).

Non-vested restricted shares of Class A common stock and Company Warrants are considered participating securities for purposes of calculating basic weighted average common shares outstanding in periods in which the Company records net income. Diluted earnings per share is computed in the same manner as basic earnings per share after assuming the issuance of common stock for all potentially dilutive equivalent shares, which includes stock options and certain other outstanding warrants to purchase common stock. Antidilutive instruments are not considered in this calculation. Under the two-class method, net income is allocated to common stock and participating securities to the extent that each security may share in earnings, as if all of the earnings for the period had been distributed. Earnings are allocated to each participating security and common share equally, after deducting dividends declared or accreted on preferred stock.

Fair Values of Financial Instruments

The carrying values of cash equivalents, accounts receivables, accounts payable, and accrued expenses approximate fair value due to the short term to maturity of these instruments (See Note 10, Fair Value Measurements).

Accounting for National Advertising Agency Contract

The Company has engaged Katz Media Group, Inc. (“Katz”) as its national advertising sales agent. The Company’s contract with Katz has several economic elements that principally reduce the overall expected commission rate below the stated base rate. The Company estimates the overall expected commission rate over the entire contract period and applies that rate to commissionable revenue throughout the contract period with the goal of estimating and recording a stable commission rate over the life of the contract.

The potential commission adjustments are estimated and combined in the consolidated balance sheets with the contractual termination liability. That liability is accreted to commission expense to effectuate the stable commission rate over the term of the Katz contract.

The Company’s accounting for and calculation of commission expense to be realized over the life of the Katz contract requires management to make estimates and judgments that affect reported amounts of commission expense in each period. Actual results in any period may differ from management’s estimates. Over the term of the contract with Katz, management updates its assessment of the effective commission expense attributable to national sales in an effort to record a consistent commission rate in each period.

Variable Interest Entities

The Company accounts for entities qualifying as variable interest entities (“VIEs”) in accordance with ASC Topic 810, Consolidation (“ASC 810”). VIEs are required to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the beneficial interests in the VIE. A VIE is an entity for which the primary beneficiary’s interest in the entity can change with changes in factors other than the amount of investment in the entity. From time to time, the Company enters into LMAs in connection with pending acquisitions or dispositions of radio stations and the requirements of ASC 810 may apply, depending on the facts and circumstances related to each transaction. As of December 31, 2012, ASC 810 did not apply to any LMAs.

Adoption of New Accounting Standards

ASU 2011-04. In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-04, which amends ASC Topic 820, Fair Value Measurements and Disclosures, to achieve common fair value measurement and disclosure requirements under GAAP and International Financial Reporting Standards. This standard gives clarification for the highest and best use valuation concepts. This ASU also provides guidance on fair value measurements relating to instruments classified in stockholders’ equity and instruments managed within a portfolio. Further, ASU 2011-04 clarifies disclosures for financial instruments categorized within level 3 of the fair value hierarchy that require companies to provide quantitative information about unobservable inputs used, the sensitivity of the measurement to changes in those inputs, and the valuation processes used by the reporting entity. The Company adopted this guidance effective January 1, 2012. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

ASU 2011-05. In June 2011, the FASB issued ASU 2011-05, which amends the guidance in ASC Topic 220, “Comprehensive Income,” by eliminating the option to present components of other comprehensive income (“OCI”) in the statement of stockholders’ equity. This ASU requires entities to present all non-owner changes in stockholders’ equity either as a single continuous statement of comprehensive income or as two separate but consecutive statements of income and comprehensive income. The components of OCI did not change nor did the guidance on when OCI items are reclassified to net income. Similarly, ASU 2011-05 did not change the guidance to disclose OCI components gross or net of the effect of income taxes, provided that the tax effects are presented on the face of the statement in which OCI is presented, or disclosed in the notes to the financial statements. The Company adopted this guidance effective January 1, 2012. Since the Company has no transactions classified as OCI, the adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

ASU 2011-08. In September 2011, the FASB issued ASU 2011-8, which amends ASC Topic 350, Intangibles-Goodwill and Other. The amendments in this ASU give companies the option to first perform a qualitative assessment to determine whether it is more likely than not (a likelihood of more than 50.0%) that the fair value of a reporting unit is less than its carrying amount. If a company concludes that this is the case, it must perform the two-step goodwill impairment test. Otherwise, a company is not required to perform this two-step test. Under the amendments in this ASU, an entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. The Company adopted this guidance effective January 1, 2012. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements

ASU 2013-01. In January 2013, the FASB issued ASU 2013-01 which provides scope clarification related to the previously issued ASU 2011-11. The amendments in this ASU require companies to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The ASU is required to be applied retrospectively for all prior periods presented and is effective for annual periods for fiscal years beginning on or after January 1, 2013, and interim periods within those annual fiscal years. The adoption of this guidance is not expected to have an impact on the Company’s consolidated financial statements.

ASU 2012-02. In July 2012, the FASB issued ASU 2012-02. The amendments in this ASU give companies the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired rather than calculating the fair value of the indefinite-lived intangible asset. It is effective prospectively for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of this guidance is not expected to have an impact on the Company’s consolidated financial statements.

2.	Acquisitions and Dispositions

2012 Acquisitions

Townsquare Asset Exchange

On July 31, 2012, the Company completed its sale of 55 stations in eleven non-strategic markets to Townsquare Media, LLC (“Townsquare Asset Exchange”) in exchange for ten of Townsquare’s radio stations in Bloomington, IL and Peoria, IL, plus approximately $114.9 million in cash. The transaction was part of the Company’s ongoing efforts to focus on radio stations in larger markets and geographically strategic regional clusters. The stations sold by the Company operated in the following markets: Augusta, ME; Bangor, ME; Binghamton, NY; Bismarck, ND; Grand Junction, CO; Killeen-Temple, TX; New Bedford, MA; Odessa-Midland, TX; Presque Isle, ME; Sioux Falls, SD and Tuscaloosa, AL.

In conjunction with this Asset Exchange, the Company recorded a gain of $63.0 million, which is included within discontinued operations in the Company’s consolidated statements of operations for the year ended December 31, 2012.

Acquisition related costs attributable to the Townsquare Asset Exchange included in corporate, general and administrative expenses for the year ended December 31, 2012 totaled $1.6 million.

The table below summarizes the purchase price allocation for the Townsquare Asset Exchange (dollars in thousands):

Allocation	Amount
Current assets	$149
Property and equipment	4,690
Broadcast licenses	11,900
Goodwill	3,014
Other intangibles	200
Current liabilities	(207)

Total purchase price	19,746
Less: Carrying value of stations transferred	(71,697)
Add: Cash received	114,918

Gain on asset exchange	$62,967

The material assumptions utilized in the valuation of intangible assets included overall future market revenue growth rates for the residual year of approximately 2.0% and a weighted average cost of capital of 10%. Goodwill was equal to the difference between the purchase price and the value assigned to tangible and intangible assets and liabilities. None of the acquired goodwill balance is non deductible for tax purposes.

The indefinite-lived intangible assets acquired in the Townsquare Asset Exchange consist of broadcast licenses and goodwill.

The definite-lived intangible assets acquired in the Townsquare Asset Exchange are being amortized in relation to the expected economic benefits of such assets over their estimated useful lives and consist of the following (dollars in thousands):

Description	Estimated Useful Life in Years	Fair Value
Advertising relationships	6	$200

The use of different assumptions could result in materially different amounts.

For additional information regarding the discontinued operations associated with this transaction, see Note 3, “Discontinued Operations.”

AR Broadcasting Asset Purchase

On September 25, 2012, the Company, through its subsidiaries, entered into an asset purchase agreement with AR Broadcasting, LLC, AR Licensing, LLC, CMP KC Corp. and CMP Houston-KC, LLC to acquire the KCHZ-FM and KMJK-FM radio stations operated in the Kansas City market for an aggregate purchase price of $16.8 million.

On December 6, 2012, the Company completed the acquisition of KCHZ-FM (“KCHZ Acquisition”), a radio station operated in the Kansas City market, for a purchase price of $11.2 million. The Company paid $10.0 million in cash at closing with the remaining $1.2 million to be being paid over the nine month period after closing.

The table below summarizes the preliminary purchase price allocation among the tangible and intangible assets acquired and liabilities assumed in the KCHZ Acquisition (dollars in thousands):

Allocation	Amount
Current assets	$61
Property and equipment	841
Other assets	13
Broadcast Licenses	8,453
Goodwill	1,895
Current liabilities	(97)

Total purchase price	$11,166

The indefinite lived intangible assets acquired in the acquisition consist of goodwill and broadcast license.

On January 28, 2013, the Company completed the AR Broadcasting Asset Purchase, acquiring KMJK-FM for a purchase price of $5.6 million. Due to the timing of the closing, the Company was unable to complete the purchase accounting associated with the purchase as of the date of this Form 10-K.

2011 Acquisitions

Ann Arbor, Battle Creek and Canton Asset Exchange

On February 18, 2011, the Company completed an asset exchange with Clear Channel Communications, Inc. (“Clear Channel”). As part of this asset exchange, Cumulus acquired eight of Clear Channel’s radio stations located in Ann Arbor and Battle Creek, Michigan in exchange for its radio station in Canton, Ohio. The Company disposed of two of the Battle Creek stations simultaneously with the closing of the transaction to comply with Federal Communications Commission (“FCC”) broadcast ownership limits. This asset exchange was accounted for as a business combination in accordance with FASB’s guidance. The fair value of the assets acquired in this asset exchange was $17.4 million. The Company incurred approximately $0.3 million in acquisition costs related to this transaction and expensed them as incurred through earnings within corporate, general and administrative expenses. The $4.3 million allocated to goodwill is deductible for tax purposes. The results of operations for the Ann Arbor and Battle Creek stations acquired, which were not material, have been included in our statements of operations since 2007 when the Company entered into a LMA with Clear Channel to manage these stations. Prior to this asset exchange, the Company did not have any relationship with Clear Channel with regard to the Canton, Ohio market.

In conjunction with this asset exchange, the Company recorded a net gain of $15.3 million, which is included in gain on exchange of assets or stations in the consolidated statements of operations for the year ended December 31, 2011.

The table below summarizes the final purchase price allocation from this asset exchange (dollars in thousands):

Allocation	Amount
Property and equipment	$1,790
Broadcast licenses	11,190
Goodwill	4,342
Other intangibles	72

Total purchase price	17,394
Less: Carrying value of Canton station	(2,116)

Gain on asset exchange	$15,278

CMP Acquisition

On August 1, 2011, the Company completed the acquisition of the 75.0% of the equity interests of Cumulus Media Partners LLC (“CMP”) that it did not already own (the “CMP Acquisition”). The Company had owned 25.0% of CMP’s equity interests since it, together with Bain Capital Partners, LLC (“Bain”), The Blackstone Group L.P. (“Blackstone”) and Thomas H. Lee Partners, L.P. (“THL,” and together with Bain and Blackstone, the “CMP Sellers”), formed CMP in 2005. Pursuant to a management agreement, the Company had been operating CMP’s business since 2006. This management agreement was terminated in connection with the completion of the CMP Acquisition. In connection with the CMP Acquisition, the Company issued 9.9 million shares of its common stock to affiliates of the CMP Sellers. Blackstone received 3.3 million shares of the Company’s Class A common stock and, in accordance with FCC broadcast ownership rules, Bain and THL each received 3.3 million shares of a newly authorized Class D non-voting common stock, par value $0.01 per share (the “Class D common stock”). This Class D common stock was subsequently converted into an equivalent number of shares of the Company’s Class B common stock, par value $0.01 per share (the “Class B common stock”), with substantially identical terms, pursuant to the terms of the Company’s third amended and restated certificate of incorporation (the “Third Amended and Restated Charter”) which became effective upon the effectiveness of the Citadel Merger (defined below). Also in connection with the CMP Acquisition, outstanding warrants to purchase 3.7 million shares of common stock of CMP Susquehanna Radio Holdings Corp., an indirect wholly owned subsidiary of CMP (“Radio Holdings”), were amended to instead become exercisable for up to 8.3 million shares of the Company’s common stock (the “CMP Restated Warrants”). CMP’s operating results have been included in Cumulus’ consolidated financial statements since the date of the completion of the CMP Acquisition. Specifically, revenues of $75.9 million attributable to CMP from August 1, 2011 to December 31, 2011 are included in our consolidated financial statements for the year ended December 31, 2011.

As a component of the CMP Acquisition, the Company acquired an interest in the San Francisco Baseball Associates L.P., the owner of the San Francisco Giants Major League Baseball Franchise. The fair value of this interest as of the date of the CMP Acquisition was $9.8 million. This interest is included in other long-term assets on the Company’s consolidated balance sheet and is carried under the cost method.

Under the acquisition method of accounting for business combinations, the purchase price paid in the CMP Acquisition was been allocated between the tangible and intangible assets acquired and liabilities assumed based on their fair values as of the acquisition date. Goodwill as of the acquisition date was measured as the excess of the consideration paid over the net acquisition date fair values of the assets acquired and the liabilities assumed. The Company fair valued its historical 25.0% equity interest in CMP and recorded a gain of $11.6 million, the difference between the fair value at the date of completion of the CMP Acquisition and the carrying value, which was zero, given CMP’s historical losses. With respect to certain outstanding preferred stock of CMP, the Company recorded $0.5 million in dividends for the period from August 1, 2011, the acquisition date, to September 16, 2011, the date the preferred stock was redeemed for approximately $41.6 million.

The table below summarizes the fair value of consideration transferred in the CMP Acquisition (dollars in thousands):

Fair Value of Consideration Transferred	Amount
Fair value of equity consideration to CMP Sellers(1)	$34,909
Fair value of equity consideration to holders of CMP Restated Warrants(2)	29,021
Preferred stock of CMP(3)	41,069
Fair value of assumed debt	619,234

Total purchase price	724,233
Existing equity interest in CMP(4)	11,636

Total fair value for allocation	$735,869

(1)	Fair value, equal to the closing price of the Company’s Class A common stock on the NASDAQ Global Select Market (“NASDAQ”) on August 1, 2011, of the 9.9 million shares of our common stock issued to affiliates of the CMP Sellers.

(2)	Fair value, equal to the closing price of the Company’s Class A common stock on NASDAQ on August 1, 2011, of the CMP Restated Warrants, which, prior to their expiration on July 31, 2012, were exercisable for 8.3 million shares of our common stock.

(3)	Fair value of preferred stock is the par value of $32.8 million plus cumulative undeclared dividends of $8.3 million.

(4)	Equal to the closing price of our Class A common stock on NASDAQ on August 1, 2011, multiplied by the estimated 3.3 million shares of common stock that we would have received in exchange for the equity interests in CMP that the Company owned immediately prior to the CMP Acquisition.

Acquisition related costs attributable to the CMP Acquisition included in corporate, general and administrative expenses for the year ended December 31, 2011 totaled $1.9 million.

The table below summarizes the final purchase price allocation among the tangible and intangible assets acquired and liabilities assumed in the CMP Acquisition (dollars in thousands):

Allocation	Amount
Current assets	$61,598
Property and equipment	29,092
Broadcast licenses	317,917
Other intangibles	94,422
Goodwill	403,130
Other assets	11,014
Current liabilities	(12,869)
Other long-term liabilities	(5,730)
Deferred income taxes	(162,705)

Total purchase price	$735,869

The material assumptions utilized in the valuation of intangible assets included overall future market revenue growth rates for the residual year of approximately 2.0% and a weighted average cost of capital of 10.5%. Goodwill is equal to the difference between the purchase price and the value assigned to tangible and intangible assets and liabilities. $402.6 million of the acquired goodwill balance is non-deductible for tax purposes. Among the factors considered by management that contributed to the purchase price allocation resulting in the recognition of goodwill were CMP’s high operating margins, strong sales force and employee base, and its overall market presence.

The indefinite-lived intangible assets acquired in the CMP Acquisition consist of broadcast licenses and goodwill.

The definite-lived intangible assets acquired in the CMP Acquisition are being amortized in relation to the expected economic benefits of such assets over their estimated useful lives and consist of the following (dollars in thousands):

Description	Estimated Useful Life in Years	Fair Value
Advertising relationships	6	$94,422

Citadel Merger

The Company completed its acquisition of Citadel Broadcasting Corporation (“Citadel”) on September 16, 2011 (the “Citadel Merger”) for an aggregate purchase price of approximately $2.3 billion, consisting of approximately $1.4 billion in cash, 23.6 million shares of the Company’s Class A common stock, including 0.9 million restricted shares, warrants to purchase 47.6 million shares of Class A common stock, 2.4 million warrants held in reserve for potential future issuance related to the pending final settlement of certain outstanding unsecured claims arising from Citadel’s emergence from bankruptcy, and the consideration to repay the outstanding debt of Citadel. As a result of the Citadel Merger, Citadel became an indirect wholly owned subsidiary of the Company. Citadel’s operating results have been included in Cumulus’ consolidated financial statements since the date of the completion of the Citadel Merger. Specifically, revenues of $212.4 million attributable to Citadel from September 16, 2011 to December 31, 2011 are included in the Company’s consolidated financial statements for the year ended December 31, 2011.

Also on September 16, 2011 and in connection with the Citadel Merger, the Company issued and sold 51.8 million shares of Class A common stock and warrants to purchase 7.8 million shares of Class A common stock to an affiliate of Crestview Partners II, L.P. (“Crestview”), 125,000 shares of Series A Preferred Stock to an affiliate of Macquarie Capital (USA) Inc. (“Macquarie”), and 4.7 million shares of Class A common stock and immediately exercisable warrants to purchase 24.1 million shares of Class A common stock to UBS Securities LLC (“UBS”) and certain other entities.

In connection with the closing of the Citadel Merger and the completion of the Company’s previously announced related refinancing (the “Refinancing”), on September 16, 2011, the Company repaid approximately $1.4 billion in outstanding senior or subordinated indebtedness and other obligations of (a) the Company, (b) certain of the Company’s wholly-owned subsidiaries, and (c) Citadel. This Refinancing, and the cash portion of the purchase price paid in the Citadel Merger, were funded with (i) $1.325 billion in borrowings under a new first lien term loan, $200.0 million in borrowings under a new first lien revolving credit facility and $790.0 million in borrowings under a new second lien term loan, all as described in more detail in Note 9, “Long-Term Debt,” and (ii) proceeds from the sale of $475.0 million of the Company’s common stock, preferred stock and warrants to purchase common stock to certain investors (see Note 10, “Stockholders’ Equity”). The $610.0 million of 7.75% Senior Notes due 2019 (the “7.75% Senior Notes”) issued by the Company in May 2011 remained outstanding.

In connection with the Citadel Merger, the Company completed its previously announced internal restructuring into a holding company structure, which included transferring the remaining assets and operations held directly or indirectly by the Company, other than the equity interests of its direct wholly-owned subsidiary Cumulus Media Holdings Inc. (“Cumulus Holdings”), to Cumulus Holdings (the “Internal Restructuring”).

Also, in connection with the Citadel Merger, the Company agreed that it would divest certain stations to comply with FCC ownership limits. These stations were assigned to a trustee under divestiture trusts that comply with FCC rules. The trust agreements stipulate that the Company must fund any operating shortfalls of the activities of the stations in the trusts, and any excess cash flow generated by such stations will be distributed to the Company. The Company has determined that it is the primary beneficiary of the trusts and, accordingly, consolidates the trusts.

Under the acquisition method of accounting for business combinations, the purchase price in the Citadel Merger was allocated between the tangible and intangible assets acquired and liabilities assumed based on their fair values as of the acquisition date. Goodwill as of the acquisition date was measured as the excess of the consideration paid over the net acquisition date fair values of the assets acquired and the liabilities assumed.

The table below summarizes the fair value of consideration transferred in the Citadel Merger (dollars in thousands):

Fair Value of Consideration Transferred	Amount
Cash consideration to Citadel stockholders	$1,405,471
Common stock issued to Citadel stockholders(1)	178,122
Stock-based compensation value	576
Cash consideration to Citadel to settle Citadel obligations	736,072

Total fair value for allocation	$2,320,241

(1)	Fair value of the 22.7 million shares of the Company’s common stock and warrants to purchase 47.6 million shares of the Company’s common stock issued in the Citadel Merger and 2.4 million warrants held in reserve for potential future issuance related to the pending final settlement of certain outstanding unsecured claims arising from Citadel’s emergence from bankruptcy, based on the closing price of the Company’s Class A common stock on NASDAQ on September 15, 2011.

Acquisition related costs attributable to the Citadel Merger included in corporate, general and administrative expenses for the year ended December 31, 2011 totaled $57.7 million.

Certain termination-related compensation amounts resulting from the Citadel Merger were funded prior to closing and were classified as compensation held in trust on the consolidated balance sheet as of December 31, 2011. These amounts were settled in 2012.

The table below summarizes the final purchase price allocation among the tangible and intangible assets acquired and liabilities assumed in the Citadel Merger (dollars in thousands):

Allocation	Amount
Current assets	$328,306
Property and equipment	222,454
Broadcast licenses	1,135,669
Other intangibles	333,480
Goodwill	860,548
Other assets	18,794
Current liabilities	(106,799)
Other long-term liabilities	(38,660)
Deferred income taxes	(433,551)

Total purchase price	$2,320,241

The material assumptions utilized in the valuation of intangible assets acquired include expected overall future market revenue growth rates for the residual year of approximately 2.0% and a weighted average cost of capital of 10.0%. Goodwill is equal to the difference between the purchase price and the value assigned to the tangible and intangible assets acquired and liabilities assumed. $756.6 million of the acquired goodwill balance is non-deductible for income tax purposes. Among the factors considered by management that contributed to the purchase price allocation resulting in the recognition of goodwill were Citadel’s station platform throughout prominent national markets and its overall employee base, including its experienced sales force. During the twelve month period following the Citadel Merger, the Company recorded goodwill purchase accounting adjustments primarily related to fair value adjustments of assets acquired and liabilities assumed totaling approximately $9.8 million. These adjustments are reflected in the table above.

The indefinite-lived intangible assets acquired in the Citadel Merger consist of broadcast licenses and goodwill.

The definite-lived intangible assets acquired in the Citadel Merger are being amortized in relation to the expected economic benefits of such assets over their estimated useful lives and consist of the following (dollars in thousands):

Description	Estimated Useful Life in Years	Fair Value
Broadcast advertising relationships	6	$235,800
Affiliate relationships	5	40,700
Network advertising relationships	5	18,300
Other contracts and agreements	2-4	38,680

The following pro forma information assumes the CMP Acquisition and the Citadel Merger occurred as of January 1, 2010 and the Townsquare Asset Exchange occurred as of January 1, 2011. The pro forma financial information also includes the business combination accounting effects of the CMP Acquisition, the Citadel Merger and the Townsquare Asset Exchange, including Cumulus’s amortization expense resulting from acquired intangible assets, the elimination of certain intangible asset amortization expense incurred by CMP and Citadel, adjustments to interest expense for certain borrowings, adjustments for transaction-related expenses and the related tax effects. This pro forma financial information has been prepared based on estimates and assumptions, which management believes are reasonable, and is not necessarily indicative of the consolidated financial position or results of operations that Cumulus would have achieved had either the CMP Acquisition or the Citadel Merger actually occurred on January 1, 2010 or the Townsquare Asset Exchange actually occurred on January 1, 2011 or on any other historical dates, nor is it reflective of the Company’s expected actual financial position or results of operations for any future period (dollars in thousands):

	Unaudited Supplemental Pro Forma Data
	Year Ended December
Description	2012	2011
Net revenue	$1,082,877	$1,111,553
Net loss	(71,011)	(32,488)

The pro forma financial information set forth above for the years ended December 31, 2012 and 2011 includes adjustments to reflect: (i) depreciation and amortization expense based on the fair value of long-lived assets acquired in the CMP Acquisition, the Citadel Merger and the Townsquare Asset Exchange; (ii) interest expense assuming the 7.75% Senior Notes were issued and outstanding and replaced the Company’s historical debt for all periods; (iii) the completion of the Refinancing undertaken in connection with the completion of the Citadel Merger for all periods; and (iv) certain other pro forma adjustments that would be required to be made to prepare pro forma financial information under ASC Topic 805, Business Combinations.

Completed Dispositions

The Company did not complete any material dispositions during the years ended December 31, 2012 or 2011, other than as described above.

3.	Discontinued Operations

On July 31, 2012, the Company completed the Townsquare Asset Exchange. The transaction is part of the Company’s ongoing efforts to focus on radio stations in larger markets and geographically strategic regional clusters. The results of operations associated with these stations were separately reported, net of the related tax impact as “Income from discontinued operations, net of taxes”, for all periods presented in the consolidated statements of operations.

Components of Results of Discontinued Operations

For the years ended December 31, 2012, 2011 and 2010, income from discontinued operations, net of taxes was as follows (dollars in thousands):

	2012	2011	2010
Discontinued operations:
Net revenues	$23,855	$29,581	$26,693

Operating income	8,227	11,068	9,719
Gain on asset exchange and other (expense)	62,958	(8)	—

Income from discontinued operations before taxes	71,185	11,060	9,719
Income tax (expense) benefit	(11,737)	57,981	(2,274)

Income from discontinued operations, net of taxes	$59,448	$69,041	$7,445

The following table presents the major classes of assets and liabilities associated with the stations that were disposed of that were included in the consolidated balance sheet as of December 31, 2011 (dollars in thousands):

2011
Disposed assets:
Prepaid expenses and other current assets	$239
Property and equipment, net	8,267
Broadcast licenses	25,490
Other intangibles, net	7,637
Goodwill	32,132

Total assets	$73,765

Disposed Liabilities:
Accounts payable and accrued expenses	$(1,152)

Disposed assets and liabilities, net	$72,613

During the year ended December 31, 2012, the Company recognized a $7.2 million deferred tax benefit related to the settlement of deferred tax liabilities associated with the sale of indefinite lived intangibles. The deferred tax benefit is reflected in discontinued operations. In conjunction with the Townsquare Asset Exchange, the Company recorded a gain of $63.2 million, which is included within discontinued operations, net of taxes in the accompanying consolidated statements of operations for the year ended December 31, 2012.

4.	Restricted Cash

As of December 31, 2012 and 2011, the Company’s balance sheet included approximately $5.9 million and $3.9 million, respectively, in restricted cash, of which $2.3 million related to a cash reserve from the Citadel Merger for both years. The reserve is expected to be used to satisfy the remaining allowed, disputed or unreconciled unsecured claims related to Citadel’s prior bankruptcy proceedings. At December 31, 2012, and December 31, 2011, $1.3 million and $1.6 million, respectively, of the restricted cash balance relates to securing the maximum exposure generated by automated clearing house transactions in the Company’s operating bank accounts and as dictated by the Company’s bank’s internal policies with respect to cash. At December 31, 2012, amounts held in escrow related to pending acquisitions were $2.3 million.

5.	Property and Equipment

Property and equipment consists of the following as of December 31, 2012 and 2011 (dollars in thousands):

	Estimated Useful Life	2012	2011
Land		$96,071	$94,167
Broadcasting and other equipment	3 to 7 years	227,578	234,103
Computer and capitalized software costs	1 to 3 years	20,457	15,903
Furniture and fixtures	5 years	13,709	12,878
Leasehold improvements	5 years	32,386	32,792
Buildings	20 years	50,296	48,716
Construction in progress		2,841	9,698

		443,338	448,257
Less: accumulated depreciation		(187,435)	(170,187)

		$255,903	$278,070

Depreciation expense for the years ended December 31, 2012, 2011 and 2010 was $31.1 million, $14.1 million and $9.1 million, respectively.

6.	Intangible Assets and Goodwill

The following tables present the changes in intangible assets and goodwill for the years ended December 31, 2012 and 2011 (dollars in thousands):

	Indefinite-Lived	Definite-Lived	Total
Intangible Assets:
Balance as of January 1, 2011	$160,418	$552	$160,970
Acquisitions	1,466,530	428,408	1,894,938
Dispositions	(1,533)	(83)	(1,616)
Amortization	—	(38,368)	(38,368)

Balance as of December 31, 2011	$1,625,415	$390,509	$2,015,924

Balance as of January 1, 2012	1,625,415	390,509	2,015,924
Purchase price allocation adjustments	—	(1,027)	(1,027)
Acquisitions	22,253	376	22,629
Impairments	(14,706)	(12,435)	(27,141)
Dispositions	(30,589)	(6,880)	(37,469)
Amortization	—	(112,240)	(112,240)

Balance as of December 31, 2012	$1,602,373	$258,303	$1,860,676

	2012	2011
Balance as of January 1:
Goodwill	$1,564,253	$285,820
Accumulated impairment losses	(229,741)	(229,741)

Subtotal	1,334,512	56,079
Acquisitions	3,018	1,278,433
Purchase price allocation adjustments	(10,308)	—
Dispositions	(31,628)	—
Impairment losses	(100,000)	—
Balance as of December 31:
Goodwill	1,525,335	1,564,253
Accumulated impairment losses	(329,741)	(229,741)

Total	$1,195,594	$1,334,512

The Company has significant intangible assets recorded and these intangible assets are comprised primarily of broadcast licenses and goodwill acquired through the acquisition of radio stations. The Company reviews the carrying value of its indefinite lived intangible assets and goodwill at least annually for impairment. If the carrying value exceeds the estimate of fair value, the Company calculates an impairment as the excess of the carrying value of goodwill over its estimated fair value and charges the impairment to results of operations. During the quarter ended December 31, 2012, the Company recorded goodwill and broadcast license impairments of $100.0 million and $14.7 million, respectively. During the quarter ended June 30, 2012 the Company recognized an impairment of $12.4 million of definite-lived intangible asset related to the cancellation of an underlying contract.

Total amortization expense related to the Company’s intangible assets was $112.2 million, $37.9 million and $0.0 million for the years ended December 31, 2012, 2011, and 2010, respectively. As of December 31, 2012, estimated future amortization expenses related to intangible assets subject to amortization were as follows (dollars in thousands):

2013	$85,753
2014	65,179
2015	52,471
2016	39,120
2017	15,780

Total other intangibles, net	$258,303

Goodwill

2012 Impairment Testing

The Company performs its annual impairment testing of goodwill during the fourth quarter and on an interim basis if events or circumstances indicate that goodwill may be impaired. The calculation of the fair value of each reporting unit is prepared using an income approach and discounted cash flow methodology. As part of its overall planning associated with the testing of goodwill, the Company determined that its geographic markets are the appropriate reporting unit.

During the fourth quarter of 2012, the Company performed its annual impairment test. The assumptions used in estimating the fair values of reporting units are based on currently available data at the time the test is conducted and management’s best estimates and accordingly, a change in market conditions or other factors could have a material effect on the estimated values.

Step 1 Goodwill Test

The Company performed its annual impairment testing of goodwill using a discounted cash flow analysis, an income approach. The discounted cash flow approach requires the projection of future cash flows and the calculation of these cash flows into their present value equivalent via a discount rate. The Company used an approximate five-year projection period to derive operating cash flow projections from a market participant view. The Company made certain assumptions regarding future revenue growth based on industry market data and historical and expected performance. The Company then projected future operating expenses in order to derive expected operating profits, which the Company combined with expected working capital additions and capital expenditures to determine expected operating cash flows.

The Company performed the Step 1 test and compared the fair value of each market to the carrying value of its net assets as of December 31, 2012. This test was used to determine if any of the Company’s markets had an indicator of impairment (i.e. the market net asset carrying value was greater than the calculated fair value of the market).

The discount rate employed in the fair value calculations in the Step 1 test in the Company’s markets was 9.5%. The Company believes this discount rate was appropriate and reasonable for estimating the fair value of the markets.

For periods after 2012, the Company projected annual revenue growth based on industry data and historical and expected performance. The Company projected expense growth based primarily on the stations’ historical financial performance and expected growth. The Company’s projections were based on then-current market and economic conditions and the Company’s historical knowledge of the markets.

To validate the Company’s conclusions and determine the reasonableness of the Company’s assumptions, the Company conducted an overall check of the Company’s fair value calculations by comparing the implied fair value of the Company’s markets, in the aggregate, to the Company’s market capitalization as of December 31, 2012. As compared with the market capitalization value of $3.4 billion as of December 31, 2012, the aggregate fair value of all markets of approximately $4.0 billion was approximately $616.4 million, or 18.4%, higher than the market capitalization.

Key data points included in the market capitalization calculation were as follows:

•	shares outstanding, including certain warrants, of 215.3 million as of December 31, 2012;

•	closing price of the Company’s Class A common stock on December 31, 2012 of $2.67 per share; and

•	total debt, including preferred equity, of $2.8 billion, on December 31, 2012.

The Company’s analysis determined that, based on its Step 1 goodwill test, the fair value of 4 of its markets containing goodwill balances were below their carrying value. For the remaining markets, since no impairment indicator existed in Step 1, the Company determined goodwill was appropriately stated as of December 31, 2012.

Step 2 Goodwill Test

As required by the Step 2 test, the Company prepared an allocation of the fair value of the markets identified in the Step 1 test as containing indications of impairment and if each market was acquired in a business combination. The presumed “purchase price” utilized in the calculation was the fair value of the market determined in the Step 1 test. The results of the Step 2 test and the calculated impairment charge for each of those markets follows (dollars in thousands):

	Reporting Unit Fair Value	Implied Goodwill Value	December 31, 2012
Market ID			Carrying Value	Impairment
Market 27	$49,900	$22,488	$33,452	$10,964
Market 60	66,900	34,576	54,650	20,074
Market 70	52,900	20,723	43,477	22,754
Market 80	126,000	54,210	100,418	46,208

				$100,000

Indefinite Lived Intangibles (FCC Licenses)

The Company performs its annual impairment testing of indefinite-lived intangibles (the Company’s FCC licenses) during the fourth quarter of each year and on an interim basis if events or circumstances indicate that the asset may be impaired. The Company has combined all of the Company’s broadcast licenses within a single geographic market cluster into a single unit of accounting for impairment testing purposes. As part of the overall planning associated with the indefinite-lived intangibles test, the Company determined that the Company’s geographic markets are the appropriate unit of accounting for the broadcast license impairment testing.

For the annual impairment test of the Company’s FCC licenses, including both AM and FM licenses, the Company utilized the income approach, specifically the Greenfield Method, with the exception of two stations which the Company was not operating as of the valuation date. A minimum value of fifty thousand dollars was estimated for the FCC licenses of these two non-operating stations. In completing the appraisals, the Company conducted a thorough review of all aspects of the assets being valued.

The income approach measures value based on income generated by the subject property, which is then analyzed and projected over a specified time and capitalized at an appropriate market rate to arrive at the estimated value. The Greenfield Method isolates cash flows attributable to the subject asset using a hypothetical start-up approach.

The estimated fair values of the Company’s FCC licenses represent the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the Company and willing market participants at the measurement date. The estimated fair value also assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible and financially feasible.

A basic assumption in the Company’s valuation of these FCC licenses was that these radio stations were new radio stations, signing on-the-air as of the date of the valuation. The Company assumed the competitive situation that existed in those markets as of that date, except that these stations were just beginning operations. In doing so, the Company bifurcated the value of going concern and any other assets acquired, and strictly valued the FCC licenses.

In estimating the value of the licenses using a discounted cash flow analysis the Company began with market revenue projections. Next, the Company estimated the percentage of the market’s total revenue, or market share, that market participants could reasonably expect an average start-up station to attain, as the well as the duration (in years) required to reach the average market share. The estimated average market share was computed based on market share data, by type (i.e., AM and FM).

After market revenue and market shares have been estimated, operating expenses, including depreciation based on assumed investments in fixed assets and future capital expenditures, of a start-up station or operation are similarly estimated based on industry-average cost data. Appropriate estimated income taxes are then subtracted, estimated depreciation added back, estimated capital expenditures subtracted, and estimated working capital adjustments are made to calculate estimated free cash flow during the build-up period until a steady state or mature “normalized” operation is achieved.

The Company discounted the net free cash flows using an after-tax weighted average cost of capital of 9.5%, and then calculated the total discounted net free cash flows. For net free cash flows beyond the projection period, the Company estimated a perpetuity value, and then discounted the amounts to present values.

In order to estimate what listening audience share would be expected for each station by market, the Company analyzed the average local commercial share garnered by similar AM and FM stations competing in those radio markets. The Company made any appropriate adjustments to the listening share and revenue share based on the stations’ signal coverage within the market and the surrounding area population as compared to the other stations in the market. Based on the Company’s knowledge of the industry and familiarity with similar markets, the Company determined that approximately three years would be required for the stations to reach maturity. The Company also incorporated the following additional assumptions into the discounted cash flow valuation model:

•	the projected operating revenues and expenses through 2017;

•	the estimation of initial and on-going capital expenditures (based on market size);

•

depreciation on initial and on-going capital expenditures (the Company calculated depreciation using accelerated double declining balance guidelines over five years for the value of the tangible assets necessary for a radio station to go on-the-air);

•	the estimation of working capital requirements (based on working capital requirements for comparable companies);

•	the calculations of yearly net free cash flows to invested capital; and

•	amortization of the intangible asset — the FCC license (the Company calculated amortization on a straight line basis over 15 years).

As a result of the annual impairment test conducted in the fourth quarter of 2012, the Company recorded a non-cash impairment charge of approximately $14.7 million in 2012 to reduce the carrying value of FCC licenses their estimated fair values.

7.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following as of December 31, 2012 and 2011 (dollars in thousands):

	2012	2011
Accrued network revenue sharing	$37,380	$37,575
Accrued retention and severance costs	—	27,130
Accrued employee costs	15,698	24,282
Accounts payable	3,664	15,921
Accrued interest	8,213	12,496
Accrued other	13,467	8,405
Accrued transaction costs	1,167	3,165
Accrued professional fees	3,979	6,027
Accrued real estate taxes	3,408	4,399
Accrued stock-based compensation expense	—	6,346
Accrued dividends	2,652	3,125
Accrued claims reserve	2,256	2,256
Accrued sponsor fees	2,000	2,000
Non-cash contract termination liability	3,801	1,528
Accrued licensing & broadcast fees	4,901	5,531

Total accounts payable and accrued expenses	$102,586	$160,186

8.	Derivative Financial Instruments

The Company’s derivative financial instruments consist of the following:

May 2005 Option

In May 2005, the Company entered into an interest rate option agreement (the “May 2005 Option”), that provided Bank of America, N.A. the right to enter into an underlying swap agreement with the Company during certain periods.

The May 2005 Option was exercised effective March 11, 2009. This instrument was not highly effective in mitigating the risks in the Company’s cash flows, and therefore the Company deemed it speculative, and accounted for changes in the May 2005 Option’s value as interest expense. The May 2005 Option expired on March 31, 2011 in accordance with its terms. The Company reported interest income related to the May 2005 Option of $0.0 million, $3.7 million and $12.0 million during the years ended December 31, 2012, 2011 and 2010 respectively.

Interest Rate Cap

On December 8, 2011, the Company entered into an interest rate cap agreement with JPMorgan (the “Interest Rate Cap”) to limit the Company’s exposure to interest rate risk. The Interest Rate Cap has an aggregate notional amount of $71.3 million. The agreement caps the LIBOR-based variable interest rate component of the Company’s long-term debt at a maximum of 3.0% on an equivalent amount of the Company’s term loans. The consolidated balance sheets as of December 31, 2012 and 2011 include long-term assets of $0.0 million and $0.4 million, respectively, attributable to the fair value of this Interest Rate Cap. The Company reported interest expense of $0.3 million and $0.1 million during the years ended December 31, 2012 and 2011, respectively, inclusive of the change in fair value adjustment related to this Interest Rate Cap. The Interest Rate Cap matures on December 8, 2015.

The Company does not utilize financial instruments for trading or other speculative purposes.

Green Bay Option

On April 10, 2009, Clear Channel and the Company entered into an LMA whereby the Company is responsible for operating (i.e., programming, advertising, etc.) five Green Bay radio stations and must pay Clear Channel a monthly fee of approximately $0.2 million over a five year term (expiring December 31, 2013), in exchange for the Company retaining the operating profits for managing the radio stations. Clear Channel also has a put option (the “Green Bay Option”) that allows it to require the Company to repurchase the five Green Bay radio stations at any time during the two-month period commencing July 1, 2013 (or earlier if the LMA is terminated before this date) for $17.6 million (the fair value of the radio stations as of April 10, 2009). The Company accounts for the Green Bay Option as a derivative contract. Accordingly, the fair value of the Green Bay Option is recorded as a liability offsetting the gain at the acquisition date with subsequent changes in the fair value recorded through earnings. The fair value of the Green Bay Option was determined using inputs that are supported by little or no market activity (a “Level 3” fair value measurement). The fair value represents an estimate of the net amount that the Company would pay if the option was transferred to another party as of the date of the valuation.

The consolidated balance sheets as of December 31, 2012 and December 31, 2011 reflect other current liabilities and other long term liabilities, respectively, of $11.4 million related to fair value of the Green Bay Option. Accordingly, the Company recorded $0.0 million and $3.4 million of expense in realized loss on derivative instruments associated with marking to market the Green Bay Option to reflect the fair value of the option during the years ended December 31, 2012 and 2011, respectively.

The location and fair value amounts of derivatives in the consolidated balance sheets are shown in the following table:

Information on the Location and Amounts of Derivatives Fair Values in the

Consolidated Balance Sheets (dollars in thousands)

		Fair Value
		December 31, 2012	December 31, 2011
Derivative Instrument	Balance Sheet Location
Derivatives not designated as hedging instruments:
Interest rate cap	Other assets	$44	$376
Green Bay Option	Other liabilities	(11,386)	—
Green Bay Option	Other current liabilities	—	(11,398)

	Total	$(11,342)	$(11,022)

The location and effect of derivatives in the statements of operations are shown in the following table (dollars in thousands):

		Amount of Expense (Income) Recognized on Derivatives For the Year Ended
Derivative Instrument	Statement of Operations Location	December 31, 2012	December 31, 2011
Interest rate cap	Interest expense	$332	$101
Green Bay Option	Realized (gain) losses on derivative instrument	(12)	3,368
May 2005 Option	Interest income	—	(3,683)

	Total	$320	$(214)

9.	Long-Term Debt

The Company’s long-term debt consists of the following at December 31, 2012 and 2011 (dollars in thousands):

	December 31, 2012	December 31, 2011
Term loan and revolving credit facilities:
First Lien Term Loan	$1,321,687	$1,325,000
Second Lien Term Loan	790,000	790,000
Revolving Credit Facility	—	150,000
Less: Term loan discount	(20,620)	(24,463)

Total term loan and revolving credit facilities	2,091,067	2,240,537
7.75% Senior Notes	610,000	610,000
Less: Current portion of long-term debt	(76,468)	(13,250)

Long-term debt, net	$2,624,599	$2,837,287

A summary of the future maturities of debt follows, exclusive of the discount on debt (dollars in thousands):

2013	$76,468
2014	13,250
2015	13,250
2016	13,250
2017	13,250
Thereafter	2,592,220

$2,721,688

First Lien and Second Lien Credit Facilities

On September 16, 2011 and in order to complete the refinancing, the Company entered into a (i) First Lien Credit Agreement, as amended and restated (the “First Lien Facility”), among the Company, Cumulus Holdings, as Borrower, certain lenders, JPMorgan as Administrative Agent, UBS, Macquarie, Royal Bank of Canada and ING Capital LLC, as Co-Syndication Agents, and U.S. Bank National Association and Fifth Third Bank, as Co-Documentation Agents; and (ii) Second Lien Credit Agreement (the “Second Lien Facility” and, together with the First Lien Facility, the “2011 Credit Facilities”), among the Company, Cumulus Holdings, as Borrower, certain lenders, JPMorgan, as Administrative Agent, and UBS, Macquarie, Royal Bank of Canada and ING Capital LLC, as Co-Syndication Agents.

The First Lien Facility consists of a $1.325 billion first lien term loan facility, net of an original issue discount of $13.5 million, maturing in September 2018 (the “First Lien Term Loan”), and a $300.0 million revolving credit facility, maturing in September 2016 (the “Revolving Credit Facility”). Under the Revolving Credit Facility, up to $30.0 million of availability may be drawn in the form of letters of credit and up to $30.0 million is available for swingline borrowings when in compliance with our financial debt covenant. The Second Lien Facility consists of a $790.0 million second lien term loan facility, net of an original issue discount of $12.0 million, maturing in September 2019 (the “Second Lien Term Loan”).

Proceeds from borrowings under the First Lien Facility and Second Lien Facility were used, together with certain other funds, to (i) fund the cash portion of the purchase price paid in the Citadel Merger;

(ii) repay in full amounts outstanding under the revolving credit facility under the Company’s pre-existing credit agreement (the “Terminated Credit Agreement”); (iii) repay all amounts outstanding under the credit facilities of CMP Susquehanna Corporation (“CMPSC”), an indirect wholly-owned subsidiary of CMP; (iv) redeem CMPSC’s outstanding 9.875% senior subordinated notes due 2014 and variable rate senior secured notes due 2014; (v) redeem in accordance with their terms all outstanding shares of preferred stock of CMP Susquehanna Radio Holdings Corp., an indirect wholly-owned subsidiary of CMP (“Radio Holdings”) and the direct parent of CMPSC; and (vi) repay all amounts outstanding, including any accrued interest and the premiums thereon, under Citadel’s pre-existing credit agreement and to redeem its 7.75% Senior Notes.

On December 20, 2012, the Company entered into an amendment and restatement (the “Amendment and Restatement”) of its First Lien Facility. Pursuant to the Amendment and Restatement, the terms and conditions contained in the First Lien Facility remained substantially unchanged, except as follows: (i) the amount outstanding thereunder was increased to $1.325 billion; (ii) the margin for LIBOR (as defined below) based borrowings was reduced from 4.5% to 3.5% and for Base Rate (as defined below) -based borrowings was reduced from 3.5% to 2.5%; and (iii) the LIBOR floor for LIBOR-based borrowings was reduced from 1.25% to 1.0%.

The Amendment and Restatement had both a debt modification and extinguishment for accounting purposes. As a result, the Company wrote off $2.4 million of deferred financing costs related to the First Lien Facility which has been included in the “Loss on early extinguishment of debt” caption of the consolidated statement of operations for the year ended December 31, 2012. The Company also capitalized $0.8 million of deferred financing costs related to the Amendment and Restatement.

Borrowings under the First Lien Facility bear interest, at the option of the Company, based on the Base Rate or the London Interbank Offered Rate (“LIBOR”), in each case plus 3.5% on LIBOR-based borrowings and 2.5% on Base Rate-based borrowings. LIBOR-based borrowings are subject to a LIBOR floor of 1.0% for both the First Lien Term Loan and the Revolving Credit Facility. Base Rate-based borrowings are subject to a Base Rate Floor of 2.25% for the First Lien Term Loan and 2.0% for the Revolving Credit Facility. Base Rate is defined, for any day, as the fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1.0%, (ii) the prime commercial lending rate of JPMorgan, as established from time to time, and (iii) 30 day LIBOR plus 1.0%. The First Lien Term Loan amortizes at a per annum rate of 1.0% of the original principal amount of the First Lien Term Loan, payable quarterly, which commenced on March 31, 2012, with the balance payable on the First Lien Term Loan maturity date. Any amounts drawn under the Revolving Credit Facility will be due and payable on the Revolving Credit Facility maturity date. Interest on Base Rate-based borrowings is due on the last day of each calendar quarter, except with respect to swingline loans, for which interest is due on the day that such swingline loan is required to be repaid. Interest payments on loans whose interest rate is based upon LIBOR are due at maturity if the term is three months or less or every three months and at maturity if the term exceeds three months.

Borrowings under the Second Lien Facility bear interest, at the option of Cumulus Holdings, at either the Base Rate plus 5.0%, subject to a Base Rate floor of 2.5%, or LIBOR plus 6.0%, subject to a LIBOR floor of 1.5%.

Interest on Base Rate-based borrowings is due on the last day of each calendar quarter, except with respect to swingline loans, for which interest is due on the day that such swingline loan is required to be repaid. Interest payments on loans whose interest rate is based upon LIBOR are due at maturity if the term is three months or less or every three months and at maturity if the term exceeds three months.

At December 31, 2012, there was $1.3 billion outstanding under the First Lien Term Loan, and $790.0 million outstanding under the Second Lien Term Loan.

At December 31, 2012, borrowings under the First Lien Term Loan bore interest at 4.5% per annum and borrowings under the Second Lien Term Loan bore interest at 7.5% per annum. Effective December 8, 2011, the Company entered into the Interest Rate Cap with an aggregate notional amount of $71.3 million, which agreement caps the interest rate on an equivalent amount of the Company’s LIBOR based term loans at a maximum of 3.0% per annum. The Interest Rate Cap matures on December 8, 2015. See Note 8, “Derivative Financial Instruments” for additional information.

The representations, covenants and events of default in the 2011 Credit Facilities and financial covenants in the First Lien Facility are customary for financing transactions of this nature. Events of default in the 2011 Credit Facilities include, among others, (a) the failure to pay when due the obligations owing under the credit facilities; (b) the failure to comply with (and not timely remedy, if applicable) certain financial covenants (as required by the First Lien Facility); (c) certain cross defaults and cross accelerations; (d) the occurrence of bankruptcy or insolvency events; (e) certain judgments against the Company or any of its restricted subsidiaries; (f) the loss, revocation or suspension of, or any material impairment in the ability to use one or more of, any material FCC licenses; (g) any representation or warranty made, or report, certificate or financial statement delivered, to the lenders subsequently proven to have been incorrect in any material respect; and (h) the occurrence of a Change in Control (as defined in the First Lien Facility and the Second Lien Facility, as applicable). Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all loans and exercise any of their rights under the First Lien Facility and the Second Lien Facility, as applicable, and the ancillary loan documents as a secured party.

In the event amounts are outstanding under the Revolving Credit Facility, the First Lien Facility requires compliance with a consolidated total net leverage ratio. At December 31, 2012, this ratio would have been 6.5 to 1.0. Such ratio will be reduced in future periods if amounts are outstanding under the Revolving Credit Facility at an applicable date. The Second Lien Facility does not contain any financial covenants. At December 31, 2012, if we were subject to compliance with this ratio, we would not have been in compliance therewith. As a result borrowings under the revolving credit facility were not available at that date.

The First Lien Facility also requires our compliance with customary restrictive non-financial covenants, which, among other things, and with certain exceptions, limit the Company’s ability to incur or guarantee additional indebtedness; consummate asset sales, acquisitions or mergers; make investments; enter into transactions with affiliates; and pay dividends or repurchase stock.

Certain mandatory prepayments on the First Lien Term Loan and the Second Lien Term Loan would be required upon the occurrence of specified events, including upon the incurrence of certain additional indebtedness, upon the sale of certain assets and upon the occurrence of certain condemnation or casualty events, and from excess cash flow.

Based upon the calculation of excess cash flow at December 31, 2012, the Company is required to make a mandatory prepayment of $63.2 million on the First Lien Term Loan within 10 days of the filing of this Annual Report on Form 10-K. This amount has been classified in the current portion of long-term debt caption of the consolidated balance sheet.

The Company’s, Cumulus Holdings’ and their respective restricted subsidiaries’ obligations under the First Lien Facility and the Second Lien Facility are collateralized by a first priority lien and second priority lien, respectively, on substantially all of the Company’s, Cumulus Holdings’ and their respective restricted subsidiaries’ assets in which a security interest may lawfully be granted, including, without limitation, intellectual property and substantially all of the capital stock of the Company’s direct and indirect domestic subsidiaries and 66.0% of the capital stock of any future first-tier foreign subsidiaries. In addition, Cumulus Holdings’ obligations under the First Lien Facility and the Second Lien Facility are guaranteed by the Company and substantially all of its restricted subsidiaries, other than Cumulus Holdings.

7.75% Senior Notes

On May 13, 2011, the Company issued $610.0 million aggregate principal amount of the 7.75% Senior Notes. Proceeds from the sale of the 7.75% Senior Notes were used to, among other things, repay the $575.8 million outstanding under the term loan facility under the Terminated Credit Agreement.

On September 16, 2011, the Company and Cumulus Holdings entered into a supplemental indenture with the trustee under the indenture governing the 7.75% Senior Notes which provided for, among other things, the (i) assumption by Cumulus Holdings of all obligations of the Company; (ii) substitution of Cumulus Holdings for the Company as issuer; (iii) release of the Company from all obligations as original issuer; and (iv) Company’s guarantee of all of Cumulus Holdings’ obligations, in each case under the indenture and the 7.75% Senior Notes, (the “Internal Restructuring”).

Interest on the 7.75% Senior Notes is payable on each May 1 and November 1 of each year . The 7.75% Senior Notes mature on May 1, 2019.

Cumulus Holdings, as issuer of the 7.75% Senior Notes, may redeem all or part of the 7.75% Senior Notes at any time on or after May 1, 2015. At any time prior to May 1, 2014, Cumulus Holdings may also redeem up to 35.0% of the 7.75% Senior Notes using the proceeds from certain equity offerings. At any time prior to May 1, 2015, Cumulus Holdings may redeem some or all of the 7.75% Senior Notes at a price equal to 100% of the principal amount, plus a “make-whole” premium. If Cumulus Holdings sells certain assets or experiences specific kinds of changes in control, it will be required to make an offer to purchase the 7.75% Senior Notes.

In connection with the substitution of Cumulus Holdings as the issuer of the 7.75% Senior Notes, the Company guaranteed the 7.75% Senior Notes. In addition, each existing and future domestic restricted subsidiary that guarantees the Company’s indebtedness, Cumulus Holdings’ indebtedness or indebtedness of the Company’s subsidiary guarantors (other than the Company’s subsidiaries that hold the licenses for the Company’s radio stations) guarantees, and will guarantee, the 7.75% Senior Notes. The 7.75% Senior Notes are senior unsecured obligations of Cumulus Holdings and rank equally in right of payment to all existing and future senior unsecured debt of Cumulus Holdings and senior in right of payment to all future subordinated debt of Cumulus Holdings. The 7.75% Senior Notes guarantees are the Company’s and the other guarantors’ senior unsecured obligations and rank equally in right of payment to all of the Company’s and the other guarantors’ existing and future senior debt and senior in right of payment to all of the Company’s and the other guarantors’ future subordinated debt. The 7.75% Senior Notes and the guarantees are effectively subordinated to any of Cumulus Holdings’, the Company’s or the guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt. In addition, the 7.75% Senior Notes and the guarantees are structurally subordinated to all indebtedness and other liabilities, including preferred stock, of the Company’s non-guarantor subsidiaries, including all of the liabilities of the Company’s and the guarantors’ foreign subsidiaries and the Company’s subsidiaries that hold the licenses for the Company’s radio stations.

For the years ended December 31, 2012 and 2011, the Company recorded an aggregate of $10.1 million and $4.4 million, respectively, of amortization of debt discount and debt issuance costs related to its First Lien and Second Lien Credit Facilities and 7.75% Senior Notes.

10.	Fair Value Measurements

The three levels of the fair value hierarchy to be applied to financial instruments when determining fair value are described below:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the entity has the ability to access;

Level 2 — Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities; and

Level 3 — Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company’s financial assets and liabilities are measured at fair value on a recurring basis and non-financial assets and liabilities are measured at fair value on a non-recurring basis. Fair values as of December 31, 2012 were as follows (dollars in thousands):

	Fair Value Measurements at Reporting Date Using
	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial asset:	$44	$—	$44	$—
Interest Rate Cap(1)
Non-financial assets:
Goodwill(2)	131,997	—	—	131,997
Broadcast licenses(3)	384,350	—	—	384,350

Total assets	$516,391	$—	$44	$516,347

Financial liabilities:
Other current liabilities
Green Bay Option(4)	$(11,386)	$—	$—	$(11,386)

Total liabilities	$(11,386)	$—	$—	$(11,386)

	Fair Value Measurements at December 31, 2011 Using
	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Interest rate cap(1)	$376	$—	$376	$—

Total assets	$376	$—	$376	$—

Financial liabilities:
Other current liabilities
Green Bay Option(4)	$(11,398)	$—	$—	$(11,398)

Total liabilities	$(11,398)	$—	$—	$(11,398)

(1)	The Company’s only derivative financial instrument is the Interest Rate Cap pursuant to which the Company pays a fixed interest rate on a $71.3 million notional amount of its term loans. The fair value of the Interest Rate Cap is determined based on discounted cash flow analysis on the expected future cash flows using observable inputs, including interest rates and yield curves. Derivative valuations incorporate adjustments that are necessary to reflect the credit risk.

(2)	As disclosed in Note 6, in accordance with the provisions of ASC 350, goodwill with a carrying amount of $232.0 million was written down to its implied fair value of $132.0 million, resulting in an impairment charge of $100.0 million, which was included in earnings for the period.

(3)	As disclosed in Note 6, in accordance with the provisions of ASC 350, FCC licenses with a carrying amount of $399.1 million was written down to its fair value of $384.4 million, resulting in an impairment charge of $14.7 million, which has been included in earnings for the twelve month period ended December 31, 2012.

(4)	The fair value of the Green Bay Option was determined using inputs that are supported by little or no market activity (a Level 3 measurement). The fair value represents an estimate of the net amount that the Company would pay if the option was transferred to another party as of the date of the valuation. The option valuation incorporates a credit risk adjustment to reflect the probability of default by the Company.

The assets associated with the Company’s Interest Rate Cap are measured within Level 2 of the fair value hierarchy. To estimate the fair value of the Interest Rate Cap, the Company used an industry standard cash valuation model, which utilizes a discounted cash flow approach, with all significant inputs derived from or corroborated by observable market data. See Note 8, “Derivative Financial Instruments.”

The reconciliation below contains the components of the change in fair value associated with the Green Bay Option for the years ended December 31, 2012 and 2011 (dollars in thousands):

Description	Green Bay Option
Fair value balance at January 1, 2012	$(11,398)
Add: Mark to market fair value adjustment	12

Fair value balance at December 31, 2012	$(11,386)

The reconciliation below contains the components of the change in fair value associated with the Green Bay Option for the year ended December 31, 2011 (dollars in thousands):

Description	Green Bay Option
Fair value balance at January 1, 2011	$(8,030)
Add: Mark to market fair value adjustment	(3,368)

Fair value balance at December 31, 2011	$(11,398)

Quantitative information regarding the significant unobservable inputs related to the Green Bay Option as of December 31, 2012 were as follows (dollars in thousands):

Fair Value		Valuation Technique	Unobservable Inputs
	$(11,386)	Black-Scholes Model	Risk adjusted discount rate	7.1%
			Total term	less than 1 year
			Volatility rate	35.0%
			Annual dividend rate	0.0%
			Bond equivalent yield discount rate	0.1%

Significant increases (decreases) in any of the inputs in isolation would result in a lower (higher) fair value measurement. For example, a decrease in the risk adjusted discount rate would result in a higher liability.

The following table shows the gross amount and fair value of the Company’s term loan and revolving credit facilities and 7.75% Senior Notes (dollars in thousands):

	December 31, 2012	December 31, 2011
First Lien Term Loan:
Carrying value	$1,321,687	$1,325,000
Fair value — Level 2	1,331,600	1,305,125
Second Lien Term Loan:
Carrying value	$790,000	$790,000
Fair value — Level 2	811,725	770,250
Revolving Credit Facility:
Carrying value	$—	$150,000
Fair value — Level 2	—	150,000
7.75% Senior Notes:
Carrying value	$610,000	$610,000
Fair value — Level 2	599,325	541,680

As of December 31, 2012, the Company used the trading prices of 100.75% and 102.75% to calculate the fair value of the First Lien Term Loan and the Second Lien Term Loan, respectively, and 98.3% to calculate the fair value of the 7.75% senior notes.

As of December 31, 2011, the Company used the trading prices of 98.5% and 97.5% to calculate the fair value of the First Lien Term Loan and Second Lien Term Loan, respectively, and 88.8% to calculate the fair value of the 7.75% senior notes.

11.	Stockholders’ Equity

The Company is authorized to issue an aggregate of 1,450,644,871 shares of stock divided into four classes consisting of: (i) 750,000,000 shares designated as Class A common stock, (ii) 600,000,000 shares designated as Class B common stock, (iii) 644,871 shares designated as Class C common stock and (iv) 100,000,000 shares of preferred stock, each with a par value of $0.01 per share (see Note 12, “Redeemable Preferred Stock”). Effective September 16, 2011, upon the filing of the Third Amended and Restated Charter, each then-outstanding share of Class D common stock was converted to one share of Class B common stock.

As discussed in Note 2, “Acquisitions and Dispositions,” the Company completed the CMP Acquisition on August 1, 2011. In connection with the CMP Acquisition, the Company issued approximately 3.3 million shares of Class A common stock and 6.6 million shares of Class B common stock to affiliates of the three private equity firms that collectively owned the 75.0% of CMP not then-owned by the Company. Also in connection with the CMP Acquisition, the 3.7 million outstanding CMP Restated Warrants were amended to become exercisable for up to 8.3 million shares of Class B common stock.

As also discussed in Note 2, “Acquisitions and Dispositions,” the Company completed the Citadel Merger on September 16, 2011. In connection with the Citadel Merger, the Company issued 23.6 million shares of Class A common stock, including 0.9 million restricted shares, and warrants to purchase 47.6 million shares of Class A common stock (the “Citadel Warrants”) to holders of Citadel’s common stock and warrants. Additionally, 2.4 million warrants to purchase shares of the Company’s common stock related to the pending final settlement of certain outstanding unsecured claims arising from Citadel’s emergence from bankruptcy in June 2010 are held in reserve for potential future issuance by the Company.

On September 16, 2011, pursuant to the Equity Investment, the Company issued and sold (i) 51.8 million shares of Class A common stock and warrants to purchase 7.8 million shares of Class A common stock with an exercise price of $4.34 per share (the “Crestview Warrants”) to an affiliate of Crestview; (ii) 125,000 shares of Series A Preferred Stock to an affiliate of Macquarie (see Note 12, “Redeemable Preferred Stock”); and (iii) 4.7 million shares of Class A common stock and warrants to purchase 24.1 million shares of Class A common stock (the “UBS Warrants,” and, together with the Citadel Warrants, the “Company Warrants”) to UBS and certain other investors to whom UBS syndicated a portion of its investment commitment.

Common Stock

Except with regard to voting and conversion rights, shares of Class A, Class B and Class C common stock are identical in all respects. The preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the common stock and the various classes of common stock are as follows:

•

Voting Rights. The holders of shares of Class A common stock are entitled to one vote per share on any matter submitted to a vote of the stockholders of the Company, and the holders of shares of Class C common stock are entitled to ten votes for each share of Class C common stock held. Generally, the holders of shares of Class B common stock are not entitled to vote on any matter. However, holders of Class B common stock and Class C common stock are entitled to a separate class vote on any amendment or modification of any specific rights or obligations of the holders of Class B common stock or Class C common stock, respectively, that does not similarly affect the rights or obligations of the holders of Class A common stock. The holders of Class A common stock and of Class C common stock vote together, as a single class, on all matters submitted to a vote of the stockholders of the Company.

•

Conversion. Each holder of Class B common stock and Class C common stock is entitled to convert at any time all or any part of such holder’s shares into an equal number of shares of Class A common stock; provided, however, that to the extent that such conversion would result in the holder holding more than 4.99% of the shares of Class A common stock immediately following such conversion, the holder shall first deliver to the Company an ownership certification to enable the Company (a) to determine that such holder does not have an attributable interest in another entity that would cause the Company to violate applicable FCC rules and regulations and (b) to obtain any necessary approvals from the FCC or the Department of Justice.

After payment of dividends to the holders of Series A Preferred Stock, the holders of Common Stock share ratably in any dividends that may be declared by the board of directors of the Company.

2009 Warrants

In June 2009, in connection with the execution of an amendment to the Terminated Credit Agreement, the Company issued immediately exercisable warrants to the lenders under the Terminated Credit Agreement that allow them to acquire up to 1.3 million shares of Class A common stock at an exercise price of $1.17 per share (the “2009 Warrants”). The 2009 Warrants expire on June 29, 2019. The number of shares of Class A common stock issuable upon exercise of the 2009 Warrants is subject to adjustment in certain circumstances, including upon the payment of a dividend in shares of Class A common stock. At December 31, 2012, 1.0 million 2009 Warrants remained outstanding.

CMP Restated Warrants

As described above and in connection with the completion of the CMP Acquisition, Radio Holdings entered into an amended and restated warrant agreement, dated as of August 1, 2011 (the “Restated Warrant Agreement”). Pursuant to the Restated Warrant Agreement, and subject to the terms and conditions thereof, the previously outstanding 3.7 million Radio Holdings warrants were amended and restated to no longer be exercisable for shares of common stock of Radio Holdings but instead be exercisable, commencing on May 2, 2012 (the “Exercise Date”) at an exercise price of $0.01 per share, for an aggregate of approximately 8.3 million shares of Class B common stock (the “CMP Restated Warrants”). The CMP Restated Warrants expired by their terms on July 31, 2012. Prior to the termination thereof, approximately 3.7 million CMP Restated Warrants were converted into approximately 8.2 million shares of Class B common stock.

Equity Held in Reserve

Citadel emerged from bankruptcy effective June 3, 2010 and, as of September 16, 2011, certain bankruptcy-related claims against Citadel remained open for final resolution. As part of the Citadel Merger and as of December 31, 2012, warrants to purchase 2.4 million shares of the Company’s common stock were reserved for potential future issuance in connection with the settlement of these remaining allowed, disputed or unreconciled unsecured claims. If excess shares remain in reserve after resolution of all remaining allowed, disputed or unreconciled unsecured claims, such shares will be distributed to the claimants with allowed unsecured claims pro-rata, based on the number of shares they received pursuant to the plan under which Citadel emerged from bankruptcy. This equity held in reserve is included in additional paid-in-capital on the consolidated balance sheet at December 31, 2012 and 2011.

Company Warrants

At the effective time of the Citadel Merger, the Company issued the Company Warrants. The Company Warrants were issued under a warrant agreement (the “Warrant Agreement”), dated September 16, 2011, and the Company Warrants entitle the holders thereof to purchase an equivalent number of shares of Class A common stock. The Company Warrants are exercisable at any time prior to June 3, 2030 at an exercise price of $0.01 per share. The exercise price of the Company Warrants is not subject to any anti-dilution protection, other than standard adjustments in the case of stock splits, dividends and the like. Pursuant to the terms and conditions of the Warrant Agreement, upon the request of a holder, the Company has the discretion to issue, upon exercise of the Company Warrants, shares of Class B common stock in lieu of an equal number of shares of Class A common stock and, upon request of a holder and at the Company’s discretion, the Company has the right to exchange such warrants to purchase an equivalent number of shares of Class B common stock for outstanding warrants to purchase shares of Class A common stock.

Conversion of the Company Warrants is subject to compliance with applicable FCC regulations, and the Company Warrants are exercisable provided that ownership of the Company’s securities by the holder does not cause the Company to violate applicable FCC rules and regulations relating to foreign ownership of broadcasting licenses.

Holders of Company Warrants are entitled to participate ratably in any distributions on the Company’s common stock on an as-exercised basis. No distribution shall be made to holders of Company Warrants or common stock if (i) an FCC ruling, regulation or policy prohibits such distribution to holders of Company Warrants or (ii) the Company’s FCC counsel opines that such distribution is reasonably likely to cause (a) the Company to violate any applicable FCC rules or regulations or (b) any holder of Company Warrants to be deemed to hold an attributable interest in the Company.

During the year ended December 31, 2012, approximately 16.6 million Company Warrants were converted into shares of Class A common stock with an aggregate total of 34.2 million being converted since issuance through December 31, 2012. At December 31, 2012, 37.4 million Company Warrants remained outstanding.

Crestview Warrants

Pursuant to the Equity Investment, but pursuant to a separate warrant agreement, the Company issued the Crestview Warrants. The 7.8 million Crestview Warrants are exercisable until September 16, 2021 and the $4.34 per share exercise price is subject to standard weighted average adjustments in the event that the Company issues additional shares of common stock or common stock derivatives for less than the fair market value per share as of the date of such issuance. In addition, the number of shares of Class A common stock issuable upon exercise of the Crestview Warrants, and the exercise price of the Crestview Warrants, are subject to adjustment in the case of stock splits, dividends and the like. As of December 31, 2012, 7.8 million Crestview Warrants remained outstanding.

12.	Redeemable Preferred Stock

In connection with the Citadel Merger, on September 15, 2011, the Company designated 2,000,000 shares of its authorized preferred stock as Series A, par value $0.01 per share, with a liquidation preference of $1,000 per share (“Series A Preferred Stock”). In connection with the Equity Investment, the Company issued 125,000 shares of Series A Preferred Stock for an aggregate amount of $125.0 million. Net proceeds to the Company were $110.7 million, after deducting $14.3 million in fees. No other shares of Series A Preferred Stock are issuable in the future, except for such shares as may be issued as dividends in lieu of any cash dividends in accordance with the terms thereof, and the Series A Preferred Stock ranks senior to all common stock and each series of stock the Company may subsequently designate with respect to dividends, redemption and distributions upon liquidation, winding-up and dissolution of the Company.

The Series A Preferred Stock has a perpetual term, a liquidation value equal to the amount invested therein plus any accrued but unpaid dividends, and dividend rights as described below. The Series A Preferred Stock generally does not have voting rights, except with respect to any amendment to the Third Amended and Restated Charter that would adversely affect the rights, privileges or preferences of the Series A Preferred Stock. Although the shares of Series A Preferred Stock include a mandatory redemption feature, there is no stated or probable date of redemption.

Holders of Series A Preferred Stock are entitled to receive mandatory and cumulative dividends in an amount per annum equal to the dividend rate (described below) multiplied by the liquidation value, calculated on the basis of a 360-day year, from the date of issuance, whether or not declared and whether or not the Company reports net income. The dividends are payable in arrears in cash, except that, at the option of the Company, up to 50.0% of the dividends for any period may be paid through the issuance of additional shares of Series A Preferred Stock. Payment of dividends on the Series A Preferred Stock is in preference and prior to any dividends payable on any class of the Company’s common stock.

Dividends on the Series A Preferred Stock accrued at an annual rate of 10.0% from the date of issuance of the Series A Preferred Stock through March 15, 2012. After such date, dividends accrue at an annual rate as follows:

•	14.0% through September 15, 2013;

•	17.0% plus the increase in the 90-day LIBOR from September 16, 2011 to September 16, 2013 for the period commencing on September 16, 2013 and ending on September 15, 2015; and

•

20.0% plus the increase in the 90-day LIBOR from September 16, 2011 to September 16, 2015 for all periods commencing on or after September 16, 2015, with an adjustment to the rate every two years thereafter.

In the event of the liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, the holders of Series A preferred stock at the time shall be entitled to receive liquidating distributions with respect to each share of Series A Preferred Stock in an amount equal to the amount invested therein plus any accrued but unpaid dividends, and dividend rights to the fullest extent permitted by law, before any distribution of assets is made to the holders of our common stock.

Additionally, upon receipt by the Company of net cash proceeds from (i) the issuance by the Company or any of its subsidiaries of debt for borrowed money or (ii) the issuance by the Company or any of its subsidiaries of equity, the Company shall redeem, for cash, to the fullest extent permitted by law, that number of shares of Series A preferred stock with an aggregate redemption price equal to the lesser of (1) an amount equal to 100% of such net cash proceeds and (2) the $125.0 million aggregate par value of the Series A Preferred Stock plus any accrued but unpaid dividends.

In conjunction with the CMP Acquisition, the Company assumed preferred stock of CMP with a fair value of $41.1 million as of August 1, 2011, which consisted of the par value of $32.7 million plus cumulative undeclared dividends of $8.3 million as of the acquisition date. The Company recorded $0.5 million in dividends for the period from the date of the CMP Acquisition, August 1, 2011, to September 16, 2011. This preferred stock was redeemed on September 16, 2011 for $41.6 million.

During the year ended December 31, 2012, the Company redeemed 49,233 shares of Series A Preferred Stock for $49.2 million and $0.8 million of unpaid dividends accrued through the redemption date. Total dividends accrued on the Series A Preferred Stock during the years ended December 31, 2012 and 2011 and were $13.8 million and $3.6 million, respectively. Total dividends paid on the Series A Preferred Stock during the years ended December 31, 2012 and 2011 and were $15.0 million and $0.5 million, respectively, including $0.8 million of dividends paid on the redeemed shares through the redemption date in 2012. During the years ended December 31, 2012 and 2011, the Company accreted $7.7 million and $2.7 million, respectively, on the Series A Preferred Stock. At December 31, 2012, 75,767 shares of Series A Preferred Stock remain outstanding. The accretion of Series A Preferred Stock resulted in an equivalent reduction in additional paid-in capital on the consolidated balance sheet at December 31, 2012 and December 31, 2011. The Company paid approximately $2.7 million in cash dividends in the first quarter of 2013, in accordance with the terms described above.

13.	Stock-Based Compensation Expense

The Company uses the modified prospective method to account for compensation costs related to stock options and restricted stock and uses the Black-Scholes option pricing model to estimate the fair value of stock options issued. The determination of the fair value of stock options on the date of grant is affected by the Company’s stock price, historical stock price volatility over the expected term of the awards, risk-free interest rates and expected dividends. With respect to restricted stock awards, the Company recognizes compensation expense over the vesting period equal to the grant date fair value of the shares awarded. To the extent non-vested restricted stock awards include performance or market conditions management examines the requisite service period to recognize the cost associated with the award on a case-by-case basis.

Generally, the Company’s grants of stock options vest over four years and have a maximum contractual term of ten years. The Company estimates the volatility of its common stock by using a weighted average of historical stock price volatility over the expected term of the options. The Company bases the risk-free interest rate that it uses in its option pricing model on United States Treasury issues with terms similar to the expected term of the options. The Company does not anticipate paying any cash dividends on the class of stock subject to granted stock options in the foreseeable future and therefore uses an expected dividend yield of zero in the option pricing model. The Company is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from estimates. Stock-based compensation expense is recorded only for those awards that are expected to vest. All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards.

On September 16, 2011, the Company issued stock options under the Cumulus Media Inc. 2011 Equity Incentive Plan (“2011 Equity Incentive Plan”) to certain of its officers for 17.7 million shares of Class A common stock with an aggregate grant date fair value of $23.4 million. The options have an exercise price of $4.34 per share, and provide for vesting on each of the first four anniversaries of the date of grant, with 30.0% of each award vesting on each of the first two anniversaries thereof, and 20.0% of each award vesting on each of the next two anniversaries thereof. The fair value of options issued was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: historical volatility of 77.3%, risk-free interest rate of approximately 0.9%, dividend yield of 0%, and an expected term of 6.3 years. There were no grants of stock options in 2010.

On September 16, 2011, in accordance with the terms of the Citadel Merger Agreement, each restricted stock award that was outstanding under Citadel’s 2010 Equity Incentive Plan immediately prior to the effective time of the Citadel Merger was deemed to constitute, on the same terms and conditions as were applicable under the original award, an award of (i) cash consideration, (ii) stock consideration, or (iii) mixed consideration, as determined in accordance with the agreement governing the Citadel Merger. This conversion resulted in the issuance of 0.9 million restricted shares of the Company’s Class A common stock with an aggregate fair value of $2.2 million and payment of $17.6 million of cash consideration, which the Company accounted for as a liability award (the “2011 Liability Award”) in accordance with ASC 718, of which $5.4 million was recognized in conjunction with the purchase price allocation for the portion of stock-based compensation expense related to the period prior to the Citadel Merger. The restricted shares vested and were paid in full on June 3, 2012.

On February 16, 2012, the Company issued stock options under the 2011 Equity Incentive Plan to certain of its officers and employees for 1.4 million shares of Class A common stock with an aggregate grant date fair value of $3.3 million. The options have an exercise price of $4.34 per share, and provide for vesting on each of the first four anniversaries of the date of grant, with 30.0% of each award vesting on each of the first two anniversaries thereof, and 20.0% of each award vesting on each of the next two anniversaries thereof. The fair value of options issued was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: historical volatility of 79.5%, risk-free interest rate of approximately 0.9%, dividend yield of 0%, and an expected term of 6.1 years.

On December 27, 2012, the Company issued stock options under the 2011 Equity Incentive Plan to one officer for 0.8 million shares of Class A common stock with an aggregate grant date fair value of $1.1 million. The options have an exercise price of $4.34 per share, and provide for vesting on each of the first four anniversaries of the date of grant, with 30.0% of each award vesting on each of the first two anniversaries thereof, and 20.0% of each award vesting on each of the next two anniversaries thereof. The fair value of options issued was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: historical volatility of 76.6%, risk-free interest rate of approximately 1.2%, dividend yield of 0%, and an expected term of 6.2 years.

The Company has issued restricted stock awards to members of the Board and certain key employees. Generally, the restricted stock vests over a four-year period.

On May 12, 2011, the Company issued 23,000 shares of time-vesting restricted Class A common stock, with an aggregate fair value on the date of grant of $0.1 million, or $4.43 per share, to the non-employee directors of the Company.

In February 2011, the Company issued 160,000 shares of performance-vesting restricted Class A common stock and 330,000 shares of time-vesting restricted Class A common stock to certain officers of the Company. These awards had an aggregate grant date fair value of $2.4 million, or $4.87 per share. Consistent with the terms of the awards, one-half of the shares granted with time-vesting conditions will vest after two years of continuous employment and one-fourth of the restricted shares will vest on each of the third and fourth anniversaries of the date of grant.

On February 16, 2012, the Compensation Committee reviewed certain previously established performance criteria related to 800,000 outstanding shares of performance-vesting restricted stock and determined that, in light of, among other things, the significant transactions undertaken and successfully completed by the Company in 2011, including, but not limited to, the Citadel Merger and, CMP Acquisition and the related refinancing, such previously established performance criteria were no longer applicable, and that it was appropriate to waive the remaining performance targets related to these awards, and such awards immediately vested. Approximately $1.1 million of stock-based compensation expense related to the 800,000 shares of performance-vesting restricted stock was recognized during the 2011.

The Company issued 138,000 restricted shares of Class A common stock in 2010 to certain officers and members of the Board. One-half of the shares granted vested after two years of continuous employment and service and one-fourth of the restricted shares will vest on each of the third and fourth anniversaries of the date of grant. The fair value at the date of grant of these awards was $0.5 million for the 2010 grant. Stock-based compensation expense for these awards is recognized on a straight-line basis over each award’s vesting period.

The Company issued 161,724 restricted shares of Class A common stock in 2012 to members of the Board. The shares granted will vest one year from the date of grant. The fair value at the date of grant of these awards was $0.6 million.

Stock-based compensation expense for these awards is recognized on a straight-line basis over each award’s vesting period.

For the years ended December 31, 2012, 2011 and 2010, the Company recognized approximately $11.9 million, $5.8 million and $2.5 million in non-cash stock-based compensation expense, respectively, relating to grants of stock options and restricted shares, of which $0.0 million, $1.6 million and $(0.3) million, respectively, related to performance-vesting restricted shares. The associated tax benefits related to these non-cash stock-based compensation awards for the years ended December 31, 2012, 2011 and 2010 were $4.6 million, $2.2 million and $1.0 million, respectively.

As of December 31, 2012, there was unrecognized compensation expense of approximately $18.7 million related to grants of restricted stock and stock options that is expected to be recognized over a weighted average remaining life of 2.7 years. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures. For the year ended December 31, 2012, the Company recognized and paid approximately $6.9 million in compensation expense related to the 2011 Liability Award, with an associated tax benefit of $2.7 million.

As of December 31, 2012, the total number of shares of common stock that remain authorized, reserved and available for issuance under any of the Company’s equity incentive plans was approximately 14.1 million, not including shares underlying outstanding grants. The Company is only authorized to make additional award grants under the 2011 Equity Incentive Plan.

The following tables summarize the Company’s equity award activity for the year ended December 31, 2012:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Options to Purchase Common Stock
Outstanding at January 1, 2012	18,522,459	$4.33
Granted	2,107,500	4.34
Exercised	—	—
Forfeited	(2,568)	2.9
Cancelled	(33,065)	10.82

Outstanding at December 31, 2012	20,594,326	$4.32	8.7	$1,162

Vested or expected to vest at December 31, 2012	20,594,326	$4.32	8.7	$453

Exercisable at December 31, 2012	6,470,476	$4.27	8.4	$1,162

	Number of Restricted Share Awards	Weighted- Average Grant Date Fair Value
Restricted Common Stock Awards
Outstanding at January 1, 2012	2,389,853	$3.34
Granted	161,724	4.34
Vested	(1,809,108)	3.13
Forfeited	(3,245)	2.47

Outstanding awards at December 31, 2012	739,224	$4.09

The total fair value of restricted stock awards that vested during the year ended December 31, 2012 was $19.3 million, of which $13.2 million was paid in cash. The total fair value of restricted stock awards that vested during the years ended December 31, 2011 and 2010 were $5.6 million, of which $3.4 million was paid in cash, and $1.1 million with none paid in cash, respectively.
2011 Equity Incentive Plan

The Board adopted the 2011 Equity Incentive Plan on July 8, 2011. Also, on July 8, 2011, stockholders holding a majority of the outstanding voting power of the Company, upon the recommendation of the Board, approved the 2011 Equity Incentive Plan.

The 2011 Equity Incentive Plan authorizes the grant of equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, and other awards for the purpose of providing Cumulus Media’s non-employee directors, consultants, officers and other employees incentives and rewards for superior performance.

The 2011 Equity Incentive Plan is administered by the Compensation Committee. The Compensation Committee may delegate its authority under the 2011 Equity Incentive Plan.

Total awards under the 2011 Equity Incentive Plan are limited to 35,000,000 shares (the “Authorized Plan Aggregate”) of Class A common stock. The 2011 Equity Incentive Plan also provides that: (i) the aggregate number of shares of Class A common stock actually issued or transferred upon the exercise of incentive stock options (“ISOs”) will not exceed 17,500,000 shares; (ii) the number of shares of Class A common stock issued as restricted stock, RSUs, performance shares, performance units and other awards (after taking into account any forfeitures and cancellations) will not, during the term of the 2011 Equity Incentive Plan, in the aggregate exceed 12,000,000 shares of Class A common stock; (iii) no participant will be granted stock options or SARs, in the aggregate, for more than 11,500,000 shares of Class A common stock during any calendar year; (iv) no participant will be granted awards of restricted stock, RSUs, performance shares or other awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in the aggregate, for more than 3,000,000 shares of Class A common stock during any calendar year; and (v) no participant during any calendar year will be granted awards of performance units that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in the aggregate, for more than a maximum value of $5,000,000 as of their respective dates of grant.

The 2011 Equity Incentive Plan provides that only shares with respect to awards that expire or are forfeited or cancelled, or shares that were covered by an award the benefit of which is paid in cash instead of shares, will again be available for issuance under the 2011 Equity Incentive Plan. The following shares are not added back to the Authorized Plan Aggregate: (i) shares tendered in payment of a stock option exercise price; (ii) shares withheld by the Company to satisfy tax withholding obligations; and (iii) shares repurchased by the Company with stock option proceeds. Further, all shares covered by a SAR that is exercised and settled in shares, and whether or not all shares are actually issued to the participant upon exercise of the right, will be considered issued or transferred pursuant to the 2011 Equity Incentive Plan.

The 2011 Equity Incentive Plan provides that generally: (i) stock options and SARs may not become exercisable by the passage of time sooner than one-third per year over three years except in the event of retirement, death or disability of a participant or in the event of a change in control (described below); (ii) stock options and SARs that become exercisable upon the achievement of Management Objectives (as defined below) cannot become exercisable sooner than one year from the date of grant except in the event of retirement, death or disability of a participant or in the event of a change in control; (iii) restricted stock and RSUs may not become unrestricted by the passage of time sooner than one-third per year over three years unless restrictions lapse sooner by virtue of retirement, death or disability of a participant or in the event of a change in control; (iv) the period of time within which Management Objectives relating to performance shares and performance units must be achieved will be a minimum of one year, subject to earlier lapse or modification by virtue of retirement, death or disability of a participant or in the event of a change in control; (v) restricted stock and RSUs that vest upon the achievement of Management Objectives cannot vest sooner than one year from the date of grant, but may be subject to earlier lapse or modification by virtue of retirement, death or disability of a participant or in the event of a change in control; and, (vi) as described below, a limited number of awards, however, including restricted stock and RSUs granted to non-employee directors, may be granted without regard to the above minimum vesting periods. Repricing of options and SARs is prohibited without stockholder approval under the 2011 Equity Incentive Plan.

In general, a change in control will be deemed to have occurred if: (i) there is a consummation of a sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any person or group; (ii) a plan relating to the liquidation or dissolution of the Company is adopted; (iii) there is a consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger or consolidation) the result of which is that any person or group becomes the beneficial owner (excluding any options to purchase equity securities of the Company held by such person or group) of more than 50% of the aggregate voting power of all classes of capital stock of the Company having the right to elect directors under ordinary circumstances; or (iv) a majority of the members of the Board are not Continuing Directors. For purposes of this definition, a “Continuing Director” is, as of any date of determination, any member of the Board who (1) was a member of the Board on July 8, 2011 or (2) was nominated for election or elected to the Board with the approval of either two-thirds of the Continuing Directors who were members of the Board at the time of such nomination or election or two-thirds of those Company directors who were previously approved by Continuing Directors.

The 2011 Equity Incentive Plan provides that dividends or other distributions on performance shares, restricted stock or RSUs that are earned or that have restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives. The 2011 Equity Incentive Plan also provides that dividends and dividend equivalents will not be paid on stock options or SARs.

The 2011 Equity Incentive Plan provides that no stock options or SARs will be granted with an exercise or base price less than the fair market value of the Class A common stock on the date of grant. The 2011 Equity Incentive Plan is designed to allow awards to qualify as qualified performance-based compensation under Section 162(m) of the Code.

The following performance metrics may be used as “Management Objectives”: profits, cash flow, returns, working capital, profit margins, liquidity measures, sales growth, gross margin growth, cost initiative and stock price metrics, and strategic initiative key deliverable metrics.

As of December 31, 2012, there were outstanding options to purchase a total of 19,855,500 shares of Class A common stock at an exercise price of $4.34 per share under the 2011 Equity Incentive Plan, of which 14,123,850 shares are unvested and 5,731,650 shares are vested.

2008 Equity Incentive Plan

As of December 31, 2012, there were outstanding options to purchase a total of 687,276 shares of Class A common stock at exercise prices ranging from $2.54 to $3.30 per share under the 2008 Equity Incentive Plan. As of December 31, 2012 all of such outstanding options had vested. The Company is not authorized to issue additional grants under this plan.

2004 Equity Incentive Plan

As of December 31, 2012, there were outstanding options to purchase a total of 34,300 shares of Class A common stock at exercise prices ranging from $9.40 to $14.04 per share under the 2004 Equity Incentive Plan. As of December 31, 2012 all of such outstanding options had vested. The Company is not authorized to issue additional grants under this plan.

2002 Stock Incentive Plan

As of December 31, 2012, there were outstanding options to purchase a total of 17,250 shares of Class A common stock at exercise prices ranging from $14.62 to $19.25 per share under the 2002 Stock Incentive Plan. As of December 31, 2012 all of such outstanding options had vested. The Company is not authorized to issue additional grants under this plan.

14.	Income Taxes

Income tax expense (benefit) from continuing operations for the years ended December 31, 2012, 2011 and 2010 consisted of the following (dollars in thousands):

	2012	2011	2010
Current income tax (benefit) expense:
Federal	$(411)	$(901)	$—
State and local	3,823	1,600	350

Total current income tax expense	$3,412	$699	$350

Deferred tax (benefit) expense:
Federal	$(15,930)	$(2,234)	$(178)
State and local	(14,034)	(1,778)	1,333

Total deferred tax (benefit) expense	(29,964)	(4,012)	1,155

Total income tax (benefit) expense	$(26,552)	$(3,313)	$1,505

Total income tax expense (benefit) from continuing operations differed from the amount computed by applying the federal statutory tax rate of 35.0% for the years ended December 31, 2012, 2011 and 2010 due to the following (dollars in thousands):

	2012	2011	2010
Pretax (loss) income at federal statutory rate	$(41,555)	$(2,973)	$8,212
State income tax expense (benefit), net of federal expense (benefit)	4,347	(2,383)	1,602
Acquisition costs	—	1,510	—
Change in state tax rates	(10,985)	(1,523)	1,353
Section 162 disallowance	1,438	335	344
Book gain on equity investment	—	(4,073)	—
Impairment charges on goodwill with no tax basis	35,000	—	—
Decrease in valuation allowance	(14,450)	5,554	(9,832)
Other	(347)	240	(174)

Net income tax (benefit) expense	$(26,552)	$(3,313)	$1,505

During the year ended December 31, 2012 and in accordance with the intra-period tax allocation rules, the Company recorded a total tax benefit of $26.6 million on continuing operations. Under this intra-period allocation rule, continuing operations attracts an amount of tax benefit equal to the lesser of the tax effect of the loss from continuing operations or the tax avoided on the overall pre-tax income from discontinued operations. For 2012, the tax avoided on pre-tax income from discontinued operations was less than the tax effect of the loss from continuing operations.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2012 and 2011 are presented below (dollars in thousands):

	2012	2011
Current deferred tax assets:
Accounts receivable	$1,613	$3,293
Accrued expenses and other current liabilities	1,896	3,454
Net operating loss	45,564	—

Current deferred tax assets	49,073	6,747

Less: valuation allowance	(23,928)	(2,975)

Net current deferred tax assets	25,145	3,772

Noncurrent deferred tax assets:
Intangible and other assets	43,185	96,525
Property and equipment	6,207	—
Advertising relationships	10,689	21,126
Other liabilities	12,216	54,330
Net operating loss	238,176	259,940

Noncurrent deferred tax assets	310,473	431,921
Less: valuation allowance	(147,125)	(198,263)

Net noncurrent deferred tax assets	163,348	233,658

Noncurrent deferred tax liabilities:
Intangible assets	570,856	632,484
Property and equipment	54,465	54,814
Cancellation of debt income	94,257	98,151
Other	3,688	4,980

Noncurrent deferred tax liabilities	723,266	790,429

Net noncurrent deferred tax liabilities	559,918	556,771

Net deferred tax liabilities	$534,773	$552,999

Deferred tax assets and liabilities are computed by applying the federal income and estimated state tax rate in effect to the gross amounts of temporary differences and other tax attributes, such as net operating loss carry-forwards. In assessing if the deferred tax assets will be realized, the Company considers whether it is more likely than not that some or all of these deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which these deductible temporary differences reverse.

During the year ended December 31, 2012, the Company recorded a deferred tax benefit of $30.0 million on income from continuing operations and is a result of the difference between the total tax benefit of $26.6 million on continuing operations pursuant to the intra-period tax allocation rules and the $3.4 million federal and state current tax expense.

During the year ended December 31, 2011, the Company recorded deferred tax expense of $16.7 million resulting from amortization of broadcast licenses and goodwill that is deductible for tax purposes, but is not amortized in the financial statements. This charge was offset by a $76.7 million deferred tax benefit resulting from the release of valuation allowance resulting from the CMP Acquisitions and Citadel Merger. Deferred tax liabilities other than those associated with indefinite lived intangible assets are considered a source of future taxable income available to recover deferred tax assets. As such, the acquired deferred tax liabilities associated with the assets other than indefinite lived intangible assets allow for the Company to recognize a portion of its pre acquisition deferred tax assets, resulting in a corresponding release of the valuation allowance into the income statement in 2011. Also during 2011 the Company recorded a deferred tax benefit of $1.5 million resulting from the change in state tax rates and a deferred tax benefit of $0.4 million from other miscellaneous adjustments.

During the year ended December 31, 2010, the Company recorded deferred tax expense of $3.6 million generated during the current year, resulting from amortization of broadcast licenses and goodwill that is deductible for tax purposes, but is not amortized in the financial statements.

At December 31, 2012, the Company has federal net operating loss carry forwards available to offset future income of approximately $811.5 million which will expire in the years 2023 through 2032. A portion of these losses are subject to limitations due to ownership changes.

At December 31, 2012, the Company has state net operating loss carry forwards available to offset future income of approximately $2,398.0 million which will expire in the years 2013 through 2032. Of this amount, $393.0 million and $125.0 million were acquired in the Citadel Merger and the CMP Acquisition, respectively. A portion of these losses are subject to limitations due to ownership changes.

In connection with the Citadel Merger, the Company acquired federal net operating losses totaling approximately $262.4 million. Due to the change in control in Citadel, these net operating losses are subject to annual limitations on their usage between $75.9 and $92.0 million per year from 2012 to 2014. In addition, the Citadel Merger triggered a change in control of the Company for tax purposes that will result in the Company’s net operating losses also being subject to annual limitations on their usage. The Company is currently evaluating the extent of these annual limitations.

As of December 31, 2012, the Company continues to maintain a full valuation allowance on its net deferred tax assets. The valuation of deferred tax assets requires judgment in assessing the likely future tax consequences of events that have been recognized in the Company’s financial statements or tax returns as well as future profitability. The Company continually reviews the adequacy of the valuation allowance and recognizes the benefits of deferred tax assets only as the reassessment indicates that it is more likely than not that the deferred tax assets will be recognized in accordance with ASC Topic 740, Accounting for Income Taxes.

Applying such standard as of December 31, 2012, the Company does not believe it is more likely than not that the deferred tax assets will be recognized. In reaching this determination, the Company believes that its history of cumulative losses over the past three calendar years outweighs other positive evidence that it is more likely than not that the Company’s deferred tax assets will be recognized. The Company may release all or a portion of the valuation allowance during 2013. The amount of the valuation allowance released would be reflected in earnings at such time.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total interest and penalties accrued at December 31, 2012 was $1.3 million. Of this amount $1.1 million was recorded in the Citadel Merger and $0.2 million was recorded to expense during 2012. The total unrecognized tax benefits and accrued interest and penalties at December 31, 2012 was $13.7 million. Of this total, $12.2 million represents the unrecognized tax benefits and accrued interest and penalties that, if recognized, would favorably affect the effective income tax rate in future periods. Approximately $13.7 million relates to items which are not expected to change significantly within the next 12 months. Substantially all federal, state, local and foreign income tax returns have been closed for the tax years through 2008; however, the various tax jurisdictions may adjust the Company’s net operating loss carry forwards.

Additionally, during the year, the Company established unrecognized tax benefit liabilities related to the Citadel Merger and the CMP Acquisition. The following table reconciles unrecognized tax benefits during the year:

Balance at January 1, 2010	$6,776
Decreases due to tax positions taken during 2010	(4,670)

Balance at December 31, 2010	$2,106

Decreases due to tax positions taken during 2011	(1,422)
Increases for tax positions related to the CMP Acquisition	245
Increases for tax positions related to the Citadel Acquisition	11,525

Balance at December 31, 2011	$12,454

Decreases due to tax positions taken during 2012	(169)

Balance at December 31, 2012	$12,285

The Company and its subsidiaries file income tax returns in the United States federal jurisdiction and various states and cities.

15.	Earnings Per Share (“EPS”)

For all periods presented, the Company has disclosed basic and diluted earnings per common share utilizing the two-class method. Basic earnings per common share is calculated by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. The Company allocates undistributed net income (loss) from continuing operations after any allocations for preferred stock dividends between each class of common stock on an equal basis as the Third Amended and Restated Charter provides that the holders of each class of common stock have equal rights and privileges, except with respect to voting on certain matters.

Non-vested restricted shares of Class A common stock and the Company Warrants are considered participating securities for purposes of calculating basic weighted average common shares outstanding in periods in which the Company records net income. Diluted earnings per share is computed in the same manner as basic earnings per share after assuming issuance of common stock for all potentially dilutive equivalent shares, which includes stock options and certain warrants to purchase common stock. Antidilutive instruments are not considered in this calculation. Under the two-class method, net income is allocated to common stock and participating securities to the extent that each security may share in earnings, as if all of the earnings for the period had been distributed. Earnings are allocated to each participating security and common share equally, after deducting dividends declared or accreted on preferred stock. The following table sets forth the computation of basic and diluted earnings per common share for the years ended December 31, 2012, 2011 and 2010 (amounts in thousands).

	2012	2011	2010
Basic Earnings Per Share
Numerator:
Undistributed net (loss) income from continuing operations	$(92,177)	$(5,181)	$21,957
Less:
Dividends declared on redeemable preferred stock	13,778	3,646	—
Accretion of redeemable preferred stock	7,117	3,315	—
Participation rights of the Company Warrants in undistributed earnings	—	—	—
Participation rights of unvested restricted stock in undistributed earnings	—	—	830

Basic undistributed net income (loss) from continuing operations — attributable to common shares	$(113,072)	$(12,142)	$21,127

Denominator:
Basic weighted average common shares outstanding	162,604	70,890	40,341

Basic (loss) income from continuing operations per share — attributable to common shares	$(0.70)	$(0.17)	$0.52

Diluted Earnings Per Share
Numerator:
Undistributed net (loss) income from continuing operations	$(92,177)	$(5,181)	$21,957
Less:
Dividends declared on redeemable preferred stock	13,778	3,646	—
Accretion of redeemable preferred stock	7,117	3,315	—
Participation rights of the Company Warrants in undistributed net income	—	—	—
Participation rights of unvested restricted stock in undistributed earnings	—	—	814

Basic undistributed net (loss) income from continuing operations — attributable to common shares	$(113,072)	$(12,142)	$21,143

Denominator:
Basic weighted average shares outstanding	162,604	70,890	40,341
Effect of dilutive options and warrants	—	—	848

Diluted weighted average shares outstanding	162,604	70,890	41,189

Diluted (loss) income from continuing operations per share — attributable to common shares	$(0.70)	$(0.17)	$0.51

16.	Leases

The Company has non-cancelable operating leases, primarily for land, tower space, office-space, certain office equipment and vehicles. The operating leases generally contain renewal options for periods ranging from one to ten years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases was approximately $27.2 million, $28.4 million, and $9.8 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2012 are as follows (in thousands):

Year Ending December 31:
2013	$26,897
2014	23,839
2015	18,825
2016	9,442
2017	11,330
Thereafter	41,190

$131,523

17.	Commitments and Contingencies

Future Commitments

Effective December 31, 2009, the Company’s radio music license agreements with the two largest performance rights organizations, The American Society of Composers, Authors and Publishers (“ASCAP”) and Broadcast Music, Inc. (“BMI”), expired. In January 2010, the Radio Music License Committee (the “RMLC”), which negotiates music licensing fees for most of the radio industry with ASCAP and BMI, filed motions in the New York courts against these organizations on behalf of the radio industry, seeking interim fees and a determination of fair and reasonable industry-wide license fees. During 2010, the courts approved reduced interim fees for ASCAP and BMI. On January 27, 2012, the Federal District Court for the Southern District of New York approved a settlement between the RMLC and ASCAP concerning the fees payable covering the period January 1, 2010 through December 31, 2016. Included in the agreement is a $75.0 million industry fee credit against fees previously paid in 2010 and 2011, with such fees to be credited over the remaining period of the contract. The Company began recognizing the ASCAP credits as a reduction in direct operating expenses on January 1, 2012. On August 28, 2012, the Federal District Court for the Southern District of New York approved a settlement between the RMLC and BMI concerning the fees payable covering the period January 1, 2010 through December 31, 2016. Included in the agreement is a $70.5 million industry fee credit against fees previously paid in 2010 and 2011, with such fees immediately available to the industry. The Company recognized a full credit against such fees during 2012 in the amount of approximately $8.3 million.

The radio broadcast industry’s principal ratings service is Arbitron, which publishes surveys for domestic radio markets. Certain of the Company’s subsidiaries have agreements with Arbitron under which they receive programming ratings materials in a majority of their respective markets. The remaining aggregate obligation under the agreements with Arbitron is approximately $196.0 million and is expected to be paid in accordance with the agreements through December 2017.

The Company engages Katz Media Group, Inc. (“Katz”) as its national advertising sales agent. The national advertising agency contract with Katz contains termination provisions that, if exercised by the Company during the term of the contract, would obligate the Company to pay a termination fee to Katz, calculated based upon a formula set forth in the contract.

The 2011 Credit Facilities contain provisions requiring the Company to use the proceeds from the disposition of assets of the Company to prepay amounts outstanding under the First Lien Facility and the Second Lien Facility (to the extent proceeds remain after the required prepayment of all amounts outstanding under the First Lien Facility), subject to the right of the Company to use such proceeds to acquire, improve or repair assets useful in its business, all within one year from the date of receipt of such proceeds. If and to the extent that the proceeds from the Townsquare Asset Exchange are not otherwise reinvested within the applicable time period, the Company will be required to prepay an equivalent amount of principal outstanding under the 2011 Credit Facilities in accordance with the terms thereof.

The Company has entered into a radio network contractual obligation to guarantee a minimum amount of revenue share to the contractual counter party on certain programming in future years. This guarantee is subject to decreases dependent on clearance targets achieved. As of December 31, 2012, the Company believes that it will meet such minimum obligations.

As described in Note 20, “Subsequent Events” the Company is subject to an increase in purchase price for the acquisition of WFME Station in New York.

Legal Proceedings

The Company is currently, and expects that from time to time in the future it will be, party to, or a defendant in, various claims or lawsuits that are generally incidental to its business. The Company expects that it will vigorously contest any such claims or lawsuits and believes that the ultimate resolution of any known claim or lawsuit will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

18.	Quarterly Results (Unaudited)

The following table presents the Company’s selected unaudited quarterly results for the eight quarters ended December 31, 2012 and 2011 including discontinued operations (see Note 3 “Discontinued Operations”) (dollars in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
FOR THE YEAR ENDED DECEMBER 31, 2012
Net revenues	$235,995	$281,041	$275,350	$284,196
Operating income (loss)	30,054	45,132	64,593	(54,974)
(Loss) income from continuing operations before income taxes	(20,493)	(4,561)	14,612	(108,287)
Income (loss) from discontinued operations, net of taxes	20,552	9,906	29,258	(268)
Net (loss) income	(12,126)	8,143	56,045	(84,791)
Basic:
Income (loss) from continuing operations per share	$(0.26)	$(0.05)	$0.10	$(0.51)
Income from discontinued operations per share	$0.14	$0.06	$0.14	$—
Income per share	$(0.12)	$0.01	$0.24	$(0.51)
Diluted:
Income (loss) from continuing operations per share	$(0.26)	$(0.05)	$0.10	$(0.51)
Income from discontinued operations per share	$0.14	$0.06	$0.14	$—
Income per share	$(0.12)	$0.01	$0.24	$(0.51)
FOR THE YEAR ENDED DECEMBER 31, 2011(1)
Net revenues	$51,667	$62,241	$124,790	$281,265
Operating income (loss)	22,802	14,407	(6,565)	40,542
Income (loss) from continuing operations before income taxes	16,481	771	(14,250)	(11,496)
Income from discontinued operations, net of taxes	57,702	2,152	4,582	4,605
Net income (loss)	16,119	1,341	59,538	(13,138)
Basic:
Income (loss) from continuing operations per share	$(1.02)	$(0.02)	$0.72	$(0.17)
Income from discontinued operations per share	$1.42	$0.05	$0.06	$0.03
Income per share	$0.40	$0.03	$0.78	$(0.14)
Diluted:
Income (loss) from continuing operations per share	$(1.02)	$(0.02)	$0.66	$(0.17)
Income from discontinued operations per share	$1.42	$0.05	$0.06	$0.03
Income per share	$0.40	$0.03	$0.72	$(0.14)

(1)	The results of CMP and Citadel from their respective dates of acquisition, August 1, 2011 and September 16, 2011, respectively.

19.	Supplemental Condensed Consolidating Financial Information

At December 31, 2012 Cumulus and certain of its wholly owned subsidiaries (such subsidiaries, the “Subsidiary Guarantors”) provided guarantees of the obligations of Cumulus Holdings under the 7.75% Senior Notes. These guarantees are full and unconditional (subject to customary release provisions) as well as joint and several. Certain of the Subsidiary Guarantors may be subject to restrictions on their respective ability to distribute earnings to Cumulus Holdings or the Parent Guarantor. Not all of the subsidiaries of Cumulus and Cumulus Holdings guarantee the 7.75% Senior Notes (such non-guaranteeing subsidiaries, collectively, the “Subsidiary Non-guarantors”).

The following tables present (i) condensed consolidating statements of operations for the years ended December 31, 2012, 2011 and 2010, (ii) condensed consolidating balance sheets as of December 31, 2012 and 2011, and (iii) condensed consolidating statements of cash flows for the years ended December 31, 2012 and 2011, of each of the Parent Guarantor, Cumulus Holdings, the Subsidiary Guarantors, and the Subsidiary Non-guarantors.

Investments in consolidated subsidiaries are held primarily by the Cumulus in the net assets of its subsidiaries and have been presented using the equity method of accounting. The “Eliminations” entries in the following tables primarily eliminate investments in subsidiaries and intercompany balances and transactions. The columnar presentations in the following tables are not consistent with the Company’s business groups; accordingly, this basis of presentation is not intended to present the Company’s financial condition, results of operations or cash flows on a consolidated basis.

Revision to Prior Period Financial Statements

During the third quarter of 2012, Cumulus Media Inc. determined that it did not properly classify its preferred stock in its supplemental condensed consolidating financial information footnote in previous 2012 interim periods or at December 31, 2011. The Company should have presented the preferred stock balance and related accrued dividends in the Cumulus Media Inc. (Parent Guarantor) column and was inappropriately classified in the Cumulus Media Holdings Inc. (Subsidiary Issuer) column. There was no impact on the consolidated balance sheet, statement of income or statement of cash flows.

During the fourth quarter of 2012, Cumulus Media Inc. determined that it did not properly classify certain intercompany transactions in its supplemental condensed consolidating financial information footnote in previous 2012 interim periods or at December 31, 2011. The Company should have presented the intercompany transactions within financing activities as these transactions had been previously presented in the operating cash flows section of the statement of cash flows. In addition, Cumulus determined that certain intercompany transactions were classified within investment in subsidiaries or additional paid-in capital and have classified such balances as intercompany transactions as either intercompany receivables or intercompany payables depending on the nature of the balance. In the following disclosure, a separate line item entitled “Intercompany transactions, net” is presented on the condensed consolidating balance sheets and statements of cash flows. There was no impact on the consolidated balance sheet, statement of income or statement of cash flows.

In accordance with accounting guidance found in ASC 250-10 (SEC Staff Accounting Bulletin No. 99, Materiality), the Company assessed the materiality of the errors and concluded that the errors were not material to any of the Company’s previously issued financial statements. As permitted by the accounting guidance found in ASC 250-10 (SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements), the Company has presented revised financial information for the year ended December 31, 2011 and 2010 and will revise the interim condensed consolidating information in future quarterly filings.

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2012

(Dollars in thousands)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non-guarantors	Eliminations	Total Consolidated
Broadcast revenues	$—	$—	$1,073,901	$—	$—	$1,073,901
Management fees	2,681	—	—	—	—	2,681

Net revenues	2,681	—	1,073,901	—	—	1,076,582
Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	—	—	658,285	3,226	—	661,511
Depreciation and amortization	2,671	—	139,472	—	—	142,143
LMA fees	—	—	3,556	—	—	3,556
Corporate general and administrative expenses (including stock-based compensation expense of $11,894)	57,438	—	—	—	—	57,438
Realized loss on derivative instrument	—	—	(12)	—	—	(12)
Impairment of intangible assets	—	—	112,435	14,706	—	127,141

Total operating expenses	60,109	—	913,736	17,932	—	991,777

Operating (loss) income	(57,428)	—	160,165	(17,932)	—	84,805

Non-operating (expense) income:
Interest (expense) income, net	(3,708)	(196,036)	1,116	—	—	(198,628)
Loss on early extinguishment of debt	—	(2,432)	—	—	—	(2,432)
Other expense, net	—	—	(2,474)	—	—	(2,474)

Total non-operating (expense) income, net	(3,708)	(198,468)	(1,358)	—	—	(203,534)

(Loss) income from continuing operations before income taxes	(61,136)	(198,468)	158,807	(17,932)	—	(118,729)
Income tax benefit	—	—	39,489	(12,937)	—	26,552

(Loss) income from continuing operations	(61,136)	(198,468)	198,296	(30,869)	—	(92,177)

Income (loss) from discontinued operations, net of taxes	—	—	27,024	32,424	—	59,448

Earnings (loss) from consolidated subsidiaries	28,407	226,875	1,555	—	(256,837)	—

Net (loss) income	$(32,729)	$28,407	$226,875	$1,555	$(256,837)	$(32,729)

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2011

(Dollars in thousands)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non-guarantors	Eliminations	Total Consolidated
Broadcast revenues	$—	$—	$517,171	$—	$—	$517,171
Management fees	—	—	2,792	—	—	2,792

Net revenues	—	—	519,963	—	—	519,963
Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	—	—	314,875	1,378	—	316,253
Depreciation and amortization	1,300	—	49,848	—	—	51,148
LMA fees	—	—	2,525	—	—	2,525
Corporate general and administrative expenses (including stock-based compensation expense of $5,855)	89,828	—	933	—	—	90,761
Gain on exchange of assets or stations	—	—	(15,278)	—	—	(15,278)
Realized loss on derivative instrument	—	—	3,368	—	—	3,368

Total operating expenses	91,128	—	356,271	1,378	—	448,777

Operating (loss) income	(91,128)	—	163,692	(1,378)	—	71,186

Non-operating (expense) income:
Interest (expense) income, net	(9,276)	(78,112)	399	—	—	(86,989)
Loss on early extinguishment of debt	(4,366)	—	—	—	—	(4,366)
Other income, net	—	—	39	—	—	39
Gain on equity investment in Cumulus Media Partners, LLC	11,636	—	—			11,636

Total non-operating (expense) income, net	(2,006)	(78,112)	438	—	—	(79,680)

(Loss) income from continuing operations before income taxes	(91,134)	(78,112)	164,130	(1,378)	—	(8,494)
Income tax benefit (expense)	—	—	17,739	(14,426)	—	3,313

(Loss) income from continuing operations	(91,134)	(78,112)	181,869	(15,804)	—	(5,181)

Income from discontinued operations, net of taxes	—	—	71,950	(2,909)	—	69,041

Earnings (loss) from consolidated subsidiaries	156,994	235,106	(18,713)	—	(373,387)	—

Net income (loss)	$63,860	$156,994	$235,106	$(18,713)	$(373,387)	$63,860

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2010

(Dollars in thousands)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non-guarantors	Eliminations	Total Consolidated
Broadcast revenues	$—	$—	$232,494	$—	$—	$232,494
Management fees	4,146	—	—	—	—	4,146

Net revenues	4,146	—	232,494	—	—	236,640
Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	—	—	142,908	809	—	143,717
Depreciation and amortization	1,614	—	6,600	—	—	8,214
LMA fees	—	—	2,054	—	—	2,054
Corporate general and administrative expenses (including stock-based compensation expense of $2,451)	18,519	—	—	—	—	18,519
Impairment of intangible assets and goodwill	—	—	—	671	—	671
Realized loss on derivative instrument	—	—	1,957	—	—	1,957

Total operating expenses	20,133	—	153,519	1,480	—	175,132

Operating (loss) income	(15,987)	—	78,975	(1,480)	—	61,508

Non-operating (expense) income:
Interest (expense) income, net	(30,306)	—	(1)	—	—	(30,307)
Terminated transaction expense	(7,847)	—	—	—	—	(7,847)
Other income, net	(6)	—	114	—	—	108

Total non-operating (expense) income, net	(38,159)	—	113	—	—	(38,046)

(Loss) income from continuing operations before income taxes	(54,146)	—	79,088	(1,480)	—	23,462
Income tax expense	—	—	(350)	(1,155)	—	(1,505)

(Loss) income from continuing operations	(54,146)	—	78,738	(2,635)	—	21,957

Income from discontinued operations, net of taxes	—	—	8,538	(1,093)	—	7,445
Earnings (loss) from consolidated subsidiaries	83,548	—	(3,728)	—	(79,820)	—

Net income (loss)	$29,402	$—	$83,548	$(3,728)	$(79,820)	$29,402

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2012

(Dollars in thousands, except for share and per share data)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non-guarantors	Eliminations	Total Consolidated
Assets
Current assets:
Cash and cash equivalents	$81,599	$—	$6,451	$—	$—	$88,050
Restricted cash	5,921	—	—	—	—	5,921
Accounts receivable, less allowance for doubtful accounts of $4,131	—	—	207,563	—	—	207,563
Trade receivable	—	—	6,104	—	—	6,104
Prepaid expenses and other current assets	6,928	—	38,553	—	—	45,441

Total current assets	94,448	—	258,671	—	—	353,119
Property and equipment, net	4,690	—	251,213	—	—	255,903
Broadcast licenses	—	—	—	1,602,373	—	1,602,373
Other intangible assets, net	—	—	258,303	—	—	258,303
Goodwill	—	—	1,195,594	—	—	1,195,594
Investment in consolidated subsidiaries	415,573	3,354,891	1,127,135	—	(4,897,599)	—
Intercompany receivables	—	—	471,329	—	(471,329)	—
Other assets	11,605	47,818	18,860	—	—	78,283

Total assets	$526,316	$3,402,709	$3,581,105	$1,602,373	$(5,368,928)	$3,743,575

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$10,690	$8,213	$83,683	$—	$—	$102,586
Trade payable	—	—	4,803	—	—	4,803
Current portion of long-term debt	—	76,468	—	—	—	76,468
Other current liabilities	—	—	11,386	—	—	11,386

Total current liabilities	10,690	84,681	99,872	—	—	195,243
Long-term debt, excluding 7.75% senior notes	—	2,014,599	—	—	—	2,014,599
7.75% senior notes	—	610,000	—	—	—	610,000
Other liabilities	3,651	—	41,662	—	—	45,313
Intercompany payables	193,473	277,856	—	—	(471,329)	—
Deferred income taxes	—	—	84,680	475,238	—	559,918

Total liabilities	207,814	2,987,136	226,214	475,238	(471,329)	3,425,073

Redeemable preferred stock:
Series A cumulative redeemable preferred stock, par value $0.01 per share; stated value of $1,000 per share; 100,000,000 shares authorized; 75,767 shares issued and outstanding	71,869	—	—	—	—	71,869

Total redeemable preferred stock	71,869	—	—	—	—	71,869

Stockholders’ equity (deficit):
Class A common stock, par value $0.01 per share; 750,000,000 shares authorized; 182,682,073 shares issued and outstanding	1,827	—	—	—	—	1,827
Class B common stock, par value $0.01 per share; 600,000,000 shares authorized; 15,424,944 shares issued and outstanding	154	—	—	—	—	154
Class C common stock, par value $0.01 per share; 644,871 shares authorized, issued and outstanding	6	—	—	—	—	6
Treasury stock, at cost, 24,162,676 shares	(252,001)	—	—	—	—	(252,001)
Additional paid-in-capital	1,514,849	232,964	3,853,001	2,099,514	(6,185,478)	1,514,849
Accumulated (deficit) equity	(1,018,202)	182,609	(498,110)	(972,379)	1,287,879	(1,018,202)

Total stockholders’ equity (deficit)	246,633	415,573	3,354,891	1,127,135	(4,897,599)	246,633
Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$526,316	$3,402,709	$3,581,105	$1,602,373	$(5,368,928)	$3,743,575

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2011

(Dollars in thousands, except for share and per share data)

	Cumulus Media Inc. Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non-guarantors	Eliminations	Total Consolidated
Assets
Current assets:
Cash and cash equivalents	$11,714	$—	$18,878	$—	$—	$30,592
Restricted cash	3,854	—	—	—	—	3,854
Accounts receivable, less allowance for doubtful accounts of $2,765	—	—	236,804	—	—	236,804
Trade receivable	—	—	5,967	—	—	5,967
Compensation held in trust	24,807	—	—	—	—	24,807
Prepaid expenses and other current assets	3,750	—	17,554	1,011	—	22,315

Total current assets	44,125	—	279,203	1,011	—	324,339
Property and equipment, net	6,555	—	271,515	—	—	278,070
Broadcast licenses	—	—	—	1,625,415	—	1,625,415
Other intangible assets, net	—	—	390,509	—	—	390,509
Goodwill	—	—	1,334,512	—	—	1,334,512
Investment in consolidated subsidiaries	590,729	3,476,698	1,157,317	—	(5,224,744)	—
Intercompany receivables	—	—	226,041	—	(226,041)	—
Other assets	13,577	55,176	18,993	—	—	87,746

Total assets	$654,986	$3,531,874	$3,678,090	$1,626,426	$(5,450,785)	$4,040,591

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$60,345	$12,496	$87,070	$275	$—	$160,186
Trade payable	—	—	4,999	—	—	4,999
Current portion of long-term debt	—	13,250	—	—	—	13,250

Total current liabilities	60,345	25,746	92,069	275	—	178,435
Long-term debt, excluding 7.75% senior notes	—	2,227,287	—	—	—	2,227,287
7.75% senior notes	—	610,000	—	—	—	610,000
Other liabilities	42,552	—	21,386	—	—	63,938
Intercompany payables	147,929	78,112	—	—	(226,041)	—
Deferred income taxes	—	—	87,937	468,834	—	556,771

Total liabilities	250,826	2,941,145	201,392	469,109	(226,041)	3,636,431

Redeemable preferred stock:
Series A cumulative redeemable preferred stock, par value $0.01 per share; stated value of $1,000 per share; 100,000,000 shares authorized; 125,000 shares issued and outstanding	113,447	—	—	—	—	113,447

Total redeemable preferred stock	113,447	—	—	—	—	113,447

Stockholders’ equity (deficit):
Class A common stock, par value $0.01 per share; 750,000,000 shares authorized; 160,783,484 shares issued and 137,085,813 shares outstanding	1,608	—	—	—	—	1,608
Class B common stock, par value $0.01 per share; 600,000,000 shares authorized; 12,439,667 shares issued and outstanding	124	—	—	—	—	124
Class C common stock, par value $0.01 per share; 644,871 shares authorized; 644,871 shares issued and outstanding	6	—	—	—	—	6
Treasury stock, at cost, 23,697,671 shares	(251,666)	—	—	—	—	(251,666)
Additional paid-in-capital	1,526,114	433,735	4,198,891	2,131,251	(6,763,877)	1,526,114
Accumulated (deficit) equity	(985,473)	156,994	(722,193)	(973,934)	1,539,133	(985,473)

Total stockholders’ equity (deficit)	290,713	590,729	3,476,698	1,157,317	(5,224,744)	290,713

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$654,986	$3,531,874	$3,678,090	$1,626,426	$(5,450,785)	$4,040,591

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2012

(Dollars in thousands)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non-guarantors	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$(32,729)	$28,407	$226,875	$1,555	$(256,837)	$(32,729)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,671	—	140,632	—	—	143,303
Amortization of debt issuance costs/discounts	—	10,130	—	—	—	10,130
Provision for doubtful accounts	—	—	3,694	—	—	3,694
Gain on sale of assets or stations	—	—	2,277	—	—	2,277
Gain on exchange of assets or stations	—	—	(37,990)	(24,977)	—	(62,967)
Impairment of intangible assets	—	—	127,141	—	—	127,141
Fair value adjustment of derivative instruments	332	—	(12)	—	—	320
Deferred income taxes	—	—	(28,681)	10,454	—	(18,227)
Stock-based compensation expense	11,893	—	—	—	—	11,893
Loss on early extinguishment of debt	—	2,432	—	—	—	2,432
Earnings from consolidated subsidiaries	(28,407)	(226,875)	(1,555)	—	256,837	—
Changes in assets and liabilities	(80,084)	3,075	68,496	736	—	(7,777)

Net cash (used in) provided by operating activities	(126,324)	(182,831)	500,877	(12,232)	—	179,490
Cash flows from investing activities:
Restricted cash	(2,067)	—	—	—	—	(2,067)
Proceeds from sale of assets or stations	1,897	—	—	—	—	1,897
Capital expenditures	(722)	—	(5,885)	—	—	(6,607)
Proceeds from exchange of assets or stations	—	—	114,918	—	—	114,918
Acquisitions less cash acquired	—	—	(9,998)	—	—	(9,998)

Net cash (used in) provided by investing activities	(892)	—	99,035	—	—	98,143
Cash flows from financing activities:
Intercompany transactions, net	263,963	336,144	(612,339)	12,232	—	—
Repayments of borrowings under revolving credit facilities	—	(174,313)	—	—	—	(174,313)
Tax withholding payments on behalf of employees	(1,952)	—	—	—	—	(1,952)
Preferred stock dividends	(15,017)	—	—	—	—	(15,017)
Proceeds from exercise of warrants	142	—	—	—	—	142
Proceeds from borrowings under term loans and revolving credit facilities		21,000	—	—	—	21,000
Deferred financing costs	(802)	—	—	—	—	(802)
Redemption of preferred stock	(49,233)	—	—	—	—	(49,233)

Net cash provided by (used in) financing activities	197,101	182,831	(612,339)	12,232	—	(220,175)
Increase (decrease) in cash and cash equivalents	69,885	—	(12,427)	—	—	57,458
Cash and cash equivalents at beginning of period	11,714	—	18,878	—	—	30,592

Cash and cash equivalents at end of period	$81,599	$—	$6,451	$—	$—	$88,050

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2011

(Dollars in thousands)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non- guarantors	Eliminations	Total Consolidated
Cash flows from operating activities:
Net income (loss)	$63,860	$156,994	$235,106	$(18,713)	$(373,387)	$63,860
Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
Depreciation and amortization	1,300	—	51,143	—	—	52,443
Amortization of debt issuance costs/discounts	434	4,366	—	—	—	4,800
Provision for doubtful accounts	—	—	2,736	—	—	2,736
Loss on sale of assets or stations	—	—	43	—	—	43
Gain on exchange of assets or stations	—	—	(15,278)	—	—	(15,278)
Fair value adjustment of derivative instruments	(3,582)	—	3,368	—	—	(214)
Deferred income taxes	—	—	(79,327)	17,334	—	(61,993)
Stock- based compensation expense	5,855	—	—	—	—	5,855
Other	(1,318)					(1,318)
Loss on early extinguishment of debt	4,366	—	—	—	—	4,366
Gain on equity investment in Cumulus Media Partners, LLC	(11,636)	—	—	—	—	(11,636)
Earnings from consolidated subsidiaries	(156,994)	(235,106)	18,713	—	373,387	—
Changes in assets and liabilities	(58,976)	16,218	70,978	(133)	—	28,087

Net cash (used in) provided by operating activities	(156,691)	(57,528)	287,482	(1,512)	—	71,751
Cash flows from investing activities:
Restricted cash	(394)					(394)
Acquistions less cash acquired	(2,024,172)	—	—	—	—	(2,024,172)
Capital expenditures	(1,655)	—	(5,035)	—	—	(6,690)

Net cash used in investing activities	(2,026,221)	—	(5,035)	—	—	(2,031,256)
Cash flows from financing activities:
Intercompany transactions, net	3,044,971	(2,782,738)	(263,745)	1,512	—	—
Repayment of borrowings under term loans and revolving credit facilities	(1,264,676)	—	—	—	—	(1,264,676)
Tax withholding payments on behalf of employees	(935)					(935)
Preferred stock dividends	—	(521)	—	—	—	(521)
Proceeds from issuance of 7.75% senior notes due 2019	—	610,000	—	—	—	610,000
Proceeds from borrowings under term loans and revolving credit facilities	—	2,315,145				2,315,145
Proceeds from sale of equity securities	475,000	—	—	—	—	475,000
Financing costs paid in connection with the sale of equity securities	(30,978)	—	—	—	—	(30,978)
Redemption of CMP preferred stock	(41,565)					(41,565)
Exercise of warrants	171	—	—	—	—	171
Debt discount fees	—	(25,460)	—	—	—	(25,460)
Deferred financing costs	—	(58,898)	—	—	—	(58,898)

Net cash provided by (used in) financing activities	2,181,988	57,528	(263,745)	1,512		1,977,283
(Decrease) increase in cash and cash equivalents	(924)	—	18,702	—	—	17,778
Cash and cash equivalents at beginning of period	12,638	—	176	—	—	12,814

Cash and cash equivalents at end of period	$11,714	$—	$18,878	$—	$—	$30,592

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2010

(Dollars in thousands)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non- guarantors	Eliminations	Total Consolidated
Cash flows from operating activities:
Net income (loss)	$29,402	$—	$83,548	$(3,728)	$(79,820)	$29,402
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,614	—	7,484	—	—	9,098
Amortization of debt issuance costs/discount	1,248	—	—	—	—	1,248
Provision for doubtful accounts	—	—	1,271	—	—	1,271
Loss on sale of assets or stations	—	—	(116)	—	—	(116)
Fair value adjustment of derivative instruments	(11,956)	—	1,957	—	—	(9,999)
Impairment of intangible assets and goodwill	—	—	—	671	—	671
Deferred income taxes	—	—	(727)	4,156	—	3,429
Non-cash stock compensation	2,451	—	—	—	—	2,451
(Loss) earnings from consolidated subsidiaries	(83,548)	—	3,728	—	79,820	—
Changes in assets and liabilities, net of effects of acquisitions/dispositions	10,479	—	(5,191)	(5)	—	5,283

Net cash (used in) provided by operating activities	(50,310)	—	91,954	1,094	—	42,738
Cash flows from investing activities:
Proceeds from sale of assets or radio stations	—	—	296	—	—	296
Purchases of intangible assets	—	—	(246)	—	—	(246)
Capital expenditures	(925)	—	(1,550)	—	—	(2,475)

Net cash used in investing activities	(925)	—	(1,500)	—	—	(2,425)
Cash flows from financing activities:
Intercompany transactions, net	95,922	—	(94,828)	(1,094)	—	—
Repayments of borrowings from bank credit facility	(43,136)	—	—	—	—	(43,136)
Tax withholding paid on behalf of employees	(343)	—	—	—	—	(343)
Other	(244)	—	—	—	—	(244)

Net cash provided by (used in) financing activities	52,199	—	(94,828)	(1,094)	—	(43,723)
Increase (decrease) in cash and cash equivalents	964	—	(4,374)	—	—	(3,410)
Cash and cash equivalents at beginning of period	11,674	—	4,550	—	—	16,224

Cash and cash equivalents at end of period	$12,638	$—	$176	$—	$—	$12,814

20.	Subsequent Event

On January 9, 2013 the Company completed its previously announced asset exchange agreement with Family Stations, Inc. pursuant to which it exchanged its WDVY station in New York plus $40.0 million in cash for Family Stations’ WFME station in Newark, New Jersey. The transaction is part of the Company’s ongoing efforts to focus on radio stations in larger markets and geographically strategic regional clusters. The total purchase price is subject to increases of up to $10.0 million, for a total purchase price of $50.0 million dependent on location and FCC radio station class changes. Due to the timing of the closing, the Company was unable to complete the purchase accounting associated with the asset exchange as of the date of this report.

On January 28, 2013, the Company completed the AR Broadcasting Asset Purchase, acquiring KMJK-FM for a purchase price of $5.6 million. Due to the timing of the closing, the Company was unable to complete the purchase accounting associated with the purchase as of the date of this Form 10-K.

SCHEDULE II

CUMULUS MEDIA INC.

FINANCIAL STATEMENT SCHEDULE

VALUATION AND QUALIFYING ACCOUNTS

Fiscal Year	Balance at Beginning of Year	Provision for Doubtful Accounts	Applications	Balance at End of Year
Allowance for doubtful accounts
2012	$2,765	$3,694	$(2,328)	$4,131
2011	1,115	2,736	(1,086)	2,765
2010	1,166	1,271	(1,322)	1,115
Valuation allowance on deferred taxes
2012	$201,238	$—	$(21,865)	$171,053
2011	256,800	21,138	(76,700)	201,238
2010	267,804	—	(11,004)	256,800

PROSPECTUS

CUMULUS MEDIA INC.

$100,000,000

Class A Common Stock

We may offer and sell, from time to time in one or more offerings, up to $100.0 million of our Class A common stock, par value $0.01 per share.

Each time we sell Class A common stock hereunder, we will attach a supplement to this prospectus that contains specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained or incorporated in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you decide whether to invest in our Class A common stock.

We may offer the Class A common stock directly to investors, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents, underwriters, or dealers are involved in the sale of any of the shares of Class A common stock, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution.”

Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “CMLS.” The last reported sale price of our Class A common stock on September 27, 2013 was $5.35 per share.

Investing in our Class A common stock involves risks. You should carefully consider the risk factors set forth or incorporated by reference in this prospectus, in the applicable prospectus supplement and in our periodic reports filed from time to time with the Securities and Exchange Commission, as described under the section entitled “Risk Factors” on page 3 of this prospectus, before making any decision whether to invest in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 7, 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer and sell, from time to time in one or more offerings, up to $100.0 million of Class A common stock. This prospectus provides certain general information about the Class A common stock that we may offer and sell. Each time we sell Class A common stock under this shelf registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

Each prospectus supplement may also add, update or change the information contained in this prospectus. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained in this prospectus. You should read and consider all information contained in this prospectus and any accompanying prospectus supplement before making any investment decision. You should read and consider the information contained in the documents identified under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or in any free writing prospectus which may be prepared by or on behalf of us or to which we refer you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any Class A common stock other than the registered Class A common stock to which they relate, nor do they constitute an offer to sell or the solicitation of an offer to buy Class A common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities sold on a later date.

References in this prospectus to the terms “we,” “us,” “Cumulus,” “our company” or other similar terms mean Cumulus Media Inc., including our consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. For purposes of federal and state securities laws, forward-looking statements are all statements other than those of historical fact and are typically identified by the words “believes,” “expects,” “anticipates,” “continues,” “intends,” “likely,” “may,” “plans,” “potential,” “should,” “will,” and similar expressions, whether in the negative or the affirmative. These statements include statements regarding the intent, belief or current expectations of Cumulus and its directors and officers with respect to, among other things, future events, financial results and financial trends expected to impact Cumulus.

Such forward-looking statements are and will be, as the case may be, subject to change and subject to many risks, uncertainties and other factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, expressed or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

•	the possibility that we may be unable to achieve certain expected revenue results, including as a result of unexpected factors or events;

•	our ability to execute our business plan and strategy;

•	our ability to execute and implement our acquisition and divestiture strategies;
•	the possibility that we may be unable to achieve cost-saving or operational synergies in connection with any acquisitions or business improvements, or achieve them within the expected time periods;

•	general economic or business conditions affecting the radio broadcasting industry being less favorable than expected, including the impact of decreased spending by advertisers;
•	our ability to attract, motivate and/or retain key executives and associates;
•	increased competition in the radio broadcasting industry;

•	the impact of current or pending legislation and regulations, antitrust considerations, and pending or future litigation or claims;

•	changes in policies or actions or in regulatory bodies;

•	changes in uncertain tax positions and tax rates;

•	changes in the financial markets;

•	changes in capital expenditure requirements;

•	changes in market conditions that could impair our goodwill or intangible assets;

•	changes in interest rates; and

•	other risks and uncertainties.

Many of these factors are beyond our control or are difficult to predict, and their ultimate impact could be material. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus, or the dates of the documents incorporated by reference in this prospectus in the case of forward-looking statements made in those incorporated documents. Except as may be required by law, we do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

OUR BUSINESS

We own and operate commercial radio station clusters throughout the United States. We believe we are the largest pure-play radio broadcaster in the United States based on number of stations owned and operated. At June 30, 2013, we owned or operated approximately 520 radio stations (including under local marketing agreements) in 108 United States media markets and operated nationwide radio networks serving over 5,000 affiliates. At June 30, 2013, under local marketing agreements, we provided sales and marketing services for 14 radio stations in the United States.

We are a Delaware corporation, organized in 2002, and successor by merger to an Illinois corporation with the same name that had been organized in 1997. Our principal executive office is located at 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. Our telephone number is (404) 949-0700. Our website address is www.cumulus.com. Information contained in, or accessible through, our website does not constitute part of this prospectus.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. Before making any investment decision, you should carefully consider the risk factors set forth in our periodic reports filed with the SEC and incorporated by reference in this prospectus, and any risk factors that may be contained in, or incorporated by reference into, any applicable prospectus supplement. You should also refer to the other information in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes included or incorporated by reference into this prospectus or any prospectus supplement. Additional risks and uncertainties that are not yet identified or that we do not currently believe to be material may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of the Class A common stock offered by this prospectus for general corporate purposes, which may include, among other things, repayment of debt, capital expenditures, the financing of possible business expansions and acquisitions, increasing our working capital and the financing of ongoing operating expenses and overhead. If we intend to use the net proceeds from a particular offering of Class A common stock for a specific purpose other than as set forth above, we will describe that in the related prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our third amended and restated certificate of incorporation and our amended and restated by-laws, which are filed as exhibits to the registration statement of which this prospectus is a part. Copies of the third amended and restated certificate of incorporation and our amended and restated by-laws may be obtained as described under the heading “Where You Can Find More Information” in this prospectus.

Authorized Capital Stock

We are authorized to issue 1,450,644,871 shares divided into four classes consisting of: (1) 750,000,000 shares designated as Class A common stock, par value $0.01 per share; (2) 600,000,000 shares designated as Class B common stock, par value $0.01 per share; (3) 644,871 shares designated as Class C common stock, par value $0.01 per share; and (4) 100,000,000 shares of preferred stock, par value $0.01 per share, of which 2,000,000 have been designated as Series A preferred stock and 150,000 have been designated as Series B preferred stock. As of July 23, 2013, we had 178,396,041 outstanding shares of common stock consisting of (i) 162,326,226 shares of Class A common stock; (ii) 15,424,944 shares of Class B common stock; and (iii) 644,871 shares of Class C common stock, no shares of our Series A preferred stock outstanding and 77,241 shares of our Series B preferred stock outstanding.

Common Stock

General

Except with respect to voting and conversion rights, shares of Class A common stock, Class B common stock and Class C common stock are identical in all respects.

Voting

Holders of shares of our Class A common stock are entitled to one vote per share on each matter submitted to a vote of stockholders; except as provided by law or as described below, holders of our Class B common stock are not entitled to vote; and holders of shares of our Class C common stock are entitled to ten votes per share on each matter submitted to a vote of stockholders. Under our amended and restated by-laws, unless otherwise required by our amended and restated certificate of incorporation or Delaware law, the affirmative vote of a majority of the votes entitled to be cast by shares entitled to vote as a separate voting group on a matter and represented at a meeting will be the act of the stockholders. Cumulative voting for director nominees is not allowed.

All actions submitted to a vote of Cumulus stockholders are voted on by holders of our Class A common stock and our Class C common stock, voting together as a single class. Holders of Class B common stock and Class C common stock are each entitled to a separate class vote on any amendment or modification of any specific rights or obligations of the holders of Class B common stock or Class C common stock, respectively, that does not similarly affect the rights or obligations of the holders of Class A common stock.

Dividends

After payment of the preferential amounts to which the holders of any shares ranking prior to the common stock are entitled, the holders of shares of Class A common stock, Class B common stock (and warrants to purchase either of such shares) and Class C common stock are entitled to share equally on a per share basis (in the case of holders of warrants, based upon their ownership of Class A common stock or

Class B common stock, as the case may be, underlying their warrants on an as-exercised basis) in dividends as may be declared by our board of directors from time to time. In the case of dividends or other distributions payable on Class A common stock, Class B common stock, Class C common stock or, to the extent required by the terms of any outstanding warrants to purchase shares of our common stock, including distributions pursuant to stock splits or dividends, the holders of Class A common stock, Class B common stock, Class C common stock and such warrants will share equally on a per share basis, and only Class A common stock will be distributed with respect to Class A common stock, only Class B common stock will be distributed with respect to Class B common stock and only Class A common stock will be distributed with respect to Class C common stock. In no event will any of the Class A common stock, Class B common stock or Class C common stock be split, divided or combined unless each other class is proportionately split, divided or combined. In addition, no distribution will be made to holders of warrants or common stock if (1) the Communications Act of 1934, as amended (the “Communications Act”) or Federal Communications Commission (“FCC”) rules and policies prohibit such distribution to the holders of warrants or (2) our FCC counsel opines that such distribution is reasonably likely to cause (a) Cumulus to violate the Communications Act or FCC rules or policies or (b) any such holder of warrants would then be deemed to hold an attributable interest in Cumulus under FCC rules and policies.

Conversion and Transfer

Shares of Class B common stock and Class C common stock are convertible at any time, or from time to time, at the option of the holder without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A common stock on a share-for-share basis. In addition, if a holder of Class B common stock or Class C common stock transfers such shares to any transferee, in the case of Class B common stock, concurrent with such transfer each transferred share of Class B common stock will automatically convert into one share of Class A common stock, and, in the case of Class C common stock, if the transferee is not an affiliate or related party of Lewis W. Dickey, Jr., the chairman, president and CEO of Cumulus (referred to as the principal), concurrent with such transfer each transferred share of Class C common stock will automatically convert into one share of Class A common stock. Further, upon the death of the principal or the disability of the principal which results in the termination of the principal’s employment with Cumulus, each share of Class C common stock held by the deceased or disabled principal will automatically be converted into one share of Class A common stock. Notwithstanding the foregoing, Cumulus is not required to convert (including in connection with a transfer) any share of Class B common stock or Class C common stock if Cumulus reasonably and in good faith determines that such conversion would result in a violation of the Communications Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules or regulations promulgated under each such act.

As a condition to any proposed transfer or conversion, the person who intends to hold the transferred or converted shares must provide Cumulus with any information it reasonably requests to enable it to ensure compliance with applicable law.

To the extent necessary to comply with the Communications Act and FCC rules and policies, our board of directors may (1) take any action it believes necessary to prohibit the ownership or voting of more than 25% of Cumulus’ outstanding capital stock by or for the account of aliens or their representatives or by a foreign government or representative thereof or by any entity organized under the laws of a foreign country (collectively, “Aliens”), or by any other entity (a) that is subject to or deemed to be subject to control by Aliens on a de jure or de facto basis or (b) owned by, or held for the benefit of Aliens in a manner that would cause Cumulus to be in violation of the Communications Act or FCC rules and policies; (2) prohibit any transfer of Cumulus stock which Cumulus believes could cause more than 25% of Cumulus’ outstanding capital stock to be owned or voted by or for any person or entity identified in the foregoing clause (1); (3) prohibit the ownership, voting or transfer of any portion of its outstanding capital stock to the extent the ownership, voting or transfer of such portion would cause Cumulus to violate or would otherwise result in violation of any provision of the Communications Act or FCC rules and policies; and (4) redeem capital stock to the extent necessary to bring Cumulus into compliance with the Communications Act or FCC rules and policies or to prevent the loss or impairment of any of Cumulus’ FCC authorizations.

Our third amended and restated certificate of incorporation provides that all shares of common stock will bear a legend regarding restrictions on transfer and ownership.

Preemptive Rights

Class A common stock, Class B common stock and Class C common stock do not carry any preemptive rights enabling a holder to acquire unissued shares of Cumulus or securities of Cumulus convertible into or carrying a right to subscribe to or acquire shares. Our board of directors possesses the power to issue shares of authorized but unissued Class A common stock without further stockholder action.

Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding up of Cumulus, whether voluntarily or involuntarily, after payment or provision for payment of Cumulus’ debts and other liabilities and the preferential amounts to which the holders of any stock ranking prior to the Class A common stock, the Class B common stock and the Class C common stock in the distribution of assets shall be entitled upon liquidation, the holders of the Class A common stock, the Class B common stock and the Class C common stock shall be entitled to share pro rata in Cumulus’ remaining assets in proportion to the respective number of shares of common stock held by each holder compared to the aggregate number of shares of Cumulus common stock outstanding.

Preferred Stock

Authorized shares of preferred stock may be issued from time to time by our board of directors, without stockholder approval, in one or more series. Subject to the provisions of our third amended and restated certificate of incorporation and the limitations prescribed by Delaware law, our board of directors is expressly authorized to adopt resolutions to issue the authorized shares of preferred stock, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of preferred stock, in each case without any further action or vote by the stockholders.

In September 2011, Cumulus created and issued $125.0 million in initial liquidation value of shares designated as Series A preferred stock, par value $0.01 per share (the “Series A preferred stock”). In August 2013, in connection with the issuance of the Series B preferred stock (described below), Cumulus redeemed all outstanding shares of Series A preferred stock. No other shares of Series A preferred stock are issuable in the future.

In August 2013, Cumulus created and issued $77.2 million in initial liquidation value of shares designated as Series B preferred stock, par value $0.01 per share (the “Series B preferred stock”). The shares of Series B preferred stock were issued to certain affiliates of Canyon Capital LLC pursuant to an investment agreement, and no such shares are issuable thereafter, except for such shares as may be issued as dividends in lieu of any cash dividends. The Series B preferred stock has a liquidation value equal to $1,000 per share, plus any accrued but unpaid dividends, and will mature on March 24, 2020, at which time we will be required to redeem all shares of Series B preferred stock then outstanding for their liquidation value, plus any accrued but unpaid dividends. We are required to redeem the Series B preferred stock in certain circumstances and may redeem the Series B preferred stock at our option at any time. The Series B preferred stock generally does not have voting rights, except with respect to any amendment to our third amended and restated certificate of incorporation that would adversely affect the rights, privileges or preferences of the Series B preferred stock or the creation of a class or series of shares senior to, or pari passu with, the Series B preferred stock as to dividends, redemption or upon liquidation, and consent rights over certain other of our actions that could adversely affect the our ability to fulfill our obligations under the Certificate of Designations relating to the Series B preferred stock.

Holders of Series B preferred stock are entitled to receive mandatory and cumulative dividends in an amount per annum equal to the dividend rate (described below) multiplied by the $1,000 liquidation preference per share, calculated on the basis of a 360-day year, from the date of issuance, whether or not declared and whether or not we report net income. Dividends on the Series B preferred stock accrue at a rate of 12% per annum until September 30, 2014, thereafter at a rate of 14% per annum until March 31, 2015, and thereafter at a rate of 17% per annum, in each case subject to increase as described below. Dividends are payable in cash, except that, if on any dividend payment date we do not have cash on hand and availability under our financing agreements to pay dividends due in full in cash, we will be required to pay the portion of such dividend that we are unable to pay in cash through the issuance of additional shares of Series B preferred stock. In such event, the applicable dividend rate will increase by 200 basis points until all accrued but unpaid dividends outstanding on the Series B preferred stock are paid in cash and all shares of Series B preferred stock previously issued in lieu of cash dividends are redeemed in full. If we do not redeem all outstanding shares of Series B preferred stock on the maturity date therefor, the applicable dividend rate will increase by 300 basis points until all shares of Series B preferred stock are redeemed. Payments of dividends on the Series B preferred stock are in preference and prior to any dividends payable on any class of our common stock and, in the event of any liquidation, dissolution or winding up of the Company, holders of Series B preferred stock are entitled to the liquidation value thereof prior to, and in preference of, payment of any amounts to holders of any class of our common stock.

The holders of a majority of the then outstanding shares of Series B preferred stock have the right to cause the Company to exchange, at any time but subject to (i) such proposed exchange not creating or resulting in a default or event of default under any of our then-applicable financing agreements and (ii) certain other conditions, all then outstanding shares of Series B preferred stock for an aggregate principal amount of subordinated unsecured notes of Cumulus Media Holdings, Inc., a wholly owned subsidiary of the Company, which we refer to as Holdings, equal the aggregate liquidation preference for the shares of Series B preferred stock so exchanged. Such subordinated unsecured notes would bear interest at the same rate, and be payable at the same time and in the same manner, as dividends on the Series B preferred stock (except that any pay-in-kind interest would be payable through issuance of additional subordinated unsecured notes), would have the same mandatory and optional redemption terms as the Series B preferred stock, and would have a maturity date that is the same as the maturity date of the Series B preferred stock. Such subordinated unsecured notes would also provide that Holdings would be subject to covenants and restrictions on its operations similar to those set forth in the Certificate of Designations for the Series B preferred stock.

One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of Cumulus by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of Cumulus management. The issuance of shares of preferred stock pursuant to the board of directors’ authority described above may adversely affect the rights of the holders of our common stock. For example, any preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock at a premium or may otherwise adversely affect the market price of our common stock.

Warrants

Pursuant to our acquisition of Citadel Broadcasting Corporation, which we refer to as Citadel, in September 2011, which we refer to as the Citadel Acquisition, we issued warrants to purchase 47,573,724 shares of common stock to holders of Citadel common stock and warrants. The warrants entitle holders to purchase, on a one-for-one basis, shares of Cumulus Class A common stock. Such warrants are exercisable at any time prior to June 3, 2030 at an exercise price of $0.01 per share of Cumulus common stock. The exercise price of such warrants is not subject to any anti-dilution protection, other than standard adjustments in the case of stock splits, dividends and the like.

Also in September 2011, as part of an equity investment related to the financing of the Citadel Acquisition, which we refer to as the Equity Investment, Cumulus issued warrants to purchase 24,052,302 shares of Class A common stock to UBS Securities LLC, which we refer to as UBS, and certain other entities to which UBS syndicated a portion of its commitment in connection with the financing for the Citadel Acquisition. Those warrants have the same terms as the warrants to purchase Class A common stock described in the previous paragraph.

Pursuant to the terms and conditions of the agreement governing the warrants issued in connection with the Citadel Acquisition, which we call the Citadel Warrant Agreement, upon the request of a holder of such warrants, we have the right to issue to that holder, upon exercise of such warrants, shares of Class B common stock in lieu of an equal number of shares of Class A common stock and, upon request of a holder and at our discretion, we have the right to exchange warrants to purchase an equivalent number of shares of Class B common stock for warrants to purchase shares of Class A common stock. The Citadel Warrant Agreement also provides that holders of warrants issued pursuant to the Citadel Acquisition or in the Equity Investment as described above will share in any distributions made with respect to the Company’s common stock on an as-exercised basis.

In addition, but pursuant to a separate warrant agreement, Cumulus issued to an affiliate of Crestview Partners II, L.P., which we refer to as Crestview, warrants to purchase, at an exercise price of $4.34 per share, 7,776,498 shares of Class A common stock. The warrants issued to Crestview are exercisable until September 16, 2021, and the exercise price of $4.34 per share is subject to standard weighted average adjustments in the event Cumulus subsequently issues additional shares of common stock or common stock derivatives for less than the fair market value per share as of the date of such issuance or sale. In addition, the number of shares of Class A common stock issuable upon exercise of such warrants, and the exercise price of such warrants, are subject to adjustment in the case of stock splits, dividends and the like.

Stockholders Agreement

In connection with the Equity Investment, we entered into a stockholders agreement, which we refer to as the Stockholders Agreement, with Crestview, Macquarie Capital (USA) Inc., UBS and certain other stockholders. The Stockholders Agreement provides, among other things, that the size of our board of directors will be set at seven members. Under this agreement, Crestview has the right to designate two individuals for nomination to our board of directors, and each of certain other stockholders has the right to designate one individual for nomination to our board of directors. This agreement provides that the other two positions on the board will be filled by individuals selected and nominated by our board of directors, each of whom must meet applicable independence criteria. The Stockholders Agreement also provides that, for so long as Crestview is the largest stockholder of Cumulus, it will have the right to have one of its designees, who shall meet the definition of an independent director and who is elected to the board of directors and is selected by it, appointed as the “lead director” of the board of directors. Further, the parties to the Stockholders Agreement (other than Cumulus) have agreed to support such directors (or others as may be designated by the relevant stockholders) as nominees to be presented to Cumulus’ stockholders for approval at subsequent stockholder meetings for the term set out in the Stockholders Agreement. Each stockholder party’s respective director nomination rights generally survive for so long as it continues to own a specified percentage of Cumulus stock, subject to certain exceptions.

Subject to certain exceptions, the Stockholders Agreement provides that, until September 16, 2018, any Cumulus stockholder party to such agreement who, together with its controlled affiliates, beneficially owns 15% or more of Cumulus’ outstanding common stock, which we refer to as a Significant Stockholder, may not, directly or indirectly, acquire, agree to acquire or make a proposal to acquire beneficial ownership of any additional equity securities of Cumulus not owned by them immediately following the closing of the Equity Investment. The Stockholders Agreement also generally provides that, until September 16, 2018, no Significant Stockholder will, or will permit any of its affiliates to, engage in any transaction or series of transactions that would constitute a going-private transaction of Cumulus, subject to certain exceptions. The Stockholders Agreement also provides that, subject to certain exceptions, no Significant Stockholder will transfer its Cumulus stock or warrants to a person or group that is, to the Significant Stockholder’s knowledge, a specified competitor of Cumulus or that, following such transfer, would beneficently own greater than 10% of Cumulus’ common stock. In addition, pursuant to and during the term of the Stockholders Agreement, Crestview is restricted from exercising the warrants issued to it pursuant to the Investment Agreement or buying shares of Cumulus’ common stock if such exercise or purchase would cause Crestview to beneficially own more than 64,804,148 shares of Cumulus’ common stock.

Certain Statutory and Other Provisions

There are provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, our third amended and restated certificate of incorporation, our amended and restated by-laws, and the Stockholders Agreement, that may be deemed to have an anti-takeover effect and may discourage, delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by Cumulus stockholders.

The DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

The DGCL provides that special meetings of stockholders may be called by the board of directors or such other persons as may be designated by the certificate of incorporation or the bylaws. Our third amended and restated certificate of incorporation contains a provision that allows a special meeting of stockholders to only be called by (1) the Chairman of our board of directors, (2) our Chief Executive Officer, or (3) by our board of directors, upon demand of the holders of Cumulus shares representing at least 25% of all the votes entitled to be cast on any issue to be considered at the special meeting, in accordance with the procedures set forth in our amended and restated by-laws. In addition, our third amended and restated certificate of incorporation prohibits stockholder action by written consent.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for the Class A common stock.

PLAN OF DISTRIBUTION

We may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of Class A common stock offered by this prospectus or any applicable prospectus supplement on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

We may sell the Class A common stock offered by this prospectus:

•	through agents;

•	to or through underwriters;

•	to or through broker-dealers (acting as agent or principal);

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•	directly to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; or

•	by any other method permitted pursuant to applicable law.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell the Class A common stock on a continuing basis.

If we use underwriters for a sale of Class A common stock, the underwriters will acquire the shares for their own account. The underwriters may resell the shares of Class A common stock in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Class A common stock will be subject to the conditions stated in the applicable underwriting agreement. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

The underwriters, dealers and agents that participate in the distribution of Class A common stock may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the Class A common stock may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement, if required, will identify any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

We may enter into derivative transactions with third parties, or sell Class A common stock not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell shares of Class A common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use shares of Class A common stock pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use shares of Class A common stock received from us in settlement of those derivatives to close out any related open borrowings of stock. We may also loan or pledge shares of Class A common stock covered by this prospectus and any applicable prospectus supplement to third parties, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus and any applicable prospectus supplement (or a post-effective amendment).

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the Class A common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum underwriting compensation to be received by any FINRA member or independent broker-dealer is not expected to exceed 8% of the maximum aggregate offering proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

If 5% or more of the net proceeds of any offering of Class A common stock made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call (800) SEC-0330 for further information on the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including those filed by us, at http://www.sec.gov. You may also access the SEC filings and obtain other information about us through the website we maintain at http://www.cumulus.com. Information contained in, or accessible through, our website does not constitute part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus, and any applicable prospectus supplement, the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering is completed (other than, in each case any documents or information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such documents or information are to be considered “filed” under the Exchange Act):

•	Our Annual Report on Form 10-K for the year ended December 31, 2012 (filed on March 18, 2013);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 (filed on May 7, 2013) and June 30, 2013 (filed on July 30, 2013);

•	Our Definitive Proxy Statement on Schedule 14A for our 2013 Annual Meeting of Stockholders filed with the SEC on April 12, 2013 (but only the information set forth therein that is incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2012);

•	Our Current Reports on Form 8-K filed on December 20, 2011 (solely Exhibit 99.3 thereto), February 19, 2013, March 22, 2013, May 15, 2013, June 4, 2013, August 7, 2013 and August 30, 2013 and on Form 8-K/A filed on August 12, 2011 (solely Exhibit 99.1 thereto); and

•	The description of Cumulus’ common stock contained in the Registration Statement on Form 8-A, as amended, filed by Cumulus pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings free of charge by writing or telephoning us at:

Cumulus Media Inc.

3280 Peachtree Road, N.W.

Suite 2300

Atlanta, Georgia 30305

Attention: Investor Relations

Telephone Number: (404) 949-0700

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the shares of Class A common stock to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices referred to above. Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

LEGAL MATTERS

Jones Day will pass upon the validity of the shares of Class A common stock that may be offered by this prospectus.

EXPERTS

Cumulus

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Cumulus Media Inc. Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CMP

The financial statements of Cumulus Media Partners, LLC as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, incorporated in this prospectus by reference to the Cumulus Media Inc. Current Report on Form 8-K/A dated August 12, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Citadel

The consolidated financial statements of Citadel Broadcasting Corporation as of December 31, 2010 (Successor) and 2009 (Predecessor) and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from June 1, 2010 to December 31, 2010 (Successor), the period from January 1, 2010 to May 31, 2010 (Predecessor) and the two year period ended December 31, 2009 (Predecessor), incorporated by reference in this prospectus to the Cumulus Media Inc. Form 8-K dated December 20, 2011 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$80,000,000

Cumulus Media Inc.

Class A Common Stock

P R O S P E C T U S  S U P P L E M E N T

RBC CAPITAL MARKETS

                , 2013